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INDEX TO FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Select Energy Services, Inc. (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: Class A common stock, $0.01 par value per share and Class A-2 common stock, $0.01 par value per share
	(2)	Aggregate number of securities to which transaction applies: 33,291,226
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$14.93 (the average of the high and low prices per share on September 6, 2017, as quoted on the New York Stock Exchange)
	(4)	Proposed maximum aggregate value of transaction: $497,038,004, which is the product of $14.93 per share multiplied by 33,291,226
	(5)	Total fee paid: $57,606.70
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SELECT ENERGY SERVICES, INC.

1820 North I-35, P.O. Box 1715
Gainesville, Texas 76241

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT
OF THE STOCKHOLDERS

                  , 2017

Dear Stockholder:

        We are furnishing the accompanying information statement to the stockholders of Select Energy Services, Inc. (together with its subsidiaries, the "Company," "Select," "we," "us" or "our") in connection with a written consent in lieu of a special meeting dated July 18, 2017, executed and delivered to the Company by the holders of approximately 61.5% of our shares of common stock (voting as a single class) outstanding as of the date of such consent. We refer to such holders collectively as the "Select consenting stockholders" and such written consent as the "Select stockholders consent."

        On July 18, 2017, we entered into an Agreement and Plan of Merger (the "merger agreement") with Rockwater Energy Solutions, Inc., a Delaware corporation ("Rockwater"), Rockwater Energy Solutions, LLC, a Delaware limited liability company and a subsidiary of Rockwater ("Rockwater LLC"), SES Holdings, LLC, a Delaware limited liability company and a subsidiary of Select ("SES Holdings"), Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Select ("Corporate Merger Sub"), Raptor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SES Holdings ("LLC Merger Sub"), pursuant to which we will combine with Rockwater in a stock-for-stock transaction. Upon consummation of the transactions, the Company expects that current Select stockholders will own approximately 64.4% of the combined company and current Rockwater stockholders will own approximately 35.6% of the combined company. Under the merger agreement, at the closing of the transaction, each outstanding share of Rockwater Class A common stock, Rockwater Class A-1 common stock and Rockwater Class B common stock, subject to certain exceptions, will be converted into the right to receive a number of shares of Select Class A common stock, Select Class A-2 common stock and Select Class B common stock, respectively, each in an amount equal to the exchange ratio. The exchange ratio will be equal to 0.7777, provided that it may be reduced (but not increased) prior to the closing under certain circumstances.

        The following actions were authorized on July 18, 2017 by written consent of the Select consenting stockholders:

  1.
  The issuance of shares of our common stock pursuant to the merger agreement as required by Rule 312.03 of the New York Stock Exchange Listed Company Manual (including, for purposes of satisfying certain requirements under Rule 303A.08 of the New York Stock Exchange Listed Company Manual, shares issued in connection with the conversion of Rockwater's stock awards under their equity incentive plan), which we refer to as the "stock issuance";

  2.
  The amendment and restatement of our Second Amended and Restated Certificate of Incorporation, which we refer to as the "amended and restated certificate of incorporation"; and

  3.
  The adoption of the First Amendment to the Select Energy Services, Inc. 2016 Equity Incentive Plan, which we refer to as the "Equity Plan Amendment."

        We are subject to the New York Stock Exchange ("NYSE") Listed Company Manual because the Select Class A common stock is currently listed on the NYSE under the ticker symbol "WTTR." As a result, we are subject to (i) Rule 312.03 of the NYSE Listed Company Manual, pursuant to which stockholder approval is required prior to the issuance of securities representing 20% or more of the voting power of our outstanding stock before such issuance, and (ii) Rule 303A.08 of the NYSE Listed Company Manual, pursuant to which stockholder approval is required for the approval of equity compensation plans and amendments thereto. In addition, our existing certificate of incorporation provides that it may only be amended by the affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote thereon.

        The consent we have received constitutes the only stockholder approval required under the Delaware General Corporation Law, the NYSE Listed Company Manual, our existing certificate of incorporation and our Amended and Restated Bylaws, to approve the stock issuance, the amended and restated certificate of incorporation and the Equity Plan Amendment. The Board is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from any other stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        As the action set forth in this notice and the accompanying information statement has been duly authorized and approved by the written consent of the holders of a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve the action. The accompanying information statement is provided solely for your information. The accompanying information statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

        You are urged to read the accompanying information statement in its entirety.

        The accompanying information statement is being mailed on or about                  , 2017 to stockholders of record as of the close of business on July 18, 2017.

        We thank you for your continued support.

Very truly yours,

John Schmitz
Chairman and Chief Executive Officer

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT

        You should assume that the information in this information statement or any supplement is accurate only as of the date on the front page of this information statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.

i

SELECT ENERGY SERVICES, INC.
INFORMATION STATEMENT
, 2017
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY

        We are furnishing this information statement to the stockholders of record of Select Energy Services, Inc. (together with its subsidiaries, the "Company," "Select," "we," "us" or "our") in connection with a written consent in lieu of a special meeting, dated July 18, 2017, executed and delivered to the Company by the holders of approximately 61.5% of our shares of common stock (voting as a single class) outstanding as of the date of such consent. We refer to such holders collectively as the "Select consenting stockholders" and such written consent as the "Select stockholders consent."

        The Select stockholders consent was effected in accordance with the Delaware General Corporation Law (the "DGCL"), our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which each permit any action which may be taken at a meeting of our stockholders to also be taken by written consent of our stockholders holding outstanding stock having at least the number of votes necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted.

        This information statement will be mailed on or about                        , 2017 to holders of our outstanding common stock of record as of the close of business on July 18, 2017, which we refer to as the "record date." On that date, there were 30,311,340 shares of our Class A common stock issued and outstanding, 38,462,541 shares of our Class B common stock issued and outstanding, no shares of our Class A-1 common stock outstanding and no shares of preferred stock outstanding. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the action will become effective on or after                        , 2017, which is 20 calendar days following the date we first mail this information statement to our stockholders.

        On July 18, 2017, we entered into an Agreement and Plan of Merger (the "merger agreement") with Rockwater Energy Solutions, Inc., a Delaware corporation ("Rockwater"), Rockwater Energy Solutions, LLC, a Delaware limited liability company and a subsidiary of Rockwater ("Rockwater LLC"), SES Holdings, LLC, a Delaware limited liability company and a subsidiary of Select ("SES Holdings"), Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Select ("Corporate Merger Sub"), Raptor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SES Holdings ("LLC Merger Sub"), pursuant to which we will combine with Rockwater in a stock-for-stock transaction. The merger agreement provides that Corporate Merger Sub will be merged with and into Rockwater, with Rockwater continuing as the surviving entity as a wholly owned subsidiary of Select (the "corporate merger"), and LLC Merger Sub will be merged with and into Rockwater LLC, with Rockwater LLC continuing as the surviving entity as an indirect wholly owned subsidiary of SES Holdings (the "LLC merger" and together with the corporate merger, the "mergers").

        Upon consummation of the transactions, the Company expects that current Select stockholders will own approximately 64.4% of the combined company and current Rockwater stockholders will own approximately 35.6% of the combined company. Under the merger agreement, at the closing of the transaction, each outstanding share of Rockwater Class A common stock, Rockwater Class A-1 common stock and Rockwater Class B common stock, subject to certain exceptions, will be converted into the right to receive a number of shares of Select Class A common stock, Select Class A-2 common stock and Select Class B common stock, respectively, each in an amount equal to the exchange ratio. The exchange ratio will be equal to 0.7777, provided that it may be reduced (but not increased) prior to the closing under certain circumstances. A copy of the merger agreement is attached to this information statement as Annex A.

        On July 18, 2017, our board of directors (the "Select board of directors") approved (i) the issuance of shares of our common stock pursuant to the merger agreement, which we refer to as the "stock issuance," (ii) the amendment and restatement of our existing certificate of incorporation, which we refer to as the "amended and restated certificate of incorporation," a copy of which is attached as Exhibit B to the merger agreement, and (iii) the adoption of the First Amendment to the Select Energy Services, Inc. 2016 Equity Incentive Plan (as amended from time to time, the "2016 Plan"), which we refer to as the "Equity Plan Amendment." Copies of the Equity Plan Amendment and the 2016 Plan are attached to this information statement as Annex B and Annex C, respectively.

        Also on July 18, 2017, the Select consenting stockholders acting by written consent in lieu of a special meeting on July 18, 2017 approved the stock issuance, the amended and restated certificate of incorporation and the Equity Plan Amendment.

        This information statement contains a summary of the material aspects of the actions relating to the stock issuance, the amended and restated certificate of incorporation and the Equity Plan Amendment.

FORWARD-LOOKING STATEMENTS

        The information in this information statement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this information statement regarding our strategy, future operations, financial position, risks, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this information statement, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project," "preliminary," "forecast" and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this information statement. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

  •
  the time required to complete the mergers;

  •
  uncertainty as to whether the conditions to closing the mergers will be satisfied or whether the mergers will be completed;

  •
  the diversion of management time on merger-related issues;

  •
  the ultimate timing, outcome and results of integrating the operations of Select and Rockwater;

  •
  the effects of the business combination of Select and Rockwater, including the combined company's future financial condition, results of operations, strategy and plans;

  •
  potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

  •
  expected benefits from the mergers and the ability of the combined company to realize those benefits;

  •
  expectations regarding regulatory approval of the mergers;

  •
  the results of any merger-related litigation, settlements and investigations;

  •
  the level of capital spending by domestic oil and gas companies;

  •
  trends and volatility in oil and gas prices;

  •
  demand for our services;

  •
  regional impacts to our business, including our key infrastructure assets within the Bakken;

  •
  our level of indebtedness and our ability to comply with covenants contained in our credit facility or future debt instruments;

  •
  our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

  •
  our safety performance;

  •
  the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater and various environmental matters;

  •
  our ability to retain key management and employees;

  •
  the impacts of competition on our operations;

  •
  our ability to hire and retain skilled labor;

  •
  delays or restrictions in obtaining permits by us or our customers;

  •
  constraints in supply or availability of equipment used in our business;

  •
  the impacts of advancements in drilling and well service technologies;

  •
  changes in global political or economic conditions, generally, and in the markets we serve;

  •
  accidents, weather, seasonality or other events affecting our business; and

  •
  the other risks identified in this information statement including, without limitation, those under the headings "Description of the Parties," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Select" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rockwater."

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this information statement. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

 ABOUT THIS INFORMATION STATEMENT

What is the purpose of this information statement?

        This information statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of a corporate action taken by holders of a majority of our outstanding common stock pursuant to a written consent. We are making this information statement available to you on or about                        , 2017. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this information statement.

Who is entitled to notice?

        Each holder of record of outstanding shares of our common stock as of the close of business on July 18, 2017, the record date, other than the Select consenting stockholders, is entitled to notice of the action to be taken pursuant to the written consent.

Why did the Company seek stockholder approval?

        Our Class A common stock is listed on the New York Stock Exchange ("NYSE"). Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock if such common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock. The number of shares of our common stock issuable upon the stock issuance in accordance with the merger agreement would represent greater than 20% of the voting power of our common stock before such issuance. As a result, stockholder approval of the stock issuance is required under NYSE regulations.

        Under Section 303A.08 of the NYSE Listed Company Manual, stockholder approval is also required on all equity compensation plans and material revisions thereto, with limited exemptions. As a result, stockholder approval of the Equity Plan Amendment is required under NYSE regulations.

        Under our existing certificate of incorporation, the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to amend our existing certificate of incorporation. As a result, stockholder approval of the amended and restated certificate of incorporation is required.

What actions were approved by the written consent of holders of a majority of our outstanding common stock?

        Pursuant to the Select stockholders consent, the Select consenting stockholders authorized and approved (i) in accordance with Section 312.03 of the NYSE Listed Company Manual, the stock issuance, (ii) in accordance with our existing certificate of incorporation and the DGCL, the amended and restated certificate of incorporation and (iii) in accordance with Section 303A.08 of the NYSE Listed Company Manual, the Equity Plan Amendment. The foregoing actions will not take effect until the closing of the merger of Corporate Merger Sub with and into Rockwater.

What vote was required to approve the actions?

        Pursuant to the DGCL, our existing certificate of incorporation and our bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. As of the close of business on July 18, 2017, there were 30,311,340 shares of our Class A common stock and 38,462,541 shares of our Class B common stock issued and outstanding, each share of which entitles the holder thereof to one vote on each matter submitted to our stockholders. Upon the effectiveness of the registration statement filed by Select with the SEC, on June 13, 2017, each share of Select Class A-1 common stock outstanding as of such date automatically converted into a share of Class A Common Stock. As a result, on July 18, 2017 no shares of Select Class A-1 common stock were outstanding. On July 18, 2017, the following stockholders owning an aggregate of approximately 42,265,513 shares of our common stock, which represented approximately 61.5% of our total outstanding common stock, executed and delivered the Select stockholders consent:

			Combined Voting Power
	Class A Common Stock	Class B Common Stock
Stockholder (or representative thereof)			Number	Percentage
SES Legacy Holdings, LLC	—	38,462,541	38,462,541	56.0
Crestview Partners II GP, L.P.	3,802,972	—	3,802,972	5.5

Total	3,802,972	38,462,541	42,265,513	61.5

        Because the requisite stockholder approval for the stock issuance, amended and restated certificate of incorporation and Equity Plan Amendment has been received, all corporate approvals by or on behalf of the Company required for the matters referred to herein have been obtained and no further stockholder votes will be needed.

When will the transactions be completed?

        The closing of the mergers will take place on the third business day following the date on which the last condition to the completion of the mergers has been satisfied or waived, or such other date as Select and Rockwater mutually agree. Select and Rockwater currently expect the closing of the mergers to occur early in the fourth quarter of 2017. However, as the mergers are subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Select and Rockwater could result in the mergers being completed at a later time or not at all. See "The Transaction—The Merger Agreement—Conditions to Completion of the Mergers."

Do I have appraisal rights?

        No. Neither the DGCL nor our existing certificate of incorporation provides holders of our common stock with dissenters' or appraisal rights in connection with the actions described in this information statement.

THE TRANSACTION

Background of the Transaction

        Select's senior management and the Select board of directors regularly review and discuss Select's performance, prospects and potential strategic opportunities to increase value for Select's stockholders. In connection with these reviews, Select's senior management and the Select board of directors evaluate potential transactions that would further Select's strategic objectives and enhance stockholder value.

        In late October 2016, John Schmitz, the Chairman and Chief Executive Officer of Select, and Robert Delaney, a Partner at Crestview Partners (Select's largest stockholder) and a member of the Select board of directors, met with Holli C. Ladhani, the Chairman, President and Chief Executive Officer of Rockwater, David Baldwin, the Co-President of SCF Partners (Rockwater's largest stockholder) and a member of the Rockwater board of directors, and David Patterson, a Vice President of SCF Partners, to discuss a possible business combination between Select and Rockwater and, following such business combination, an initial public offering of the combined company. Following such meeting, on November 11, 2016, Mr. Delaney informed Mr. Baldwin that Select was focused on pursuing transactions that would reduce Select's financial leverage and therefore did not believe a business combination with Rockwater was advisable at that time. Mr. Schmitz subsequently conveyed the same message to Ms. Ladhani.

        On December 20, 2016, Select completed its private placement of 16,100,000 shares of Select Class A-1 common stock, the net proceeds of which were used, among other things, to repay outstanding indebtedness.

        On March 9, 2017, Rockwater completed its private placement of 8,797,500 shares of Rockwater Class A-1 common stock, the net proceeds of which were used, among other things, to repay outstanding indebtedness.

        Later in March 2017, Ms. Ladhani again contacted Mr. Schmitz regarding a possible business combination between Select and Rockwater. After conferring with Mr. Delaney, Mr. Schmitz informed Ms. Ladhani that Select was focused at such time on pursuing its initial public offering, which the Select board of directors believed was important at such time in light of its strategic objectives and contractual obligations to holders of Select's Class A-1 common stock.

        On April 26, 2017, Select completed its initial public offering, the net proceeds of which were used, among other things, to repay outstanding indebtedness and to fund future capital expenditures.

        On May 5, 2017, Mr. Schmitz and Adam Klein, a Partner at Crestview Partners and a member of the Select board of directors, along with certain other members of Select management, met with Ms. Ladhani, as well as Mr. Baldwin, Sean Rice, a Managing Director at SCF Partners and a member of the Rockwater board of directors, and Alexander P. Lynch, a Partner at White Deer Energy (which became a significant Rockwater stockholder in connection with the Crescent Acquisition (as defined below)) and a member of the Rockwater board of directors. At such meeting, the participants discussed a possible stock-for-stock merger (the "proposed transaction") between Select and Rockwater, and Mr. Klein proposed that the pro forma ownership of the combined company would be approximately 65% for Select stockholders and approximately 35% for Rockwater stockholders. The participants discussed the potential strategic benefits of the proposed transaction, with all agreeing that both companies should proceed with the evaluation of the proposed transaction. In addition, the group discussed that if the proposed transaction were ultimately consummated, the parties would recommend that Mr. Schmitz would serve as the Executive Chairman of the combined company and Ms. Ladhani would serve as the Chief Executive Officer of the combined company.

        Also on May 5, 2017, Mr. Schmitz contacted representatives of Piper Jaffray & Co., through its Simmons & Company International division (referred to as "Piper Jaffray"), to assist the Select board of directors and management in evaluating the proposed transaction.

        Entities controlled by Crestview Partners and Mr. Schmitz (the "Select majority stockholders") own approximately 61.5% of the outstanding shares of Select common stock, and entities controlled by SCF Partners and White Deer Energy (the "Rockwater majority stockholders") own approximately 53.2% of the outstanding shares of Rockwater common stock. Two principals of Crestview Partners, Messrs. Delaney and Klein, serve on the Select board of directors. Two principals of SCF Partners, Messrs. Baldwin and Rice, and one principal of White Deer Energy, Mr. Lynch, serve on the Rockwater board of directors. Since the Select majority stockholders and the Rockwater majority stockholders owned shares sufficient to approve the proposed transaction without any further stockholder approval, the parties recognized the importance of understanding the terms on which such stockholders would support a business combination between Select and Rockwater. Except in Crestview's capacity as a stockholder with respect to the stockholder consents (as defined below) and the registration rights agreement, and the participation of its board designees (in their capacities as directors) in certain negotiations and in deliberations of the Select board of directors, Crestview Partners was not involved in the negotiation of the proposed transaction. Further, except in SCF Partners's capacity as a stockholder with respect to the stockholder consents and the registration rights agreement, and the participation of its board designees (in their capacities as directors) in certain negotiations and in deliberations of the Rockwater board of directors, and except in White Deer Energy's capacity as a stockholder with respect to the stockholder consents and the registration rights agreement, and the participation of its board designee (in his capacities as director) in certain negotiations and in deliberations of the Rockwater board of directors, SCF Partners and White Deer Energy were not involved in the negotiation of the proposed transaction.

        On May 12, 2017, the Select board of directors held a regularly scheduled meeting attended by members of Select management and representatives of Piper Jaffray. Representatives of Piper Jaffray gave a preliminary discussion to the board on a range of possible exchange ratios for the corporate merger. Mr. Schmitz summarized for the Select board of directors the discussions to date with Rockwater. Following that discussion, the Select board of directors authorized Mr. Schmitz to continue discussions with Rockwater regarding a stock-for-stock merger.

        That same day, Mr. Schmitz had a call with Ms. Ladhani and communicated to her that the Select board of directors had authorized Select to pursue the proposed transaction, subject to negotiating an acceptable exchange ratio. Mr. Schmitz reiterated to Ms. Ladhani Select's prior proposal that the pro forma ownership of the combined company would be approximately 65% for Select stockholders and approximately 35% for Rockwater stockholders. Ms. Ladhani stated that she believed that the final determination of the exchange ratio would require further discussion and due diligence. Over the course of the next several days, Mr. Schmitz and Ms. Ladhani had a series of conversations regarding the proposed transaction and in particular the exchange ratio.

        On May 17, 2017, Select reported its results for the first quarter of 2017 and held its earnings conference call with analysts.

        On May 20, 2017, Ms. Ladhani contacted Mr. Schmitz and communicated that the Rockwater board desired to pursue the proposed transaction as previously discussed at a pro forma ownership of the combined company of approximately 63% for Select stockholders and 37% for Rockwater stockholders. Ms. Ladhani also provided Mr. Schmitz with certain financial information supporting Rockwater's counterproposal. Mr. Schmitz advised Ms. Ladhani that he did not believe the Select board of directors would support a transaction with such a pro forma ownership split.

        On May 22, 2017, on behalf of Rockwater, Mr. Baldwin contacted Mr. Delaney and proposed a pro forma ownership of the combined company of approximately 64% for Select stockholders and 36%

for Rockwater stockholders. Mr. Baldwin indicated that this proposal was Rockwater's best and final offer. Mr. Delaney advised Mr. Baldwin that he believed the Select board of directors would support the transaction at such pro forma ownership levels, subject to further due diligence including updated financial information for the month of May 2017. Messrs. Baldwin and Delaney discussed appointing Mr. Schmitz as Executive Chairman of the combined company and Ms. Ladhani as Chief Executive Officer of the combined company. Following this discussion, Ms. Ladhani contacted Mr. Schmitz and confirmed the agreement between Messrs. Baldwin and Delaney.

        In addition, following such discussions, Mr. Delaney contacted a representative of Vinson & Elkins L.L.P. ("Vinson & Elkins"), Select's outside legal counsel, which had represented Select in its initial public offering, regarding the transaction and authorized Vinson & Elkins to begin preparing transaction documentation.

        On May 26, 2017, Mr. Schmitz conveyed to Ms. Ladhani that Select would only be interested in pursuing a transaction in which the Select majority stockholders and the Rockwater majority stockholders would consent to the proposed transaction immediately upon execution of the merger agreement (the "stockholder consents"), and the merger agreement would provide for no termination rights for alternative transactions. Ms. Ladhani conveyed to Mr. Schmitz that Rockwater would require a public company style agreement without any representations or warranties surviving closing and with no post-closing indemnification by Rockwater or its stockholders.

        On May 30, 2017, a telephonic meeting among representatives of Select, Rockwater, Vinson & Elkins, Latham & Watkins LLP, as Rockwater's potential legal counsel for the transaction, and Piper Jaffray was held to discuss the proposed transaction process.

        On June 1, 2017, the Select board of directors held a telephonic board meeting. Members of Select management were also in attendance. Mr. Schmitz summarized for the Select board of directors the discussions to date with Rockwater since the previous board meeting on May 12, 2017, including the proposed ownership of the combined company of approximately 64% by Select stockholders and approximately 36% by Rockwater stockholders. The Select board of directors authorized Select management to continue pursuing the proposed transaction at the proposed ownership, subject to additional legal and financial diligence (including updated financial information for the month of May 2017) and definitive documentation.

        On June 2, 2017, an in-person meeting was held in Dallas, Texas, at which members of Select management and Rockwater management discussed the potential transaction. During that meeting, Select conveyed to Rockwater its determination not to proceed with further negotiations unless the parties entered into an exclusivity arrangement. The parties also discussed the potential framework for a transaction, with Rockwater reiterating its view that the proposed transaction must be structured similar to an acquisition of a public company, without any representations or warranties surviving closing and no post-closing indemnification or similar recourse available against Rockwater stockholders. Select also explained its view that deal certainty would be critical to it in determining whether to proceed with a transaction. Later that day, Select and Rockwater entered into a mutual non-disclosure agreement which included an exclusivity arrangement between the two parties until June 30, 2017. This non-disclosure agreement superseded a previous non-disclosure agreement entered into by Select and Rockwater in August 2016. Following the execution of the non-disclosure agreement, each party was subsequently given access to an electronic data room containing due diligence documentation regarding the other party.

        On June 4, 2017, a telephonic meeting among representatives of Select, Rockwater, Vinson & Elkins, Baker Botts L.L.P. ("Baker Botts"), legal counsel to Rockwater, and Piper Jaffray was held to discuss preliminary matters regarding the structure of the transaction. Representatives of Vinson & Elkins and Baker Botts held calls from time to time to discuss additional matters relating to the transaction structure and how to combine the capital structures of the companies.

        Beginning on June 5, 2017, the parties and their advisors held periodic calls to discuss the status of the key transaction documentation and diligence work streams.

        On June 8, 2017, Select executed an engagement letter with Piper Jaffray to assist Select in connection with its potential combination with Rockwater. Select chose Piper Jaffray based on its knowledge and familiarity with the water solutions business and past experience representing companies in transactions similar to the proposed transaction, and its prior involvement in Select's initial public offering.

        Also on June 8, 2017, an in-person meeting was held in Houston, Texas, at which members of Select management, the Select board of directors, Rockwater management, the Rockwater board of directors and representatives of Select's and Rockwater's respective financial advisors were present. At such meetings, members of the management gave comprehensive management presentations to each other. Subsequent to such meeting, the parties made several follow-up due diligence requests of each other.

        On June 10, 2017, Vinson & Elkins distributed an initial draft of the proposed merger agreement to Baker Botts. Consistent with the message that members of Select management and the Select board of directors previously had communicated to Ms. Ladhani, the draft merger agreement provided for a public company-style agreement with no post-closing indemnification by Rockwater and also required that the merger agreement would be adopted by stockholder consents which would become effective immediately following execution of the merger agreement.

        On June 15, 2017, Vinson & Elkins distributed a summary of proposed governance and registration rights terms to Baker Botts, including the key terms of a shareholders agreement among principal stockholders that would provide for certain voting arrangements that would result in the combined company continuing to be a "controlled company" for purposes of the corporate governance requirements of the NYSE.

        On June 19, 2017, Baker Botts distributed a revised summary of proposed governance and registration rights terms to Vinson & Elkins under which there would be no voting arrangements between the principal stockholders, resulting in the combined company ceasing to be a "controlled company" following closing.

        On June 20, 2017, the Select board of directors held a telephonic board meeting attended by members of Select management, as well as representatives of Piper Jaffray and Vinson & Elkins. Members of Select management provided a general update to the Select board of directors with respect to the proposed transaction. Representatives of Piper Jaffray provided an interim update to the Select board of directors concerning the due diligence review of Rockwater to date and the financial analysis related to the corporate merger.

        Between June 20 and June 27, 2017, the parties and their respective counsel engaged in discussions and negotiations and distributed various drafts of the documentation for the proposed transaction.

        On June 30, 2017, Select and Rockwater agreed that their exclusivity arrangement would continue until July 15, 2017.

        On July 7, 2017, the Select board of directors held a telephonic board meeting attended by members of Select management, as well as representatives of Piper Jaffray and Vinson & Elkins. A representative of Vinson & Elkins provided to the Select board of directors a review of fiduciary duties of directors under Delaware law in the context of consideration of the proposed transaction, including the duties of loyalty and care, the applicability of the business judgment rule and the consideration of the information related to the transaction. The representative of Vinson & Elkins then summarized for the directors the key terms of the proposed merger agreement and noted certain of the key issues that remained open between the parties, including that the stockholder consents would be effective immediately following the execution of the merger agreement and the ability of Rockwater to terminate the merger agreement in order to enter into alternative transactions. The Select board of directors authorized Mr. Klein to communicate to Ms. Ladhani their proposal with respect to the open issues.

        Later on July 7, 2017, Mr. Klein contacted Ms. Ladhani and informed her that the Select board of directors was unwilling to pursue the proposed transaction unless the stockholder consents would be effective immediately following the execution of the merger agreement and Rockwater would have no ability to terminate the merger agreement to enter into alternative transactions. Mr. Klein and Ms. Ladhani determined to discuss the proposed terms in more detail at the meeting scheduled for July 11, 2017. Following such conversation, Vinson & Elkins distributed a revised draft of the merger agreement to Baker Botts, which included the stockholder consents and removed the ability of Rockwater to terminate the merger agreement in order to enter into alternative transactions.

        On July 11, 2017, an in-person meeting was held in Houston, Texas, at which members of Select management and Rockwater management, Messrs. Klein and Rice and representatives of their respective legal advisors were present. The parties discussed the key open items in the merger agreement, including the composition of the combined company board, the stockholder consents and the ability of Rockwater to terminate the merger agreement in order to enter into alternative transactions. At such meeting, Mr. Klein conveyed that the pro forma ownership of the combined company (i.e., approximately 64% for Select stockholders and approximately 36% for Rockwater stockholders) remained subject to additional financial diligence, including a review of Rockwater's financial information for the month of June 2017. Ms. Ladhani reiterated that agreement with respect to the items discussed during the meeting, including with respect to the Rockwater board's ability to consider alternative transactions after signing the merger agreement, was conditioned on the exchange ratio remaining as Mr. Klein reiterated at such meeting.

        On July 12, 2017, Baker Botts distributed a revised draft of the merger agreement, which did not require a stockholder vote or provide Rockwater with the ability to entertain, or terminate the merger agreement to enter into, alternative transactions.

        The parties and their respective counsels engaged in discussions and negotiations over the next few days to complete due diligence and finalize the merger agreement and related ancillary documents. These discussions and negotiations included numerous telephone conversations between the parties' executives and representatives, including conversations between Mr. Schmitz and Ms. Ladhani.

        On July 17, 2017, Rockwater management provided to Select management its preliminary financial information for the month of June 2017.

        On the evening of July 17, 2017, the Select board of directors held a telephonic board meeting attended by members of Select management, as well as representatives of Piper Jaffray and Vinson & Elkins. Mr. Schmitz provided a general update to the Select board of directors with respect to the proposed transaction. Members of Select management updated the Select board of directors on the preliminary financial information for the month of June 2017 that Rockwater had provided them supporting the proposed economics of the proposed transaction as previously presented to the Select board of directors. Representatives of Piper Jaffray then made a detailed presentation to the Select board of directors concerning the financial analysis related to the corporate merger. Following the Piper Jaffray presentation, a representative of Vinson & Elkins updated the Select board of directors on the key terms of the draft merger agreement and related ancillary agreements, both of which had been summarized in materials previously provided to the Select board of directors. The Select board of directors authorized Select management to continue negotiations with Rockwater management and finalize the remaining open points in the transaction documents.

        On the afternoon of July 18, 2017, the Select board of directors held a telephonic board meeting. Members of Select management, as well as representatives of Piper Jaffray and Vinson & Elkins, were also in attendance. Representatives of Vinson & Elkins updated the Select board of directors on the key terms of the draft merger agreement and related ancillary agreements. At the request of the Select board of directors, Piper Jaffray confirmed there had been no material revisions to its financial analysis presented on July 17, 2017, and rendered its oral opinion to the Select board of directors (which was subsequently confirmed in writing by delivery of Piper Jaffray's written opinion addressed to the Select board of directors dated as of the same date) as to the fairness, from a financial point of view, to Select, of the exchange ratio provided for in the corporate merger of 0.7777. The opinion was subject to specified assumptions, qualifications and limitations. For more information regarding Piper Jaffray's fairness opinion with regard to the corporate merger, please see "—Opinion of Select's Financial Advisor" below. Select management recommended to the Select board of directors to approve the proposed transaction on the terms set forth in the proposed merger agreement, including the proposed exchange ratio, which Select management believed to be in the best interests of the Select stockholders based, in part, on the updated financial information provided by Rockwater on July 17, 2017. After receiving management's recommendation, the Select board of directors unanimously resolved to authorize and approve the proposed merger agreement.

        Later in the afternoon of July 18, 2017, the respective parties to the merger agreement and the registration rights agreement executed those agreements, and the respective parties to the financing commitment letter executed such letter. Immediately following the execution of the merger agreement, the stockholder consents became effective.

        Following the execution of the merger agreement and the financing commitment letter, Select and Rockwater each issued a press release announcing the proposed transaction, and, on the morning of July 19, 2017, Select hosted a joint conference call with Rockwater for the investment community regarding the proposed transaction.

Reasons for the Transaction

        In approving the merger agreement and recommending approval of the issuance of Select common stock to the Rockwater stockholders as part of the mergers, the amended and restated certificate of incorporation and the Equity Plan Amendment, the Select board of directors consulted with members of Select's management, as well as with Select's outside legal and financial advisors. The Select board of directors also considered a number of factors that it viewed as bearing on its decisions.

        The principal factors that the Select board of directors viewed as supporting its decisions were:

        Strategic Considerations.    The Select board of directors considered a number of factors pertaining to the strategic rationale for the mergers, including the following:

  •
  the combined company will create a leading pre-frac and water solutions company across all major U.S. unconventional basins;

  •
  Both companies operate across all major U.S. unconventional basins, and each company has a strong presence in the Permian Basin;

  •
  Rockwater's position in the MidCon Basin and the Marcellus and Utica complement Select's additional positions in the Bakken, Eagle Ford, DJ Basin and Haynesville;

  •
  the enhanced operational scale and footprint of the combined company will provide growth and margin expansion opportunities;

  •
  the belief of the Select board of directors that the transaction will be accretive to earnings per share, free cash flow per share and EBITDA per share on a fourth quarter 2017 and full years 2018 and 2019 basis, before any contribution from synergies;

  •
  the complementary nature of Rockwater's pre-frac and other water-related services, as well as the addition of Rockwater's completion and production chemicals business;

  •
  the belief of the Select board of directors that the relatively unlevered balance sheet of the substantially larger combined company will provide financial flexibility for larger scale, permanent infrastructure development projects and acquisition opportunities; and

  •
  the operating synergies attributable to the combination of the two companies (approximately $15 to $20 million annually expected to be fully realized in 2018) through operating efficiencies and consolidation savings.

        Recommendation of Management.    The Select board of directors took into account the recommendation of the mergers by Select management.

        Opinion of Financial Advisor.    The Select board of directors considered the financial analyses of Piper Jaffray, as reviewed and discussed with the Select board of directors, as well as the opinion of Piper Jaffray to the effect that, as of July 18, 2017, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Piper Jaffray's written opinion, and based upon such other factors Piper Jaffray considered relevant, the exchange ratio provided for in the corporate merger of 0.7777 was fair, from a financial point of view, to Select.

        No Further Rockwater Stockholder Approval.    The Select board of directors considered that (i) holders of approximately 53.2% of the outstanding shares of Rockwater common stock had executed and delivered a written consent adopting and approving the merger agreement and the transactions contemplated thereby and (ii) holders of approximately 85.8% of the outstanding Rockwater LLC units had executed and delivered a written consent adopting and approving the merger agreement and the transactions contemplated thereby, each of which became effective immediately following the execution of the merger agreement. As a result of these consents, no further approval by the stockholders of Rockwater or unitholders of Rockwater LLC is required to consummate the transaction.

        Terms of the Merger Agreement.    The Select board of directors reviewed and considered the terms of the merger agreement, including the restrictions on each party's operations between the signing of the merger agreement and the closing of the mergers, the representations and warranties of each party, the conditions to each party's obligation to complete the mergers, the restrictions of each party to consider and engage in negotiations regarding alternative transactions, the rights of each party to terminate the merger agreement and the absence of termination fees. See "The Transaction—The Merger Agreement."

        Post-Mergers Corporate Governance and Structure.    The Select board of directors considered that, following completion of the mergers, Select's existing board of directors and executive management team would continue to help lead the combined company, with John Schmitz becoming the full-time Executive Chairman of Select. In addition, the Select board of directors considered the strength and depth of the combined company management team with natural succession planning. Further, the Select board of directors considered that the combined company could realize substantial benefits from folding Rockwater's regional-based organizational structure into Select's business unit-based organizational structure.

        Financing Commitment.    The Select board of directors considered the commitment letter entered into with Wells Fargo Bank, N.A. simultaneously with the execution of the merger agreement providing for a five-year $150 million asset-backed revolving loan facility, which Select expects would be increased to a total of $300 million at the closing of the mergers. The Select board of directors considered management's view that the terms of the proposed facility were competitive in the then-current market for such facilities. The Select board of directors considered the expected level of the combined company's debt and its potential impact on the combined company's future business, financial results, financial condition and stock price.

        Regulatory Approvals.    The Select board of directors considered the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory approvals (and the conditions to which such approvals might be subject) and the likelihood that all conditions to consummation of the mergers will be satisfied.

        The Select board of directors weighed the foregoing against certain potentially negative factors, including:

        Consideration.    The Select board of directors considered that the merger consideration will not adjust downwards to compensate Select for any increase in the price of Select Class A common stock prior to the closing of the mergers. The Select board of directors determined that this structure was appropriate and the risk acceptable in view of the relative intrinsic values and financial performance of Select and Rockwater and of the relative ownership of the combined company by current Select stockholders and Rockwater stockholders.

        Diversion of Management.    The Select board of directors considered the possible diversion of management's time and attention from Select's ongoing business due to the substantial time and effort necessary to complete the mergers and plan for and implement the integration of the operations of Select and Rockwater.

        Transaction Costs and Integration.    The Select board of directors took into account the significant transaction and integration costs to be incurred in connection with the mergers and the possibility that the potential benefits of the mergers, including the estimated cost synergies, will not be realized or will not be realized within the expected time period, and the risks and challenges associated with the integration of Select's and Rockwater's businesses, operations and workforces.

        Appraisal Rights.    The Select board of directors considered the availability of statutory appraisal rights under Delaware law in connection with the corporate merger for Rockwater stockholders.

        This discussion of the information and factors considered by the Select board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Select board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Select board of directors. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Select board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the mergers and the other transactions contemplated by the merger agreement, and to make its recommendation to Select stockholders. Rather, the Select board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Select's management and outside legal and financial advisors. In addition, individual members of the Select board of directors may have assigned different weights to different factors.

Opinion of Select's Financial Advisor

        Select engaged Piper Jaffray to act as its financial advisor in connection with the transactions contemplated by the merger agreement. As part of that engagement, the Select board of directors requested that Piper Jaffray evaluate the fairness, from a financial point of view, to Select, of the exchange ratio provided for in the corporate merger of 0.7777 (as used herein, the "exchange ratio"), pursuant to the merger agreement. The exchange ratio was determined through negotiations between Select and Rockwater, and Piper Jaffray did not determine the exchange ratio or any other terms of the transactions contemplated by the merger agreement. On July 18, 2017, Piper Jaffray delivered to the Select board of directors its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Piper Jaffray's written opinion, the exchange ratio provided for in the corporate merger was fair, from a financial point of view, to Select.

        The full text of Piper Jaffray's written opinion dated July 18, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Jaffray in delivering its opinion, is attached to this information statement as Annex D and is incorporated herein by reference in its entirety. This summary is qualified by the full text of the attached opinion.

        Piper Jaffray's opinion was addressed to, and provided for the information and benefit of, the Select board of directors and was delivered to the Select board of directors in connection with its evaluation of the fairness, from a financial point of view, to Select of the exchange ratio set forth in the merger agreement and does not address any other terms, aspects or implications of or relating to any other terms of the transactions contemplated by the merger agreement. Piper Jaffray's opinion does not constitute a recommendation to the Select board of directors or to any other persons in respect of the transactions contemplated by the merger agreement. Piper Jaffray's opinion did not address the relative merits of the transactions contemplated by the merger agreement compared to other business or financial strategies that might be available to Select, nor did it address the underlying business decision of Select to enter into the merger agreement or to consummate the transactions contemplated by that agreement. Piper Jaffray has consented to the inclusion of a summary of its opinion in this information statement and the attachment of the full text of its opinion as Annex D.

        Piper Jaffray's opinion necessarily was based upon information made available to Piper Jaffray as of July 18, 2017 and financial, economic, market and other conditions as they existed and could be evaluated by Piper Jaffray on such date. Piper Jaffray has no obligation to, and will not, update, revise or reaffirm its opinion based on subsequent developments. Piper Jaffray's opinion did not express any opinion as to the price at which the shares of Select's class A common stock or any other security of Select will trade at any time.

        The following is a summary of Piper Jaffray's opinion. We encourage you to read carefully, in its entirety, the text of Piper Jaffray's opinion, which is attached to this information statement as Annex D.

        In connection with rendering its opinion, Piper Jaffray, among other things:

  (i)
  reviewed and analyzed the financial terms of a draft of the merger agreement dated July 18, 2017;

  (ii)
  reviewed and analyzed certain publicly available financial information and other data relating to Select that Piper Jaffray deemed relevant, including the Registration Statements on Form S-1 in the form in which they became effective, the quarterly report on Form 10-Q for the quarter ended March 31, 2017 and certain current reports on Form 8-K, in each case as filed with or furnished to the SEC by Select;

  (iii)
  reviewed and analyzed certain nonpublic financial information and other data relating to Rockwater prepared and furnished to Piper Jaffray by management of Rockwater;

  (iv)
  reviewed and analyzed certain information, including financial forecasts, relating to the business, capital structure, earnings, cash flow, assets, liabilities and prospects of each of Select and Rockwater, on a stand-alone basis, that was publicly available or furnished to Piper Jaffray by Select, including the analyses and forecasts of certain strategic benefits and other synergies expected by management of Select to result from the transactions contemplated by the merger agreement (the "Synergies") and projected pro forma combined financial results of Select after giving effect to the consummation of the transactions contemplated by the merger agreement;

  (v)
  conducted discussions with members of senior management and representatives of Select concerning the matters described in clauses (ii) through (iv) above, as well as their respective businesses and prospects before and after giving effect to the transactions contemplated by the merger agreement;

  (vi)
  reviewed the current and historical reported prices and trading activity of Select's class A common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Select;

  (vii)
  compared the financial performance of Select and Rockwater with that of certain other publicly traded companies that Piper Jaffray deemed relevant; and

  (viii)
  reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant.

        In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.

        Piper Jaffray has relied upon and assumed, without assuming liability or responsibility for independent investigation or verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it. Piper Jaffray further relied upon the assurances of the management of Select that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by Piper Jaffray, such information had been reasonably prepared by the management of Select based on assumptions reflecting the best currently available estimates and judgments of the management of Select as to the expected future results of operations and financial condition of Select and Rockwater. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. Piper Jaffray further assumed that the transactions contemplated by the merger agreement will have the tax consequences described in the merger agreement. Piper Jaffray relied, with Select's consent, on advice of the outside counsel and the independent accountants to Select, and on the assumptions of the management of Select as to all accounting, legal, tax and financial reporting matters with respect to Select, Rockwater, the merger agreement and the transactions contemplated thereby.

        In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements, documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the transactions contemplated by the merger agreement will be consummated pursuant to the terms of the merger agreement without amendments thereto, (iv) all conditions to the consummation of the transactions contemplated by the merger agreement will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) the exchange ratio will not be adjusted from 0.7777. Further, at the direction of Select and with its consent, Piper Jaffray assumed that the required divestiture (as defined below) would be consummated, Rockwater would receive a specified amount of cash proceeds from such sale and apply such proceeds to reduce outstanding indebtedness, and Select would not be subject to any past or future liabilities associated with the business to be divested pursuant to the required divestiture. Additionally, Piper Jaffray assumed that all the necessary approvals and consents required for the transactions contemplated by the merger agreement will be obtained in a manner that will not adversely affect Select or Rockwater or the contemplated benefits of the transactions contemplated by the merger agreement to Select.

        In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Select or Rockwater, and was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of Select or Rockwater under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of Select, Rockwater or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of, and its opinion did not reflect the impact of, any pending or potential litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Select, Rockwater or any of their affiliates is a party or may be subject currently or in the future, and at the direction of Select and with its consent, Piper Jaffray's opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, costs or damages arising out of any such matters or the transactions contemplated by the merger agreement. Moreover, Piper Jaffray undertook no independent analysis of, and its opinion did not reflect the impact of, (i) any actual or potential change in control of Select in connection with the transactions contemplated by the merger agreement, (ii) the financing to be obtained by Select in connection with the transactions contemplated by the merger agreement, (iii) any tax receivable agreement or registration rights agreement to which Select or Rockwater may be party, or (iv) any non-cash consideration to be received by Rockwater in the required divestiture. Piper Jaffray also assumed that neither Select nor Rockwater is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the transactions contemplated by the merger agreement.

        No company or transaction used in any analysis for purposes of comparison is identical to Select or the transactions contemplated by the merger agreement, respectively. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Select and the transactions contemplated by the merger agreement were compared and other factors that could affect the public trading value or transaction value of the companies. For purposes of Piper Jaffray's analysis of the exchange ratio, with the concurrence of Select, Piper Jaffray treated all classes of Select's common stock as one class of common equity and all classes of Rockwater's common stock as one class of common equity.

        Piper Jaffray's opinion is necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion in its opinion as to the price at which shares of Select's class A common stock or any other security of Select or Rockwater may trade following announcement of the transactions contemplated by the merger agreement or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

        Piper Jaffray's opinion addressed solely the fairness, from a financial point of view, to Select of the exchange ratio of 0.7777 and does not address any other terms or agreement relating to the corporate merger, the LLC merger or any other terms of the transactions contemplated by the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address: (i) the basic business decision to proceed with or effect the transactions contemplated by the merger agreement; (ii) the merits of the transactions contemplated by the merger agreement relative to any alternative transaction or business strategy that may be available to Select; (iii) any other terms contemplated by the merger agreement or (iv) the solvency, liquidity or financial viability of Select or Rockwater at the date of its opinion, upon consummation of the transactions contemplated by the merger agreement, or at any future time. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the transactions contemplated by the merger agreement, or any class of such persons, relative to the exchange ratio provided for in the corporate merger or with respect to the fairness of any such compensation. In addition, Piper Jaffray expressed no opinion as to the fairness of (a) the exchange ratio provided for in the LLC merger, relative to the exchange ratio, or (b) the LLC merger.

        Piper Jaffray's opinion was only one of many factors considered by the Select board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the Select board of directors with respect to the transactions contemplated by the merger agreement.

Summary of Material Financial Analyses

        The following is a brief summary of the material financial and comparative analyses that Piper Jaffray deemed to be appropriate for this type of transaction and that Piper Jaffray presented to the Select board of directors on July 17, 2017 in connection with delivering its opinion on July 18, 2017:

  •
  Merger Accretion/(Dilution) Analyses;

  •
  Relative Discounted Cash Flow Analyses;

  •
  Contribution Analyses;

  •
  Select Publicly Traded Companies Analyses; and

  •
  Select Comparable Transaction Analyses.

        In addition to the analyses described above, Piper Jaffray also analyzed and reviewed the comparison of the value assessment of the Rockwater 144A Offering (as defined below), which occurred on February 27, 2017, to the implied values based on the merger agreement.

        The following summary, however, does not purport to be a complete description of all of the analyses performed and reviewed by Piper Jaffray underlying the Piper Jaffray opinion, the presentation made by Piper Jaffray to the Select board of directors on July 17, 2017, the oral opinion delivered on July 18, 2017 and the written opinion dated July 18, 2017, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Piper Jaffray did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

        The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Piper Jaffray's analyses and reviews, the tables must be read together and with the full text of each summary. The tables alone do not constitute a complete description of Piper Jaffray's analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Piper Jaffray's analyses and reviews.

        To the extent that any of the quantitative data used in Piper Jaffray's financial analyses or described in this summary thereof is based on market data, it is based on market data as it existed on or before July 14, 2017 and is not necessarily indicative of current market conditions.

Merger Accretion/(Dilution) Analyses

        Piper Jaffray performed a merger analysis using projections for both Select and Rockwater provided by Select management to assess the accretion/(dilution) to Select stockholders based on (i) earnings per share; (ii) cash flow per share; and (iii) EBITDA per share. This analysis was performed for the fourth quarter of 2017, projected 2018 and projected 2019. To illustrate the potential impact of annual synergy assumptions, sensitivity analysis was performed to assess results with zero synergies, $15 million of annual synergies and $30 million of annual synergies.

	Annual Synergies
Period	$0 million	$15 million	$30 million
Basic Earnings per Share Accretion / (Dilution)
Fourth Quarter 2017	53.4%	98.5%	143.7%
Projected 2018	7.5%	25.7%	43.9%
Projected 2019	4.3%	18.8%	33.3%
Fully Diluted Earnings per Share Accretion / (Dilution)
Fourth Quarter 2017	50.6%	94.9%	139.2%
Projected 2018	5.5%	23.4%	41.3%
Projected 2019	2.4%	16.6%	30.8%
Basic Cash Flow per Share Accretion / (Dilution)(1)
Fourth Quarter 2017	12.5%	20.7%	28.8%
Projected 2018	5.5%	10.7%	15.9%
Projected 2019	5.3%	9.8%	14.4%
Fully Diluted Cash Flow per Share Accretion / (Dilution)(1)
Fourth Quarter 2017	10.4%	18.4%	26.4%
Projected 2018	3.6%	8.6%	13.7%
Projected 2019	3.3%	7.8%	12.3%
Basic EBITDA per Share Accretion / (Dilution)
Fourth Quarter 2017	12.7%	20.3%	27.9%
Projected 2018	8.2%	14.4%	20.6%
Projected 2019	7.4%	13.0%	18.6%
Fully Diluted EBITDA per Share Accretion / (Dilution)
Fourth Quarter 2017	10.6%	18.1%	25.5%
Projected 2018	6.2%	12.3%	18.4%
Projected 2019	5.4%	10.9%	16.4%

(1)
Cash Flow defined as Net Income plus Depreciation and Amortization.

Relative Value Analysis

        Select management made an assessment of the range of relative values of the following implied exchange analyses to compare the exchange ratio: (i) discounted cash flows, (ii) EBITDA contribution, (iii) tangible adjusted book value contribution, (iv) revenue contribution, (v) gross profit contribution, (vi) comparable companies trading multiples, (vii) comparable oilfield services transactions of Select and Rockwater, and (viii) valuation of Rockwater's private placement of 8,797,500 shares of class A-1 common stock, $0.01 per share (the "Rockwater Class A-1 Common Stock"), pursuant to Rule 144A, based on their knowledge of the industry.

Implied Exchange Ratio
	Low		High
Discounted Cash Flows Analysis	0.9388x	-	1.8334x
EBITDA Contribution Analysis(1)	0.6654x	-	0.8907x
Tangible Adjusted Book Value Contribution Analysis(2)	0.6819x	-	0.9226x
Revenue Contribution Analysis	1.4974x	-	1.6528x
Gross Profit Contribution Analysis	0.7997x	-	1.0453x
Comparable Companies Trading Multiples	0.7559x	-	1.3747x
Comparable Oilfield Services Transactions	0.8779x	-	1.7434x
Rockwater 144A Valuation	0.7940x	-	1.0743x

(1)
Range based on projected EBITDA contribution analysis provided by Select management.

(2)
Assumes valuation midpoint. Range derived by adding and subtracting 15% from the midpoint.

Relative Discounted Cash Flow Analyses

        Piper Jaffray performed a discounted cash flow analysis of Select and Rockwater to calculate the estimated present value as of September 30, 2017 of the cash flows Select and Rockwater were projected to generate from September 30, 2017 through December 31, 2020, in each case, based on the Select management projections for Select and the Select management projections for Rockwater. Piper Jaffray calculated a terminal value of each company based on a range of EBITDA exit multiples, using its professional judgment given the nature and business of each of Select and Rockwater and the industry in which both operate and Select's current market valuation EBITDA multiples, from 4.0x to 6.0x, to the projected standalone EBITDA of both companies in the terminal year. The cash flows and the terminal value were then discounted to present value using a discount rate of 8.0% to 10.0%, based on an estimate of both companies' weighted average cost of capital calculated using the capital asset pricing model, to derive a range of enterprise values for Select and Rockwater.

Contribution Analysis

        Piper Jaffray analyzed the respective contributions of Select and Rockwater to the combined company using specific historical and estimated future financial metrics, including the relative contribution of EBITDA, revenue and gross profit since 2014 and tangible adjusted book value, based on the historical results of each company, the Select management projections for Select and the Select management projections for Rockwater. For EBITDA, sensitivities were also shown with 0%, 36% and 50% of the Synergies attributed to Rockwater.

Select Publicly Traded Companies Analyses

        Piper Jaffray reviewed and compared certain financial information, ratios and public market multiples for Select and Rockwater to corresponding financial information, ratios and public market multiples for the following publicly traded corporations that provide comparable services as Select and Rockwater and also have material operations in the oilfield services market in North America:

  •
  CES Energy Solutions Corp.

  •
  Flotek Industries, Inc.

  •
  Newpark Resources, Inc.

  •
  TETRA Technologies, Inc.

  •
  Emerge Energy Services LP

  •
  Fairmount Santrol Holdings Inc.

  •
  Hi-Crush Partners LP

  •
  Smart Sand Inc.

  •
  Source Energy Services Ltd.

  •
  U.S. Silica Holdings, Inc.

  •
  Basic Energy Services, Inc.

  •
  C&J Energy Services, Inc.

  •
  Keane Group, Inc.

  •
  Key Energy Services, Inc.

  •
  Mammoth Energy Services, Inc.

  •
  NCS Multistage Holdings, Inc.

  •
  ProPetro Holding Corp.

  •
  RPC, Inc.

  •
  Solaris Oilfield Infrastructure, Inc.

  •
  Superior Energy Services, Inc.

        Although none of the selected companies is directly comparable to Select or Rockwater, the companies included were chosen because they are publicly traded companies with operations that, in Piper Jaffray's experience and professional judgment for purposes of this analysis, may be considered similar to certain aspects of Select or Rockwater's operations, financial profile, size, service profile, geographic exposure and end market exposure.

        Piper Jaffray also calculated and compared various financial multiples and ratios based on information from publicly available historical data and consensus analyst estimates. Enterprise values were calculated for the purpose of these multiples as adjusted for net financial debt, minority interests, equity investments and other debt-like items as disclosed in public filings. The multiples and ratios were calculated using the applicable closing market prices as of July 14, 2017, except for Rockwater which reflects the implied value of Rockwater based on the terms of the merger agreement, shown in the tables below as "Rockwater (At Offer)" and calculated based on net financial debt as of June 30, 2017. The multiples and ratios shown for "Rockwater (At Offer, Adjusted Debt)" reflect Select management's forecasts for net debt as of September 30, 2017, adjusting for assumed cash proceeds from the required divestiture and net present value of tax savings derived from Rockwater's net operating losses, as estimated by Select management. For multiples of tangible book value, multiples were shown for Rockwater using latest available full balance sheet information as of May 31, 2017.

			Enterprise Value To
	Capitalization
			EBITDA
	Market Equity Value	Enterprise Value				Adjusted Book Value	Tangible Adj. Book Value	Net Debt to 2017 EBITDA
($ in millions)			2017P	2018P	2019P
OFS Chemicals:
CES Energy Solutions Corp.	$1,250	$1,516	13.8x	10.3x	8.2x	2.1x	3.6x	2.5x
Flotek Industries, Inc.	535	583	17.7x	6.6x	n/a	1.8x	2.6x	1.5x
Newpark Resources, Inc.	664	751	13.3x	7.6x	6.4x	1.3x	1.3x	1.5x
TETRA Technologies, Inc.(1)	332	1,192	29.7x	14.1x	11.6x	1.1x	1.2x	17.6x
Median			15.8x	9.0x	8.2x	1.5x	2.0x	2.0x
Frac Sand Companies:
Emerge Energy Services LP(2)	262	421	11.3x	3.5x	2.9x	2.1x	2.1x	4.3x
Fairmount Santrol Holdings Inc.	838	1,485	8.1x	4.6x	3.6x	1.7x	1.9x	3.5x
Hi-Crush Partners LP(2)	897	1,022	9.3x	4.0x	3.0x	1.2x	1.2x	1.3x
Smart Sand Inc.	320	249	7.3x	2.8x	2.0x	2.6x	2.6x	nmf
Source energy Services Ltd.	316	503	14.1x	5.2x	3.9x	3.6x	3.6x	5.2x
U.S. Silica Holdings, Inc.	2,757	2,611	8.2x	4.8x	4.3x	2.3x	3.5x	nmf
Median			8.7x	4.3x	3.3x	2.2x	2.3x	3.9x
Select SMID-Cap Services:
Basic Energy Services, Inc.	737	923	13.1x	5.0x	3.8x	1.6x	1.6x	2.6x
C&J Energy Services, Inc.	2,243	2,128	15.9x	6.0x	4.2x	2.7x	2.9x	nmf
Keane Group, Inc.	1,806	1,874	12.3x	5.6x	4.5x	4.6x	6.0x	0.5x
Key Energy Services, Inc.	389	553	nmf	6.4x	3.9x	1.5x	1.5x	nmf
Mammoth Energy Services, Inc.	728	719	8.7x	3.9x	3.6x	2.2x	3.2x	nmf
NCS Multistage Holdings, Inc.	1,020	1,109	24.1x	11.5x	7.2x	4.0x	nmf	1.7x
ProPetro Holding Corp.	1,204	1,137	10.8x	4.7x	4.2x	3.7x	3.8x	nmf
RPC, Inc.	4,565	4,460	11.3x	7.3x	6.7x	6.3x	6.6x	nmf
Solaris Oilfield Infrastructure, Inc.	521	523	15.1x	6.3x	4.7x	6.5x	7.7x	0.0x
Superior Energy Services, Inc.	1,693	2,828	18.0x	7.0x	5.4x	1.2x	2.1x	7.2x
Median			13.1x	6.1x	4.3x	3.2x	3.2x	1.7x
Overall Median			13.1x	5.8x	4.2x	2.2x	2.6x	2.5x
Select (Consensus)	$819	$783	7.7x	4.2x	3.3x	1.9x	2.2x	nmf
Select (Management)	$819	$783	7.4x	5.0x	4.5x	1.8x	2.1x	nmf
Rockwater (At Offer)(3)	$457	$513	8.0x	4.8x	4.5x	0.8x	2.2x	0.9x
Rockwater (At Offer, Adjusted Debt)(3)	$457	$490	7.6x	4.6x	4.3x	0.8x	2.2x	0.5x

(1)
Pro forma to exclude CSI Compressco.

(2)
Denotes MLP.

(3)
Projections for Select and Rockwater provided by the Select management.

Select Comparable Transaction Analyses

        Piper Jaffray evaluated the following seven transactions in the NAM oilfield services industry:

				Transaction Value To:
Year	Acquiror	Target	Transaction Value	TTM EBITDA	Projected EBITDA	Tangible Adj. Book Value
2017	Acquiror A(1)	Target A(1)	$610	22.9x	10.1x	6.9x
2017	Acquiror B(1)	Target B(1)	232	18.1x	11.1x	n/a
2017	Ensco plc	Atwood Oceanics	1,760	4.7x	8.7x	0.4x
2017	Trican Well Services	Canyon Services Group	476	nmf	18.2x	1.7x
2017	Wood Group	AMEC FosterWheeler	4,049	9.3x	9.8x	1.5x
2016	Patterson-UTI Energy, Inc.	Seventy Seven Energy	1,760	16.2x	17.1x	2.0x
2016	Acquiror C(1)	Target C(1)	251	10.9x	9.3x	n/a
	Median		$1,760	13.6x	10.1x	1.7x
	Rockwater (At Offer)		$513	nmf	4.8x	2.2x
	Rockwater (At Offer, Adjusted Debt)		$490	28.8x	4.6x	2.1x

(1)
Names disguised where Piper Jaffray has proprietary information.

        Piper Jaffray evaluated the following fifteen transactions in the oilfield chemicals industry:

				Transaction Value To:
Year	Acquiror	Target	Transaction Value	TTM EBITDA	Projected EBITDA
2016	KMG	Flowchem	$495	11.5x	n/a
2016	Acquiror A(1)	Target A(1)	n/a	14.0x	n/a
2016	Acquiror B(1)	Target B(1)	78	11.5x	9.7x
2014	Innospec	Independence Oilfield Chemicals	228	7.5x	n/a
2014	Calumet Specialty Products Partners	Anchor Drilling Fluids USA, Inc. (ADF Holdings)	235	6.7x	n/a
2014	Acquiror C(1)	Target C(1)	84	10.0x	8.4x
2014	Acquiror D(1)	Target D(1)	180	11.3x	10.0x
2014	Acquiror E(1)	Target E(1)	150 - 250	10.3x	n/a
2013	Acquiror F(1)	Target F(1)	253	11.0x	n/a
2013	Solvay	Chemlogics Group LLC	1,345	10.8x	n/a
2013	Flotek	Florida Chemical Company	102	7.5x	n/a
2013	Canadian Energy Services	JACAM Chemicals	238	9.5x	n/a
2012	Univar	Magnablend	550	7.9x	6.1x
2012	Ecolab	Champion Technologies	2,200	11.4x	n/a
2011	Acquiror G(1)	Target G(1)	650	13.0x	8.1x
	Median		$238	10.4x	9.0x
	Rockwater (At Offer)		$513	nmf	4.8x
	Rockwater (At Offer, Adjusted Debt)		$490	28.8x	4.6x

(1)
Names disguised where Piper Jaffray has proprietary information.

        No transaction utilized as a comparison in the precedent transaction analysis is identical to the transactions contemplated by the merger agreement. In evaluating the transactions contemplated by the merger agreement, Piper Jaffray made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, such as determining the median and range, is not in itself a meaningful method of using comparable transaction data. Also, the transaction multiples for precedent transactions reflect the cyclicality of the oilfield services industry.

Other Analysis

        On February 27, 2017, Rockwater completed a private placement of 8,797,500 shares of Rockwater Class A-1 Common Stock pursuant to Rule 144A of the Securities Act (the "Rockwater 144A Offering"). On March 28, 2017, Rockwater acquired Crescent Companies ("Crescent") from White Deer Energy L.P. for $206 million (the "Crescent Acquisition"). Piper Jaffray reviewed the combined enterprise value of the Rockwater 144A Offering and the Crescent Acquisition against the enterprise value of Select's private placement of 16,100,000 shares of Select Class A-1 Common Stock on December 20, 2016.

Miscellaneous

        Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for corporate and other purposes. Select selected Piper Jaffray to act as its financial advisor based on Piper Jaffray's qualifications, expertise and knowledge of the oil service industry.

        Piper Jaffray was engaged by Select to act as its financial advisor in connection with the transactions contemplated by the merger agreement by entering into an engagement letter dated June 8, 2017. Pursuant to the engagement letter, Select agreed to pay Piper Jaffray (i) an opinion fee of $1,000,000 upon delivery of the opinion to Select, which will be credited against the transaction fee and (ii) contingent upon closing of the transactions contemplated by the merger agreement, a transaction fee of $2,500,000. Piper Jaffray's opinion fee is not contingent upon the consummation of the transactions contemplated by the merger agreement or the conclusions reached in its opinion. Pursuant to the engagement letter, Select also agreed to reimburse Piper Jaffray for certain expenses, retainers and deposits in connection with its services up to $100,000 and to indemnify Piper Jaffray against certain liabilities arising out of its engagement.

        Piper Jaffray and its affiliates have in the past provided and are currently providing financial advisory and financing services to Select and Rockwater and certain of their affiliates including, during the past three years, having acted as a co-manager in connection with Select's initial public offering of class A common stock and having represented affiliates of Rockwater in connection with certain acquisitions, dispositions and potential financings, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Piper Jaffray's business, it and its affiliates may actively trade securities of Select and Rockwater for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Select, Rockwater or entities that are affiliated with Select or Rockwater, for which Piper Jaffray would expect to receive compensation. Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray's Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to Select and the transactions contemplated by the merger agreement and other participants in the transactions contemplated by the merger agreement that differ from the views of Piper Jaffray's investment banking personnel.

Unaudited Prospective Financial Information

        Select does not as a matter of course make public long-term projections as to its future earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Select is including the following summary of certain internal, unaudited prospective financial information from Select's management's projections for Select and Rockwater solely because that information was made available to the Select board of directors and Piper Jaffray in connection with the mergers.

        The inclusion of the below information should not be regarded as an indication that Select, Piper Jaffray or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

        The unaudited prospective financial information of Select and Rockwater prepared by Select management was, in general, prepared solely for Select's internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

        While presented in this information statement with numeric specificity, the information set forth in the summary of Select's and Rockwater's prospective financial information contained in this information statement was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Select's management, including, among other things, Select's and Rockwater's future results, oil and gas industry activity, commodity prices, demand for oil, natural gas and water-related services, North America rig counts, capacity utilization, and general economic and regulatory conditions. Select believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Select had at the time. However, important factors that may affect actual results and cause the results reflected in Select's and Rockwater's prospective financial information not to be achieved include, among other things, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

        The Select and Rockwater unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. Grant Thornton LLP is the independent registered public accounting firm for Select and is referred to as "Grant Thornton." PricewaterhouseCoopers LLP is the independent registered public accounting firm for Rockwater and is referred to as "PwC." The prospective financial information included in this information statement has been prepared by, and is the responsibility of, Select's management. Neither Grant Thornton nor PwC have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Grant Thornton and PwC do not express an opinion or any other form of assurance with respect thereto. The Grant Thornton and PwC reports included in this information statement relate to Select's and Rockwater's, respectively, historical financial information. They do not extend to the prospective financial information and should not be read to do so.

        Except as required by applicable securities laws, Select does not intend to make publicly available any update or other revision to the prospective financial information. The prospective financial information for Select and Rockwater does not take into account any circumstances or events occurring after the date that information was prepared. Readers of this information statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. None of Select nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Select stockholder or any other person regarding either Select's or Rockwater's ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved. Rockwater has made no representation to Select, in the merger agreement or otherwise, concerning the Rockwater prospective financial information. Similarly, Select has made no representation to Rockwater, in the merger agreement or otherwise, concerning the Select prospective financial information.

        Select Management Projections for Select.    The following table sets forth certain summarized prospective financial information regarding Select for the second half of 2017 through 2020, which was prepared by Select management.

	2H 2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$292	$672	$722	$770
Adjusted EBITDA(1)	66	156	172	186

(1)
We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to generally accepted accounting principles ("GAAP"), plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures. Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

        Select Management Projections for Rockwater.    The following table sets forth certain summarized prospective financial information regarding Rockwater for the second half of 2017 through 2020, which was prepared by Select management.

	2H 2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$383	$849	$890	$938
Adjusted EBITDA(1)	46	106	115	126

(1)
We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures. Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

        The unaudited prospective financial information for Select and Rockwater for the second half of 2017 took into account each company's current operational and financial performance in conjunction with expected performance using certain assumptions around anticipated activity levels of key customers. Revenue growth expectations for the years 2018 through 2020 were prepared in part based upon evaluating certain assumptions, including rig and well count projections from independent third-party research firms. In addition, certain management assumptions were made regarding potential completions activity from the drawdown of the drilled, uncompleted well backlog, reported by the Energy Information Administration to be in excess of 7,000 drilled, uncompleted wells as of July 2017. Adjusted EBITDA growth is driven by incremental margin growth on the incremental revenues. The forecasts do not reflect any contribution from direct or indirect revenue or cost saving synergies relating to the contemplated transactions.

The Merger Agreement

        The following section summarizes material provisions of the merger agreement, which is attached to this information statement as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Select and Rockwater are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this information statement. This summary is qualified in its entirety by reference to the merger agreement.

        The merger agreement is included in this information statement to provide you with information regarding its terms and is not intended to provide any factual information about Select or Rockwater. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  are not necessarily intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

  •
  have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this information statement.

Terms of the Mergers; Merger Consideration

        The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the corporate merger, Corporate Merger Sub will merge with and into Rockwater and the separate existence of Corporate Merger Sub will cease. Rockwater will be the surviving corporation in the corporate merger and will become a wholly owned subsidiary of Select (in such capacity, the "surviving corporation"). At the effective time of the corporate merger, each outstanding share of Rockwater Class A common stock, Rockwater Class A-1 common stock and Rockwater Class B common stock (other than shares owned by Rockwater, shares owned by Select, Corporate Merger Sub or any of Select's subsidiaries, which will be canceled at the effective time of the corporate merger and no consideration will be delivered in exchange therefor, and shares that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to and who complies in all respects with the provisions of Section 262 of the DGCL (as defined below)), will be converted into the right to receive a number of shares of Select Class A common stock, Select Class A-2 common stock and Select Class B common stock, respectively, each in an amount equal to the exchange ratio (as described below), provided that (i) if any holder of Rockwater Class A common stock or Rockwater Class A-1 common stock is not an accredited investor (as determined by Select in its reasonable discretion), such holder will instead receive a cash payment based upon the number of shares of Select common stock that such holder would otherwise be entitled to receive and the volume weighted average price of Select Class A common stock for the five consecutive trading days ending on the date immediately prior to the closing date and (ii) if any holder of Rockwater Class B common stock is not an accredited investor (as determined by Select in its reasonable discretion), such shares of Rockwater Class B common stock will be canceled, and such holder will not be entitled to any consideration (in addition to what such holder would receive for Rockwater LLC units, as described below) in exchange for such shares.

        The merger agreement also provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the Limited Liability Company Act of the State of Delaware, at the effective time of the LLC merger, LLC Merger Sub will merge with and into Rockwater LLC and the separate existence of LLC Merger Sub will cease. Rockwater LLC will be the surviving limited liability company in the LLC merger and will become an indirect wholly owned subsidiary of SES Holdings. At the effective time of the LLC merger, all units of Rockwater LLC will be converted into the right to receive a number of units of SES Holdings in an amount equal to the exchange ratio, provided that if any holder of units of Rockwater LLC is not an accredited investor, such holder will instead receive a cash payment based upon the volume weighted average price of Select Class A common stock for the five consecutive trading days ending on the date immediately prior to the closing date.

        The exchange ratio will be equal to 0.7777, provided that it may be reduced (but not increased) prior to closing under certain circumstances set forth in the merger agreement.

        As of the effective time of the corporate merger, each outstanding and unexercised option to purchase shares of Rockwater Class A common stock will be converted into an option to purchase shares of Select Class A common stock (a "Replacement Option"), with the same terms and conditions as in effect immediately prior to the effective time of the corporate merger, in an amount determined by multiplying the number of shares of Rockwater Class A common stock subject to such options as of immediately prior to the effective time of the corporate merger by the exchange ratio, at an exercise price per share of Select Class A common stock equal to the exercise price per share of Rockwater Class A common stock under such option divided by the exchange ratio.

        As of the effective time of the corporate merger, each outstanding restricted stock award of Rockwater Class A common stock will be converted into a restricted stock award of Select Class A common stock (a "Replacement Restricted Stock Award" and, collectively, together with the Replacement Options, the "Replacement Awards"), with the same terms and conditions as in effect immediately prior to the effective time of the corporate merger, in an amount equal to the number of shares of Select Class A common stock determined by multiplying the number of shares of Rockwater Class A common stock subject to such restricted stock award as of immediately prior to the effective time of the corporate merger by the exchange ratio.

        Select will not issue fractional shares of Select Class A common stock, Select Class A-2 common stock or Select Class B common stock pursuant to the merger agreement. Instead, any holder of Rockwater Class A common stock or Rockwater Class A-1 common stock who would otherwise be entitled to receive a fraction of a share of Select Class A common stock or Select Class A-2 common stock will receive cash (without interest) in lieu of such fraction of a share, upon surrender of such holder's shares of Rockwater Class A common stock or Rockwater Class A-1 common stock, in an amount equal to the product of (i) such fractional part of a share of Select Class A Common Stock or

Select Class A-2 common stock, as applicable, multiplied by (ii) the volume weighted average price of Select Class A common stock for the five consecutive trading days ending on the date immediately prior to the closing date. Any holder of Rockwater Class B common stock who would otherwise be entitled to receive a fraction of a share of Select Class B common stock will have such shares of Rockwater Class B common stock canceled, and such holder will not be entitled to any additional consideration in exchange for such fractional share of Rockwater Class B common stock.

        SES Holdings will not issue fractional units of SES Holdings pursuant to the merger agreement. Instead, any holder of Rockwater LLC units who would otherwise be entitled to receive a fraction of a unit of SES Holdings will receive cash (without interest) in lieu of such fraction of a unit, upon surrender of such holder's units of Rockwater LLC, in an amount equal to the product of (i) such fractional part of a unit of SES Holdings multiplied by (ii) the volume weighted average price of Select Class A common stock for the five consecutive trading days ending on the date immediately prior to the closing date.

        Any shares of Rockwater Class A common stock, Rockwater Class A-1 common stock or Rockwater Class B common stock issued and outstanding immediately prior to the effective time of the corporate merger that are held by a record holder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL will not be converted into the right to receive applicable shares of Select common stock but instead will be converted into a right to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL, and at the effective time of the corporate merger will automatically be canceled and cease to exist. No dissenters' or appraisal rights will be available to any holders of units of Rockwater LLC with respect to the mergers.

Post-Closing Governance

        In connection with the closing of the mergers, under the merger agreement, John Schmitz, the current Chairman and Chief Executive Officer of Select, will continue as Executive Chairman of the board of directors of Select, and Holli C. Ladhani, the current President, Chief Executive Officer and Chairman of the board of directors of Rockwater, will be appointed President and Chief Executive Officer of Select. At the closing of the corporate merger, under the merger agreement, Select will take all necessary corporate action to appoint to the board of directors of Select the following persons: (i) Holli C. Ladhani, as President and Chief Executive Officer, and (ii) three directors who are current members of Rockwater's board of directors designated by Rockwater, after consultation with Select (the "Rockwater directors"). Additionally, at the closing of the corporate merger, a nominating and governance committee of the Select board of directors will be formed, and one of the Rockwater directors will be appointed as chairman thereof. See "Board of Directors and Executive Management Following the Transaction."

        Upon the closing of the transactions contemplated by the merger agreement, we expect that Select will cease to be a "controlled company" under the rules and regulations of the NYSE.

        The merger agreement also requires Select to use commercially reasonably efforts to enter into an agreement with White Deer Energy L.P. pursuant to which, from and after the effective time of the corporate merger, White Deer Energy L.P. will have the right to appoint a single representative as a board observer with respect to the Select board of directors, provided, that such agreement will (i) terminate on the date on which White Deer Energy L.P. and its affiliates no longer beneficially own at least 50% of the shares of Select common stock that they beneficially own as of the closing and (ii) include reasonable confidentiality obligations.

Equityholder Approval

        On July 18, 2017, the Select consenting stockholders executed and delivered the Select stockholder consent, which become effective immediately following the execution of the merger agreement.

        In addition, on July 18, 2017, (i) holders of approximately 53.2% of the outstanding shares of common stock of Rockwater (voting as a single class) executed and delivered a written consent adopting and approving the merger agreement and the transactions contemplated thereby, including the corporate merger, which consent became effective immediately following the execution of the merger agreement, and (ii) holders of approximately 85.8% of the outstanding Rockwater LLC units approved and adopted a written consent approving and adopting the merger agreement and the transactions contemplated thereby, including the LLC merger, which consent became effective immediately following the execution of the merger agreement.

        As a result of the consents described above, no further approval by the equityholders of Select, SES Holdings, Rockwater or Rockwater LLC is required to consummate the transactions contemplated by the merger agreement.

Completion of the Mergers

        The closing of the mergers will take place on the third business day following the date on which the last condition to the completion of the mergers has been satisfied or waived, or such other date as Select and Rockwater mutually agree. Each of the corporate merger and the LLC merger will become effective at the date and time the parties file each merger's respective certificate of merger with the Delaware Secretary of State, or at such subsequent time as agreed to in writing by Select and Rockwater and specified in such certificate of merger. In no event will the effective time of the LLC merger occur prior to the effective time of the corporate merger.

        Select and Rockwater currently expect the closing of the mergers to occur early in the fourth quarter of 2017. However, as the mergers are subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Select and Rockwater could result in the mergers being completed at an earlier time, a later time or not at all. See "—Conditions to Completion of the Mergers."

Representations and Warranties

        The merger agreement contains representations and warranties made by each party to the merger agreement regarding aspects of such party's business, financial condition, structure and other facts pertinent to the mergers. Each of the parties to the merger agreement has made representations and warranties regarding, among other things:

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  organization, good standing and power;

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  authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

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  capital structure;

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  absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

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  required regulatory filings and consents and approvals of governmental entities;

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  financial statements and absence of undisclosed liabilities;

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  absence of certain changes and events since December 31, 2016;

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  information supplied in this information statement;

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  intellectual property matters;

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  title to and leasehold interests in real properties;

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  employee compensation and benefits matters;

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  tax matters;

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  environmental matters;

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  compliance with laws;

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  absence of certain litigation;

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  material contracts;

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  insurance;

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  labor matters;

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  regulatory matters and permits; and

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  customers and suppliers.

        Select, SES Holdings, Corporate Merger Sub and LLC Merger Sub also made additional representations and warranties relating to:

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  absence of untrue statements of a material fact or omissions of any material fact in Securities and Exchange Commission ("SEC") filings since April 26, 2017;

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  the debt commitment letter with Wells Fargo Bank, N.A. (the "debt commitment letter"); and

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  ownership of any Rockwater common stock.

        Rockwater and Rockwater LLC also made additional representations and warranties relating to the ownership of subsidiaries and the inapplicability of takeover statutes and provisions.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a "material adverse effect" generally means, with respect to any person, any circumstances, developments, changes, events, effects or occurrences that have (i) a material and adverse effect on the ability of any party to consummate or that would prevent or materially impede, interfere with or delay the consummation of the mergers by the specified end date or (ii) a material and adverse effect upon the financial condition, results of operations, properties, assets or liabilities of such person and its subsidiaries taken as a whole excluding:

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  any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Select or Rockwater and each of their respective subsidiaries, as applicable, taken as a whole, as compared to other persons operating in such industry in the same regions and segments as Select or Rockwater, as applicable;

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  any circumstance, development, change (including changes in applicable law), event, effect or occurrence that generally affects the industries in which Select or Rockwater and each of their respective subsidiaries, as applicable, are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or persons operating in such industries in the same regions as Select or Rockwater and each of their respective subsidiaries, as applicable), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Select or Rockwater and each of their respective subsidiaries, as applicable, taken as a whole, as compared to other persons operating in such industry in the same regions and segments as Select or Rockwater, as applicable;

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  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Select's or Rockwater's and each of their respective subsidiaries' physical properties to the extent such change or effect would otherwise constitute a material adverse effect);

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  any failure to meet internal or analysts' estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a material adverse effect has occurred or is reasonably expected to occur);

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  any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the transactions contemplated by the merger agreement;

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  any change in GAAP, or in the interpretation thereof, as imposed upon Select or Rockwater and each of their respective subsidiaries, as applicable, or their respective businesses or any change in applicable laws, or in the interpretation thereof; or

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  solely with respect to Select and its subsidiaries, a decline in market price, or a change in trading volume, of the Select Class A common stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a material adverse has occurred or is reasonably expected to occur).

Conduct of Business

        Each of Select and Rockwater has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the closing. In general, each of Select and Rockwater has agreed to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, including by using its commercially reasonable efforts to preserve substantially intact its current business organization, retain its key officers and key employees, and maintain its existing relations and goodwill with key suppliers and customers.

        In addition, Select has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the closing, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Rockwater as provided in the merger agreement, as required by applicable law or as consented to in advance by Rockwater, which consent may not be unreasonably withheld, delayed or conditioned):

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  declare, set aside or pay dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests other than dividends and distributions by a direct or indirect wholly owned subsidiary of Select or SES Holdings to Select or SES Holdings, or to another direct or indirect wholly owned subsidiary of Select or SES Holdings, pursuant to any registration rights agreements or certain tax distributions;

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  split, combine, or reclassify any of its capital stock or other equity or voting interests;

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  offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of Select Class A common stock, Select Class A-2 common stock or Select Class B common stock or any equity awards, or the value of Select or any part thereof, other than:

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  the issuance of shares of Select Class A common stock, Select Class A-2 common stock or Select Class B common stock upon the vesting of equity awards of Select outstanding as of the date of the merger agreement (and in accordance with their terms);

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  issuance of Select Class A common stock, Select Class A-2 common stock or Select Class B common stock in connection with any acquisition of assets or securities of all or a portion of all of the business or property of another person, or any merger, consolidation or other business transaction permitted by the merger agreement; or

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  permitted liens.

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  amend its existing certificate of incorporation or bylaws or adopt any change in the comparable similar organizational documents of any of its subsidiaries (including by merger, consolidation or otherwise);

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  consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge, consolidate, combine or amalgamate with any other person (except with respect to its subsidiaries other than SES Holdings, or as otherwise permitted under the merger agreement);

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  acquire by merger or otherwise, or lease any assets or securities or all or any portion of the business or property of any entity or merge, consolidate or enter into any other business combination transaction with any person, in each case other than (i) pursuant to an agreement of Select or any of its subsidiaries in effect on the date of the merger agreement and disclosed to Rockwater or (ii) acquisitions for which the purchase price is $7,500,000 individually and $15,000,000 in the aggregate;

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  make any capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in Select's capital expenditure budget for such fiscal quarter as disclosed to Rockwater (except for capital expenditures to repair damages resulting from insured casualty events where there is a reasonable basis for a claim of insurance, or made in response to an emergency);

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  sell, lease, exchange or otherwise dispose of any portion of its properties or assets, other than (i) pursuant to an agreement in effect as of the date of the merger agreement and disclosed to Rockwater, (ii) sales, leases and dispositions of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice, and that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter, (iii) disposition of obsolete or worn-out equipment or assets that are no longer used in the course of ordinary business consistent with past practice or (iv) transactions solely among Select, SES Holdings and their respective wholly owned subsidiaries;

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  incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any material encumbrances on any property or assets of Select or any of its subsidiaries in connection with any indebtedness, other than:

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  in the ordinary course of business consistent with past practice;

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  indebtedness under existing credit facilities;

    •
    permitted liens; or

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    in connection with the repayment of any indebtedness of Select and its subsidiaries, any financing in connection with the consummation of the mergers or in connection with any permitted acquisitions by Select or any of its subsidiaries.

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  make any (i) loans, advances or extension of credit other than trade credit to customers in the ordinary course of business consistent with past practice or (ii) capital contributions to, or investments in, any other person, other than any direct or indirect wholly owned subsidiary of Select or any direct or indirect wholly owned subsidiary of SES Holdings;

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  settle any legal proceeding against Select or any of its subsidiaries (including claims of stockholders and any stockholder litigation relating to the merger agreement, the mergers or otherwise) for an amount in excess of $1,000,000 individually and $3,000,000 in the aggregate, in each case net of insurance proceeds, other than the settlement or compromise of any legal proceedings that involves a material conduct remedy or material injunctive or similar relief, involves an admission of criminal wrongdoing by Select or any of its subsidiaries or has a restrictive impact on the business of Select and its subsidiaries, taken as a whole, in any material respect;

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  waive or release any material claim or legal proceeding brought by Select or any of its subsidiaries against another person, other than in the ordinary course of business consistent with past practice;

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  enter into any material contract other than in the ordinary course of business consistent with past practice; provided, however, that any material contract entered into in the ordinary course of business consistent with past practice will not, as a result of the consummation of the transactions contemplated by the merger agreement, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Select or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract;

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  other than in the ordinary course of business consistent with past practice, modify, amend, terminate or assign, or waive or assign any material rights under, any material contract; provided, however, that any material contract entered into in the ordinary course of business consistent with past practice will not, as a result of the consummation of the transactions contemplated by the merger agreement, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Select or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract;

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  adopt or enter into any collective bargaining agreement or other contract with a labor union or representative of employees that is applicable to the employees of Select or any of its subsidiaries;

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  grant any increases in the compensation (including incentive, severance, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Select or its subsidiaries, other than:

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  as required by a Select benefit plan in accordance with its terms as in effect as of the date of the merger agreement; or

    •
    increases available to employees and non-executive officers in the ordinary course of business (including promotions in the ordinary course of business).

  •
  grant or provide any change-in-control, severance or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Select or any of its subsidiaries;

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  establish, adopt, enter into, amend or terminate any Select benefit plan or any other plan, policy, program, agreement or arrangement that would be a Select benefit plan if in effect on the date of the merger agreement;

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  enter into, amend or terminate any collective bargaining agreement or similar agreement;

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  hire, promote or terminate the employment or service (other than for cause) of any employee or other individual service provider of Select or any of its subsidiaries with a total annual compensation opportunity in excess of $250,000;

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  take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation of benefits under any Select benefit plan;

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  other than in the ordinary course of business consistent with past practice, (i) change, make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where Select or one of its subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (ii) settle or compromise any material legal proceeding relating to taxes or (iii) change any material method of tax accounting;

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  except as required by GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

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  fail to keep in full force or find a substantially comparable replacement for all insurance policies; or

  •
  authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

        Rockwater has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the closing, including, without limitation, to not do any of the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to Select as provided in the merger agreement, as required by applicable law or as consented to in advance by Select, which consent may not be unreasonably withheld, delayed or conditioned):

  •
  declare, set aside or pay dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests other than dividends or distributions by a direct or indirect wholly owned subsidiary of Rockwater or Rockwater LLC to Rockwater or Rockwater LLC, or to another direct or indirect wholly owned subsidiary of Rockwater or Rockwater LLC, pursuant to the registration rights agreement or certain tax distributions;

  •
  split, combine, or reclassify any of its capital stock or other equity or voting interests;

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  purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of Rockwater or any of its subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, other than (i) as required by the terms of any capital stock or equity interest of a subsidiary of Rockwater or (ii) for any acquisition of shares of Rockwater

    Class A common stock, Rockwater Class A-1 common stock or Rockwater Class B common stock tendered by holders of Rockwater stock options or restricted stock awards in accordance with the terms of the Rockwater equity plan and the applicable award agreements as in effect on the date of the merger agreement to satisfy obligations to pay exercise price and other withholding obligations;

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  offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of Rockwater Class A common stock, Rockwater Class A-1 common stock, Rockwater Class B common stock, Rockwater stock options or restricted stock awards or the value of Rockwater or any part thereof, other than:

  •
  the issuance of shares of its common stock upon the exercise of Rockwater stock options or the vesting of Rockwater restricted stock awards outstanding as of the date of the merger agreement (and in accordance with their terms); or

  •
  permitted liens.

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  amend its existing certificate of incorporation or bylaws or adopt any change in the comparable similar organizational documents of any of its subsidiaries (including by merger, consolidation or otherwise);

  •
  consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merge, consolidate, combine or amalgamate with any other person (except with respect to its subsidiaries other than Rockwater LLC, or as otherwise permitted under the merger agreement);

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  acquire (including by merging or consolidating with, purchasing any equity interest or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business or any person or other business organization or division thereof, in each case other than (i) pursuant to an agreement of Rockwater or any of its subsidiaries in effect on the date of the merger agreement and disclosed to Select or (ii) acquisitions for which the purchase price is $5,000,000 individually and $10,000,000 in the aggregate;

  •
  make any capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in Rockwater's capital expenditure budget for such fiscal quarter as disclosed to Select (except for capital expenditures to repair damages resulting from insured casualty events where there is a reasonable basis for a claim of insurance, or made in response to an emergency);

  •
  sell, lease, exchange or otherwise dispose of any portion of its properties or assets, other than (i) pursuant to an agreement in effect as of the date of the merger agreement and disclosed to Select, (ii) sales, leases and dispositions of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice, and that do not exceed $250,000 individually or $1,000,000 in the aggregate, (iii) disposition of obsolete or worn-out equipment or assets that are no longer used in the ordinary course of business consistent with past practice, (iv) transactions solely among Rockwater, Rockwater LLC and their respective wholly owned subsidiaries or (v) the required divestiture or the business to be divested pursuant to the required divestiture;

  •
  incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any material encumbrances on any property or assets of Rockwater or any of its subsidiaries in connection with any indebtedness, other than in the ordinary course of business consistent with past practice, permitted liens or indebtedness under existing credit facilities;

  •
  make any (i) loans, advances or extension of credit other than trade credit to customers in the ordinary course of business consistent with past practice or (ii) capital contributions to, or investments in, any other person, other than any direct or indirect wholly owned subsidiary of Rockwater or any direct or indirect wholly owned subsidiary of Rockwater LLC (other than the business to be divested in the required divestiture);

  •
  other than litigation in respect of any transactions entered into pursuant to the merger agreement, settle any legal proceeding against Rockwater or any of its subsidiaries (including claims of stockholders and any stockholder litigation relating to the merger agreement, the mergers or otherwise) for an amount in excess of $1,000,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds, other than the settlement or compromise of any legal proceedings that involves a material conduct remedy or material injunctive or similar relief, involves an admission of criminal wrongdoing by Rockwater or any of its subsidiaries or has a restrictive impact on the business of Rockwater and its subsidiaries, taken as a whole, in any material respect;

  •
  other than litigation in respect of any transactions entered into pursuant to the merger agreement, waive or release any material claim or legal proceeding brought by Rockwater or any of its subsidiaries against another person, other than in the ordinary course of business consistent with past practice;

  •
  enter into any material contract other than in the ordinary course of business consistent with past practice; provided, however, that any material contract entered into in the ordinary course of business consistent with past practice will not, as a result of the consummation of the transactions contemplated by the merger agreement, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Rockwater or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract or in any way purport to materially restrict the business activity of Rockwater or its subsidiaries or to materially limit the freedom of Rockwater or its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

  •
  other than in the ordinary course of business consistent with past practice, modify, amend, terminate or assign, or waive or assign any material rights under, any material contract; provided, however, that any material contract entered into in the ordinary course of business consistent with past practice will not, as a result of the consummation of the transactions contemplated by the merger agreement, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any encumbrance in or upon any of the properties or assets of Rockwater or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such contract or in any way purport to materially restrict the business activity of Rockwater or its subsidiaries or to materially limit the freedom of Rockwater or its subsidiaries to engage in any line of business or to compete with any person or in any geographic area;

  •
  adopt or enter into any collective bargaining agreement or other contract with a labor union or representative of employees that is applicable to the employees of Rockwater or any of its subsidiaries;

  •
  grant any increases in the compensation (including incentive, severance, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Rockwater or its subsidiaries, other than as required by a Rockwater benefit plan in accordance with its terms as in effect as of the date of the merger agreement;

  •
  grant or provide any change-in-control, severance or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Rockwater or any of its subsidiaries;

  •
  establish, adopt, enter into, amend or terminate any Rockwater benefit plan or any other plan, policy, program, agreement or arrangement that would be a Rockwater benefit plan if in effect on the date of the merger agreement;

  •
  enter into, amend or terminate any collective bargaining agreement or similar agreement;

  •
  hire, promote or terminate the employment or service (other than for cause) of any employee or other individual service provider of Rockwater or any of its subsidiaries with a total annual compensation opportunity in excess of $250,000;

  •
  take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation of benefits under any Rockwater benefit plan;

  •
  other than in the ordinary course of business consistent with past practice, (i) change, make or rescind any material election relating to taxes (including any election for any joint venture, partnership, limited liability company or other investment where Rockwater or one of its subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (ii) settle or compromise any material legal proceeding relating to taxes or (iii) change any material method of tax accounting;

  •
  except as required by GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

  •
  fail to keep in full force or find a substantially comparable replacement for all insurance policies;

  •
  modify, amend, terminate, waive or assign any rights under the registration rights agreement;

  •
  enter into or amend any related party transaction other than in the ordinary course of business consistent with past practice or if entering into the required divestiture with an affiliate of Rockwater;

  •
  file any registration statement with the SEC or take any actions in furtherance of an initial public offering of common stock or other securities of Rockwater (provided Rockwater will not be required to withdraw any registration statement already filed prior to the date of the merger agreement);

  •
  take any action that has the effect of transferring assets of Rockwater or any of its subsidiaries to the business related to the required divestiture, or causing Rockwater or its subsidiaries to assume any liabilities of the business related to the required divestiture; or

  •
  authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

No Solicitation of Competing Proposals

        Each of Select and Rockwater has agreed that it will, and will cause its respective subsidiaries and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted prior to the execution of the merger agreement with respect to an acquisition proposal (as defined below), request the return or destruction of all confidential information previously provided to such parties by or on behalf of such entity or its subsidiaries and immediately prohibit any access by any person (other than, with respect to Select, Rockwater and its subsidiaries and its and their representatives and, with respect to Rockwater, Select and its subsidiaries and its and their representatives) to any physical or electronic data room relating to a possible acquisition proposal.

        An "acquisition proposal" means any bona fide written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry, or indication of interest by, with respect to Select, Rockwater and its subsidiaries and affiliates and, with respect to Rockwater, Select and its subsidiaries and affiliates) relating to:

  •
  any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which such entity, or any of its subsidiaries which collectively constitute or account for 20% or more of the consolidated net revenues, net income, or assets of such entity and its subsidiaries, is a constituent corporation, (ii) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of such entity or any of its subsidiaries, or (iii) in which such entity or any of its subsidiaries issues or sells securities representing more than 20% of the outstanding voting securities of such entity or any of its subsidiaries; or

  •
  any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of such entity or any of its subsidiaries.

        Subject to certain exceptions described below, each of Select and Rockwater has agreed that it will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause certain of its representatives not to, directly or indirectly:

  •
  solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any acquisition proposal;

  •
  furnish any nonpublic information regarding such entity or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal;

  •
  engage in discussions or negotiations with any person with respect to any acquisition proposal;

  •
  approve, endorse, or recommend an acquisition proposal; or

  •
  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

Efforts to Complete the Mergers

        Each of Select and Rockwater has agreed to cooperate fully with each other and to use their reasonable best efforts to cause the mergers and the other transactions contemplated by the merger agreement to be consummated as promptly as reasonably practicable.

        Each of Select and Rockwater has agreed to take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under any applicable law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate, and minimize the impact of, each and every impediment under any applicable law that may be asserted by any governmental authority with respect to the mergers, in each case so as to enable the closing to occur as promptly as reasonably practicable (and in any event no later than the applicable end date), provided that the parties to the merger agreement will not be required to take any such action that would cause a "substantial detriment" (as defined below) and that Select may take any reasonable action to resist or reduce the scope of any action that has been proposed by any such governmental authority so long as it does not delay the consummation of the transactions contemplated by the merger agreement to a date later than the applicable end date. On August 23, 2017, Select and Rockwater were notified by United States antitrust authorities that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") had been granted.

        A "substantial detriment" means:

  •
  any material limitation, restriction or prohibition on the ability of Select or any of its subsidiaries effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of equity interests of Rockwater or Rockwater LLC to be acquired or owned pursuant to the transactions contemplated by the merger agreement or the assets of Rockwater and its subsidiaries;

  •
  a loss by Select or any of its subsidiaries of a material benefit or material benefits (including, without limitation, revenue or cost synergies), after taking into account the adverse effect of the proposed actions on Select and its subsidiaries (including, for these purposes, Rockwater, Rockwater LLC and its subsidiaries), arising from or relating to the transactions contemplated by the merger agreement; or

  •
  an impact that is materially adverse to the assets, business, results of operation or financial condition of Select and its subsidiaries, taken as a whole and determined after giving effect to the transactions contemplated by the merger agreement.

Employee Benefits Matters

        Select and Rockwater have agreed that each Rockwater employee as of the closing date who remains an employee of the surviving corporation or any of its subsidiaries immediately after the effective time of the corporate merger will be provided with, for a period of at least 12 months following the effective time of the corporate merger, employee benefits that, in the aggregate, are substantially comparable to either (i) the employee benefits provided to such continuing employee by Rockwater on the date of the merger agreement or (ii) the employee benefits provided by Select to similarly situated employees of Select and its subsidiaries; provided, however, that nothing in the merger agreement will limit the right of Select or the surviving corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement.

        Rockwater will terminate any benefits plans maintained by Rockwater that Select has requested to be terminated by providing written notice to Rockwater at least 30 days prior to the closing date, so long as such benefit plans can be terminated in accordance with their terms and applicable laws without any adverse consequences occur with respect to any employee benefit plan maintained by Rockwater or any of its ERISA Affiliates (as defined in the merger agreement). All Rockwater employees who remain an employee of the surviving corporation or any of its subsidiaries will be eligible to receive certain retention and severance benefits specified in the applicable disclosure schedule to the merger agreement.

Indemnification and Insurance

        The merger agreement provides that, for a period of six years from the effective time of the corporate merger, the surviving corporation will, and Select will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of Rockwater or any of its subsidiaries and each natural person who served as a director, officer, member, trustee or fiduciary of another person if such service was at the request of Rockwater or any of its subsidiaries against any costs or expenses, including attorneys' fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any legal proceeding arising out of or related to such person's service as a director or officer of Rockwater or its subsidiaries or services performed by such natural person at the request of Rockwater or its subsidiaries at or prior to the effective time of the corporate merger.

        In addition, Select has agreed to purchase, or make arrangements for the surviving corporation to purchase, prior to the effective time of the corporate merger tail policies to the officers' and directors' liability insurance maintained by Rockwater as of the date of the merger agreement, for six years following the effective time of the corporate merger, for each director and officer of Rockwater with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the corporate merger, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Rockwater's existing director and officer policies. However, the surviving corporation will not be required to pay more than 300% per year of coverage of the amount currently paid by Rockwater per year of coverage as of the date of the merger agreement.

Required Divestiture

        The merger agreement requires Rockwater to use reasonable efforts to consummate, as promptly as reasonably practicable after the date of the merger agreement, the divestiture of certain non-core portions of its business (the "required divestiture"). The merger agreement requires Rockwater to keep Select reasonably apprised regarding the status of the required divestiture, and Select will have the right to review and comment upon the definitive transaction documents for the required divestiture.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  mailing all notices required by Sections 228 and 262 of the DGCL, and the reasonable cooperation of each party with the other parties in furtherance of mailing such notices;

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  cooperation between Select and Rockwater in the preparation of this information statement;

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  assumption by Select of Rockwater's rights and obligations under Rockwater's registration rights agreement with FBR Capital Markets & Co., including any relevant securities filings and the filing of a shelf registration statement as soon as reasonably practicable after the closing;

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  access by each party to certain information about the other party;

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  use of reasonable best efforts by Select to do all things reasonably necessary or advisable to consummate the debt financing;

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  use of reasonable best efforts by Rockwater to cooperate with requests of Select in connection with the debt financing of Select;

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  the opportunity of each party to participate in the defense or settlement of any securityholder litigation against the other parties and/or its directors related to the transactions contemplated by the merger agreement; and

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  use of reasonable best efforts by Select to cause the shares of Select Class A common stock (including stock options) to be issued in the corporate merger to be approved for listing (subject to official notice of issuance) on the NYSE.

Conditions to Completion of the Mergers

        The respective obligations of the parties to the merger agreement to effect the mergers and otherwise consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions at or before the closing date:

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  mailing of this information statement to the stockholders of Select pursuant to the merger agreement at least 20 days prior to the closing date;

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  authorization for the listing on the NYSE of the shares of Select Class A common stock to be issued in connection with the corporate merger (including any options), subject to official notice of issuance;

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  expiration or termination of any waiting periods applicable to the consummation of the mergers under the HSR Act (on August 23, 2017, Select and Rockwater were notified by United States antitrust authorities that early termination of the waiting period under the HSR Act had been granted); and

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  absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the mergers illegal or otherwise prohibiting consummation of the mergers.

        In addition, Select's, SES Holdings's, Corporate Merger Sub's and LLC Merger Sub's obligations to effect the mergers are subject to the satisfaction or waiver of the following additional conditions:

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  each of the representations and warranties of Rockwater and Rockwater LLC set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to "materiality," "material adverse effect" and words of similar import) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided that:

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  representations and warranties contained in Rockwater's representation regarding the absence of a material adverse effect since December 31, 2016 must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

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  certain representations and warranties contained in Rockwater's capital structure representation must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, except for any de minimis inaccuracies; and

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    certain representations and warranties related to Rockwater's organization, good standing, authority, representation of brokers, and the inapplicability of state anti-takeover laws, must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date in all material respects.

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  performance of, or compliance with, in all material respects, each of the covenants and obligations required to be performed or complied with by Rockwater and Rockwater LLC under the merger agreement on or prior to the closing date;

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  receipt by Select of a certificate executed by the chief executive officer of Rockwater, dated as of the closing date, confirming the satisfaction of the conditions described in the preceding two bullet points;

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  no occurrence after the date of the merger agreement of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Rockwater;

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  receipt by Select of a tax opinion from its counsel (or another firm reasonably acceptable to Select and Rockwater), dated as of the closing date, that the corporate merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

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  receipt by Select of certain non-foreign status certificates from Rockwater and Rockwater LLC; and

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  the consummation of the required divestiture.

        In addition, Rockwater's and Rockwater LLC's obligations to effect the mergers are subject to the satisfaction or waiver of the following additional conditions:

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  each of the representations and warranties of Select, SES Holdings, Corporate Merger Sub and LLC Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, unless otherwise specified, except where such failures to be true and correct (without regard to qualification or exceptions contained therein as to "materiality," "material adverse effect" and words of similar import) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect; provided that:

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  representations and warranties contained in Select's representation regarding the absence of a material adverse effect since December 31, 2016 must be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date;

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  certain representations and warranties contained in Select's capital structure representation must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date, except for any de minimis inaccuracies, and

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  certain representations and warranties contained in Select's organization, good standing, authority and representation of brokers must be true and correct as of the date of the merger agreement and as of the closing date as though made on the closing date in all material respects.

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  performance of, or compliance with, in all material respects each of the covenants and obligations required to be performed or complied with by Select, SES Holdings, Corporate Merger Sub or LLC Merger Sub under the merger agreement on or prior to the closing date;

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  receipt by Rockwater of a certificate executed by the chief executive officer of Select, dated as of the closing date, certifying the satisfaction of the conditions described in the preceding two bullet points;

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  no occurrence after the date of the merger agreement of any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Select;

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  receipt by Rockwater of a tax opinion from its counsel (or another firm reasonably acceptable to Select and Rockwater), dated as of the closing date, that the corporate merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

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  the filing by Select of the amended and restated certificate of incorporation with the Delaware secretary of state.

Termination of the Merger Agreement

        The merger agreement may be terminated prior to the effective time of the corporate merger under the following circumstances:

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  by mutual written consent of the parties to the merger agreement;

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  by either Select or Rockwater:

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  if the mergers are not consummated by 5:00 p.m. Central Time on November 1, 2017 (or December 31, 2017 or March 31, 2018, as applicable, in the event such end date is extended as provided in the merger agreement) unless the failure to close by such date is due to the failure of the terminating party to perform any of its material obligations under the merger agreement;

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  if any governmental entity issues a final and nonappealable order, or takes any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers, or a legal requirement is in place that permanently makes the completion of the mergers illegal or otherwise prohibits the consummation of the mergers; or

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  in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement that would give rise to a failure of certain closing conditions as detailed in the merger agreement, and which are not cured prior to the earlier of (i) three business days prior to the applicable end date or (ii) 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination.

Effect of Termination

        If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement between Select and Rockwater and certain provisions expressly listed in the merger agreement, which will survive such termination) will have no further force or effect and there will be no liabilities or obligations of any party, except for fraud or any willful and intentional breach of any representation, warranty, covenant, or other provision contained in the merger agreement including those related to confidentiality, expenses and miscellaneous expenses, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Termination Fees and Expenses

        All fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the mergers are consummated, provided that Select will be responsible for any filing fees incurred by either party with respect to pre-merger notification and report forms relating to the mergers under the HSR Act (although Select will not be responsible for any filing fees incurred in connection with the filing by any other person of the pre-merger notification and report forms relating to the mergers under such act).

Amendments

        The merger agreement may be amended at any time prior to the closing by the parties (by action taken or authorized by the respective board of directors of Select, Rockwater and Corporate Merger Sub), provided that no amendment may be made which by law requires further approval by either the stockholders of Select or Rockwater, as applicable, without obtaining such approval and certain other provisions may not be amended in a manner that adversely impacts in any respect the financing sources under the debt commitment letter without the prior written consent of such financing sources. The merger agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties.

Third Party Beneficiaries

        While the merger agreement is generally not intended to confer upon any person other than the parties to the merger agreement any rights, benefits or remedies, it provides limited exceptions, including (i) that Rockwater's directors and officers will continue to have indemnification and liability insurance coverage after the completion of the mergers and these rights may be enforced by such officers and directors, (ii) that the holders of Rockwater Class A common stock, Rockwater Class A-1 common stock, Rockwater Class B common stock, units of Rockwater LLC and Rockwater equity awards will have the right to rely on the provisions related to their respective interests in the merger agreement and (iii) that the financing sources under the debt commitment letter will have the right to rely on the provisions related to their respective interests in the merger agreement.

Specific Performance

        Select and Rockwater have agreed under the merger agreement that each party would be irreparably damaged in the event that any of the provisions of the merger agreement are not performed in accordance with the terms of the merger agreement and that any breach of the merger agreement by a party could not be adequately compensated by monetary damages alone. In addition, the parties have agreed that, prior to a termination of the merger agreement in accordance with its terms, each party will be entitled to enforce any provision of the merger agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of the merger agreement, without posting any bond or other undertaking. In the event that any action is brought by a party to the merger agreement in equity to enforce the provisions of the merger agreement, no other party will allege, and each party will waive the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

The Registration Rights Agreement

        Simultaneously with the execution of the merger agreement, Select entered into a registration rights agreement with SES Legacy Holdings, LLC, Crestview Partners II SES Investment B, LLC, SCF-VI, L.P., SCF-VII, L.P., SCF-VII(A), L.P. and WDC Aggregate LLC (collectively, the "Registration

Rights Holders"). Pursuant to the registration rights agreement, among other things, (i) Select will provide the rights for the Registration Rights Holders to participate in certain future underwritten public offerings of Select Class A common stock, (ii) certain Registration Rights Holders will have the right to initiate an underwritten offering of Select Class A common stock and (iii) the Registration Rights Holders will have certain customary "piggyback" registration rights, in each case subject to certain conditions. Select will not be required to effect (x) more than five demand registrations delivered in the aggregate, (y) more than two demand registrations delivered by the Registration Rights Holders in any 12-month period or (z) a demand registration within 100 days of pricing of a previous demand registration or a primary offering of Select Class A common stock.

Debt Financing

        Simultaneously with the execution of the merger agreement, Select Energy Services, LLC, a subsidiary of Select, entered into the debt commitment letter with Wells Fargo Bank, N.A. for a senior secured credit facility with a maximum credit amount not to exceed $150 million for the purposes of, among other things, (i) refinancing certain of Select Energy Services, LLC's and Rockwater's indebtedness, if any, (ii) funding fees and expenses associated with the credit facility and the mergers and (iii) financing the ongoing general corporate needs of Select Energy Services, LLC. Select Energy Services, LLC will have the option to increase the maximum amount under the senior secured credit facility by $150 million during the first three years following closing, and by an additional $150 million during the first three years following the day after closing. The credit facility will be subject to a customary borrowing base based on the receivables and inventory of Select Energy Services, LLC and its subsidiaries.

        The senior secured credit facility will be subject to customary representations, warranties and covenants. The funding of the senior secured credit facility is subject to Select Energy Services, LLC's compliance with customary terms and conditions precedent as set forth in the debt commitment letter, including, among others: (i) the execution and delivery by Select Energy Services, LLC of definitive documentation consistent with the debt commitment letter and (ii) that the mergers have been, or substantially simultaneously with the funding under the senior secured credit facility will be, consummated in accordance with the terms of the merger agreement. Select expects that aggregate proceeds of the senior secured credit facility, together with the available cash of Select under the Select senior secured credit facility, will be sufficient to consummate the refinancing of certain of Select's and Rockwater's indebtedness and to pay all related fees and expenses payable in connection therewith.

No Dissenters' Rights of Appraisal

        Stockholders of Select do not have any dissenter's rights or appraisal rights in connection with the approval of the stock issuance pursuant to the merger agreement.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT FOLLOWING THE TRANSACTION

        Following completion of the mergers, it is anticipated that the Select board of directors will be expanded from its current size of five members to nine members, consisting of the five individuals currently serving on the Select board of directors as of the date of this information statement and four individuals serving on the Rockwater board of directors as of the date of this information statement. As of the date of this information statement, it is anticipated that the following members of Rockwater's board of directors immediately prior to the mergers will serve as directors of the combined company: Holli C. Ladhani, David C. Baldwin, Keith O. Rattie and David A. Trice.

        It is also anticipated that following completion of the mergers, John Schmitz, currently Chairman and Chief Executive Officer of Select, will become the full-time Executive Chairman of the combined company and Holli C. Ladhani, currently the Chairman, President and Chief Executive Officer of Rockwater, will become the President and Chief Executive Officer of the combined company. The combined company's executive management team is expected to also include Gary Gillette, currently Chief Financial Officer and Senior Vice President of Select, and certain of our other officers.

        Set forth below are the name, age, position and description of the business experience of the directors and executive officers that are anticipated to lead the combined company following completion of the mergers.

Name	Age	Position
John D. Schmitz	57	Executive Chairman
Holli C. Ladhani	47	President, Chief Executive Officer and Director
Gary M. Gillette	57	Chief Financial Officer and Senior Vice President
Robert V. Delaney	59	Director
Adam J. Klein	39	Director
David C. Baldwin	54	Director
Douglas J. Wall	64	Director
Richard A. Burnett	43	Director
Keith O. Rattie	63	Director
David A. Trice	69	Director

        John D. Schmitz—Executive Chairman.    Mr. Schmitz has served as our Chief Executive Officer and Chairman since November 2016 and served as the Chief Executive Officer and Chairman of SES Holdings since we were originally founded as Peak Oilfield Services, LLC and began operations in 2007. After Mr. Schmitz founded Peak, he led the transformation of our assets and operations through a series of strategic acquisitions designed to enhance the Company's total water solutions offerings. Prior to founding Select and its predecessors, Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc. ("Complete" (formerly NYSE: CPX) before its sale to Superior Energy Services, Inc. (NYSE: SPN) in February 2012). Mr. Schmitz's involvement with Complete originated when his initial oilfield services holding company, BSI Holdings, Inc., was recapitalized by SCF Partners in 2003 and was rebranded underneath the Complete Energy Services, Inc. umbrella. Mr. Schmitz founded Brammer Supply, Inc., the predecessor to BSI Holdings, Inc., in 1983 and spent the 20 years thereafter growing the Company, both organically and through acquisitions, into an integrated wellsite service provider with over 16 locations in North and East Texas, Oklahoma and Louisiana. Mr. Schmitz was also responsible for the founding and subsequent recapitalization of Allied Production Solutions, LP, a production surface tank equipment manufacturer, which ultimately merged into Forum Energy Technologies, Inc. ("Forum" (NYSE: FET)) in August 2010. Mr. Schmitz is the founder and Chairman of Silver Creek Oil & Gas, an E&P company.

        Mr. Schmitz is the founder and President of: (i) B-29 Family Holdings, LLC, the family office representing the business interests of John and Steve Schmitz, (ii) B-29 Investments, LP, the private equity arm of Mr. Schmitz's family office, and (iii) Sunray Capital, LP, a subsidiary of B-29 Investments, LP that contains privately-held interests in various oil and gas investments. Through Mr. Schmitz's oversight of these investment holding companies, he has been instrumental in the successful closing of numerous upstream and midstream transactions including the sales of property packages across the Barnett, Eagle Ford, and Fayetteville basins to EOG Resources, Chesapeake Energy, and XTO Energy, respectively, and the sale of Cimmaron Gathering, LP, a natural gas pipeline company, to Copano Energy, LLC (formerly NASDAQ: CPNO). Mr. Schmitz has served on the Board of Forum since September 2010 and serves on the board of multiple private oil and gas companies.

        As our founder, Mr. Schmitz is a main driving force behind our success to date. Mr. Schmitz has successfully grown our company through his vision, leadership skills and business judgment, and for this reason we believe Mr. Schmitz is a valuable asset to our board and is the appropriate person to serve as Executive Chairman of the combined company.

        Holli C. Ladhani—President, Chief Executive Officer and Director.    Ms. Ladhani has served as the President and Chief Executive Officer of Rockwater and a member of the Rockwater board of directors since May 6, 2015. She was appointed Chairman of the Rockwater board of directors in January 2017. Ms. Ladhani held various positions at Rockwater since its formation in 2011 including Executive Vice President—Chemical Technologies and Chief Financial Officer. Prior to joining Rockwater, Ms. Ladhani served as Executive Vice President and CFO of Dynegy Inc., a position she held since November 2005. She previously held various finance positions with Dynegy, including Senior Vice President, Treasurer and Controller from 2000 to 2005. Prior thereto, Ms. Ladhani was employed by PricewaterhouseCoopers, LLP from 1992 to 2000 and held positions with varied levels of responsibility up to Senior Manager in the audit practice, where she focused on the energy sector, including exploration and production, chemicals and refining. A certified public accountant, she received her Bachelor of Business Administration in Accounting from Baylor University and her M.B.A. (Jones Scholar) from Rice University. Ms. Ladhani serves on the Board of Atlantic Power Corporation, a North American independent power producer, and previously served on the Board of Rosetta Resources Inc.

        Ms. Ladhani has successfully grown Rockwater through her vision, leadership skills and business judgment, and for this reason we believe Ms. Ladhani would be a valuable asset to our board and is the appropriate person to serve as President and Chief Executive Officer and as a member of the board of directors of the combined company.

        Gary M. Gillette—Chief Financial Officer and Senior Vice President.    Mr. Gillette has served as our Chief Financial Officer and Senior Vice President since we were incorporated in November 2016. Prior to that, he served in the same capacity for SES Holdings since January 2016 and as Chief Financial Officer of SES Holdings since June 2015. Prior to joining our company, Mr. Gillette spent eight years with Allied Oil and Gas Services, LLC, as the Chief Financial Officer where he was critical in helping the Company quadruple in size—from a single shale play to one spanning seven North American regions. Mr. Gillette began his career with Ernst & Young where he served a number of energy-related and manufacturing clients for nine years, before going on to serve in Finance and Operations roles with Thomson Tax & Accounting (a unit of Thomson-Reuters).

        Mr. Gillette is a Certified Public Accountant and Chartered Global Management Accountant, and received a B.S. in Business Administration from Concord University and an M.B.A. from New York Institute of Technology.

        Robert V. Delaney—Director.    Mr. Delaney became a member of our board of directors in November 2016 and serves as the chairman of our compensation committee. Prior to our incorporation, Mr. Delaney served on the board of SES Holdings since May 2010. Mr. Delaney is a partner at Crestview Partners and serves as the head of its energy strategy. Prior to joining Crestview Partners in

2007, Mr. Delaney was a partner at Goldman Sachs & Co., where he served in a variety of leadership positions including head of the corporate private equity business in Asia, head of the Leveraged Finance Group and co-head of the Structured Finance Group, which provided project financing for the energy, power and infrastructure sectors. Mr. Delaney received an M.B.A. from Harvard Business School. He received an M.S. in accounting from NYU Stern School of Business, and an A.B. from Hamilton College.

        Mr. Delaney's extensive transactional and investment banking experience, his experience as a private equity investor and his experience with our business enable Mr. Delaney to provide valuable insight regarding complex financial and strategic issues in our industry and make him well-qualified to serve on the board of directors of the combined company.

        Adam J. Klein—Director.    Mr. Klein became a member of our board of directors in November 2016 and has served on the board of directors of SES Holdings since May 2010. Mr. Klein is a partner focused on energy investments at Crestview Partners and has been involved with monitoring Crestview Partners' investment in our company. Prior to joining Crestview Partners in 2007, Mr. Klein worked as an investment professional at Centennial Ventures, Inc., where he invested in early- to mid-stage companies across multiple industries. Before joining Centennial Ventures, Mr. Klein worked in the Mergers & Acquisitions group at Compass Partners from 2001 to 2003, advising corporations and private equity firms on a wide range of transactions. Previously, Mr. Klein worked in the Media & Telecom group at Donaldson, Lufkin & Jenrette and then Credit Suisse from 2000 through 2001. Mr. Klein received an M.B.A. from Harvard Business School and an A.B. in Economics from Harvard College. Mr. Klein served on the board of directors of FBR & Co. from February 2010 to June 2014.

        Mr. Klein's private equity investment and company oversight experience, significant familiarity with our industry, and background with respect to acquisitions, debt financings and equity financings make him well-qualified to serve on the board of directors of the combined company.

        David C. Baldwin—Director.    Mr. Baldwin has served as a member of the Rockwater board of directors since its formation in June of 2011. He is currently the Co-President of SCF Partners, Inc. and prior to that served as a Managing Director since 1998 and various other positions since 1991 and is responsible for overseeing U.S. based investments and creating investment platforms around emerging energy trends. Mr. Baldwin began his career as a Drilling and Production Engineer with Union Pacific Resources. He later went on to start an energy consulting business and worked for General Atlantic Partners, a global venture capital firm and early investor of SCF Partners. Mr. Baldwin received his MBA from the University of Texas as well as a Bachelor of Science in Petroleum Engineering. He currently serves on the Board of Directors of Forum Energy Technologies (NYSE: FET), Beckman Production Services, Inc, and The Oil Patch Group. Additionally, he is a Trustee of The Center, The Center Foundation, The Baylor College of Medicine, and Baylor St. Luke's Medical Center Hospital.

        We believe Mr. Baldwin's experience as a private equity investor and his experience with our business and industry would bring valuable experience and insight to the board of directors of the combined company.

        Douglas J. Wall—Director.    Mr. Wall rejoined our board of directors in November 2016, having previously served on the board of SES Holdings, our subsidiary from January 2012 through December 2014. Mr. Wall formerly served as President and Chief Executive Officer of Patterson-UTI Energy, Inc. from October 2007 through September 2012, after joining the Company as Chief Operating Officer in April 2007. He joined Patterson-UTI Energy, Inc. after a sixteen-year career with Baker Hughes, Inc., most recently as Group President, Completions & Production. In that role he was responsible for the operations of Baker Oil Tools, Inc., Baker Petrolite Corporation, and Centrilift, Inc., as well as the Company's production optimization efforts. From 2003 to 2005, Mr. Wall was President of Baker Oil

Tools, Inc., and from 1997 to 2003, he was President of Hughes Christensen Company. From 1991 to 1997, he was President and Chief Executive Officer of Western Rock Bit Company Ltd., then Hughes Tool Company's distributor in Canada. Prior to joining Baker Hughes, Inc. and its predecessors, Mr. Wall held a variety of senior executive positions with oilfield service companies in Canada. He began his career in the drilling industry in 1978 with ATCO Drilling (previously Thomson Drilling) and later spent 10 years with Adeco Drilling & Engineering Company Ltd., an affiliate of Parker Drilling Company.

        Since May 2014, Mr. Wall has served on the board of directors of Fugro N.V., a Dutch-based company involved in the geotechnical, survey, subsea and seismic business. Additionally, in August 2016, Mr. Wall joined the board of directors of Seventy Seven Energy Inc., an Oklahoma-based oilfield services company that provides drilling, pressure pumping, oilfield rental tools and other services to U.S. onshore E&P companies. Mr. Wall received a B.A. in Economics from the University of Calgary and an M.B.A. in Finance and Marketing from the University of Alberta.

        We believe Mr. Wall's extensive experience as a public energy company executive and his service on multiple public company boards would bring valuable experience and insight to the board of directors of the combined company.

        Richard A. Burnett—Director.    Mr. Burnett joined our board of directors in November 2016 and serves as the chairman of our audit committee. Mr. Burnett is currently the Chief Financial Officer of Covey Park Energy, a private E&P company sponsored by Denham Capital, a position he has held since July 2017. Prior to joining Covey Park, Mr. Burnett served as Chief Financial Officer of Texas Double Eagle Energy Holdings II, a U.S. onshore E&P partnership with Apollo Natural Resource Partners from August 2016 until its sale to Parsley Energy, Inc. during the first half of 2017. Prior to Double Eagle Energy Holdings II, Mr. Burnett spent three years at EXCO Resources, Inc., a publicly-traded U.S. onshore E&P company, serving as Vice President, Chief Financial Officer and Chief Accounting Officer.

        From 2002 to November 2013, Mr. Burnett was at KPMG LLP, an international accounting firm, serving as a Partner beginning 2007. Starting in June 2012, Mr. Burnett served as the Partner in charge of the Energy Audit Practice within the Dallas/Ft. Worth Business Unit. Prior to joining KPMG LLP in 2002, Mr. Burnett spent time at Arthur Andersen LLP and Marine Drilling Companies, Inc. Mr. Burnett is a Certified Public Accountant in the State of Texas. Mr. Burnett received a B.B.A. in Accounting from Texas Tech University.

        Mr. Burnett brings extensive business and financial expertise to our board from his two decades of financial management, accounting and public company expertise in the oil and gas and accounting industries. For these reasons we believe he is an ideal candidate to serve on the board of directors of the combined company.

        Keith O. Rattie—Director.    Mr. Rattie has served as a member of the Rockwater board of directors since September 2011. He currently serves on the Board of Directors of Ensco Plc and EP Energy Corporation. Mr. Rattie also served as a director for Questar Corporation from 2001 to 2014, as Chairman of the Board from 2003 to 2012 and as President and Chief Executive Officer from 2002 to 2010. He served as Chairman of the Board for QEP Resources, Inc. from 2010 to 2012 and as a director from 2010 to 2014. He previously served as a director of Zions First National Bank from 2002 to 2015 and as a director of the National Petroleum Council and the Gas Technology Institute. Mr. Rattie is a former Chairman at the Interstate Natural Gas Association of America.

        Mr. Rattie's extensive experience as a public energy company executive, his experience with Rockwater and his service on multiple public company boards make him well-qualified to serve on the board of directors of the combined company.

        David A. Trice—Director.    Mr. Trice has served as a member of the Rockwater board of directors since July 2012. He served as the Chief Executive Officer of Newfield Exploration Co. ("Newfield") from 2000 until his retirement in 2009, and as the President of Newfield from 1999 to 2007 and again from 2007 to 2009. He also served as Chairman of the Board of Newfield from 2004 until 2010. From 1999 to 2000, he served as Chief Operating Officer of Newfield and as its Vice President of Finance and International from 1997 to 1999. Prior to rejoining Newfield, Mr. Trice served as President, CEO and a Director of Huffco Group, Inc. from 1991 to 1997. He was one of the original founders of Newfield and served as its Vice President, Chief Financial Officer and a Director from 1989 to 1991. Prior to that, he served as an Officer for several companies owned by Roy M. Huffington, Inc. after beginning his career as an Attorney in private practice in Atlanta. Mr. Trice received a B.A. in Managerial Science from Duke University and graduated from Columbia University's School of Law in 1973. He is a former Chairman at the American Exploration & Production Council and America's Natural Gas Alliance. He serves on the Board of Directors of QEP Resources, Inc., New Jersey Resources Corp. and McDermott International Inc.

        Mr. Trice would bring extensive business and financial expertise to our board from his public company expertise in the oil and gas industry. For these reasons we believe he is well-qualified to serve on the board of directors of the combined company.

DESCRIPTION OF THE PARTIES

Rockwater

        Rockwater was incorporated as a Delaware corporation in March 2017. Rockwater is a holding company whose sole material asset consists of a membership interest in Rockwater LLC. Rockwater's predecessor corporation, Rockwater Energy Solutions, Inc., was formed as a Delaware corporation in June 2011 and converted into Rockwater LLC, a Delaware limited liability company, in March 2017.

        Rockwater is a provider of comprehensive water management solutions to the oil and gas industry in the United States and Canada. In this highly fragmented industry, Rockwater is one of a small number of companies in the industry that provides a complete suite of water management services to the marketplace. The water management solutions Rockwater provides include water sourcing, transfer, testing, monitoring, treatment and storage; site and pit surveys; flowback and well testing; water reuse services; water testing; and fluids logistics. Rockwater also develops and manufactures a full suite of specialty chemicals used in well completions, and production chemicals used to enhance performance over the life of a well. Rockwater believes it is the only company that provides water management solutions together with complementary chemical products and related expertise.

        Rockwater's principal executive offices are located at 515 Post Oak Boulevard, Suite 200, Houston, Texas 77027, and its telephone number at that address is (713) 235-9500.

Select

Overview

        We are a leading provider of total water solutions to the U.S. unconventional oil and gas industry. Within the major shale plays in the United States, we believe we are a market leader in sourcing and transfer of water (both by permanent pipeline and temporary pipe) prior to its use in drilling and completion activities associated with hydraulic fracturing or "fracking," which we collectively refer to as "pre-frac water services." In most of our areas of operations, we provide complementary water-related services that support oil and gas well completion and production activities including containment, monitoring, treatment, flowback, hauling and disposal. Our services are necessary to establish and maintain production of oil and gas over the productive life of a horizontal well. Water and related services are increasingly important as E&P companies have increased the complexity and completion intensity of horizontal wells (including the use of longer horizontal wellbore laterals, tighter spacing of frac stages in the laterals and increased water and proppant use per foot of lateral) in order to improve production and recovery of hydrocarbons. Historically, we have generated a substantial majority of our revenues through providing total water solutions to our customers. We provide our services to major integrated and large E&P companies, who typically represent the largest producers in each of our areas of operations.

        Water is essential to the development and completion of unconventional oil and gas wells, where producers rely on fracking to stimulate the production of oil and gas from dense subsurface rock formations. Prior to the fracking process, we source, transfer, provide containment of and treat the water used by our customers in the well completion process. The fracking process involves the injection of significant amounts of water and proppants (typically sand) under high pressure, through a cased and cemented wellbore into targeted subsurface formations thousands of feet underground to fracture the surrounding rock. The fractures created allow hydrocarbons to flow into the wellbore for extraction. After the water is pumped into the well, it returns to the surface over time. Ten to fifty percent of the water returns as flowback during the first several weeks following the well completion process, and a large percentage of the remainder, as well as pre-existing water in the formation, returns to the surface as produced water over the life of the well. After the fracking process is completed, we provide a variety of services related to flowback and produced water and fluids that complement oil and gas completion and production activities.

        The diagram below illustrates the services we provide during the completion cycle of a horizontal well:

        As the development of unconventional reservoirs has evolved, the water service needs of E&P companies have grown and diversified. Increasing completion intensity and the shift to multi-well pad drilling have significantly increased the demand for water and resulted in more complex logistical challenges in sourcing, transferring, containing and disposing of the water needed to drill and complete wells as well as to maintain production. Seeking to maximize the efficiency of their completion techniques, E&P companies have found that substantially increasing the amount of water and proppant injected into the formation can dramatically increase production. Management estimates that the completion of a horizontal well in 2009 required an average of approximately 75,000 barrels of water or approximately 575 tank truck loads, while a current horizontal well completion can require in excess of 500,000 barrels per well or approximately 3,850 tank truck loads. These volumes are amplified in multi-well pad completions which can require in excess of 5 million barrels of water per pad, or the equivalent of 38,500 tank truck loads. Significant mechanical, logistical, environmental and safety issues related to the transfer of such large volumes via tank truck have resulted in E&P companies shifting their operational focus away from traditional tank truck operators and small, local water service providers, to larger, regional and national players, like us, who have the expertise and scale to provide high quality, reliable and comprehensive water solution services.

        We believe our broad geographic footprint, comprehensive suite of water services, inventory of water sources and permanent and temporary pipeline infrastructure position us to be a leading provider of water solutions in all of the shale plays that we serve. We have well-established field operations in what we believe to be core areas of all major shale plays in the United States, including the Permian Basin, SCOOP/STACK, Bakken, Eagle Ford, Marcellus, Utica, Haynesville, Rockies (DJ Basin, Niobrara Shale and Powder River Basin) and other Mid-Continent basins (Woodford, Barnett, Fayetteville, Granite Wash and Mississippian). Our broad footprint enables us to service the majority of current domestic unconventional drilling and completions activity. We estimate that over 80% of all currently active U.S. onshore horizontal rigs are operating in our primary service areas and anticipate that the vast majority of rigs that will be deployed in the near- to medium-term will be situated in these areas. In particular, we have established a strong position in the Permian Basin, which is presently our largest operating region, and where we expect producers to invest significant capital as commodity prices continue to recover from recent lows.

        We seek to be a "one-stop" provider of total water solutions for our customers in most of our areas of operations. We have the capability to provide all of the water services our customers require in their drilling and completion activities (predominantly for fracking), including the sourcing, transferring, containing and monitoring of water. We also offer various complementary water-related services that support oil and gas completion and production activities, including well testing, flowback, fluid hauling, pipeline gathering, treatment, recycling and disposal of water.

        Our inventory of water sources is a key competitive advantage and enables us to offer our customers reliable access to the volume of water essential for fracking operations. Water sources are often difficult to locate, permit and reliably access, particularly in the quantities required for multi-well pad development programs. Navigating applicable regulations is especially difficult as the rules governing the sourcing of fresh water vary by state, county and municipality and each water resource may be overseen by federal and state agencies, regional water basin commissions, local water planning agencies and individual landowners. Additionally, upon the occurrence of a material breach, including nonpayment and default in performance, or unexpected adverse environmental impacts, the applicable governmental agency generally has the authority to terminate certain of our existing permits, including our Bakken permits and our permit with the Brazos River Authority. Our permits that may be terminated in this way do not currently represent a material portion of our operating results. We have spent the past five or more years obtaining strategic water sources and have secured permits or long-term access rights to approximately 1.5 billion barrels of water annually from currently in excess of 350 sources, a number which varies over time, including large scale sources such as the Brazos, Missouri, Navasota, Ohio, Poudre, Rio Grande, Sabine, San Antonio, South Platte and Washita Rivers. In the Bakken, for example, we believe we have established a market leading position by securing three governmental permits which enable us to withdraw up to 100 million barrels of water annually from the Missouri River and Lake Sakakawea in North Dakota. Freshwater access cannot be easily replicated on Lake Sakakawea today as there are multiple environmental and regulatory conditions that must be met before an industrial water intake location can be built. New permits will also not be granted within 25 miles of an intake location associated with an existing permit. We have three of the five existing permits off Lake Sakakawea. In addition to surface water rights, groundwater resources are a key component of our extensive water portfolio. These sources have been secured or developed within our water solutions group and are designed with dedicated storage and transfer logistics to offer a complete water management service.

        The first step in procuring a water source is identifying an area of interest based on anticipated drilling and completion activity as a result of lease activity, applications for permits and industry sources. We initiate the water sourcing process with a focus on gathering as much information as possible. Initially, we search public water records and use spatial data such as static and interactive maps managed and generated by our geographic information system team. This information provides a comprehensive overview of the area of interest, including information regarding active drilling rigs, permits, currently contracted water sources, potential surface water sources, river and stream use permits and existing and potential water well locations. We also research groundwater and surface water availability, landowner information, regulatory requirements of the state, county and district, and access logistics. After a specific water source is identified, we perform an assessment of the particular prospective source, including confirming availability, regulatory status, and any limitations on potential water rights. We use our AquaView® technology to quantify volumes and flow rates to verify current and potential water availability and volumes. After confirming the relevant ownership information, we begin negotiations with the applicable landowner or holder of the water rights. After finalizing the agreements and access rights, our team will obtain additional regulatory approvals, permits and right-of-ways as needed based on the regulatory authorities involved and individual circumstances. Going forward, we believe that our expertise and relationships in water sourcing will provide us with a competitive advantage in identifying and securing additional sources of water.

        As a complement to our water sourcing rights, we have also made significant investments in strategic pipelines that provide reliable and cost effective water transfer. Our most significant pipeline assets are located in the Bakken and allow us to take advantage of our water permits in that area. Our Bakken pipelines consist of two active underground pipeline systems, the Charlson and the Iverson systems, in McKenzie County, North Dakota that can currently deliver up to 62 million barrels of fresh water per year. We are in the process of developing a third underground pipeline to support Williams County and western Mountrail County in North Dakota that would increase our capacity to take advantage of our maximum permitted right to 100 million barrels of fresh water per year. We have signed long-term contracts supported by AMIs with major Bakken producers that we believe will utilize a significant portion of our current pipeline capacity, including two long-term, fixed price contracts. We have also made investments outside of the Bakken, including our pipeline serving the SCOOP area of Oklahoma, the "Pecan Hill Pipeline," and our pipeline serving the Haynesville, the "IP Pipeline." In addition to our permanent water delivery systems, we have invested over $100 million in temporary piping systems, including approximately 700 miles of lay-flat hose, a temporary piping solution, and other related assets. These investments enable us to provide our customers with temporary water transfer systems that have substantially lower risk of leaks or spills compared to many alternative temporary piping options. We believe our expansive inventory of lay-flat hose, in combination with our customers' preference for this temporary water transfer method, positions us to be a market leader for this class of water transfer services.

        Additionally, on March 10, 2017, we completed our acquisition (the "GRR Acquisition") of Gregory Rockhouse Ranch, Inc. and certain other affiliated entities and assets (collectively, the "GRR Entities"). The GRR Entities provide water and water-related services to E&P companies in the Permian Basin and own and have rights to a vast array of fresh, brackish and effluent water sources with access to significant volumes of water annually and water transport infrastructure, including over 900 miles of temporary and permanent pipeline infrastructure and related storage facilities and pumps, all located in the northern Delaware Basin portion of the Permian Basin.

        Going forward, we intend to make additional investments in water transfer infrastructure and believe we are well positioned to capture attractive opportunities due to our market position, customer relationships and industry experience and expertise.

        In addition to our comprehensive water solutions, we also offer our customers services through our accommodations and equipment rentals segment as well as our wellsite completion and construction services segment. Our accommodations and rentals segment provides workforce accommodations and surface rental equipment supporting oil and gas drilling, completion and production operations. Our wellsite completion and construction services segment includes crane and logistics services, wellsite and pipeline construction and various field services. We provide our accommodation and rentals and wellsite completion and construction services to a wide range of customers in most of the major shale plays or basins in the United States.

Description of Business Segments

Water Solutions

  Service Lines

        Our water solutions segment, operating primarily under our subsidiary, Select Energy Services, LLC, is a leading provider of total water solutions to customers that include major integrated oil companies and independent oil and gas producers. These services include: the sourcing of water; the transfer of the water to the wellsite through permanent pipeline infrastructure and temporary pipe; the containment of fluids off- and on-location; measuring and monitoring of water; the filtering and treatment of fluids, well testing and handling of flowback and produced formation water; and the transfer and recycling or disposal of drilling, completion and production fluids.

        Our water solutions operating segment is divided into the following service lines:

  •
  Water sourcing.  Our water sourcing service line helps E&P companies source water used for drilling and completion operations from our surface, ground and industrial water sources. Specifically, through a portfolio of contracts with and permits from regulatory bodies, corporations and individual landowners, we have secured rights to approximately 1.5 billion barrels of water annually from currently in excess of 350 sources, a number which varies over time, including large scale sources such as the Brazos, Missouri, Navasota, Ohio, Poudre, Rio Grande, Sabine, San Antonio, South Platte and Washita Rivers. In the Bakken, we have three governmental permits that enable us to withdraw up to 100 million barrels of water annually from the Missouri River and Lake Sakakawea in North Dakota. Freshwater access cannot be easily replicated on Lake Sakakawea today as there are multiple environmental and regulatory conditions that must be met before an industrial water intake location can be built. New permits will also not be granted within 25 miles of an intake location associated with an existing permit. We have three of the five existing permits off Lake Sakakawea. Additionally, the recently acquired GRR Entities have rights to a vast array of fresh, brackish and effluent water sources with access to significant volumes of water annually. In addition to primary frac water sourcing, we also source brine water and other completion fluids.

  •
  Water transfer.  Our water transfer service line provides high-volume, high-rate water transfer services through permanent pipeline systems and temporary pipe systems. This service is utilized to transfer water from a source to a containment location on or off the wellsite, from the containment directly to the well to support completion operations, and, in certain circumstances, directly from the source to the well. Our assets include more than 110 miles of operational underground pipeline, over 700 miles of lay-flat hose, approximately 700 miles of other temporary pipe (excluding lay-flat hose) and more than 600 high-rate water transfer pumps. Additionally, the recently acquired GRR Entities own significant water transport infrastructure, including over 900 miles of temporary and permanent pipeline infrastructure and related storage facilities and pumps, all located in the northern Delaware Basin portion of the Permian Basin. Our permanent pipeline systems are located in the Bakken, the SCOOP and the Haynesville, as described in more detail below.

  •
  Bakken:  We have invested $30 million in the Charlson Pipeline and the Iverson Pipeline in the Bakken located in McKenzie County, North Dakota, and we are developing a third pipeline system that will serve Williams County and western Mountrail County. The Charlson pipeline system is located on the eastern side of McKenzie County, North Dakota, and consists of 32 miles of operational pipeline. The Iverson pipeline system is located in eastern McKenzie County, North Dakota, and consists of 58 miles of operational pipeline. Of the approximately 90 miles of underground pipeline systems, we own 38 miles and have contractual rights to access the remaining 52 miles. The development of the third permit is expected to take place in 2017 and will allow us to utilize 100 million barrels of fresh water per year across the three systems.

  •
  SCOOP:  Through our interest in a joint venture with Access Midstream (subsequently merged with Williams Partners), we own a nine-mile, underground fresh water delivery pipeline in Grady County, Oklahoma in what we believe to be the core of the SCOOP, with an additional 23 miles of sour gas pipeline that can be subsequently converted to deliver fresh water. The source for this pipeline system originates from the Washita River, a reliable water source in an otherwise dry and drought-prone region of Oklahoma. We are currently permitted by the Oklahoma Water Resources Board to withdraw 10.8 million barrels of water per year from the river, in excess of the pipeline's current physical throughput capacity of 9.2 million barrels per year.

    •
    Haynesville:  We own an approximately 12-mile underground fresh water delivery pipeline in De Soto Parish, Louisiana, which transports effluent from a pump station at International Paper's Mansfield Plant Outfall No. 1 to five delivery points within the Holly Field for use in fracking operations. The IP Pipeline is located in what we believe is the core acreage of the Haynesville shale.

    Our lay-flat hose provides a flexible water transfer solution and can be customized to fit a specific project. After the completion of a project, lay-flat hose can be quickly and cost-effectively removed and redeployed for a new project, including projects in different geographic regions. Lay-flat hose has a significantly lower risk of spills than most other types of temporary jointed-pipe as a result of the strength and durability of the hose as well as the secure nature of any coupling joints used to connect multiple sections of hose. We believe the average length of lay-flat hose used in a project is approximately 5 miles, but the length can vary from as little as a few hundred feet to as much as 75 miles for a comprehensive water management program. Our lay-flat hose consists of 8 inch, 10 inch and 12 inch diameter segments. Depending on the requirements of a project, lay-flat hose may run from a water source directly to a containment area or wellsite or from containment area to containment area. Our customers generally prefer lay-flat hose to alternative temporary piping options due to the cost-effectiveness, customizability and reduced risk of spills.

  •
  Water recycling and treatment.  Our water recycling and treatment service line works with oil and gas producers to filter or treat water utilized in or produced by the drilling, completion and production processes to allow for safe and effective reuse or disposal. We offer our customers treatment and filtration solutions ranging from large mesh filter pods to the application of advanced technologies, such as bubble floatation, chemical precipitation, chemical disinfection and distillation, through in-house equipment, strategic licensing, investments and relationships.

  •
  Well testing and flowback.  Our well testing and flowback service line provides highly trained personnel and state-of-the-art equipment to perform a multitude of services relating to the completion and production of oil, gas, condensate and water, including frac support, frac plug drill-out, flowback, well testing and lease operating. These services are critical to the completion and production phase of a well, as it provides the customer with initial well productivity data which ultimately impacts a reservoir's capacity to produce hydrocarbons, such as oil, gas and condensate. Our traditional well testing and hydraulic equipment can service a multitude of operational scenarios, such as high and low temperature, high and low pressure, high hydrogen sulfide concentration and high volume. Currently, we own approximately 120 equipment spreads to support this broad range of services.

  •
  Fluid hauling.  Our fluid hauling service line transports and stores water and various drilling, completion and production fluids utilizing our fleet of vacuum trucks, winch trucks, hydrovac trucks, and related assets, such as frac tanks. As of June 30, 2017, we owned and leased approximately 180 tractors.

  •
  Fluid disposal.  As of June 30, 2017, we owned and operated 18 salt water disposal ("SWD") wells with a daily maximum permitted disposal volume of 288,400 bpd with the following geographic breakdown: Eagle Ford (114,000 bpd), Permian (92,000 bpd), Haynesville (46,000 bpd), MidCon (25,000 bpd), Rockies (10,000 bpd) and Marcellus (1,400 bpd). Our SWD wells are located in the Eagle Ford (6), Permian, (4), Haynesville (3), MidCon (2), Rockies (1) and Marcellus (2) regions.

  Geographic Areas of Operation

        We offer our water solutions services in most of the major unconventional shale plays in the continental U.S., as illustrated by a "✓" in the chart below.

Geographic Region
Services Provided	Permian	MidCon	Bakken	Eagle Ford	Marcellus / Utica		Haynesville	Rockies
Water Sourcing	✓	✓	✓	✓	✓		✓	✓
Water Transfer	✓	✓	✓	✓	✓		✓	✓
Water Monitoring	✓	✓	✓	✓	✓		✓	✓
Water Treating	✓	✓	—	✓	✓		✓	✓
Containment	✓	✓	✓	✓	✓		✓	✓
Well Testing	✓	✓	✓	✓		*	✓	✓
Fluid Hauling	✓	✓	—	✓		*	✓	✓
Frac Tanks	✓	✓	—	✓		*	✓	✓
SWD Wells	✓	✓	—	✓	✓		✓	✓

*
In these regions, we have retained facilities but are not currently conducting operations.

  Customers

        Our water solutions customers primarily include major integrated and independent U.S. and international oil and gas producers.

  Competition

        Many large domestic and international oilfield services companies offer some water-oriented and environmental services, though these are generally ancillary to their core businesses. As a result, the water solutions industry is highly fragmented and our main competitors are typically smaller or mid-sized and often private service providers that focus on water solutions and logistical services across a narrow geographic range.

Accommodations and Rentals

  Service Lines

        Our accommodations and rentals segment, operating under our subsidiary, Peak, provides workforce accommodations and surface rental equipment supporting drilling, completion and production operations to support onshore oil and gas activity. The services provided include fully furnished office and living quarters, fresh water supply and wastewater removal, portable power generation and light plants, internet, phone, intercom, surveillance and monitoring services and other long-term rentals supporting field personnel.

  •
  Accommodations.  Our accommodations service line provides fully furnished office and living quarters for field personnel, as well as fresh water supply to and wastewater removal from such quarters and satellite communications, intercoms and video surveillance.

  •
  Rentals.  Our rentals service line provides support rental equipment, including forklifts, manlifts, generators, fresh and wastewater tanks, wellsite light plants, combination units that provide power generation and lighting, mobile safety showers, guard shacks, trash trailers, RVs, sound wall barriers, containment barriers, cooling trailers and heating units.

  Geographic Areas of Operation

        We provide accommodations and rental services in most of the major unconventional shale plays in the continental U.S. In the chart below, a "✓" indicates that we offer the service line in the indicated geographic region. We currently do not offer any of our accommodation and rental services in the Bakken.

Geographic Region
Services Provided	Permian	MidCon	Bakken	Eagle Ford	Marcellus / Utica	Haynesville	Rockies
Accommodations	✓	✓	—	✓	✓	✓	—
Rentals	✓	✓	—	✓	✓	✓	✓

  Customers

        Our accommodations and rentals customers include major integrated and independent U.S. and international oil and gas producers.

  Competition

        Historically, the market for wellsite living quarters, office space, portable power, wellsite lighting, and communications equipment has been serviced by a relatively fragmented competitor base ranging from small local companies and privately-owned regional service companies to large private and public companies operating across diverse geographies.

Wellsite Completion and Construction Services

  Service Lines

        Our wellsite completion and construction services segment operating under our subsidiary, Affirm, supports our water solutions segment and provides oil and gas operators with a variety of services, including crane and logistics services, wellsite and pipeline construction and field services. These services are performed to establish, maintain and improve production throughout the productive life of an oil or gas well, or to otherwise facilitate other services performed on a well.

  •
  Crane and Logistics Services.  Our crane and logistics services line provides crane services to support completion activity, aggregate hauling for site preparation, pipe storage and forklift services.

  •
  Construction Services.  Our construction services line provides wellsite and pipeline construction and maintenance services for both E&P companies and midstream companies.

  •
  Field services.  Our field services service line provides the personnel and related equipment required to perform well hookups, facility construction, lease maintenance and general roustabout services.

  Geographic Areas of Operation

        We offer wellsite completion and construction services in most of the major unconventional shale plays in the continental U.S. In the chart below, a "✓" indicates that we offer the service line in the indicated geographic region. We currently do not offer any of our wellsite construction services in the Bakken.

Geographic Region
Services Provided	Permian	MidCon	Bakken	Eagle Ford	Marcellus / Utica	Haynesville	Rockies
Crane and logistics services	✓	✓	—	✓	✓	✓	✓
Construction services	✓	—	—	✓	—	—	—
Field services	✓	✓	—	✓	✓	✓	✓

  Customers

        Our wellsite completion and construction services include major integrated U.S. and international oil companies, and gas producers as well as midstream and other oilfield services companies.

  Competition

        Our main competitors are typically smaller or mid-sized and often private service providers that focus on construction and field services across a narrow geographic range.

Significant Customer

        For the year ended December 31, 2015, one of our customers accounted for approximately 10.6% of our total consolidated revenues. No customer accounted for more than 10% of our total consolidated revenues for the year ended December 31, 2016.

Sales and Marketing

        Our sales activities are directed through a network of sales representatives and business development personnel, which provides us coverage at both the corporate and field level of our customers. Sales representatives work closely with local operations managers to target potential opportunities through strategic focus and planning. Customers are identified as targets based on their drilling and completion activity, geographic location, and economic viability. Direction of the sales team is conducted through multiple weekly meetings and daily reporting. Our sales strategy is also supported by a proprietary database that we have developed based upon current rig and permit activity and the location of our strategic water sources.

        Our marketing activities are performed by an internal marketing group with input from a steering committee. Our strategy is based on building a national brand though multiple media outlets including our website, blog and social media accounts, radio, print and billboard advertisements, and various industry-specific conferences, publications and lectures.

Engineered Water Solutions

        Our Engineered Water Solutions group is comprised of professionals with significant technical and project development experience. The team consists of professionals with advanced degrees and experience in areas as diverse as geology, geography, petroleum and chemical engineering, computer science, environmental science, geographic information systems and regulatory affairs. This group has been designed to help customers develop and execute water solutions for wide-scale development projects, with our professionals integrating themselves into our customers' operations teams at the outset of the planning process.

Environmental and Occupational Safety and Health Matters

        Our water-related and wellsite completion and construction operations in support of oil and gas exploration, development and production activities pursued by our customers are subject to stringent and comprehensive federal, state and local laws and regulations governing occupational safety and health, the discharge of materials into the environment and environmental protection. Numerous governmental entities, including the U.S. Environmental Protection Agency ("EPA") and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. These laws and regulations may, among other things (i) require the acquisition of permits to take freshwater from surface water and groundwater, construct pipelines or containment facilities, drill wells and other regulated activities; (ii) restrict the types, quantities and concentration of various substances that can be released into the environment or injected into non-producing formations; (iii) limit or prohibit our operations on certain lands lying within wilderness, wetlands and other protected areas; (iv) require remedial measures to mitigate pollution from former and ongoing operations; (v) impose specific safety and health criteria addressing worker protection; and (vi) impose substantial liabilities for pollution resulting from our operations. Any failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial or corrective action obligations or the incurrence of capital expenditures; the occurrence of delays in the permitting or performance of projects; and the issuance of orders enjoining performance of some or all of our operations in a particular area.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly construction, completion or water management activities, or waste handling, storage transport, disposal, or remediation requirements could have a material adverse effect on our financial position and results of operations. We may be unable to pass on such increased compliance costs to our customers. Moreover, accidental releases or spills may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons. Our customers may also incur increased costs or delays or restrictions in permitting or operating activities as a result of more stringent environmental laws and regulations, which may result in a curtailment of exploration, development or production activities that would reduce the demand for our services.

        The following is a summary of the more significant existing environmental and occupational safety and health laws, as amended from time to time, to which our business is subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

        Hazardous substances and wastes.    The Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Pursuant to rules issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of oil or gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA, and instead are regulated under RCRA's less stringent non-hazardous waste provisions, state laws or other federal laws. However, it is possible that certain oil and gas drilling and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. For example, following the filing of a lawsuit in the U.S. District Court for the District of Columbia in May 2016 by several non-governmental environmental groups against the EPA for the agency's failure to timely assess its RCRA Subtitle D criteria regulations for oil and gas wastes, the EPA and the environmental groups entered into an agreement that was finalized in a consent decree issued by the District Court in December 2016. Under the decree, the EPA is required to propose no later than March 15, 2019, a rulemaking for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or sign a determination that revision of the regulations is not necessary. If the EPA proposes a rulemaking for revised oil and gas waste regulations, the Consent Decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in our and our oil and gas producing customers' costs to manage and dispose of generated wastes, which could have a material adverse effect on our and our customers' results of operations and financial position. In the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents and waste oils that may be regulated as hazardous wastes.

        Wastes containing naturally occurring radioactive materials ("NORM") may also be generated in connection with our operations. Certain processes used to produce oil and gas may enhance the radioactivity of NORM, which may be present in oilfield wastes. NORM is subject primarily to individual state radiation control regulations. In addition, NORM handling and management activities are governed by regulations promulgated by the Occupational Safety and Health Administration ("OSHA"). These state and OSHA regulations impose certain requirements concerning worker protection, the treatment, storage and disposal of NORM waste, the management of waste piles, containers and tanks containing NORM, as well as restrictions on the uses of land with NORM contamination.

        The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the Superfund law, and comparable state laws impose liability, without regard to fault or legality of conduct, on classes of persons considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current and past owner or operator of the site where the hazardous substance release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several, strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We generate materials in the course of our operations that may be regulated as hazardous substances.

        We currently own, lease, or operate numerous properties that have been used for activities supporting oil and gas exploration, development and production for a number of years. Although we believe that we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by us, or on, under or from other locations, including off-site locations, where we conduct services for our customers or where such substances have been taken for treatment or disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons was not under our control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to undertake responsive or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial operations to prevent future contamination, the costs of which could be material.

        Water discharges and use.    The Federal Water Pollution Control Act, also known as the Clean Water Act ("CWA"), and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and hazardous substances, into state waters and waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. Spill prevention, control and countermeasure plan requirements imposed under the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

        The CWA also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. In May 2015, the EPA issued a final rule outlining its position on the federal jurisdictional reach over waters of the United States, but this rule was stayed nationwide by the U.S. Sixth Circuit Court of Appeals in October 2015 as that appellate court and numerous district courts ponder lawsuits opposing implementation of the rule. In January 2017, the U. S. Supreme Court accepted review of the rule to determine whether jurisdiction to hear challenges to the May 2015 rule rests with the federal district or appellate courts. On February 28, 2017, President Trump issued an executive order directing the EPA and the U.S. Army Corps of Engineers to review and, consistent with applicable law, initiate rulemaking to rescind or revise the rule. The EPA and the U.S. Army Corps of Engineers published a notice of intent to review and rescind or revise the rule on March 6, 2017. In addition, the U.S. Department of Justice filed a motion with the U.S. Supreme Court on March 6, 2017 requesting the court stay the pending litigation regarding the final rule due to the executive order and the prospect that the rule may be revised or rescinded. On April 3, 2017, the U.S. Supreme Court decided to proceed with its review. On July 27, 2017, the EPA and the U.S. Corps of Engineers proposed a rule that would initiate the first step in a two-step process intended to review and revise the definition of the "waters of the United States" under the CWA that existed prior to the May 2015 rule. The second step would be a notice-and-comment rulemaking in which the agencies will conduct a substantive reevaluation of the definition of the "waters of the United States" in accordance with the executive order. At this time, it is unclear what impact these actions will have on the implementation of the rule. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

        The Oil Pollution Act of 1990 ("OPA") amends the CWA and sets minimum standards for prevention, containment and cleanup of oil spills. The OPA applies to vessels, offshore facilities, and onshore facilities, including E&P facilities that may affect waters of the United States. Under OPA, responsible parties including owners and operators of onshore facilities may be held strictly liable for oil cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills. The OPA also requires owners or operators of certain onshore facilities to prepare Facility Response Plans for responding to a worst-case discharge of oil into waters of the United States.

        Underground injection wells and induced seismicity.    Our underground injection operations are regulated pursuant to the UIC program established under the federal SDWA and analogous state and local laws and regulations. The UIC program includes requirements for permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require a permit from the applicable regulatory agencies to operate underground injection wells. Although we monitor the injection process of our wells, any leakage from the subsurface portions of the injection wells could cause degradation of fresh groundwater resources, potentially resulting in suspension of our UIC permit, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third-parties claiming damages for alternative water supplies, property and personal injuries. A change in UIC disposal well regulations or the inability to obtain permits for new disposal wells in the future may affect our ability to dispose of produced waters and other substances, which could affect our business.

        Furthermore, in response to recent seismic events near underground disposal wells used for the disposal by injection of produced water resulting from oil and gas activities, federal and some state agencies are investigating whether such wells have caused increased seismic activity, and some states have restricted, suspended or shut down the use of such disposal wells. In response to these concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, Oklahoma issued new rules for wastewater disposal wells in 2014 that imposed certain permitting and operating restrictions and reporting requirements on disposal wells in proximity to faults and also, from time to time, has developed and implemented plans directing certain wells where seismic incidents have occurred to restrict or suspend disposal well operations. The Texas Railroad Commission adopted similar rules in 2014. More recently, in December 2016, the Oklahoma Corporation Commission's Oil and Gas Conservation Division and the Oklahoma Geological Survey released well completion seismicity guidance, which requires operators to take certain prescriptive actions, including an operator's planned mitigation practices, following certain unusual seismic activity within 1.25 miles of hydraulic fracturing operations. In addition, in February 2017, the Oklahoma Corporation Commission's Oil and Gas Conservation Division issued an order limiting future increases in the volume of oil and natural gas wastewater injected below ground into the Arbuckle formation in an effort to reduce the number of earthquakes in the state. In addition, ongoing lawsuits allege that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. The adoption and implementation of any new laws, regulations or directives that restrict our ability to dispose of wastewater gathered from our customers by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring us to shut down disposal wells, could have a material adverse effect on our business, financial condition, and results of operations.

        Hydraulic fracturing activities.    Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from dense subsurface rock formations. The process involves the injection of water, sand and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is currently generally exempt from regulation under the UIC program established under the SDWA and is typically regulated by state oil and gas commissions or similar agencies.

        However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, in February 2014, the EPA asserted regulatory authority pursuant to the SDWA's UIC program over hydraulic fracturing activities involving the use of diesel and issued guidance covering such activities. The EPA also issued final federal Clean Air Act ("CAA") regulations in 2012, known as Subpart OOOO, and in June 2016, known as Subpart OOOOa, governing performance standards, including standards for the capture of emissions of methane and VOCs released during hydraulic fracturing. However, in April 2017, the EPA announced that it was reviewing the June 2016 rule and, if appropriate, will initiate reconsideration proceedings to potentially revise or rescind portions of the rule. Substantial uncertainty exists with respect to the implementation of this rule. Additionally, in June 2016, the EPA published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and gas extraction facilities to publicly owned wastewater treatment plants and, in May 2014, published an Advance Notice of Proposed Rulemaking regarding the Toxic Substances Control Act reporting of the chemical substances and mixtures used in hydraulic fracturing. Also, the federal Bureau of Land Management ("BLM") published a final rule in March 2015 that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands but, in June 2016, a Wyoming federal judge struck down this final rule, finding that the BLM lacked authority to promulgate the rule. The BLM appealed the decision to the U.S. Circuit Court of Appeals for the Tenth Circuit in 2016. However, in March and May 2017, the BLM filed requests with the Tenth Circuit to put the appeal on hold pending its re-review and possible rescission of the 2015 final rule and, on July 25, 2017, the BLM published a proposed rule to rescind the 2015 rule. It remains uncertain whether, or when, the Tenth Circuit will pursue a decision on the merits in the BLM appeal. From time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In the event that new federal restrictions on the hydraulic-fracturing process are adopted in areas where we or our customers conduct business, we or our customers may incur additional costs or permitting requirements to comply with such federal requirements that may be significant in nature and, in the case of our customers, could experience added delays or curtailment in the pursuit of exploration, development, or production activities, which would in turn reduce the demand for our services.

        Moreover, some states and local governments have adopted, and other governmental entities are considering adopting, regulations that could impose more stringent permitting, disclosure and well-construction requirements on hydraulic fracturing operations, including states where we or our customers operate. For example, Texas, Oklahoma, California, Ohio, Pennsylvania, and North Dakota, among others, have adopted regulations that impose new or more stringent permitting, disclosure, disposal, and well-construction requirements on hydraulic fracturing operations. States could also elect to prohibit high volume hydraulic fracturing altogether, following the approach taken by the State of New York in 2015. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular, as certain local governments in California have done. Other states, such as Texas, Oklahoma, and Ohio have taken steps to limit the authority of local governments to regulate oil and gas development.

        In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that "water cycle" activities associated with hydraulic fracturing may impact drinking water resources "under some circumstances," noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. The EPA's study report did not find a direct link between the action of hydraulically fracturing the well itself and contamination of groundwater resources. Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to oil and gas production activities using hydraulic fracturing techniques. Additional legislation or regulation could also lead to operational delays or increased operating costs for our customers in the production of oil and gas, including from the developing shale plays, or could make it more difficult to perform hydraulic fracturing. The adoption of any federal, state or local laws or the implementation of regulations regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and gas wells and an associated decrease in demand for our services, increased compliance costs and time, which could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

        Air Emissions.    The CAA and comparable state laws restrict the emission of air pollutants from many sources through air emissions standards, construction and operating permit programs and the imposition of other compliance standards. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay our projects as well as our customers' development of oil and gas projects. Over the next several years, we or our customers may incur certain capital expenditures for air pollution control equipment or other air emissions-related issues. For example, in October 2015, the EPA issued a final rule under the CAA, lowering the National Ambient Air Quality Standard ("NAAQS") for ground-level ozone from the current standard of 75 parts per million to 70 parts per million under both the primary and secondary standards to provide requisite protection of public health and welfare, respectively. The EPA is required to promulgate initial area designations for the ozone NAAQS by October 1, 2017. Additionally, states are expected to implement more stringent requirements as a result of this final rule, which could result in stricter permitting requirements, delay or prohibit our or our customers' ability to obtain such permits, and result in increased expenditures for pollution control equipment, the costs of which could be significant. Compliance with this and other air pollution control and permitting requirements has the potential to delay the development of oil and gas projects and increase our costs of development and production, which costs could be significant.

        Climate Change.    In response to findings that emissions of carbon dioxide, methane and other greenhouse gases ("GHGs") present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration ("PSD") construction and Title V operating permit reviews for certain large stationary sources that emit certain principal, or "criteria," pollutants. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet "best available control technology" standards. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from oil and gas production, processing, transmission and storage facilities in the United States.

        Congress has from time to time considered legislation to reduce emissions of GHGs but there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions through the completion of GHG emissions inventories and by means of cap and trade programs that typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. The EPA has also developed strategies for the reduction of methane emissions, including emissions from the oil and gas industry. For example, in June 2016, the EPA published New Source Performance Standards Subpart OOOOa requirements to reduce methane and volatile organic compound emissions from certain new, modified and reconstructed equipment and processes in the oil and gas source category, including production, processing, transmission and storage activities. However, in April 2017, the EPA announced that it was reviewing the rule and, if appropriate, will initiate reconsideration proceedings to suspend, revise or rescind portions of the rule. Subsequently, on May 31, 2017, the EPA issued a 90-day stay of certain requirements under the methane rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. In the interim, on July 16, 2017, the EPA had issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Substantial uncertainty exists with respect to the implementation of this rule. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that proposed an agreement, requiring member countries to review and "represent a progression" in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This agreement was signed by the United States in April 2016 and entered into force in November 2016; however, the GHG emission reductions called for by the Paris Agreement are not binding. On June 1, 2017, President Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States' adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time.

        Although it is not possible at this time to predict how new laws or regulations in the United States or any legal requirements imposed following the United States' agreeing to the Paris Agreement that may be adopted or issued to address GHG emissions would impact our business, any such future laws, regulations or other legal requirements imposing reporting or permitting obligations on, or limiting emissions of GHGs from, our or our customers' equipment and operations could require us or our customers to incur costs to reduce emissions of GHGs associated with operations as well as delays or restrictions in the ability to permit GHG emissions from new or modified sources. In addition, substantial limitations on GHG emissions could adversely affect demand for the oil and gas our customers produce, which could reduce demand for our services. Finally, it should be noted that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our operations.

        Endangered Species.    The federal Endangered Species Act ("ESA") restricts activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the federal Migratory Bird Treaty Act. To the extent species that are listed under the ESA or similar state laws, or are protected under the Migratory Bird Treaty Act, live in the areas where we or our oil and gas producing customers operate, our and our customers' abilities to conduct or expand operations and construct facilities could be limited or be forced to incur material additional costs. Moreover, our customer's drilling activities may be delayed, restricted, or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons. Some of our operations and the operations of our customers are located in areas that are designated as habitats for protected species. In addition, as a result of a settlement approved by the U.S. District Court for the District of Columbia in 2011, the U.S. Fish & Wildlife Service ("FWS") is required to make a determination on the listing of numerous other species as endangered or threatened under the ESA pursuant to specific timelines. The designation of previously unidentified endangered or threatened species could indirectly cause us to incur additional costs, cause our or our oil and gas producing customers' operations to become subject to operating restrictions or bans and limit future development activity in affected areas. The FWS and similar state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species. Such a designation could materially restrict use of or access to federal, state, and private lands.

        OSHA and other legal requirements.    We are subject to the requirements of the OSHA and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that we organize and/or disclose information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local governmental authorities and citizens. We have an internal program of inspection designed to monitor and enforce compliance with worker safety requirements.

        In addition, as part of the services we provide, we operate as a motor carrier and therefore are subject to regulation by the U.S. Department of Transportation and various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations, regulatory safety, and hazardous materials labeling, placarding and marking. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes on motor fuels, among other things, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

Seasonality

        Our results of operations have historically reflected seasonal tendencies, typically in the fourth quarter, relating to holiday seasons, inclement winter weather and the conclusion of our customers' annual drilling and completions capital expenditure budgets during which we typically experience declines in our operating results. In a stable commodity price and operations environment, October has historically been our most active month, with notable declines in November and December for the reasons described above.

Intellectual Property

        We own a number of trademarks and Internet domains in North America, which we use in connection with our businesses.

Risk Management and Insurance

        Our operations are subject to hazards inherent in the oil and gas industry, including accidents, blowouts, explosions, craterings, fires, oil spills and hazardous materials spills. These conditions can cause:

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  personal injury or loss of life;

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  damage to, or destruction of property, the environment and wildlife; and

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  the suspension of our or our customers' operations.

        In addition, claims for loss of oil and gas production and damage to formations can occur in the well services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting large claims.

        Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

        Despite our efforts to maintain high safety standards, from time to time, we have suffered accidents, and there is a risk that we will experience accidents in the future. In addition to the property and personal losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies. In particular, in recent years many of our large customers have placed an increased emphasis on the safety records of their service providers. Any significant increase in the frequency or severity of these incidents, or the general level of compensatory payments, could adversely affect the cost of, or our ability to obtain, workers' compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.

        We maintain insurance coverage of types and amounts that we believe to be customary in the industry including workers' compensation, employer's liability, sudden & accidental pollution, umbrella, comprehensive commercial general liability, business automobile and property and equipment physical damage insurance. Our insurance coverage may be inadequate to cover our liabilities. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable or on terms as favorable as our current arrangements.

        We enter into Master Service Agreements ("MSAs") with each of our customers. Our MSAs delineate our and our customer's respective indemnification obligations with respect to the services we provide. Generally, under our MSAs, including those relating to our water solutions, accommodations and rentals and wellsite completion and construction services, we assume responsibility for pollution or contamination originating above the surface from our equipment or handling of the equipment of others. However, our customers assume responsibility for all other pollution or contamination that may occur during operations, including that which may result from seepage or any other uncontrolled flow of drilling fluids. The assumed responsibilities include the control, removal and clean-up of any pollution or contamination. In such cases, we may be exposed to additional liability if we are grossly negligent or commit willful acts causing the pollution or contamination. Generally, our customers also agree to indemnify us against claims arising from the personal injury or death of the customers' employees or those of the customers' other contractors, in the case of our hydraulic fracturing operations, to the extent that such employees are injured by such operations, unless the loss is a result of our gross negligence or willful misconduct. Similarly, we generally agree to indemnify our customers for liabilities arising from personal injury to or death of any of our employees or employees of any of our subcontractors, unless resulting from the gross negligence or willful misconduct of our customer. The same principals apply to mutual indemnification for loss or destruction of customer-owned property or equipment, except such indemnification is not limited in an instance of gross negligence or willful misconduct. Losses arising from catastrophic events, such as blowouts, are generally the responsibility of the customer. However, despite this general allocation of risk, we may be unsuccessful in enforcing contractual terms, incur an unforeseen liability that is not addressed by the scope of the contractual provisions or be required to enter into an MSA with terms that vary from our standard allocations of risk, as described above. Consequently, we may incur substantial losses that could materially and adversely affect our financial condition and results of operations.

Employees

        As of June 30, 2017, we had approximately 2,300 employees and no unionized labor. We believe we have good relations with our employees.

Legal Proceedings

        We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows. We are, however, named defendants in certain lawsuits, investigations and claims arising in the ordinary course of conducting our business, including certain environmental claims and employee-related matters, and we expect that we will be named defendants in similar lawsuits, investigations and claims in the future. While the outcome of these lawsuits, investigations and claims cannot be predicted with certainty, we do not expect these matters to have a material adverse impact on our business, results of operations, cash flows or financial condition. We have not assumed any liabilities arising out of these existing lawsuits, investigations and claims.

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        On July 18, 2017, the Select consenting stockholders executed the Select stockholders consent which approved, among other things, the amended and restated certificate of incorporation.

        At or prior to the effective time of the corporate merger, the amended and restated certificate of incorporation will be filed with the Secretary of State of the State of Delaware. The amended and restated certificate of incorporation will, among other things, rename the Select Class A-1 common stock to "Class A-2 Common Stock." In connection with the corporate merger, the previously outstanding shares of Rockwater Class A-1 common stock will be exchanged for shares of Select Class A-2 common stock. The former holders of Rockwater Class A-1 common stock will be entitled to the benefits of the registration rights agreement entered into with their purchase of the Rockwater Class A-1 common stock (the "Rockwater registration rights agreement") as a result of Select's assumption of such agreement in connection with the closing of the mergers. The amended and restated certificate of incorporation will also make changes to the "Class A-2 Common Stock" to reflect the fact that no shares of the original shares of Select Class A-1 common stock issued in December 2016 are outstanding and conform certain changes applicable to the "Class A-2 Common Stock" to the applicable provisions of the Rockwater certificate of incorporation in respect of the Rockwater Class A-1 common stock and the Rockwater registration rights agreement. In addition, the amended and restated certificate of incorporation will increase the authorized number of shares of Class A common stock from 250,000 shares to 350,000 shares.

        Following the effectiveness of the amended and restated certificate of incorporation, directors will be elected annually, regardless of whether certain Select legacy stockholders own less than 50% of the outstanding Select Class A common stock. In addition, for so long as certain stockholders of the Select Class A common stock (including Crestview Partners and certain entities affiliated with John Schmitz) own more than 35% of the outstanding shares of our common stock, stockholders may act by written consent in lieu of a meeting of stockholders.

        See "Description of Capital Stock" for more information regarding the amended and restated certificate of incorporation.

 THE EQUITY PLAN AMENDMENT

        On July 18, 2017, the Select board of directors unanimously approved resolutions adopting the Equity Plan Amendment. Subject to the consummation of the transactions contemplated by the merger agreement, the Equity Plan Amendment clarifies the treatment of substitute awards under the 2016 Plan (including the Replacement Awards) and allows for the assumption by Select of shares available under any pre-existing stockholder-approved plan of an entity acquired by Select or its affiliate (including the Rockwater Amended and Restated 2017 Long Term Incentive Plan), in each case, subject to the listing rules of the stock exchange on which the Select Class A common stock is listed.

        The Equity Plan Amendment was unanimously approved by the Select board of directors on July 18, 2017. The effectiveness of the Equity Plan Amendment was subject to approval by Select's stockholders and the consummation of the transactions contemplated by the merger agreement. The Select consenting stockholders, who hold a majority of the outstanding common stock of Select, approved the Equity Plan Amendment on July 18, 2017. Under applicable securities regulations, the Equity Plan Amendment may not become effective until at least 20 calendar days after the date this information statement was first sent or given to the Select stockholders. However, as noted above, the effectiveness of the Equity Plan Amendment is conditioned upon the consummation of the transactions contemplated by the merger agreement, so the Equity Plan Amendment will not become effective until the effective time of the corporate merger but, in any event, at least 20 calendar days after the date this information statement was first sent or given to the Select stockholders. Select intends to file a registration statement pursuant to the Securities Act, on Form S-8, to register (i) a number of shares of Select Class A common stock equal to the aggregate number of shares subject to the Replacement Awards and (ii) a number of shares of Select Class A common stock equal to the additional shares of Select Class A common stock authorized to be granted under the 2016 Plan pursuant to the Equity Plan Amendment (i.e., the shares that remain available under the Rockwater Amended and Restated 2017 Long Term Incentive Plan).

Description of the 2016 Equity Incentive Plan

        A summary of the material features of the 2016 Plan, as amended by the Equity Plan Amendment, is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2016 Plan and is qualified in its entirety by reference to (i) the Equity Plan Amendment and (ii) the 2016 Plan. A copy of the Equity Plan Amendment and the 2016 Plan are attached to this information statement as Annex B and Annex C, respectively.

Background

        The Select board of directors adopted the 2016 Plan, for the employees, consultants and the directors of Select and its affiliates who perform services for Select. As of September 6, 2017, there are 1,007,712 shares of Select Class A common stock subject to outstanding awards under the 2016 Plan, specifically (a) 977,352 shares of Select Class A common stock currently subject to awards of nonstatutory options and (b) 30,360 shares of Select Class A common stock currently subject to awards of RSUs (as defined below).

        The 2016 Plan provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws ("incentive options"); (ii) stock options that do not qualify as incentive stock options ("nonstatutory options," and together with incentive options, "Options"); (iii) stock appreciation rights ("SARs"); (iv) restricted stock awards ("Restricted Stock Awards"); (v) restricted stock units ("Restricted Stock Units" or "RSUs"); (vi) bonus stock ("Bonus Stock Awards"); (vii) performance awards ("Performance Awards"); (viii) other stock- or cash-based awards; and (ix) substitute awards (referred to collectively herein with the other awards as the "Awards").

Eligibility

        Employees, consultants and non-employee directors of Select and its affiliates are eligible to receive awards under the 2016 Plan. Eligible individuals to whom an Award is granted under the 2016 Plan are referred to as "Participants." As of September 6, 2017, Select had approximately five executive officers, 32 other employees, two consultants and two non-employee directors who are eligible to participate in the 2016 Plan.

Administration

        The Select board of directors (or a committee of two or more directors appointed by the Select board of directors) administers the 2016 Plan (as applicable, the "Administrator"). Unless otherwise determined by the Select board of directors, the Administrator will consist at all times of two or more directors who qualify as (i) "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act, (ii) "outside directors" within the meaning of Section 162(m) of the Code and (iii) "independent" under the applicable listing standards or rules of the securities exchange upon which the Select Class A common stock is traded but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. Unless otherwise limited by the 2016 Plan or applicable law, the Administrator has broad discretion to administer the 2016 Plan, interpret its provisions, and adopt policies for implementing the 2016 Plan. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, shares of Select Class A common stock or as otherwise designated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the 2016 Plan; terminate, modify or amend the 2016 Plan; and execute all other responsibilities permitted or required under the 2016 Plan.

Securities to be Offered

        Subject to adjustment in the event of any distribution, recapitalization, split, merger, consolidation or similar corporate event, the number of shares available for delivery pursuant to awards under the 2016 Plan is equal to (i) 4,600,000 shares of Select Class A common stock, plus (ii) 8% of any share of Select Class A common stock sold by Select in any underwritten public offering pursuant to an effective registration under the Securities Act that occurs following the effective date of the 2016 Plan (which includes the 696,000 shares of Select Class A common stock that became available for delivery upon our initial public offering), plus (iii) a number of shares of Select Class A common stock equal to the number of shares that remain available for delivery as of the effective time under the Rockwater Amended and Restated 2017 Long Term Incentive Plan multiplied by the exchange ratio (collectively, the "Share Pool"). If an award under the 2016 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2016 Plan. In addition, the 2016 Plan provides that the number of shares granted pursuant to RSU awards under the 2016 Plan shall not exceed 25% of the Share Pool. Shares of Select Class A common stock delivered with respect to substitute awards granted in assumption of, or in substitution for, awards held by individuals who become eligible to receive awards under the 2016 Plan as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with Select or an affiliate of Select do not reduce the Share Pool.

Types of Awards

        Options.    An Option represents a right to purchase Select Class A common stock at a fixed exercise price. Select may grant Options to eligible persons including: (i) incentive options (only to employees of Select or its subsidiaries) which comply with the requirements of Section 422 of the Code; and (ii) nonstatutory options. The exercise price of each option granted under the 2016 Plan will be stated in the option agreement and may vary; however, the exercise price for an option must not be less than the fair market value per share of Select Class A common stock as of the date of grant (or 110% of the fair market value for certain incentive options), nor may the option be re-priced without the prior approval of the Select stockholders. Options may be exercised as the Administrator determines, but not later than 10 years from the date of grant. The Administrator determines the methods and form of payment for the exercise price of an option (including, in the discretion of the Administrator, payment in Select Class A common stock, other awards or other property) and the methods and forms in which Select Class A common stock will be delivered to a participant.

        SARs.    A SAR is the right to receive an amount equal to the excess of the fair market value of one share of the Select Class A common stock on the date of exercise over the grant price of the SAR, payable in either cash or shares of Select Class A common stock or any combination thereof as determined by the Administrator. The exercise price of a share of Select Class A common stock subject to the SAR shall be determined by the Administrator, but in no event shall that exercise price be less than the fair market value of the Select Class A common stock on the date of grant. The Administrator has the discretion to determine other terms and conditions of a SAR award.

        Restricted Stock Awards.    A Restricted Stock Award is a grant of shares of Select Class A common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the Administrator in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Administrator. Except as otherwise provided under the terms of the 2016 Plan or an award agreement, the holder of a Restricted Stock Award will have rights as a stockholder, including the right to vote the Select Class A common stock subject to the Restricted Stock Award or to receive dividends on the Select Class A common stock subject to the Restricted Stock Award during the restriction period. Unless otherwise determined by the Administrator, Select Class A common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such Select Class A common stock or other property has been distributed.

        Restricted Stock Units.    RSUs are rights to receive Select Class A common stock, cash, or a combination of both at the end of a specified period. The Administrator may subject RSUs to restrictions to be specified in the RSU award agreement, and those restrictions may lapse at such times determined by the Administrator. Restricted stock units may be settled by delivery of Select Class A common stock, cash equal to the fair market value of the specified number of shares of Select Class A common stock covered by the RSUs, or any combination thereof determined by the Administrator at the date of grant or thereafter. Dividend equivalents on the specified number of shares of Select Class A common stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Administrator on or following the date of grant.

        Bonus stock awards.    The Administrator is authorized to grant Select Class A common stock as a bonus stock award. The Administrator determines any terms and conditions applicable to grants of Select Class A common stock, including performance criteria, if any, associated with a bonus stock award.

        Performance Awards.    The vesting, exercise or settlement of Awards may be subject to achievement of one or more performance criteria set forth in the 2016 Plan. One or more of the following performance criteria for Select, on a consolidated basis, and/or for specified subsidiaries, may be used by the Administrator in establishing performance goals for such Performance Awards: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow from operations; (v) increase in cash flow return; (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii) pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; (xviii) pretax earnings before interest, depreciation and amortization; (xix) total stockholder return; (xx) debt reduction; (xxi) market share; (xxii) change in the fair market value of the Select Class A common stock; (xxiii) operating income; (xxiv) sales; (xxv) capital deployed; (xxvi) partner value added; (xxvii) leverage of the Company's scale; (xxviii) international expansion; (xxix) effectiveness of partner compliance support or (xxx) any combination of the foregoing. The Administrator may exclude the impact of any of the following events or occurrences which the Administrator determines should appropriately be excluded: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any unusual or infrequent items as described in the Accounting Standards Codification Topic 225, as amended by Accounting Standards Update ("ASU") 2015-01, and as the same may be further amended or superseded from time to time; (f) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (g) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (h) goodwill impairment charges; (i) operating results for any business acquired during the calendar year; (j) third-party expenses associated with any acquisition by Select or any subsidiary; (k) any amounts accrued by Select or any subsidiary pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (l) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (m) interest, expenses, taxes, depreciation and depletion, amortization and accretion charges; and (n) marked-to-market adjustments for financial instruments. The Administrator may also use any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor's 500 stock index or a group of comparable companies. Performance Awards granted to eligible persons who are deemed by the Administrator to be "covered employees" pursuant to Section 162(m) of the Code shall be administered in accordance with the rules and regulations issued under Section 162(m) of the Code. The Administrator may also impose individual performance criteria on the awards, which, if required for compliance with Section 162(m) of the Code, will be approved by the Select stockholders.

        Other Stock- or Cash-Based Awards.    Other stock-based awards are awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Select Class A common stock. Cash-based awards may be granted on a free-standing basis, as an element of or a supplement to, or in lieu of any other award.

        Substitute Awards.    Select may grant substitute awards in substitution for any other Award granted under the 2016 Plan or another plan of Select or its affiliate or any other right of a person to receive payment from Select or its affiliate. Awards may also be granted in substitution for awards held by individuals who become eligible individuals as a result of certain business transactions. Substitute awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Select Class A common stock on the date of substitution if the substitution complies with the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder and other applicable laws.

Other Provisions

        Certain Transactions.    If any change is made to Select's capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of Select Class A common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2016 Plan. The Administrator has discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the exercisability of Options or SARs, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

        Tax Withholding.    Select has the right to withhold, or require payment of, the amount of any applicable tax upon exercise, award or lapse of restrictions, as required by law.

        Limitations on Transfer of Awards.    Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, other than a bonus stock award. Options and SARs may only be exercised by a Participant during that participant's lifetime or by the person to whom the Participant's rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, a Participant may assign or transfer, without consideration, an Award, other than an incentive stock option, with the consent of the Administrator and subject to various conditions stated in the 2016 Plan. All shares of Select Class A common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the 2016 Plan, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent's books in connection with such shares.

        Plan Amendment and Termination.    The Select board of directors may amend or terminate the 2016 Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator does not have the authority, without the approval of stockholders, to amend any outstanding stock option or stock appreciation right to reduce its exercise price per share. The 2016 Plan will remain in effect for a period of 10 years (unless earlier terminated by the Select board of directors).

        Clawback.    All awards under the 2016 Plan will be subject to any clawback or recapture policy adopted by Select, as in effect from time to time.

Federal Income Tax Consequences

        The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to Participants arising from participation in the 2016 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the 2016 Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonstatutory options and SARs with an exercise price less than the fair market value of shares of Select Class A common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the 2016 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

        Nonstatutory Stock Options.    As a general rule, no federal income tax is imposed on a Participant upon the grant of a nonstatutory stock option such as those under the 2016 Plan and Select is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a nonstatutory stock option, the Participant will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon the exercise of a nonstatutory stock option, and subject to the application of Section 162(m) of the Code as discussed below, Select may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the Participant assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a nonstatutory stock option, any appreciation after the date of exercise should qualify as capital gain.

        Incentive Stock Options.    Incentive stock options are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the Participant upon the grant or the exercise of an incentive stock option if the Participant does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, Select would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the Participant's alternative minimum taxable income. However, if the Participant exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

        Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If a Participant disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the Participant will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, Select may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the Participant. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

        Performance Awards.    The recipient of a performance award will not realize taxable income at the time of grant, and Select will not be entitled to a deduction at that time. At the time of payment, whether a performance award is paid in cash or shares of Select Class A common stock, the holder will have taxable compensation and, subject to the application of Section 162(m) of the Code, Select will have a corresponding deduction. The measure of such income and deduction, if any, will be the amount of any cash paid and the fair market value of the shares either at the time the performance award is paid or at the time any restrictions subsequently lapse, depending on the nature, if any, of the restrictions imposed on the shares and whether the holder elects to be taxed without regard to any such restrictions.

        RSUs, Restricted Stock and Other Stock- or Cash-Based Awards.    A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Select Class A common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the shares of Select Class A common stock received.

        A recipient of a Restricted Stock Award or an Award of unrestricted Select Class A common stock generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of Select Class A common stock when received, reduced by any amount paid by the recipient; however, if the shares of Select Class A common stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of Select Class A common stock (i) when the shares of Select Class A common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of Select Class A common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Select Class A common stock. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock Award that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

        A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of Select Class A common stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant's capital gains holding period in those shares of Select Class A common stock will commence on the later of the date the shares of Select Class A common stock are received or the restrictions lapse. Subject to the application of Section 162(m) of the Code, Select will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to Select

        Reasonable Compensation.    In order for the amounts described above to be deductible by Select (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

        Golden Parachute Payments.    The ability of Select (or the ability of a subsidiary) to obtain a deduction for future payments under the 2016 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

        Performance-Based Compensation.    The ability of Select (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2016 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company's ability to deduct compensation, for federal income tax purposes, paid during any year to a "covered employee" (within the meaning of Section 162(m) of the Code) in excess of $1,000,000. However, an exception applies to this limitation in the case of certain "performance-based compensation." In order to exempt "performance-based compensation" from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the Award must be based on the satisfaction of one or more performance goals selected by the Administrator and certain other requirements must be met, including stockholder approval requirements. Although the 2016 Plan has been drafted to satisfy the requirements for the "performance-based compensation" exception, Select may determine that it is in Select's best interests not to satisfy the requirements for the exception in certain situations. Select is currently eligible for a transition rule for newly public companies under which amounts paid under the 2016 Plan, including annual cash incentive awards and long-term incentive equity grants, are exempt from the deduction limitations of Section 162(m) of the Code. The transition rule is expected to expire at the time of Select's annual meeting of stockholders in 2021.

New Plan Benefits

        The Awards, if any, that will be made to eligible individuals under the 2016 Plan are determined in the discretion of the Administrator, and, thus, Select cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future. Therefore, the New Plan Benefits Table is not provided.

Previously Awarded Options

        The following table sets forth, for the named executive officers and certain other groups, all shares of Select Class A common stock underlying outstanding Options previously awarded under the 2016 Plan. No affiliate of any of the directors or named executive officers set forth below holds or has held (i) options to purchase Select Class A common stock and (ii) rights to receive Select Class A common stock in the form of RSUs.

Name and Principal Position	Number of Shares Issued or Underlying Options and RSUs
John Schmitz	—
(Chief Executive Officer)
Gary Gillette	14,225
(Chief Financial Officer and Senior Vice President)
Cody Ortowski	130,318
(President)
All executives as a group	294,615

Non-executive director group(1)	45,341

Non-executive officer employee group	667,756

Total	1,007,712

(1)
The non-executive director group includes all members of the Select board of directors who are not also executive officers.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth certain information regarding Select's equity compensation plans as of September 6, 2017.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—

Equity compensation plans not approved by security holders	1,007,712	17.84	4,392,688

Total	1,007,712	$17.84	4,392,688

SELECTED HISTORICAL FINANCIAL DATA OF SELECT

        The following table presents our selected historical financial data for the periods and as of the dates indicated. The selected historical financial data as of and for the years ended December 31, 2016 and 2015 were derived from our audited consolidated financial statements and the notes thereto beginning on page F-49 of this information statement. The selected historical financial data as of and for the six months ended June 30, 2017 and 2016 were derived from our unaudited consolidated financial statements and the notes thereto beginning on page F-22 of this information statement.

        Historical results are not necessarily indicative of the results we expect in future periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Select" and our consolidated financial statements and the notes thereto included elsewhere in this information statement.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue
Water solutions	$186,189	$112,182	$241,455	$427,496
Accommodations and rentals	22,842	13,747	27,151	52,948
Wellsite completion and construction services	25,343	15,829	33,793	55,133

Total revenue	234,374	141,758	302,399	535,577
Costs of revenue
Water solutions	138,649	94,657	200,399	332,411
Accommodations and rentals	18,722	10,558	22,019	37,957
Wellsite completion and construction services	21,267	13,518	29,089	48,356
Depreciation and amortization	43,724	52,261	95,020	104,608

Total costs of revenue	222,362	170,994	346,527	523,332

Gross profit (loss)	12,012	(29,236)	(44,128)	12,245
Operating expenses
Selling, general and administrative	33,211	17,164	34,643	56,548
Depreciation and amortization	937	1,281	2,087	3,104
Impairment of goodwill and other intangible assets	—	138,666	138,666	21,366
Impairment of property and equipment	—	60,026	60,026	—
Lease abandonment costs	2,281	—	19,423	—

Total operating expenses	36,429	217,137	254,845	81,018

Loss from operations	(24,417)	(246,373)	(298,973)	(68,773)
Other income (expense)
Interest expense, net	(1,401)	(7,449)	(16,128)	(13,689)
Other income (expense), net	3,016	157	629	893

Loss from operations before taxes	(22,802)	(253,665)	(314,472)	(81,569)
Tax benefit (expense)	32	(366)	524	(324)

Net loss from continuing operations	(22,770)	(254,031)	(313,948)	(81,893)
Net income from discontinued operations, net of tax	—	—	—	21

Net loss	$(22,770)	$(254,031)	$(313,948)	$(81,872)

Less: Net loss attributable to Predecessor	—	250,428	306,481	80,891
Less: Net loss attributable to noncontrolling interests	14,382	3,603	6,424	981

Net loss attributable to Select Energy Services, Inc.	$(8,388)	$—	$(1,043)	$—

Allocation of net loss attributable to:
Class A-1 stockholders	(5,188)		(844)
Class A stockholders	(3,200)		(199)
Class B stockholders	—		—

	$(8,388)		$(1,043)

Per Share Information:
Weighted Average Shares Outstanding:
Class A-1—Basic & Diluted	14,587,845		16,100,000
Class A—Basic & Diluted	8,999,294		3,802,972
Class B—Basic & Diluted	38,462,541		38,462,541
Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.36)		$(0.05)
Class A—Basic & Diluted	$(0.36)		$(0.05)
Class B—Basic & Diluted	$—		$—
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(24,010)	$10,977	$5,131	$151,999
Investing activities	$(91,449)	$(19,732)	$(26,955)	$(38,703)
Financing activities	$128,195	$(4,914)	$45,560	$(107,348)
Balance Sheet Data (at period end):
Cash and cash equivalents	$52,777		$40,041	$16,305
Total assets	$528,601		$405,066	$650,248
Long-term liabilities	$24,755		$23,974	$256,923

 SELECTED HISTORICAL FINANCIAL DATA OF ROCKWATER

        The following table presents the selected historical consolidated financial data of Rockwater for the periods and as of the dates indicated. The selected historical financial data as of and for the years ended December 31, 2016 and 2015 were derived from Rockwater's audited consolidated financial statements and the notes thereto beginning on page F-116 of this information statement. The selected historical financial data as of and for the six months ended June 30, 2017 and 2016 were derived from Rockwater's unaudited historical financial statements and the notes thereto beginning on page F-86 of this information statement.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rockwater" and Rockwater's historical consolidated financial information and the notes thereto included elsewhere in this information statement.

	Six Months Ended June 30,		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands, except share and per share data)
Statements of Operations Data:
Revenue
Water solutions services	$211,113	$102,464	$224,173	$369,976
Completion & specialty chemicals products	67,957	31,201	76,905	124,160

Total Revenue	279,070	133,665	301,078	494,136
Costs of sales
Water solutions services	175,677	99,392	204,912	286,129
Completion & specialty chemicals products	61,340	30,724	72,276	149,626
Depreciation and amortization	22,721	22,378	43,880	51,523

Total cost of sales	259,738	152,494	321,068	487,278

Gross profit (loss)	19,332	(18,829)	(19,990)	6,858
Operating expenses
Selling, general and administrative expenses	30,077	20,704	37,341	71,656
Depreciation and amortization	5,299	4,245	8,106	9,658
Impairments of long-lived and intangible assets	—	1,009	1,008	3,615
Restructuring charges	726	8,639	8,169	5,638
Gain on disposal of property and equipment	(19)	(990)	(1,882)	(838)

Total operating expenses	36,083	33,607	52,742	89,729

Loss from operations	(16,751)	(52,436)	(72,732)	(82,871)
Other income (expense):
Interest expense	(2,890)	(3,674)	(7,977)	(10,413)
Foreign currency gains (losses)	1	569	301	(3,349)
Other income, net	457	304	623	1,082

Total other expense	(2,432)	(2,801)	(7,053)	(12,680)

Loss from operations before provision for (benefit from) income taxes	(19,183)	(55,237)	(79,785)	(95,551)
Provision for (benefit from) income taxes	(12,629)	(672)	93	(24,011)

Net loss	(6,554)	(54,565)	(79,878)	(71,540)
Less: net loss attributable to noncontrolling interest	(528)	—	—	—

Net loss attributable to common stockholders	$(6,026)	$(54,565)	$(79,878)	$(71,540)

Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of zero	2,389	4,843	2,515	(16,454)

Comprehensive loss	$(4,165)	$(49,722)	$(77,363)	$(87,994)
Less: Comprehensive loss attributable to noncontrolling interest	(261)	—	—	—

Comprehensive loss attributable to common stockholders	$(3,904)	$(49,722)	$(77,363)	$(87,994)

Per Share Information:
Weighted Average Shares Outstanding:
Basic			28,911,914	28,247,482
Diluted			28,911,914	28,247,482
Class A-1—Basic and Diluted	6,462,794	—
Class A—Basic and Diluted	31,973,481	28,331,390
Net Income (Loss) per Share
Basic			$(2.76)	$(2.53)
Diluted			$(2.76)	$(2.53)
Class A-1—Basic and Diluted	$(0.16)	$—
Class A—Basic and Diluted	$(0.16)	$(1.93)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(34,178)	$4,759	$4,593	$136,635
Investing activities	(53,054)	41	(5,998)	(6,111)
Financing activities	87,959	(4,634)	1,382	(130,436)
Balance Sheet Data (at period end):
Cash and cash equivalents	$473		$142	$252
Total assets	780,223		476,716	539,786
Long-term liabilities	86,388		125,244	134,568

SELECTED PRO FORMA FINANCIAL DATA

        The following table presents selected pro forma financial data for Select giving effect to the mergers as of and for the fiscal year ended December 31, 2016 and for the six months ended June 30, 2017. The below figures were derived from Select's unaudited pro forma condensed combined financial statements and the notes thereto beginning on page F-2 of this information statement.

        The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, Select's pro forma condensed financial information and the notes thereto included elsewhere in this information statement.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(in thousands)
Statement of Operations Data
Revenue	$521,752	$665,871
Loss from operations	(37,887)	(378,282)
Net loss	(36,767)	(378,047)
Balance Sheet Data (at end of period)
Total assets	$1,227,535
Long-term debt	20,000

 PRO FORMA PER SHARE FINANCIAL INFORMATION

        The following table provides selected per share pro forma data for Select as of and for the year ended December 31, 2016 and for the six months ended June 30, 2017.

	Six Months Ended June 30, 2017
	Historical
	Select	Rockwater	Pro forma
Book value per share at end of period(1):
Class A-1	—	11.75	—
Class A-2	—	—	9.41
Class A	6.45	11.75	9.41
Class B	—	—	—
Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	(0.36)	(0.16)	—
Class A-2—Basic & Diluted	—	—	(0.35)
Class A—Basic & Diluted	(0.36)	(0.16)	(0.35)
Class B—Basic & Diluted	—	—	—
Weighted average shares outstanding:
Class A-1—Basic & Diluted	14,587,845	6,462,794	—
Class A-2—Basic & Diluted	—	—	6,841,816
Class A—Basic & Diluted	8,999,294	31,973,481	56,783,874
Class B—Basic & Diluted	38,462,541	5,693,258	42,890,188

	Year Ended December 31, 2016
	Historical
	Select	Rockwater	Pro forma
Book value per share at end of period:
Class A-1	5.66	—	—
Class A-2	—	—	—
Class A	5.66	9.70	—
Class B	—	—	—
Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	(0.05)	—	—
Class A-2—Basic & Diluted	—	—	(3.51)
Class A—Basic & Diluted	(0.05)	(2.76)	(3.51)
Class B—Basic & Diluted	—	—	—
Weighted average shares outstanding:
Class A-1—Basic & Diluted	16,100,000	—	—
Class A-2—Basic & Diluted	—	—	6,841,816
Class A—Basic & Diluted	3,802,972	28,911,914	56,591,723
Class B—Basic & Diluted	38,462,541	—	42,890,188
(1)
Book value per share as of June 30, 2017:

Equivalent pro forma
Class A-1	—
Class A-2	7.32
Class A	7.32
Class B	—

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock owned as of September 6, 2017 by:

  •
  each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

  •
  each director, director nominee and named executive officer; and

  •
  all of our current directors and executive officers as a group.

        Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors, director nominees or named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o 1820 North I-35, P.O. Box 1715, Gainesville, Texas 76241. The percentages of ownership are based on 30,311,340 shares of Class A common stock, 38,462,541 shares of Class B common stock and no shares of Class A-1 common stock outstanding.

	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
Hadley Harbor Master Investors (Cayman) L.P.(2)	2,700,000	8.9%	—	—	2,700,000	3.9%
Putnam Funds(3)	3,025,456	10.0%	—	—	3,025,456	4.4%
Senator Global Opportunity Master Fund LP(4)	2,700,000	8.9%	—	—	2,700,000	3.9%
Teacher Retirement System of Texas(5)	2,100,000	6.9%	—	—	2,100,000	3.1%
Wellington Management Group LLP(2)	1,666,371	5.5%	—	—	1,666,371	2.4%
Whipstock Co-Investment Fund II LP(6)	1,925,000	6.4%	—	—	1,925,000	2.8%
SES Legacy Holdings, LLC(7)(8)	—	—	38,462,541	100.0%	38,462,541	56.0%
Crestview Partners II GP, L.P.(9)	3,802,972	12.5%	38,462,541	100.0%	42,265,513	61.5%
Directors and Named Executive Officers:
John Schmitz(10)	—	—	7,385,705	19.2%	7,385,705	10.7%
Gary Gillette	—	—	—	—	—	—
Cody Ortowski(11)	130,318	*	—	—	130,318	*
Robert Delaney	—	—	—	—	—	—
Adam Klein	—	—	—	—	—	—
Douglas J. Wall(11)	32,173	*	—	—	32,173	*
Richard A. Burnett(11)	—	—	—	—	—	—
All Executive Officers and Directors as a Group (9 persons)	162,491	*	7,385,705	19.2%	7,548,196	11.0%

*
Less than 1%.

(1)
Represents percentage of voting power of our Class A common stock, Class B common stock and Class A-1 common stock voting together as a single class. SES Legacy Holdings, LLC will hold one share of Class B common stock for each SES Holdings unit that it owns. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote. See "Description of Capital Stock."

(2)
Wellington Management Company LLP, a registered investment company under the Investment Company Act of 1940, as amended, is the investment adviser to Hadley Harbor Master Investors (Cayman) L.P. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Group LLP and Wellington Management Company LLP may be deemed beneficial owners with shared investment and voting power over the shares held by Hadley Harbor Master Investors (Cayman) L.P. The mailing address of Hadley Harbor Master Investors (Cayman) L.P. and the Wellington entities is 280 Congress Street, Boston, Massachusetts 02210.

(3)
Represents shares held by the following entities (the "Putnam Funds"): Putnam Investments, LLC d/b/a/ Putnam Investments, The Putnam Advisory Company, LLC ("PAC") and Putnam Investment Management, LLC ("PIM"), each a Delaware limited liability company. Putnam Investments, LLC is the parent company to PAC and PIM and may be deemed beneficial owner with sole dispositive power over the shares held by the Putnam Funds. Putnam Investments, LLC, wholly owns two registered investment advisers: PIM, which is the investment adviser to the Putnam family of mutual funds and PAC, which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispositive power over the shares as investment managers. In the case of shares held by the Putnam mutual funds managed by Putnam Investment Management, LLC, the mutual funds, through their boards of trustees, have voting power. Unless otherwise indicated, The Putnam Advisory Company, LLC has sole voting power over the shares held by its institutional clients. The mailing address for the Putnam Funds is c/o Putnam Investments, One Post Office Square, Boston, Massachusetts 02109. This information is based solely on a Schedule 13G filed with the SEC on July 10, 2017 by Putnam Investments, LLC, PIM and PAC.

(4)
Senator Investment Group LP is the investment manager of Senator Global Opportunity Master Fund LP. Alexander Klabin and Douglas Silverman control Senator Management LLC, which may be deemed to control Senator Investment Group LP. Accordingly, Senator Investment Group LP, Alexander Klabin and Douglas Silverman may be deemed beneficial owners with shared voting and investment control over the shares held by Senator Global Opportunity Master Fund LP. Each of Senator Investment Group LP, Alexander Klabin and Douglas Silverman expressly disclaims beneficial ownership of the shares held by Senator Global Opportunity Master Fund LP. The mailing address of Senator Global Opportunity Master Fund LP is c/o Senator Investment Group LP, 510 Madison Avenue, 28th Floor, New York, New York 10022.

(5)
Teacher Retirement System of Texas is a public pension plan and an entity of the State of Texas and has sole dispositive and sole voting power over the shares indicated in the table above. The mailing address of the Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.

(6)
Perella Weinberg Partners Group LP is the parent company of TPH Energy Co-Investment Fund Management II LLC, the general partner of Whipstock Co-Investment Fund II LP. Whipstock Co-Investment Fund II LP is affiliated with Tudor, Pickering, Holt & Co. Securities, Inc.; Tudor, Pickering, Holt & Co. Advisors LP and Perella Weinberg Partners LP, each of which is a broker-dealer registered under Section 15 of the Exchange Act. Whipstock Co-Investment Fund II LP has represented to us that it purchased the shares it is offering in this information statement in the ordinary course of business and that at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Dan Pickering, as chief investment officer, may be deemed beneficial owner with voting and investment control over the shares held by such entities. The mailing address of Whipstock Co-Investment Fund II LP is 1111 Bagby Street, Suite 4920, Houston, Texas 77002.

(7)
Subject to the terms of the SES Holdings limited liability company agreement, SES Legacy Holdings, LLC (or its members) (and its permitted transferees, including certain members of SES Legacy Holdings, LLC, under the SES Holdings limited liability company agreement) has the right to exchange all or a portion of its SES Holdings units (together with a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings unit (and corresponding share of Class B common stock) exchanged. The exchange of all of our outstanding shares of Class B common stock (along with the corresponding SES Holdings units) for shares of Class A common stock would result in the issuance of an additional 38,462,541 shares of Class A common stock. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon the exercise by SES Legacy Holdings, LLC (or any transferee) of its right to cause SES Holdings to purchase all or a portion of its SES Holdings units. As a result, beneficial ownership of Class B common stock and SES Holdings units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged.

(8)
The board of managers of SES Legacy Holdings, LLC has voting and dispositive power over the shares held by it. The board of managers of SES Legacy Holdings, LLC consists of two representatives of Crestview Partners II SES Investment, LLC ("Crestview Holdings A"), Robert Delaney and Adam Klein, and our Chairman and Chief Executive Officer, John Schmitz, and is controlled by Crestview Partners II GP, L.P. ("Crestview GP").

(9)
Represents 38,462,541 shares of Class B common stock and corresponding SES Holdings units held directly by SES Legacy Holdings, LLC and 3,802,972 Class A shares held directly by Crestview Partners II SES Investment B, LLC ("Crestview Holdings B"), in each case for which Crestview GP may be deemed to be the beneficial owner. Crestview Holdings A generally has the right to acquire beneficial ownership of 16,221,101 shares of Class B common stock and corresponding SES Holdings units held by SES Legacy Holdings, LLC at its election pursuant to the SES Legacy Holdings, LLC limited liability company agreement, and Crestview GP has voting power of 38,462,541 shares of Class B common stock through its control of the board of managers of SES Legacy Holdings, LLC. Crestview GP disclaims beneficial ownership of shares of Class B common stock and corresponding SES Holdings units held by SES Legacy Holdings, LLC, except to the extent of its pecuniary interest. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview Holdings A. Crestview GP is also the general partner of the investment funds which are members of Crestview Holdings B. Decisions by Crestview GP to vote or dispose of the interests held by Crestview Holdings A and Crestview Holdings B require the approval of a majority of the 10 members of its investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian P. Cassidy, Quentin Chu, Alexander M. Rose and Adam J. Klein. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals disclaims beneficial ownership of all such interests. The address of each of the foregoing is c/o Crestview, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(10)
Represents 7,385,705 shares of Class B common stock and corresponding SES Holdings units held directly by SES Legacy Holdings, LLC for which John Schmitz may be deemed to be the beneficial owner. John Schmitz generally has the right to acquire beneficial ownership of such 7,385,705 shares of Class B common stock and corresponding SES Holdings units held by SES Legacy Holdings, LLC at his election pursuant to the SES Legacy Holdings, LLC limited liability company agreement.

(11)
Includes shares that may be purchased upon the exercise of outstanding options that the Company expects to be exercisable within 60 days of the date of this information statement.

EXECUTIVE COMPENSATION

        Select is currently considered an "emerging growth company," within the meaning of the Securities Act, for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, Select is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for the last completed fiscal year. Further, Select's reporting obligations extend only to the "Named Executive Officers" of Select, who are the individuals who served as Select's principal executive officer and the two other most highly compensated officers who served as executive officers of Select during the last completed fiscal year. In accordance with the foregoing, the Named Executive Officers are:

Name	Principal Position
John Schmitz	Chief Executive Officer
Gary Gillette	Chief Financial Officer and Senior Vice President
Cody Ortowski	President

2016 Summary Compensation Table

        The following table summarizes, with respect to the Named Executive Officers, information relating to compensation earned for services rendered in all capacities during the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)(2)	Total ($)
John Schmitz	2016	$440,370	$—		$12,428	$452,798
(Chief Executive Officer)
Gary Gillette	2016	$235,000	$150,000	(1)	$12,000	$397,000
(Chief Financial Officer and Senior Vice President)
Cody Ortowski	2016	$356,250	$—		$—	$356,250
(President)

(1)
Amount reflects two retention bonus payments of $75,000 paid to Mr. Gillette during fiscal year 2016.

(2)
For Mr. Schmitz, the amount in this column reflects club membership dues. For Mr. Gillette, the amount in this column reflects a car allowance.

Outstanding Equity Awards at 2016 Fiscal Year-End

        The following table reflects information regarding outstanding equity-based awards held by the Named Executive Officers as of December 31, 2016.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John Schmitz	—	—	—	—	—	—
Gary Gillette	—	—	—	—	39,838	$220,399
Cody Ortowski	41,920	—	$20.61	May 25, 2021
	45,235	—	$14.33	July 11, 2022
	43,163	—	$14.33	May 7, 2020
	—	—	—	—	119,519	$661,224

(1)
Each of the nonqualified stock options listed in this column was originally granted under the SES Holdings 2011 Equity Incentive Plan (the "2011 Plan") and later exchanged for substantially equivalent (after giving effect to the reorganization transactions in connection with the Select 144A Offering (as defined below)) nonqualified stock options under the 2016 Plan. Such nonqualified stock options vested in substantially equal one-third installments on each of the first three anniversaries of the original date of grant.

(2)
Each of the phantom units listed in this column was granted under the 2011 Plan. Upon the occurrence of our initial public offering, each phantom unit was settled in exchange for a cash payment based, in part, on the fair market value of the Select Class A common stock on the date of our initial public offering. Based on the fair market value of a share of the Select Class A common stock on the date of our initial public offering of $14.00, the cash payment with respect to each phantom unit was equal to approximately $5.53.

(3)
The market value of the phantom units was determined by multiplying $5.53, which is the approximate amount that was paid with respect to a phantom unit (as described further in footnote (2) above), times the number of phantom units held by each Named Executive Officer.

Additional Narrative Disclosures

Base Salary

        Each Named Executive Officer's base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each Named Executive Officer based on his position and responsibility. The Select board of directors reviews the base salaries for each Named Executive Officer annually as well as at the time of any promotion or significant change in job responsibilities and, in connection with each review, the Select board of directors considers individual and company performance over the course of the applicable year.

Cash Bonuses

        Select does not maintain a formal bonus program for its Named Executive Officers. However, the Named Executive Officers have historically received discretionary bonuses to recognize their significant contributions and aid in Select's retention efforts. Based upon recommendations from the Chief Executive Officer, the board of directors of Select's predecessor historically determined whether each

Named Executive Officer was eligible to receive a cash bonus for a given year and set the amount of such cash bonus. Bonus payments, if any, were historically made in two separate installments during such year and required that the Named Executive Officer be employed by Select through each applicable payment date in order to receive payment. Going forward, the Select board of directors (or a committee thereof) will determine each Named Executive Officer's eligibility for an annual cash bonus (whether discretionary or pursuant to a bonus plan Select later implements), and the amount of such bonus (if any).

        Additionally, on May 18, 2017, the Compensation Committee of the Select board of directors approved grants of cash bonuses under the 2016 Plan to the Named Executive Officers in recognition of each their efforts in helping navigate Select through challenging market conditions during the recent industry downturn, culminating in our initial public offering. The amount of the cash bonus granted to each such executive officer is listed below:

Name	Amount
John Schmitz	$1,250,000
Gary Gillette	$129,676
Cody Ortowski	$349,037

        The cash bonuses granted to the Named Executive Officers were paid on June 9, 2017. Each cash bonus is subject to clawback by Select should an executive officer engage in detrimental activity with respect to Select or one of its subsidiaries during the term of the success bonus agreement evidencing such cash bonus.

Employment, Severance or Change in Control Agreements

        Select does not currently maintain any employment, severance or change in control agreements with the Named Executive Officers and does not currently anticipate entering into any such agreements with a termination of employment or a change in control, other than with respect to previously granted stock options and phantom units.

        If a Named Executive Officer had died or become disabled prior to the date a "Liquidity Event" (as defined in the 2011 Plan) occurred with respect to his outstanding phantom units, such Named Executive Officer would have received payment with respect to such phantom units within 60 days following the date of death or disability. If a Named Executive Officer's employment is terminated for any reason, such Named Executive Officer shall be entitled to exercise his stock options for a period of 30 days (or in the event such Named Executive Officer dies or becomes disabled, 12 months) following the date of such termination of employment.

        Although Holli C. Ladhani was not a Named Executive Officer as of December 31, 2016, it is anticipated that following completion of the mergers, Ms. Ladhani will become the President and Chief Executive Officer of the combined company. Rockwater currently maintains an employment agreement with Ms. Ladhani that provides for certain severance benefits upon (i) a termination of Ms. Ladhani's employment by Rockwater without "cause" (as defined in the employment agreement), (ii) Rockwater's non-renewal of the term of the employment agreement, and (iii) a resignation by Ms. Ladhani for "good reason" (as defined in the employment agreement).

Other Benefits

        Select offers participation in broad-based retirement, health and welfare plans to all of its employees. Select currently maintains a plan intended to provide benefits under section 401(k) of the Code (the "401(k) Plan"), where employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating Named Executive Officers, to save for the future. Given market conditions during the 2016 plan year, Select did not provide matching contributions to participants in the 401(k) Plan for the 2016 plan year, but Select reinstated matching contributions to participants on July 1, 2017.

 DIRECTOR COMPENSATION

        No obligations with respect to compensation for directors were accrued or paid during fiscal year 2016. Directors who are also employees of Select or employees of Crestview Advisors, L.L.C. ("Crestview Partners") will not receive any additional compensation for their service on the Select board of directors, but Select believes that attracting and retaining qualified non-employee directors is critical to the growth of Select and its governance. In January 2017, Select adopted a comprehensive director compensation policy for its non-employee directors (other than directors who are employees of Crestview Partners), which consists of:

  •
  an annual cash retainer of $50,000, payable quarterly in arrears; and

  •
  annual equity-based awards granted under the 2016 Plan with an aggregate fair market value of at least $100,000 on the date(s) of grant.

        Accordingly, in January 2017, each non-employee director (other than directors who are employees of Crestview Partners) received equity-based awards under the 2016 Plan with an aggregate fair market value of approximately $100,000 on the applicable date of grant, and 75% of such amount consisted of a grant of nonqualified stock options while 25% of such amount consisted of a grant of restricted stock units.

        All members of the Select board of directors will be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of their services to Select. Additionally, Select will purchase and maintain directors' and officers' liability insurance for, and provide indemnification to, each member of the Select board of directors.

DESCRIPTION OF CAPITAL STOCK

        As of the date of this information statement, our authorized capital stock consists of 250,000,000 shares of Class A common stock, $0.01 par value per share; 150,000,000 shares of Class B common stock, $0.01 par value per share; 40,000,000 shares of Class A-1 common stock, $0.01 par value per share; and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this information statement, our only issued and outstanding shares of capital stock are the Class A common stock and the Class B common stock.

        Prior to the effective time of the corporate merger, Select will amend and restate its existing certificate of incorporation to, among other things, make certain changes with respect to the previously outstanding shares of Select Class A common stock in order to issue shares of Select Class A-2 common stock to the former holders of Rockwater Class A-1 common stock as contemplated by the merger agreement. Pursuant to the amended and restated charter, at the effective time of the corporate merger, our authorized capital stock will consist of: 350,000,000 shares of Class A common stock, $0.01 par value per share; 150,000,000 shares of Class B common stock, $0.01 par value per share; 40,000,000 shares of Class A-2 common stock, $0.01 par value per share; and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the closing date of the mergers, we expect that our only issued and outstanding shares of capital stock will be the Class A common stock, the Class A-2 common stock and the Class B common stock.

        The following is a summary of our capital stock, our bylaws, our existing certificate of incorporation and, where applicable, the amended and restated certificate of incorporation to be entered into at the closing. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and bylaws.

Class A Common Stock

        Voting Rights.    Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Under the amended and restated certificate of incorporation, holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Under the amended and restated certificate of incorporation, holders of shares of our Class A common stock, Class A-2 common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law and with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A-2 common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law (collectively referred to as the "Special A-2 Voting Rights"). The Special A-2 Voting Rights will terminate upon the conversion of the shares of Class A-2 common stock into shares of Class A common stock, which will occur when a resale shelf registration statement for their benefit is declared effective.

        Dividend Rights.    Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

        Other Matters.    The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

        Voting Rights.    Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock, Class A-2 common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law and with respect to the Special Class A-2 Voting Rights.

        Dividend and Liquidation Rights.    Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock, shares of Class A-2 common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock or shares of Class A-2 common stock on the same terms is simultaneously paid to the holders of Class A common stock and Class A-2 common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

        Other Matters.    The shares of Class B common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable.

Class A-2 Common Stock

        Upon the effectiveness of the registration statement filed by Select with the SEC, on June 13, 2017, each share of Select Class A-1 common stock outstanding as of such date automatically converted into a share of Class A Common Stock. As a result, as of the date hereof, no shares of Select Class A-1 common stock are outstanding. At the effective time of the corporate merger, the amended and restated certificate of incorporation will amend the existing certificate of incorporation to, among other things, rename the Select Class A-1 common stock to "Class A-2 Common Stock." The following summary is of the Select Class A-2 common stock after giving effect to the amended and restated certificate of incorporation.

        Voting Rights.    Holders of shares of our Class A-2 common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders and will also be entitled to the benefit of Special Stock Dividends for such purposes. Holders of shares of our Class A-2 common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A-2 common stock, Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law and with respect to Special A-2 Voting Rights.

        Dividend Rights.    Holders of shares of our Class A-2 common stock issued upon the effectiveness of the corporate merger are entitled to receive Special Stock Dividends (as defined below) that will cumulate and accrue on each issued and outstanding share of Class A-2 Common Stock on a daily basis, at a rate of seven percent (7%) per annum, based on a 365-day year, compounded on the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued equals 365 days or 730 days, commencing on April 1, 2018, if the resale shelf registration statement has not been declared effective by the Commission by March 31, 2018 (such event, beginning on April 1, 2018 and including each day of such event until (and not inclusive of) the date of the satisfaction of the condition set forth in Section 4.4(A) of our amended and restated certificate of incorporation that gave rise to such Special Dividend (any such date, a "Special Dividend Satisfaction Date"), the "Special Dividend Accrual Event"). Any dividend that accrues on a share of Class A-2 Common Stock on a daily basis during the Special Dividend Accrual Event pursuant to our amended and restated certificate of incorporation is referred to as a "Special Dividend."

        Special Dividends will, commencing upon the occurrence of the Special Dividend Accrual Event be cumulative and accrue on a daily basis, and will cease cumulating and accruing upon (i) a Special Dividend Satisfaction Date, (ii) the earlier to occur of (A) the end of the Maximum Accrual Period (as defined below) and (B) the date on which a resale shelf registration statement is declared effective by the Commission and the Class A Common Stock is listed on a national securities exchange, and (iii) the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued in respect of the Special Dividend Accrual Event equals 1,095 days (the "Maximum Accrual Period"). Special Dividends will cumulate and accrue and when issued will be issued in additional shares of Class A-2 Common Stock.

        Shares of Class A-2 Common Stock that accrue as a result of Special Dividends and are issuable as payment of Special Dividends are referred to in unissued form as "PIK Class A-2 Common Shares." Special Dividends will not accrue on or be issuable in respect of PIK Class A-2 Common Shares. Accrued but unpaid Special Dividends will be paid through the issuance of the number of PIK Class A-2 Common Shares due on the applicable issued and outstanding shares of Class A-2 Common Stock under Section 4.4(A) and 4.4(B) of our amended and restated certificate of incorporation upon (i) any voluntary or involuntary liquidation, dissolution or winding up of Select (but prior to any such voluntary or involuntary liquidation, dissolution or winding up), (ii) a compounding date and (iii) a conversion end date (but prior to the conversion, in accordance with Section 4.4(F) of our amended and restated certificate of incorporation) (each event in clause (i), (ii) and (iii), a "Payment Date"). The number of accrued PIK Class A-2 Common Shares to be issued to a holder of shares of Class A-2 Common Stock on a Payment Date in additional shares of Class A-2 Common Stock will be equal to (1) the number of issued and outstanding shares of Class A-2 Common Stock held by such holder and upon which payment of Special Dividends is due, multiplied by (2) (a) Accrual Days multiplied by (b) (i) .07 divided by (ii) 365. The "Accrual Days" means the whole number that is equal to the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued as a result of the Special Dividend Accrual Event and are unpaid. The PIK Class A-2 Common Shares issuable in payment of Special Dividends will be issued in the form of shares of Class A-2 Common Stock and, when issued, will be deemed to be validly issued, fully paid, outstanding, and non-assessable.

        Other than with respect to the Special Dividend, holders of shares of our Class A-2 common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

        Liquidation Rights.    Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A-2 common stock (on an as-if-converted to Class A common stock basis) are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

        Conversion.    Each share of Class A-2 common stock will be automatically converted into the right to receive a share of Class A common stock on a one-for-one basis upon the earlier of the end of the

Maximum Accrual Period and the date of effectiveness of a registration statement filed to permit resales of shares issued upon the effectiveness of the corporate merger and the Class A common stock is listed on a national securities exchange.

        Other Matters.    The shares of Class A-2 common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A-2 common stock. All outstanding shares of our Class A-2 common stock are fully paid and non-assessable.

Preferred Stock

        Our existing certificate of incorporation authorizes, and our amended and restated certificate of incorporation will authorize, our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, up to an aggregate of 50,000,000 shares of preferred stock. Each series of preferred stock will relate to the number of shares and will have the designations, powers, preferences, privileges, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. The holders of Class A common stock, Class A-1 common stock or Class A-2 common stock, as applicable, and Class B common stock will not be entitled to vote on any amendment to our existing certificate of incorporation or our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our existing certificate of incorporation or our amended and restated certificate of incorporation.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

        Some provisions of Delaware law and our bylaws contain, and our amended and restated certificate of incorporation will contain, provisions that could make the following transactions more difficult: (i) acquisitions of us by means of a tender offer, a proxy contest or otherwise or (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the board of directors or of our Class A common stock to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Law

        In general, Section 203 of the Delaware General Corporation Law ("DGCL") provides that, subject to certain exceptions set forth therein, a Delaware corporation shall not engage in any business combinations with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        For purposes of Section 203 of the DGCL, a business combination is defined to include a merger or consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (ii) the affiliates and associate of such person.

        We have opted out of Section 203 of the DGCL. Our existing certificate of incorporation contains and our amended and restated certificate of incorporation will contain, however, provisions that are similar to Section 203 of the DGCL (except with respect to certain of our owners prior to our initial offering, including Crestview Partners and B-29 Investments, LP, as well as, under our amended and restated certificate of incorporation, SCF Partners).

Amended and Restated Certificate of Incorporation and Bylaws

        Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

        Among other things, our amended and restated certificate of incorporation and bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is proposed to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year's annual meeting. Our bylaws specify the requirements as to form and content of all stockholders' notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

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  authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

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  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;

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  provide that, after the Legacy Group (as defined in the amended and restated certificate of incorporation) ceases to hold more than 35% of the outstanding shares of the Class A Common Stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

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  provide that our bylaws may be amended by the affirmative vote of the holders of at least a two-thirds of our then-outstanding Class A common stock;

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  provide that special meetings of our stockholders may only be called by a majority of the total number of authorized directors; and

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  provide that our bylaws can be amended by unilateral action of a majority of the entire board of directors.

Forum Selection

        Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

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  any derivative action or proceeding brought on our behalf;

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  any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

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  any action asserting a claim against us or any director or officer or other employee or agent of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our bylaws; or

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  any action asserting a claim against us or any director or officer or other employee or agent of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

        Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our existing certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

        Our existing certificate of incorporation and our amended and restated certificate of incorporation limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

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  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        Our bylaws also provide that we will indemnify and hold harmless our directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys' fees. Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether or not we would have the power under the DGCL to indemnify such persons against related expense, liability or loss. We expect to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A common stock.

 MARKET PRICE OF AND DIVIDENDS OF COMMON STOCK

Select

        Select Class A common stock began trading on the NYSE under the ticker symbol "WTTR" on April 21, 2017. Prior to that, there was no public market for the Select Class A common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of the Select Class A common stock since April 21, 2017, our first trading date.

	WTTR share
	High	Low
2017
Second Quarter(1)	$16.60	$11.38
Third Quarter (Through September 6, 2017)	$15.95	$11.22

(1)
For the period from April 21, 2017 through June 30, 2017.

        On September 6, 2017, the closing price of the Select Class A common stock was $15.15 per share.

        We have not paid dividends to holders of the Select Class A common stock. We do not anticipate declaring or paying any cash dividends to holders of the Select Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of the Select board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay dividends, including restrictions contained in our credit agreement and other factors our board of directors may deem relevant.

Rockwater

        Rockwater Class A common stock is not traded on a national exchange.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SELECT

        The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data of Select" and our audited and unaudited financial statements and related notes appearing elsewhere in this information statement. This discussion and analysis contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those described in this information statement under "Forward-Looking Statements." We assume no obligation to update any of these forward-looking statements.

Overview

        We are a provider of total water solutions to the U.S. unconventional oil and gas industry. Within the major shale plays in the United States, we source and transfer water (both by permanent pipeline and temporary pipe) prior to its use in drilling and completion activities associated with hydraulic fracturing or "fracking," which we collectively refer to as "pre-frac water services." In most of our areas of operations, we provide complementary water-related services that support oil and gas well completion and production activities including containment, monitoring, treatment, flowback, hauling and disposal. Our services are necessary to establish and maintain production of oil and gas over the productive life of a horizontal well. Water and related services are increasingly important as E&P companies have increased the complexity and completion intensity of horizontal wells (including the use of longer horizontal wellbore laterals, tighter spacing of frac stages in the laterals and increased water and proppant use per foot of lateral) in order to improve production and recovery of hydrocarbons. Historically, we have generated a substantial majority of our revenues through providing total water solutions to our customers. We provide our services to major integrated and large E&P companies, who typically represent the largest producers in each of our areas of operations, as well as other independent companies operating in these regions.

Our Segments

        Our services are offered through three operating segments: water solutions, accommodations and rentals, and wellsite completion and construction services.

  •
  Water Solutions.  Our water solutions segment is operated primarily under our subsidiary Select, and provides water-related services to customers that include major integrated oil companies and independent oil and natural gas producers. These services include: the sourcing of water; the transfer of the water to the wellsite through permanent pipeline infrastructure and temporary pipe; the containment of fluids off-and on-location; measuring and monitoring of water; the filtering and treatment of fluids, well testing and handling of flowback and produced formation water; and the transportation and recycling or disposal of drilling, completion and production fluids.

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  Accommodations and Rentals.  Our accommodations and rentals segment is operated under our subsidiary Peak Oilfield Services, LLC, and provides workforce accommodations and surface rental equipment supporting drilling, completion and production operations to the U.S. onshore oil and gas industry.

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  Wellsite Completion and Construction Services.  Our wellsite completion and construction services segment is operated under our subsidiary Affirm Oilfield Services, LLC, and provides oil and natural gas operators with a variety of services, including crane and logistics services, wellsite and pipeline construction and field services. These services are performed to establish, maintain and improve production throughout the productive life of an oil or gas well, or to otherwise facilitate other services performed on a well.

How We Generate Revenue

        We currently generate a significant majority of our revenue through our water solutions segment, specifically through the sourcing and transfer of water used in drilling and completion activities associated with hydraulic fracturing. We generate our revenue through customer agreements with fixed pricing terms but no guaranteed throughput amounts. While we have some fixed price arrangements, most of our water and water-related services are priced based on prevailing market conditions, giving due consideration to the specific requirements of the customer.

        We also generate revenue through our accommodations and rentals and wellsite completion and construction services segments which provide workforce accommodations, related rentals and a variety of wellsite completion and construction services, including wellsite construction, pipeline construction, field services and well services. We invoice the majority of our clients for these services on a per job basis or pursuant to short-term contracts as the customer's needs arise.

Costs of Conducting Our Business

        The principal expenses involved in conducting our business are labor costs, equipment costs (including depreciation, repair and maintenance and leasing costs), fuel costs and water sourcing costs. Our fixed costs are relatively low and a large portion of the costs we incur in our business are only incurred when we provide water and water-related services to our customers.

        Labor costs associated with our employees represent the most significant costs of our business. We incurred labor costs of $60.4 million and $31.5 million for the three months ended June 30, 2017 and 2016, respectively. We incurred labor costs of $100.8 million and $69.6 million for the six months ended June 30, 2017 and 2016, respectively. Our labor costs for the three and six months ended June 30, 2017 included $12.5 million of non-recurring costs related to a payout on our phantom equity units and initial public offering success bonuses. The majority of our recurring labor costs are variable and are incurred only while we are providing water and water-related services. We also incur costs to employ personnel to sell and supervise our services and perform maintenance on our assets which are not directly tied to our level of business activity. We also incur selling, general and administrative costs for compensation of our administrative personnel at our field sites and in our corporate headquarters.

        We incur significant equipment costs in connection with the operation of our business, including depreciation, repair and maintenance and leasing costs. We incurred equipment costs of $33.1 million and $28.8 million for the three months ended June 30, 2017 and 2016, respectively. We incurred equipment costs of $62.4 million and $58.3 million for the six months ended June 30, 2017 and 2016, respectively. Our depreciation costs are expected to decline over the next few years as a result of recent impairments as well as the decline in our capital expenditures over the last three years, which will be partially offset by any future capital expenditures on depreciable assets.

        Fuel costs associated with water transportation are a significant operating cost. We incurred fuel costs of $7.2 million and $3.6 million for the three months ended June 30, 2017 and 2016, respectively. We incurred fuel costs of $13.3 million and $7.5 million for the six months ended June 30, 2017 and 2016, respectively. Fuel prices impact our transportation costs, which affect the pricing and demand of our services, and have an impact on our results of operations.

        We incur water sourcing costs in connection with obtaining strategic and reliable water sources to provide repeatable water volumes to our customers. We incurred water sourcing costs of $8.8 million and $3.0 million for the three months ended June 30, 2017 and 2016, respectively. We incurred water sourcing costs of $14.2 million and $8.2 million for the six months ended June 30, 2017 and 2016, respectively.

Public Company Expenses

        General and administrative expenses related to being a publicly traded company include: Exchange Act reporting expenses; expenses associated with compliance with the Sarbanes-Oxley Act of 2002; expenses associated with maintaining our listing on the NYSE; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and director compensation. We expect that general and administrative expenses related to being a publicly traded company will increase in future periods. Costs incurred by us for corporate and other overhead expenses will be reimbursed by SES Holdings, pursuant to the SES Holdings limited liability company agreement.

How We Evaluate Our Operations

        We use a variety of operational and financial metrics to assess our performance. Among other measures, management considers each of the following:

  •
  Revenue;

  •
  Gross Profit;

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  EBITDA; and

  •
  Adjusted EBITDA.

Revenue

        We analyze our revenue and assess our performance by comparing actual monthly revenue to our internal projections. We also assess incremental changes in revenue compared to incremental changes in direct operating costs, and selling, general and administrative expenses across our operating segments to identify potential areas for improvement, as well as to determine whether segments are meeting management's expectations.

Gross Profit

        To measure our financial performance, we analyze our gross profit, which we define as revenues less direct operating expenses (including depreciation expense). We believe gross profit is a meaningful metric because it provides insight on profitability and true operating performance based on the historical cost basis of our assets. We also compare gross profit to prior periods and across locations to identify underperforming locations.

EBITDA and Adjusted EBITDA

        We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of assets or subsidiaries, non-cash compensation expense, non-recurring compensation expense and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures. See "—Comparison of Non-GAAP Financial Measures" and "Note Regarding Non-GAAP Financial Measures" for more information and a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Results of Operations

        The following tables set forth selected financial and operating data for the periods indicated (all values are net to our interest unless indicated otherwise):

Six Months Ended June 30, 2017, Compared to the Six Months Ended June 30, 2016

	Six months ended June 30,
	2017	2016
	(In thousands)
Revenue
Water solutions	$186,189	$112,182
Accommodations and rentals	22,842	13,747
Wellsite completion and construction services	25,343	15,829
Total revenue	234,374	141,758
Costs of revenue
Water solutions	138,649	94,657
Accommodations and rentals	18,722	10,558
Wellsite completion and construction services	21,267	13,518
Depreciation and amortization	43,724	52,261
Total costs of revenue	222,362	170,994
Gross profit (loss)	12,012	(29,236)
Operating expenses
Selling, general and administrative	33,211	17,164
Depreciation and amortization	937	1,281
Impairment of goodwill and other intangible assets	—	138,666
Impairment of property and equipment	—	60,026
Lease abandonment costs	2,281	—
Total operating expenses	36,429	217,137
Loss from operations	(24,417)	(246,373)
Other income (expense)
Interest expense, net	(1,401)	(7,449)
Other income, net	3,016	157
Loss before tax expense	(22,802)	(253,665)
Tax benefit (expense)	32	(366)
Net loss	(22,770)	(254,031)

Revenue

        Our revenue increased $92.6 million, or 65.3%, to $234.4 million for the six months ended June 30, 2017 compared to $141.8 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in our water solutions segment revenues of $74.0 million. For the six months ended June 30, 2017, our water solutions, accommodations and rentals, and wellsite completion and construction services segments constituted 79.5%, 9.7% and 10.8% of our total revenue, respectively, compared to 79.1%, 9.7%, and 11.2%, respectively, for the six months ended June 30, 2016. The revenue increase by operating segment was as follows:

        Water Solutions.    Revenue increased $74.0 million, or 66.0%, to $186.2 million for the six months ended June 30, 2017 compared to $112.2 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in the demand for our services as a result of a rise in completion activities and an increase in average quarterly rig count of 70% during the six months ended June 30, 2017 compared to six months ended June 30, 2016. Additionally, the GRR Acquisition, which closed on March 10, 2017, contributed $11.1 million of revenue for the six-month period ending June 30, 2017.

        Accommodations and Rentals.    Revenue increased $9.1 million, or 66.2%, to $22.8 million for the six months ended June 30, 2017 compared to $13.7 million for the six months ended June 30, 2016. The revenue increase was primarily attributable to a rise in completion activities and an increase in our customers' quarterly rig count, which led to higher demand for equipment rentals.

        Wellsite Completion and Construction Services.    Revenue increased $9.5 million, or 60.1%, to $25.3 million for the six months ended June 30, 2017 compared to $15.8 million for the six months ended June 30, 2016. The increase was primarily attributable to an increase in field services revenues of $7.6 million in our Rockies and Permian regions. These increases were driven by the addition of the Permian region in 2017 and by the increased demand for these services resulting from several new customers resuming completion activities during 2017.

Costs of Revenue

        Cost of revenue increased $51.4 million, or 30.0%, to $222.4 million for the six months ended June 30, 2017 compared to $171.0 million for the six months ended June 30, 2016. The increase was largely attributable to higher salaries and wages due to an increase in employee headcount, and increased outside services, rentals and materials as a result of increased demand for ours services resulting from the overall increase in drilling, completion and production activities, particularly in our water solutions segment. The cost of revenue increase by operating segment was as follows:

        Water Solutions.    Cost of revenue increased $44.0 million, or 46.5%, to $138.7 million for the six months ended June 30, 2017 compared to $94.7 million for the six months ended June 30, 2016. The increase was partly attributable to an increase in salaries and wages of $13.3 million as a result of an increase in average headcount during the six months ended June 30, 2017 as compared to the prior year period. The increase was also attributable to an increase in equipment rental and maintenance expense of $6.5 million, contract labor expense of $8.5 million, bulk and retail fuel expense of $4.4 million and materials and supplies expense of $10.2 million, offset by a decrease in allocated facility costs of $2.9 million.

        Accommodations and Rentals.    Cost of revenue increased $8.2 million, or 77.3%, to $18.7 million for the six months ended June 30, 2017 compared to $10.6 million for the six months ended June 30, 2016. The increase was partially attributable to a $1.2 million increase in overtime wages as activity outpaced headcount growth during the six months ended June 30, 2017 as compared to the prior year period. The increase was also attributable to increases in outside services, rentals and variable supplies expense totaling $4.4 million and $1.7 million associated with increased fuel and repair and maintenance expenses associated with the support costs of the increased labor workforce required to meet customer demand.

        Wellsite Completion and Construction Services.    Cost of revenue increased $7.7 million, or 57.3%, to $21.3 million for the six months ended June 30, 2017 compared to $13.5 million for the six months ended June 30, 2016. The increase was primarily attributable to the addition of the Permian region in 2017 and new customer wins which led to higher direct and contract labor expenses of $4.1 million. This additional labor expense during the six months ended June 30, 2017 as compared to the prior year period also included coinciding increases in fuel and repair and maintenance costs to support the increased labor force of $0.9 million as well as an increase in supplies and materials expense of $0.9 million.

        Depreciation and Amortization.    Depreciation and amortization expense decreased $8.5 million, or 16.3%, to $43.7 million for the six months ended June 30, 2017 compared to $52.3 million for the six months ended June 30, 2016. The decrease was primarily attributable to assets becoming fully depreciated or being impaired during the first half of 2016.

Gross Profit (Loss)

        Gross profit (loss) improved by $41.2 million, to a gross profit of $12.0 million for the six months ended June 30, 2017 compared to gross loss of $29.2 million for the six months ended June 30, 2016 as a result of factors described above.

Selling, General and Administrative Expenses

        The increase in selling, general, and administrative expenses of $16.0 million, or 93.5%, to $33.2 million for the six months ended June 30, 2017 compared to $17.2 million for the six months ended June 30, 2016 was primarily due to a payout on Select's phantom equity units and initial public offering success bonuses of $12.5 million, including associated taxes, an increase in administrative labor costs of $1.2 million, primarily related to Select's new status as a public company, legal and professional fees of $1.5 million during the six months ended June 30, 2017 as compared to the prior year period offset by lower corporate office rent of $0.5 million.

Impairment

        There were no impairment losses recorded during the six months ended June 30, 2017. Due to significant reductions in oil and gas prices and rig counts during early 2016, we determined there were triggering events requiring an assessment of the recoverability of goodwill. This assessment resulted in an impairment loss of $137.6 million related to goodwill and $60.0 million related to long-lived assets in our water solutions segment, $1.0 million related to goodwill and less than $0.1 million related to other intangible assets in our accommodations and rentals segment was recognized in the consolidated statements of operations for the six months ended June 30, 2016. Refer to "—Critical Accounting Policies and Estimates" for additional detail and discussion.

Lease Abandonment Costs

        Due to depressed industry conditions and a resulting reduction in the need for facilities, the Company decided to close certain facilities beginning in the third quarter of 2016. As a result of continuing costs related to certain facilities that are no longer in use, we recorded $2.3 million of lease abandonment costs during the six months ended June 30, 2017. No lease abandonment costs were incurred during the six months ended June 30, 2016.

Interest Expense

        The decrease in interest expense of $6.0 million, or 81.2%, during the six months ended June 30, 2017 compared to the six months ended June 30, 2016 was due to the completion of the 144A equity offering on December 20, 2016 (the "Select 144A Offering") and the completion of our initial public offering on April 26, 2017. We used the net proceeds from the Select 144A Offering to repay all outstanding borrowings and our initial public offering to repay all of our subsequent outstanding indebtedness related to GRR Acquisition.

Net Loss

        Net loss decreased by $231.3 million, or 91.0%, to $22.8 million for the six months ended June 30, 2017 compared to $254.0 million for the six months ended June 30, 2016 as a result of the factors described above.

Year Ended December 31, 2016, Compared to Year Ended December 31, 2015

	Year ended December 31,
	2016	2015
	(In thousands)
Revenue
Water solutions	$241,455	$427,496
Accommodations and rentals	27,151	52,948
Wellsite completion and construction services	33,793	55,133
Total revenue	302,399	535,577
Costs of revenue
Water solutions	200,399	332,411
Accommodations and rentals	22,019	37,957
Wellsite completion and construction services	29,089	48,356
Depreciation and amortization	95,020	104,608
Total costs of revenue	346,527	523,332
Gross profit (loss)	(44,128)	12,245
Operating expenses
Selling, general and administrative	34,643	56,548
Depreciation and amortization	2,087	3,104
Impairment of goodwill and other intangible assets	138,666	21,366
Impairment of property and equipment	60,026	—
Lease abandonment costs	19,423	—
Total operating expenses	254,845	81,018
Loss from operations	(298,973)	(68,773)
Other income (expense)
Interest expense, net	(16,128)	(13,689)
Other income, net	629	893
Loss before taxes	(314,472)	(81,569)
Tax benefit (expense)	524	(324)
Net loss from continuing operations	(313,948)	(81,893)
Net income from discontinued operations, net of tax	—	21
Net loss	(313,948)	(81,872)

Revenue

        Our revenue decreased $233.2 million, or 43.5%, to $302.4 million for the year ended December 31, 2016 compared to $535.6 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in our water solutions segment revenues of $186.0 million. For the year ended December 31, 2016, our water solutions, accommodations and rentals, and wellsite completion and construction services segments constituted 79.8%, 9.0% and 11.2% of our total revenue, respectively, compared to 79.8%, 9.9%, and 10.3%, respectively, for the year ended December 31, 2015. The revenue decrease by operating segment was as follows:

        Water Solutions.    Revenue decreased $186.0 million, or 43.5%, to $241.5 million for the year ended December 31, 2016 compared to $427.5 million for the year ended December 31, 2015. The decrease was primarily attributable to a decline in completion activities and a decrease in average annual rig count of 48% during 2016 compared to 2015 due to a low commodity price environment. Of the total decrease in revenue, approximately $84.6 million, or 19.8% was attributable to our top five customers from 2015 as rig counts for these customers decreased in excess of 52% over the period, leading to a decline in demand for water-related services. The abandonment of eight yards resulted in a reduction in revenues of $32.5 million from the prior period and the consolidation of certain facilities with significant reductions in activity resulted in a decline in revenues of $46.1 million.

        Accommodations and Rentals.    Revenue decreased $25.7 million, or 48.7%, to $27.2 million for the year ended December 31, 2016 compared to $52.9 million for the year ended December 31, 2015. The revenue decrease was primarily attributable to decreases in demand for equipment rentals due to a decline in average annual rig count of 48%, as well as a decrease in our wellsite trailer rental day rate. During 2016, rates for wellsite trailer rental service, which include rentals of trailers, generators, light plants, and sewer services decreased approximately 37% compared to 2015. Due to activity declines, we also closed certain facilities, which further contributed to a decrease in revenue of $4.0 million during 2016.

        Wellsite Completion and Construction Services.    Revenue decreased $21.3 million, or 38.7%, to $33.8 million for the year ended December 31, 2016 compared to $55.1 million for the year ended December 31, 2015. The decrease was primarily attributable to decreases in the wellsite and pipeline construction and field services revenue streams of $8.4 million and $8.2 million, respectively, as drilling and production activity declined due to a low commodity price environment and decreasing rig counts. Additionally, within our crane and logistics services revenue stream, the heavy haul equipment rental service was closed during 2016, causing a decrease of $4.2 million in revenues.

Costs of Revenue

        Cost of revenue decreased $176.8 million, or 33.8%, to $346.5 million for the year ended December 31, 2016 compared to $523.3 million for the year ended December 31, 2015. The decrease was largely attributable to lower salaries and wages due to a reduction in employee headcount as a result of the decline in demand for our services resulting from the overall reduction in drilling, completion and production activities, particularly in our water solutions segment. The cost of revenue decrease by operating segment was as follows:

        Water Solutions.    Cost of revenue decreased $132.0 million, or 39.7%, to $200.4 million for the year ended December 31, 2016 compared to $332.4 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in salaries and wages of $54.8 million as a result of a reduction in headcount of approximately 19% during the year ended December 31, 2016 as compared to the prior year. The decrease was also attributable to a decrease in equipment rental and maintenance expense of $14.8 million, materials and supplies expense of $13.4 million, contract labor expense of $12.1 million, bulk and retail fuel expense of $9.2 million, and freshwater expense of $5.6 million. The reduction in fuel and maintenance-related expenses were largely attributable to a reduction of 33% in the average number of trucks and tractors in our fleet.

        Accommodations and Rentals.    Cost of revenue decreased $16.0 million, or 42.0%, to $22.0 million for the year ended December 31, 2016 compared to $38.0 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in salaries and wages of $6.7 million resulting from a reduction in headcount of approximately 23% during the year ended December 31, 2016 as compared to the prior year. The remainder of the decrease was attributable to decreases in variable costs, including equipment rentals expense of $2.9 million, bulk and retail fuel expense of $1.9 million, and insurance expense of $1.2 million.

        Wellsite Completion and Construction Services.    Cost of revenue decreased $19.3 million, or 39.8%, to $29.1 million for the year ended December 31, 2016 compared to $48.4 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in salaries and wages of $8.3 million due to a reduction in headcount of approximately 20% during the year ended December 31, 2016 as compared to the prior year period. The remainder of the decrease was attributable to decreases in variable costs, including contract labor expense of $2.5 million, bulk and retail fuel expense of $2.0 million, insurance expense of $1.8 million, equipment rental and maintenance expense of $1.7 million, and materials expense of $1.7 million.

        Depreciation and Amortization.    Depreciation and amortization expense decreased $9.6 million, or 9.2%, to $95.0 million for the year ended December 31, 2016 compared to $104.6 million for the year ended December 31, 2015. The decrease was primarily attributable to assets becoming fully depreciated or being subject to impairment during 2016.

Gross Profit (Loss)

        Gross profit decreased $56.3 million to a loss of $44.1 million for the year ended December 31, 2016 compared to profit of $12.2 million for the year ended December 31, 2015 as a result of factors described above.

Selling, General and Administrative Expenses

        The decrease in selling, general, and administrative expenses of $21.9 million, or 38.7%, to $34.6 million for the year ended December 31, 2016 compared to $56.5 million for the year ended December 31, 2015 was primarily due to a decrease in salaries and wages due to a reduction in average headcount of 38% during the year ended December 31, 2016 as compared to the prior year period. The decrease was also attributable to partial or complete closings of certain regional offices during 2016.

Impairment

        Due to significant reductions in oil and gas prices and rig counts, we recognized an impairment loss of $20.1 million related to goodwill and $1.3 million related to intangible assets in our water solutions segment in the consolidated statement of operations for the year ended December 31, 2015. Additionally, due to further declines in industry activity and in oil and gas prices during early 2016, we determined there were additional triggering events requiring an assessment of the recoverability of goodwill. This assessment resulted in an impairment loss of $137.5 million related to goodwill and $60.0 million related to long-lived assets in our water solutions segment, $1.0 million related to goodwill and $0.1 million related to other intangible assets in our accommodations and rentals segment was recognized in the consolidated statements of operations for the year ended December 31, 2016. Refer to "—Critical Accounting Policies and Estimates" for additional detail and discussion.

Lease Abandonment Costs

        Due to depressed industry conditions and a resulting reduction in the need for facilities, during the year ended December 31, 2016, we recorded $19.4 million of lease abandonment costs related to certain facilities that were no longer in use. No lease abandonment costs were incurred during the year ended December 31, 2015.

Interest Expense

        The increase in interest expense of $2.4 million, or 17.8% during the year ended December 31, 2016 compared to the year ended December 31, 2015 was due to an increase in interest rates as a result of the amendment to our credit facility in October 2015 as a result of the factors described above.

Net Loss

        Net loss increased by $232.0 million to $313.9 million for the year ended December 31, 2016 compared to $81.9 million for the year ended December 31, 2015.

Comparison of Non-GAAP Financial Measures

        We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus taxes, interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures.

        Our board of directors, management and investors use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of our management team. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Note Regarding Non-GAAP Financial Measures

        EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

        The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Six months ended June 30,
	2017	2016
	(in thousands)
Net loss	$(22,770)	$(254,031)
Interest expense	1,401	7,449
Depreciation and amortization	44,661	53,542
Tax (benefit) expense	(32)	366
EBITDA	23,260	(192,674)
Impairment	—	198,692
Lease abandonment costs	2,281	—
Severance costs	122	542
Deal-related costs	1,080	(256)
Non-cash incentive compensation	1,232	(487)
Non-cash loss on sale of subsidiaries and other assets	507	462
Phantom equity and initial public offering-related compensation	12,537	—
Adjusted EBITDA	$41,019	$6,279

        EBITDA was $23.3 million for the six months ended June 30, 2017 compared to $(192.7) million for the six months ended June 30, 2016. Adjusted EBITDA was $41.0 million for the six months ended June 30, 2017 compared to $6.3 million for the six months ended June 30, 2016. The increases in EBITDA and Adjusted EBITDA resulted from an increase in our revenues and gross profit, as discussed above.

	Year ended December 31,
	2016	2015
	(In thousands)
Net loss	$(313,948)	$(81,872)
Interest expense	16,128	13,689
Tax (benefit) expense	(524)	324
Depreciation and amortization	97,107	107,712

EBITDA	(201,237)	39,853
Net income from discontinued operations	—	(21)
Impairment	198,692	21,366
Lease abandonment costs	19,423	—
Severance costs	886	3,200
Deal-related costs	(236)	2,790
Non-cash incentive compensation	(487)	(889)
Non-cash (gain) loss on sale of subsidiaries and other assets	(97)	(760)

Adjusted EBITDA	$16,944	$65,539

        EBITDA was $(201.2) million for the year ended December 31, 2016 compared to $39.9 million for the year ended December 31, 2015. Adjusted EBITDA was $16.9 million for the year ended December 31, 2016 compared to $65.5 million for the year ended December 31, 2015. The decrease in EBITDA resulted from decreases in revenue and gross profit, as well as impairment charges recorded during the year ended December 31, 2016 as discussed above. The decrease in Adjusted EBITDA resulted from decreases in revenue and gross profit, as discussed above.

Liquidity and Capital Resources

Overview

        Our primary sources of liquidity to date have been capital contributions from our members, the net proceeds from the Select 144A Offering, the net proceeds from the initial public offering, borrowings under our credit facility and cash flows from operations. Our primary uses of capital have been capital expenditures to support organic growth and fund acquisitions. Depending upon market conditions and other factors, we may also issue debt and equity securities if needed.

        We intend to finance most of our capital expenditures, contractual obligations and working capital needs with cash generated from operations and borrowings from our credit facility. For a discussion of the credit facility, see "—Credit Facility" below. We believe that our operating cash flow and available borrowings under our credit facility will be sufficient to fund our operations for at least the next twelve months.

        On December 20, 2016, we completed the Select 144A Offering for net proceeds of $297.2 million. We contributed all of these net proceeds to SES Holdings in exchange for SES Holdings LLC units. SES Holdings used the net proceeds to repay a portion of its outstanding indebtedness and for general corporate purposes.

        On April 26, 2017, we completed an initial public offering for net proceeds of approximately $111.4 million, net of underwriting discounts and commissions and estimated offering expenses. We contributed all of these net proceeds to SES Holdings in exchange for SES Holdings LLC units. SES Holdings used the net proceeds to repay borrowings incurred under our credit facility to fund the cash portion of the purchase price of the GRR Acquisition, for the cash settlement of outstanding phantom unit awards at SES Holdings and for 2017 budgeted capital expenditures. On May 10, 2017, we received cash proceeds of approximately $17.1 million, net of underwriting discounts and commissions and estimated offering expenses, from the exercise in full by the underwriters of our initial public offering of their option to purchase additional shares of our Class A common stock. We used the net proceeds from the underwriters' option exercise for general corporate purposes, including funding additional 2017 budgeted capital expenditures.

        At June 30, 2017, cash and cash equivalents totaled $52.8 million. In addition to cash and cash equivalents, we had approximately $85.9 million of available borrowing capacity under our credit facility as of June 30, 2017.

Cash Flows

        The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,		Year ended December 31,
	2017	2016	2016	2015
	(in thousands)
Net cash (used in) provided by operating activities	$(24,010)	$10,977	$5,131	$151,999
Net cash used in investing activities	(91,449)	(19,732)	(26,955)	(38,703)
Net cash provided by (used in) financing activities	128,195	(4,914)	45,560	(107,348)
Net increase (decrease) in cash	12,736	(13,669)	23,736	5,948
Effect of exchange rate changes on cash	—	—	—	75
Increase (decrease) in cash	$12,736	$(13,669)	$23,736	$6,023

Analysis of Cash Flow Changes between the Six Months Ended June 30, 2017 and 2016

        Operating Activities.    Net cash used in operating activities was $24.0 million for the six months ended June 30, 2017, compared to net cash provided by operating activities of $11.0 million for the six months ended June 30, 2016. The $35.0 million decrease in net cash provided by operating activities was primarily attributable to increases in accounts receivable and working capital during the six months ended June 30, 2017 in response to growth in revenues driven by recovering demand for our services as compared to the prior year period.

        Investing Activities.    Net cash used in investing activities was $91.4 million for the six months ended June 30, 2017, compared to $19.7 million for the six months ended June 30, 2016. The $71.7 million increase in net cash used in investing activities was primarily due to net cash used for the GRR Acquisition of $49.0 million and by higher capital expenditures during the six months ended June 30, 2017 of $15.7 million as compared to the six months ended June 30, 2016.

        Financing Activities.    Net cash from financing activities was $128.2 million for the six months ended June 30, 2017, compared to cash used in financing activities of $4.9 million for the six months ended June 30, 2016. The $133.1 million increase in net cash provided by financing activities was primarily due to $128.5 million in net proceeds received from the issuance of shares in our initial public offering, including exercise of the over-allotment option.

Analysis of Cash Flow Changes Between the Years Ended December 31, 2016 and 2015

        Operating Activities.    Net cash provided by operating activities was $5.1 million for the year ended December 31, 2016, compared to $152.0 million for the year ended December 31, 2015. The

$146.9 million decrease in cash from operating activities was primarily attributable to an increase in net loss adjusted for non-cash intangible and fixed asset impairment charges and decreases in accounts receivable and accounts payable and accrued liabilities during the period. These changes are primarily the result of the low commodity prices and decreased demand for our services.

        Investing Activities.    Net cash used in investing activities was $27.0 million for the year ended December 31, 2016, compared to $38.7 million for the year ended December 31, 2015. The $11.7 million decrease in net cash used in investing activities was primarily due to increased cash proceeds from the sale of property and equipment during the year ended December 31, 2015. Overall cash outflow for purchases of property and equipment also decreased during the year ended December 31, 2016. During the year ended December 31, 2016, we incurred capital expenditures of approximately $16.2 million to terminate equipment leases and purchase vehicles formerly subject to such leases.

        Financing Activities.    Net cash from financing activities was $45.6 million for the year ended December 31, 2016, compared to cash used in financing activities of $107.4 million for the year ended December 31, 2015. The $152.9 million change in cash from financing activities was primarily due to net proceeds from the Select 144A Offering completed on December 20, 2016 of approximately $297.2 million and predecessor member contributions of approximately $23.5 million, offset by an increase in net repayments on long-term debt of approximately $168.5 million during the year ended December 31, 2016.

Credit Facility

        On May 3, 2011, we entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and various lenders, which was amended and restated on December 20, 2016 and amended most recently on June 13, 2017. As of June 30, 2017, the total commitment under our credit facility was $100.0 million in the form of a revolver. As of August 4, 2017, we had no drawn borrowings under this bank facility. However, our available borrowings are reduced by letters of credit of $14.1 million. The revolver also has a sublimit of $20.0 million for letters of credit and a sublimit of $5.0 million for swing-line loans. The most recent amendment of our credit facility was to remove the requirement that businesses or assets acquired by us meet a positive EBITDA test (the "Positive EBITDA Test") in order to be a Permitted Acquisition (as defined in and under the credit agreement), as well as to waive any defaults resulting from the acquisition of automated manifold intellectual property and related assets from Data Automated Water Systems, LLC on May 30, 2017 (the "DAWS Acquisition"), for $4.0 million not being in compliance with the Positive EBITDA Test.

        Our credit facility contains certain financial covenants, including (i) the maintenance of an Interest Coverage Ratio (as such term is defined in the credit facility) of not less than (a) 1.25 to 1.0 for the quarter ending on March 31, 2017, (b) 1.50 to 1.0 for the quarter ending on June 30, 2017, (c) 2.50 to 1.0 for the quarter ending on September 30, 2017 and (d) 3.00 to 1.0 for each fiscal quarter ending on or after December 31, 2017 and (ii) the maintenance of a Leverage Ratio of not greater than (a) 4.00 to 1.0 for the quarter ending on September 30, 2017, (b) 3.50 to 1.0 for the quarter ending on December 31, 2017, (c) 3.25 to 1.0 for the quarters ending on March 31, 2018, June 30, 2018 and September 30, 2018, (d) 3.00 to 1.0 for the quarter ending December 31, 2018 and (e) 2.75 to 1.0 for each fiscal quarter ending on or after March 31, 2019.

        Our scheduled maturity date is February 28, 2020 and the per annum interest rate on our loans is LIBOR plus an applicable margin that ranges between 3.00% and 4.50%, based on our Leverage Ratio. Our capacity to make capital expenditures is $35 million for the fiscal year ending December 31, 2017 and for each year thereafter is the greater of (i) $35 million or (ii) 50% of our EBITDA for the prior twelve months; but this restriction is not applicable for any quarter if our Leverage Ratio as of the end of the preceding fiscal quarter was less than 3.00 to 1.0. Our Leverage Ratio was less than 3.00 to 1.0 as of March 31, 2017. In addition, our credit facility contains an anti-cash hoarding provision that restricts us from making any borrowing, if after giving effect to such borrowing, we would have in excess of $20 million in cash and cash equivalents at the end of the week such borrowing is made.

        As of June 30, 2017, we were in compliance with all restrictive covenants under our credit facility.

Contractual Obligations

        The table below provides estimates of the timing of future payments that we are obligated to make based on agreements in place at December 31, 2016.

	Payments Due by Period
Contractual Obligations	Year 1	Years 2 - 3	Years 4 - 5	More than 5 Years	Total
	(in thousands)
Credit Facility(1)	$—	$—	$—	$—	$—
Estimated letters of credit fees and commitment fees(1)	928	1,856	149	—	2,933
Operating lease obligations	13,407	19,273	14,414	37,661	84,755

Total	$14,335	$21,129	$14,563	$37,661	$87,688

(1)
For a description of our credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Select—Liquidity and Capital Resources—Credit Facility."

Tax Receivable Agreements

        We intend to fund any obligation under our two tax receivable agreements (the "Tax Receivable Agreements") with cash from operations or borrowings under our credit facility. With respect to obligations under each of our Tax Receivable Agreements (except in cases where we elect to terminate the Tax Receivable Agreements early, the Tax Receivable Agreements are terminated early due to certain mergers or other changes of control or we have available cash but fail to make payments when due), generally we may elect to defer payments due under the Tax Receivable Agreements if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreements or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreements generally will accrue interest. We intend to account for any amounts payable under the Tax Receivable Agreements in accordance with ASC Topic 450, Contingent Consideration.

        We completed an initial assessment of the amount of any liability under the Tax Receivable Agreements required under the provisions of ASC 450 in connection with preparing the Selected Consolidated Financial Statements. We determined that there was no resulting liability related to the Tax Receivable Agreements arising from the corporate reorganization and related transactions completed in connection with the Select 144A Offering as the associated deferred tax assets are fully offset by a valuation allowance. The corporate reorganization represented a reorganization of entities under common control transaction that is recorded based on the historical carrying amounts of affected assets and liabilities in accordance with ASC 805-50, Business Combinations—Related Issues. Under that guidance, any difference between consideration paid (in this case, the liability under the Tax Receivable Agreements) and the carrying amount of the assets and liabilities received is recognized within equity.

        The initial liability will be adjusted at each reporting date through charges or credits in the statement of operations. We concluded that accounting by analogy to the accounting treatment specified in ASC 740-20-45 11(g) for subsequent changes in a valuation allowance established against deferred tax assets that arose due to a change in tax basis in connection with a transaction with stockholders, which is recorded in the statement of operations. We believe that analogy is appropriate given the direct relationship between the amount of any estimated tax savings to be realized and the recognition and measurement of the liability under the Tax Receivable Agreements.

Quantitative and Qualitative Disclosure about Market Risk

        The demand, pricing and terms for oilfield services provided by us are largely dependent upon the level of activity for the U.S. oil and gas industry. Industry conditions are influenced by numerous factors over which we have no control, including, but not limited to: the supply of and demand for oil and gas; the level of prices, and expectations about future prices of oil and gas; the cost of exploring for, developing, producing and delivering oil and gas; the expected rates of declining current production; the discovery rates of new oil and gas reserves; available pipeline and other transportation capacity; weather conditions; domestic and worldwide political and economic conditions; political instability in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; the ability of oil and gas producers to raise equity capital and debt financing; and merger and divestiture activity among oil and gas producers.

        The level of activity in the U.S. oil and gas industry is volatile. Expected trends in oil and gas production activities may not continue and demand for our services may not reflect the level of activity in the industry. Any prolonged substantial reduction in oil and gas prices would likely affect oil and gas production levels and therefore affect demand for our services. A material decline in oil and gas prices or U.S. activity levels could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Interest Rate Risk

        At June 30, 2017, we had no outstanding debt under our credit facility. Interest is calculated under the terms of our credit facility based on our selection, from time to time, of one of the index rates available to us plus an applicable margin that varies based on certain factors. Assuming our indebtedness remained constant throughout the period, there would not be an impact on interest expense as a result of a 1% increase or decrease in the interest rate on this amount of debt for the six months ended June 30, 2017. We do not currently have or intend to enter into any derivative arrangements to protect against fluctuations in interest rates applicable to our outstanding indebtedness. As of August 4, 2017, we had no debt outstanding and approximately $85.9 million of available borrowing capacity under our credit facility.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of assumptions, judgments and estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures as well as disclosures about any contingent assets and liabilities. Our critical accounting policies are described below to provide a better understanding of how we develop our assumptions and judgments about future events and related estimations and how they can impact our financial statements. The following accounting policies involve critical accounting estimates because they are dependent on our judgment and assumptions about matters that are inherently uncertain.

        We base our estimates on historical experience and on various other assumptions we believe to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions about future events and their effects are subject to uncertainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained, and as the business environment in which we operate changes. We believe the current assumptions, judgments and estimates used to determine amounts reflected in our consolidated financial statements are appropriate, however, actual results may differ under different conditions. This discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report.

        Emerging Growth Company Status:    Under the JOBS Act, we expect that we will meet the definition of an "emerging growth company," which would allow us to have an extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        Goodwill and other intangible assets:    The purchase price of acquired businesses is allocated to its identifiable assets and liabilities based upon estimated fair values as of the acquisition date. Goodwill and other intangible assets are initially recorded at their fair values. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired in a business combination. Our goodwill at June 30, 2017, totaled $23.3 million. Our goodwill at December 31, 2016 and 2015, totaled $12.2 million and $150.8 million, respectively. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset's estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

        Impairment of goodwill, long-lived and other intangible assets:    Long-lived assets, such as property and equipment and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is measured by a comparison of their carrying amount to the estimated undiscounted cash flows to be generated by those assets. If the undiscounted cash flows are less than the carrying amount, we record impairment losses for the excess of their carrying value over the estimated fair value. Fair value is determined, in part, by the estimated cash flows to be generated by those assets. Our cash flow estimates are based upon, among other things, historical results adjusted to reflect our best estimate of future market rates, utilization levels, and operating performance. Development of future cash flows also requires management to make assumptions and to apply judgment, including timing of future expected cash flows, using the appropriate discount rates, and determining salvage values. The estimate of fair value represents our best estimates of these factors based on current industry trends and reference to market transactions, and is subject to variability. Assets are generally grouped at the lowest level of identifiable cash flows. We operate within the oilfield service industry, and the cyclical nature of the oil and gas industry that we serve and our estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows, can have a significant impact on the estimated fair value of these assets and, in periods of prolonged down cycles, may result in impairment charges. Changes to our key assumptions related to future performance, market conditions and other economic factors could adversely affect our impairment valuation.

        Due to certain economic factors surrounding a decrease in oil prices and rig count that ultimately led to a decline in the oilfield services industry, during the year ended December 31, 2015, an impairment loss of $1.3 million related to other intangible assets was recognized in the consolidated statements of operations. The impairment related to certain customer relationships within our water solutions segment. Due to further declines in oil prices and the overall industry during 2016, we recognized an impairment loss of $60.0 million related to long-lived assets in our water solutions segment and $0.1 million related to other intangible assets in our accommodations and rental segment during the year ended December 31, 2016.

        We conduct our annual goodwill impairment tests in the fourth quarter of each year, or more frequently if indicators of impairment exist. Our annual impairment tests utilize an income approach, which provides an estimated fair value based on discounted cash flow projections using weighted average cost of capital calculations based on capital structures of publicly traded peer companies to determine the fair value of our reporting units. Our reporting units are based on our organizational and reporting structure. When performing the annual impairment test, we have the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we would be required to perform a quantitative impairment test for goodwill. Goodwill is tested for impairment using a two-step approach. In the first step, the fair value of each reporting unit is determined and compared to the reporting unit's carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. If the implied fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of goodwill at the reporting unit is less than its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets (including goodwill) and liabilities to reporting units, and determining the fair value. The determination of reporting unit fair value relies upon certain estimates and assumptions that are complex and are affected by numerous factors, including the general economic environment and levels of exploration and production activity of oil and gas companies, our financial performance and trends, and our strategies and business plans, among others. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

        Although we believe the historical assumptions and estimates we have made are reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results. Due to certain economic factors surrounding industry declines, we recognized a goodwill impairment loss of $20.1 million related to our water solutions segment in the consolidated statements of operations during the year ended December 31, 2015. Due to further declines in oilfield services activity during 2016, for the year ended December 31, 2016, we recognized a goodwill impairment loss of $137.5 million related to our water solutions segment and $1.0 million related to our accommodations and rentals segment in the consolidated statements of operations. Due to the GRR Acquisition, we recognized an addition of $10.7 million to goodwill related to our water solutions segment and no impairment related to our accommodations and rentals segment in the consolidated statements of operations. There were no impairments during the six months ended June 30, 2017 and 2016.

        Revenue recognition:    We recognize revenue when it is realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller's price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. Services are typically priced on a throughput, day-rate, hourly rate, or per-job basis depending on the type of services provided. Our services are generally governed by a service agreement or other persuasive evidence of an arrangement that includes fixed or determinable fees and do not generally include right of return provisions or other significant post-delivery obligations. Collectability is reasonably assured based on the establishment of appropriate credit qualification prior to services being rendered. Revenue generated by each of our segments are outlined as follows:

        Water Solutions—Our Water Solutions segment provides water-related services to customers, including the sourcing and transfer of water, the containment of fluids, the measuring and monitoring of water, the filtering and treatment of fluids, well testing and handling, transportation, and the recycling or disposal of fluids. Revenue from water solutions is primarily based on a per-barrel price or other throughput metric as specified in the contract. We recognize revenue when services are performed. When an agreement specifies multiple services to a customer, revenue is allocated to the services performed based on the relative selling price of the services.

        Accommodations and Rentals—Our Accommodations and Rentals segment provides workforce accommodations and surface rental equipment. Accommodation services include trailer housing and mobile home units for field personnel. Equipment rentals are related to the accommodations and include generators, sewer and water tanks, and communication systems. Revenue from accommodations and equipment rental is typically recognized on a day-rate basis.

        Wellsite Completion and Construction Services—Our Wellsite Completion and Construction Services segment provides crane and logistics services, wellsite and pipeline construction, and field services. Revenue for heavy-equipment rental is typically recognized on a day-rate basis. Construction or field personnel revenue is based on hourly rates or on a per-job basis as services are performed.

        Self-insurance:    We self-insure, through deductibles and retentions, up to certain levels for losses related to general liability, workers' compensation and employer's liability, and vehicle liability. Prior to June 1, 2016, we were self-insured for group medical claims; however, as of June 1, 2016, we are fully insured for group medical. Management regularly reviews its estimates of reported and unreported claims and provides for losses through reserves.

        We use actuarial estimates to record our liability for future periods. If the number of claims or the costs associated with those claims were to increase significantly over our estimates, additional charges to earnings could be necessary to cover required payments. As of December 31, 2016, we estimate the range of exposure to be from $11.4 million to $12.9 million. We have recorded liabilities at December 31, 2016 of $12.9 million which represents management's best estimate of probable loss.

        Equity-based compensation:    We have historically accounted for equity-based awards by measuring the awards at the grant date and recognizing the grant date fair value as an expense over the service period, which is usually the vesting period. Since we are not publicly traded, we do not have a listed price with which to calculate fair value. We have historically and consistently calculated fair value using a market approach, taking into consideration peer group analysis of publicly traded companies.

        Equity options have been granted with an exercise price equal to or greater than the fair market value of its underlying equity instrument as of the date of grant. We have historically valued our equity on a quarterly basis using a market approach that includes a comparison to publicly traded peer companies using earnings multiples based on their market values and a discount for lack of marketability. We have utilized the Black-Scholes model to determine fair value, which incorporates assumptions to value stock-based awards. The risk-free interest rate has been based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. There has been no market for our equity. Therefore, we have considered the historic volatility of publicly traded peer companies when determining the volatility factor. The expected life of the options has been based on a formula considering the vesting period and term of the options awarded. During the year ended December 31, 2016, we granted 204,245 equity options, on an adjusted basis, with a grant date fair value of $0.4 million. No equity options were granted during the year ended December 31, 2015. During the six months ended June 30, 2017, we granted 455,130 equity options, on an adjusted basis, with a weighted-average grant date fair value of $7.85. No equity options were granted during the six months ended June 30, 2016.

        Our phantom awards are cash-settled awards contingent upon meeting certain equity returns and a liquidation event. As a result of the cash-settlement feature of these awards, we consider these awards to be liability awards, which are measured at fair value at each reporting date and the pro rata vested portion of the award is recognized as a liability to the extent that the performance condition is deemed probable. No compensation expense has been recognized to date due to the non-occurrence of the performance condition, which is not yet considered probable. On May 5, 2017, we settled our outstanding phantom unit awards for an aggregate amount equal to $7.8 million as a result of the completion of our initial public offering, which constituted a liquidity event with respect to such phantom unit awards. Based on the fair market value of a share of our Class A common stock on the date of our initial public offering of $14.00, the cash payment with respect to each phantom unit was approximately $5.53.

Recent Accounting Pronouncements

        Under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), we are an "emerging growth company," which allows us to have an extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply immediately with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        In May 2014, the Financial Accounting Standards Board (the "FASB") issued an accounting standards update on a comprehensive new revenue recognition standard that will supersede Accounting Standards Codification ("ASC") 605, Revenue Recognition. The new accounting guidance creates a framework under which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and determining when an entity satisfies its performance obligations. The standard allows for either "full retrospective" adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up as of the current period. In August 2015, the FASB decided to defer the original effective date by one year to be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019 for nonpublic entities. We are still evaluating the impact that the new accounting guidance will have on our consolidated financial statements and related disclosures and have not yet determined the method by which we will adopt the standard.

        In August 2014, the FASB issued an accounting standard that requires management to assess a company's ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Before this new standard, there was minimal guidance in GAAP specific to going concern. Under the new standard, disclosures are required when conditions give rise to substantial doubt about a company's ability to continue as a going concern within one year from the financial statement issuance date. The new standard applies to all companies and is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter. Management does not have substantial doubt about the Company's ability to continue as a going concern within one year after the date of these financial statements; therefore, no additional disclosure on this topic is required. Adoption of the new guidance during the year ended December 31, 2016 did not have a material impact on our consolidated financial statements and related disclosures.

        In April 2015, the FASB issued an accounting standards update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. The guidance is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2015 and interim periods within fiscal years beginning after December 15, 2016, for nonpublic entities. Early adoption is permitted for financial statements that have not been previously issued. We adopted this guidance in 2016 and retrospectively reclassified $2.9 million of debt issuance costs that were previously presented as other long-term assets to a direct deduction from the carrying value of short-term and long-term debt within the consolidated balance sheets as of December 31, 2015.

        In November 2015, the FASB issued an accounting standards update which amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet. The pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 for nonpublic entities, and may be applied either prospectively or retrospectively. We plan to adopt this guidance during the year ended December 31, 2017 and do not expect the adoption to have a material impact on our consolidated financial statements and related disclosures.

        In February 2016, the FASB issued an accounting standards update for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB's new revenue recognition standard. However, the ASU eliminates the use of bright-line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The pronouncement is effective for annual reporting periods beginning after December 15, 2019, including interim periods within fiscal years beginning after December 15, 2020, for nonpublic entities using a modified retrospective approach. Early adoption is permitted. We are still evaluating the impact that the new accounting guidance will have on our consolidated financial statements and related disclosures and have not yet determined the method by which we will adopt the standard.

        In March 2016, the FASB issued an accounting standards update that provides a new requirement to record all of the tax effects related to share-based payments at settlement (or expiration) through the income statement. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, for nonpublic entities. We are still evaluating the impact that the new accounting guidance will have on our consolidated financial statements and related disclosures.

        In August 2016, the FASB issued an accounting standards update addressing the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The amendments in this ASU should be applied using a retrospective approach. We are still evaluating the impact that the new accounting guidance will have on our consolidated financial statements and related disclosures.

        In January 2017, the FASB issued an accounting standards update clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. We are still evaluating the impact that the new accounting guidance will have on our consolidated financial statements and related disclosures.

        In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting. This pronouncement provides guidance about which changes to the terms and conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The pronouncement should be applied prospectively to an award modified on or after the adoption date. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

Internal Controls and Procedures

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to comply with the SEC's rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

        Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an "emerging growth company" pursuant to the provisions of the JOBS Act.

Off Balance Sheet Arrangements

        At June 30, 2017, we had no material off balance sheet arrangements, except for operating leases. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such financing arrangements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROCKWATER

        The following discussion and analysis of Rockwater's financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data of Rockwater" and the accompanying financial statements and related notes appearing elsewhere in this information statement.

Overview

        Rockwater is a provider of comprehensive water management solutions to the oil and gas industry in the United States and Canada. In this highly fragmented industry, Rockwater is one of a small number of companies in the industry that provides a complete suite of water management services to the marketplace. The water management solutions Rockwater provides include water sourcing, transfer, testing, monitoring, treatment and storage; site and pit surveys; flowback and well testing; water reuse services; water testing; fluids logistics; and consulting services to E&P operators. Rockwater also develops and manufactures a full suite of specialty chemicals used in well completions, and production chemicals used to enhance performance over the life of a well. Rockwater believes it is the only company that provides water management solutions together with complementary chemical products and related expertise.

Rockwater's Segments

        Rockwater's services are offered through two operating segments: Water Management and Completion & Specialty Chemicals. Rockwater regularly provides services from both of its segments to the same well.

Water Management

        Rockwater's Water Management segment provides comprehensive, cost-effective water management and fracturing solutions for its customers. These services include:

  •
  water sourcing, transfer, testing, monitoring, treatment and storage through over 1,200 miles of small and large diameter pipe and hose, site and pit surveys utilizing advanced technology, and customizable high-capacity above-ground storage tanks, or ASTs, with remote monitoring capabilities;

  •
  flowback and well testing throughout the completion and early production stages of the well, including real-time monitoring of testing information;

  •
  water reuse services through self-contained mobile treating units for the onsite conditioning of source, flowback and produced water as well as filtration, chemical treatment and Rockwater's patent-pending Neohydro® electro-oxidation application to reduce the costs of fluids treatment making it an economic alternative to fluids disposal;

  •
  fluids logistics using its fleet of over 350 pressure, flowback, tanker, hot oiler and vacuum trucks;

  •
  production chemicals solutions; and

  •
  consulting services to E&P operators.

        Rockwater's proprietary, patent-pending water analytics and automation tool, EnviroEdge®, enables it to monitor all water applications in real time and remotely manage equipment operations. Rockwater's web-based portal supports its well testing services and provides valuable, real-time well testing information to its customers. Rockwater's production chemicals solutions, which can be applied to producing wells throughout their producing lives, are designed to analyze underperforming wells in order to enhance well performance and reduce production costs through the use of production treating chemicals, corrosion and scale monitoring, chemical inventory management, well failure analysis and lab services. Rockwater provides many of its water management solutions for the same wellsite, which provides customers a meaningful efficiency benefit.

Completion & Specialty Chemicals

        Rockwater's Completion & Specialty Chemicals segment develops, manufactures and provides a full suite of chemicals utilized in hydraulic fracturing, stimulation, cementing and well completions, including polymers that create viscosity, crosslinkers, friction reducers, surfactants, buffers, breakers and other chemical technologies, to leading pressure pumping service companies in the United States. Rockwater's product lines support the full range of fluid systems utilized primarily in the completion and development of unconventional resources. The use of automated communications systems combined with direct-to-wellsite delivery ensure seamless product availability for Rockwater's customers, while Rockwater's chemical expertise enables it to deliver a customized suite of products to meet customers' technical and economical product needs. Rockwater's expertise in frac chemistry also positions it to support its customers in developing programs to reuse produced and flowback water as an alternative to disposal. In addition to Rockwater's product offering, it provides inventory management services, including procurement, warehousing and delivery services.

How Rockwater Generates Revenue

        Rockwater currently generates a significant majority of its revenue through its Water Management segment, specifically through the management of water and chemicals used in hydraulic fracturing and the sale of production chemicals. Rockwater generates its revenue through MSAs. The MSAs set forth general terms and conditions which are supplemented by specific statements of work or work orders with specific projects, services, dates and prices. Rockwater endeavors to allocate potential liabilities and risks between the parties in the MSAs. Rockwater may perform services under the same MSA for several years pursuant to various work orders. Rockwater's water and water-related services are priced based on prevailing market conditions, giving due consideration to the specific requirements of the customer.

        Rockwater also generates revenue through its Completion & Specialty Chemicals segment, specifically through providing polymer slurries, crosslinkers, friction reducers, surfactants, buffers, breakers and other chemical technologies primarily for hydraulic fracturing, stimulation, cementing and well completions. Rockwater invoices the majority of its clients for these services based on the quantity of chemicals used or pursuant to short-term contracts as the customer's needs arise.

Costs of Conducting Rockwater's Business

        The principal expenses involved in conducting Rockwater's business are labor costs, raw material costs, equipment costs (including depreciation, repair and maintenance and leasing costs) and transportation costs. Rockwater's fixed costs are relatively low and a large portion of the costs it incurs in its business are only incurred when it provides water, water-related services, chemicals and chemical-related services to its customers.

        Labor costs associated with Rockwater's employees represent the most significant costs of its business. The majority of Rockwater's labor costs are variable and are incurred only while it is providing its services. Rockwater also incurs costs to employ personnel to sell and supervise its services, operate its manufacturing facilities and perform maintenance on its assets. Rockwater also incurs selling, general and administrative costs for compensation of its administrative personnel at its field sites and in its corporate headquarters.

        Rockwater incurs raw material costs in manufacturing its chemical products and providing water sourcing services.

        Rockwater incurs significant equipment costs in connection with the operation of its business, including depreciation, repair and maintenance and leasing costs.

        Rockwater incurs significant transportation costs associated with its service lines, including fuel and freight services. Fuel prices impact Rockwater's transportation costs, which affect the pricing of and demand for its services, and have an impact on its results of operations.

How Rockwater Evaluates Its Operations

        Rockwater uses a variety of operational and financial metrics to assess its performance. Among other measures, management considers each of the following:

  •
  Revenue;

  •
  EBITDA; and

  •
  Adjusted EBITDA.

Revenue

        Rockwater analyzes its revenue by comparing actual monthly revenue to its internal projections and trends in market indicators to assess its performance. Rockwater also assesses incremental changes in revenue compared to incremental changes in direct operating costs, and selling, general and administrative expenses across its operating segments to identify potential areas for improvement, as well as to determine whether segments are meeting management's expectations.

EBITDA and Adjusted EBITDA

        Rockwater views EBITDA and Adjusted EBITDA as important indicators of performance. Rockwater defines EBITDA as net income (loss), plus provisions for (benefit from) income taxes, interest expense and depreciation and amortization. Rockwater defines Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of subsidiaries and other assets, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains), restructuring related severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility-related exit and disposal costs. Rockwater's board of directors, management and investors use EBITDA and Adjusted EBITDA to assess its financial performance because it allows them to compare Rockwater's operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization, non-cash losses/(gains) on the sale of fixed assets and fixed asset impairments), certain non-cash charges (such as share-based compensation expense), items outside the control of Rockwater's management team (such as income tax, foreign currency exchange rates and chemical raw material prices) and restructuring costs, transaction-related costs and other charges outside the normal course of business. Rockwater presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting its business in addition to measures calculated under GAAP. Adjusted EBITDA is the primary performance measure used in the calculation of the financial covenants under Rockwater's Amended and Restated Credit Agreement. Adjusted EBITDA is also considered a meaningful measurement of the consistency of Rockwater's operations when oil and gas commodity price fluctuations affect the economic performance of the major shale and producing basins in North America and, thereby, affect all components of Adjusted EBITDA.

Results of Operations

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Statements of Operations Data:
Revenue
Water solutions services	$211,113	$102,464
Completion & specialty chemicals products	67,957	31,201

Total Revenue	279,070	133,665
Costs of sales
Water solutions services	175,677	99,392
Completion & specialty chemicals products	61,340	30,724
Depreciation and amortization	22,721	22,378

Total cost of sales	259,738	152,494

Gross profit (loss)	19,332	(18,829)
Operating expenses
Selling, general and administrative expenses	30,077	20,704
Depreciation and amortization	5,299	4,245
Impairment	—	1,009
Restructuring charges	726	8,639
Loss (gain) on disposal of property and equipment	(19)	(990)

Total operating expenses	36,083	33,607

Loss from operations	(16,751)	(52,436)
Other income (expense):
Interest expense	(2,890)	(3,674)
Foreign currency gains (losses)	1	569
Other income, net	457	304

Total other expense	(2,432)	(2,801)

Loss from operations before benefit from income taxes	(19,183)	(55,237)
Benefit from income taxes	(12,629)	(672)

Net loss	(6,554)	(54,565)
Less: net loss attributable to noncontrolling interest	(528)	—

Net loss attributable to common stockholders	$(6,026)	$(54,565)

Other comprehensive income:
Foreign currency translation adjustment, net of tax of zero	2,389	4,843

Comprehensive loss	$(4,165)	$(49,722)
Less: Comprehensive loss attributable to noncontrolling interest	(261)	—
Comprehensive loss attributable to common stockholders	$(3,904)	$(49,722)

Revenue

        Rockwater's revenue increased $145.4 million, or 108.8%, to $279.1 million for the six months ended June 30, 2017 from $133.7 million for the six months ended June 30, 2016. This increase in revenue resulted from increased demand for Rockwater's services by its customers as a result of improved well completions activity. This increase was driven by a gradual increase in spending by Rockwater's customers and a steady increase in well completions activity resulting from improved oil and natural gas prices, compared to the same period in 2016, when its customers were working with reduced capital budgets. This increase in well completions activity positively impacted Rockwater's revenue period-over-period in all product classes.

        Water Management.    Revenue increased $108.6 million, or 106.0%, to $211.1 million for the six months ended June 30, 2017 from $102.5 million for the six months ended June 30, 2016. Revenue increased $101.9 million between periods as a result of increased spending and well completions activity by Rockwater's customers, leading to an increase in demand for water-related services, and $6.7 million as a result of price increases received due to demand for its services. Additionally, the Crescent Acquisition, which closed on March 31, 2017, contributed $38.6 million of revenue for the six month period ending June 30, 2017.

        Completion & Specialty Chemicals.    Revenue increased $36.8 million, or 117.8%, to $68.0 million for the six months ended June 30, 2017 from $31.2 million for the six months ended June 30, 2016. Revenue increased $36.8 million as a result of a 120% increase in the quantity of chemicals purchased by Rockwater's customers due to their increased spending and well completions activity.

Cost of Sales

        Cost of sales increased $107.2 million, or 70.3%, to $259.7 million for the six months ended June 30, 2017 from $152.5 million for the six months ended June 30, 2016. This increase in cost of sales was primarily due to increases in activity and corresponding increases in labor force and employee compensation and manufacturing costs to adjust to current activity levels.

        Water Management.    Cost of sales increased $76.3 million, or 76.8%, to $175.7 million for the six months ended June 30, 2017 from $99.4 million for the six months ended June 30, 2016. The increase in cost of sales was primarily the result of an increase in spending by Rockwater's customers as a result of higher oil and natural gas prices over this period. The results for the six months ended June 30, 2017 reflect Crescent operations from the date of acquisition on March 31, 2017 to June 30, 2017. This overall increase was partially due to an increase in salaries and wages of $17.0 million due to a 63.1% increase in employee headcount and higher raw material costs of $7.7 million during the six months ended June 30, 2017 as compared to the six months ended June 30, 2016. Also, the six months ended June 30, 2017 reflects $11.9 million in consultant fees associated with the Crescent consulting business. In addition, transportation costs increased by $5.6 million and equipment costs increased by $10.7 million during the six months ended June 30, 2017 compared to the six months ended June 30, 2016 as a result of improved activity.

        Completion & Specialty Chemicals.    Cost of sales increased $30.6 million, or 99.6%, to $61.3 million for the six months ended June 30, 2017 from $30.7 million for the six months ended June 30, 2016. The increase in cost of sales was primarily the result of increased spending by Rockwater's customers associated with improved oil and natural gas prices over this period. This overall increase was primarily due to an increase in chemical raw material costs of $29.8 million associated with the improved oilfield activity compared to the six months ended June 30, 2016. Additionally, the six months ended June 30, 2016 included a $0.5 million charge to state guar inventory at the lower of cost or market value. In addition, transportation costs increased by $1.6 million during the six months ended June 30, 2017 compared to the six months ended June 30, 2016.

        Depreciation and Amortization.    Depreciation and amortization expense increased $0.3 million or 1.5%, to $22.7 million for the six months ended June 30, 2017 compared to $22.4 million for the six months ended June 30, 2016. The increase was primarily attributable to property and equipment acquired in the Crescent Acquisition on March 31, 2017, offset by lower capital spending for equipment during 2016 causing depreciable assets to decline as assets reach the end of their useful lives and without the addition of new assets.

Selling, General and Administrative Expenses

        Selling, general, and administrative expenses increased $9.4 million, or 45.3%, to $30.1 million for the six months ended June 30, 2017 compared to $20.7 million for the six months ended June 30, 2016. The results for the six months ended June 30, 2017 reflect Crescent operations from the date of acquisition on March 31, 2017 to June 30, 2017. During the first half of 2017, Rockwater incurred charges of $1.9 million associated with the Rockwater 144A Offering completed on March 9, 2017 and $1.5 million of acquisition-related costs in connection with the Crescent Acquisition completed on March 31, 2017. Additionally, during the six months ended June 30, 2017, Rockwater recorded $0.1 million related to the provision for bad debt expense as compared to $1.3 million for the six months ended June 30, 2016.

Impairments of Long-Lived and Intangible Assets

        Impairment expense decreased $1.0 million, or 100%, to $0 for the six months ended June 30, 2017, compared to $1.0 million for the six months ended June 30, 2016. During the six months ended June 30, 2016, Rockwater recorded impairment of field level assets of $1.0 million related to certain field fluids logistics machinery and equipment used in operations in Canada.

Restructuring Charges

        Restructuring charges decreased $7.9 million, or 91.6%, to $0.7 million for the six months ended June 30, 2017, compared to $8.6 million for the six months ended June 30, 2016. In response to the further decline in the commodity prices of oil and natural gas and the overall contraction of activity levels during the first half of 2016, Rockwater recognized restructuring charges of $8.6 million in the six months ended June 30, 2016, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment.

Gain on Disposal of Property and Equipment

        Gain on disposal of property and equipment decreased $1.0 million, or 98.1%, for the six months ended June 30, 2017 to a nominal gain compared to $1.0 million for the six months ended June 30, 2016.

Interest Expense

        Interest expense decreased $0.8 million, or 21.3%, to $2.9 million for the six months ended June 30, 2017 compared to $3.7 million for the six months ended June 30, 2016. The decrease was primarily related to decreased borrowings under Rockwater's credit facility due to its repayment of the outstanding borrowings with proceeds from the Rockwater 144A Offering.

Foreign Currency Gains/Losses

        Foreign currency gains/losses decreased $0.6 million, or 99.8%, to no nominal gain for the six months ended June 30, 2017 compared to a $0.6 million gain for the six months ended June 30, 2016. Rockwater's foreign currency gain/loss relates to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar applied to intercompany balances with Canadian subsidiaries.

Income Tax Expense/Benefit

        Income taxes decreased $11.9 million to a $12.6 million benefit for the six months ended June 30, 2017 compared to $0.7 million benefit for the six months ended June 30, 2016. The decrease is primarily attributable to a deferred tax benefit of $14.4 million caused by a $14.4 million reduction of the valuation allowance on Rockwater's deferred tax assets upon recognizing a deferred tax liability of $14.4 million in the Crescent Acquisition. Additionally, income tax expense of $0.8 million was recognized in the six months ended June 30, 2017 due to a change in the state tax rate of deferred income taxes.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

	Year Ended December 31,
	2016	2015
	(in thousands)
Statements of Operations Data:
Revenue
Water solutions services	$224,173	$369,976
Completion & specialty chemicals products	76,905	124,160

Total Revenue	301,078	494,136
Costs of sales
Water solutions services	204,912	286,129
Completion & specialty chemicals products	72,276	149,626
Depreciation and amortization	43,880	51,523

Total cost of sales	321,068	487,278

Gross profit (loss)	(19,990)	6,858
Operating expenses
Selling, general and administrative expenses	37,341	71,656
Depreciation and amortization	8,106	9,658
Impairments of long-lived and intangible assets	1,008	3,615
Restructuring charges	8,169	5,638
Gain on disposal of property and equipment	(1,882)	(838)

Total operating expenses	52,742	89,729

Loss from operations	(72,732)	(82,871)
Other income (expense):
Interest expense	(7,977)	(10,413)
Foreign currency gains (losses)	301	(3,349)
Other income, net	623	1,082

Total other expense	(7,053)	(12,680)

Loss from operations before provision for (benefit from) income taxes	(79,785)	(95,551)
Provision for (benefit from) income taxes	93	(24,011)

Net loss	(79,878)	(71,540)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of zero	2,515	(16,454)

Total comprehensive loss	$(77,363)	$(87,994)

Revenue

        Rockwater's revenue decreased $193.0 million, or 39.1%, to $301.1 million for the year ended December 31, 2016 from $494.1 million for the year ended December 31, 2015. The decrease in revenue resulted from both a decrease in the level of services Rockwater provided and pricing concessions made in an effort to remain competitive in the market place. These decreases were driven by a significant decrease in spending by Rockwater's customers and a continued decrease in well completions activity resulting from sustained low oil and natural gas prices. This reduction in completion activity negatively impacted Rockwater's revenue period-over-period in all product classes.

        Water Management.    Revenue decreased $145.8 million, or 39.4%, to $224.2 million for the year ended December 31, 2016 from $370.0 million for the year ended December 31, 2015. Revenue decreased $83.0 million as a result of the decrease in spending and well completions by Rockwater's customers and $62.8 million as a result of price concessions made in an effort to remain competitive during the prolonged period of lower oil and natural gas prices, including the first three quarters of 2016.

        Completion & Specialty Chemicals.    Revenue decreased $47.3 million, or 38.1%, to $76.9 million for the year ended December 31, 2016 from $124.2 million for the year ended December 31, 2015. Revenue decreased $22.9 million as a result of an 18% decrease in the quantity of chemicals purchased by Rockwater's customers due to their reductions in spending and well completions and $24.3 million as a result of price concessions made in an effort to remain competitive during the prolonged period of lower oil and natural gas prices, including the first three quarters of 2016.

Cost of Sales

        Cost of sales decreased $166.2 million, or 34.1%, to $321.1 million for the year ended December 31, 2016 from $487.3 million for the year ended December 31, 2015. The decrease in cost of sales was primarily due to the decreasing activity levels as a result of the continued decline in oil and natural gas prices and Rockwater's resulting reduction in labor force and employee compensation and manufacturing costs.

        Water Management.    Cost of sales decreased $81.2 million, or 28.4%, to $204.9 million for the year ended December 31, 2016 from $286.1 million for the year ended December 31, 2015. The decrease in cost of sales was primarily a result of the decrease in customer spending associated with the prolonged periods of lower oil and natural gas prices over this period. This overall decrease was partially due to reduction in salaries and wages of $43.3 million due to a 6.2% reduction in employee headcount and lower raw material costs of $14.6 million during the year ended December 31, 2016 as compared to the year ended December 31, 2015. In addition, transportation costs decreased by $9.1 million and equipment costs decreased by $11.2 million during the year ended December 31, 2016 compared to the year ended December 31, 2015 as a result of lower activity.

        Completion & Specialty Chemicals.    Cost of sales decreased $77.4 million, or 51.7%, to $72.3 million for the year ended December 31, 2016 from $149.6 million for the year ended December 31, 2015. The decrease in cost of sales was primarily a result of the decrease in customer spending and lower pricing for Rockwater's products associated with the prolonged periods of lower oil and natural gas prices over this period. A reduction in chemical raw material costs of $26.7 million during the year ended December 31, 2016 compared to the year ended December 31, 2015 contributed to this overall decrease. A reduction in salaries and wages of $3.3 million due to a 32.3% reduction in employee headcount in 2016 as compared to 2015 associated with the decline in oilfield activity also contributed to this decrease. Additionally, the 2016 period included a $0.5 million charge to state guar inventory at the lower of cost or market value compared to a $5.7 million charge during the 2015 period. In addition, transportation costs decreased by $1.7 million and equipment costs decreased by $1.1 million during 2016 compared to 2015.

        Depreciation and Amortization.    Depreciation and amortization expense decreased $7.6 million, or 14.8%, to $43.9 million for the year ended December 31, 2016 compared to $51.5 million for the year ended December 31, 2015. The decrease was primarily attributable to the decrease in Rockwater's capital spending for equipment during 2016 as compared to 2015 causing depreciable assets to decline as assets reached the end of their useful lives and without the addition of new assets.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased $34.4 million, or 48.0%, to $37.3 million for the year ended December 31, 2016 compared to $71.7 million for the year ended December 31, 2015 which was primarily due to a decrease in salaries and wages of $20.3 million resulting from a reduction in headcount of 26.7% in 2016, universal wage cuts, reduced layers of management and a decrease in facility operating costs due to the closure of eight locations and the relocation of Rockwater's corporate headquarters.

Depreciation and Amortization of Intangible Assets

        Depreciation and amortization expense decreased $1.6 million, or 16.5%, to $8.1 million for the year ended December 31, 2016 compared to $9.7 million for the year ended December 31, 2015, due to certain patents, non-compete agreements and intellectual property intangible assets becoming fully amortized during the year ended December 31, 2015. In addition, the customer relationships intangible asset in Rockwater's flowback operations in Canada of $1.4 million was impaired during the year ended December 31, 2015 resulting in a reduction of annual amortization expense of $0.7 million.

Impairments of Long-Lived and Intangible Assets

        Impairment expense decreased $2.6 million, or 72.2%, to $1.0 million for the year ended December 31, 2016, compared to $3.6 million for the year ended December 31, 2015. During 2016, Rockwater recorded impairment of field level assets of $1.0 million related to certain field fluids logistics machinery and equipment used in operations in Canada. During 2015, Rockwater permanently discontinued its flowback operations in Canada due to underperformance, which resulted in an impairment of a customer relationships intangible asset of $1.4 million and an impairment of field level assets of $1.9 million.

Restructuring Charges

        Restructuring charges increased $2.6 million, or 46.4%, to $8.2 million for the year ended December 31, 2016, compared to $5.6 million for the year ended December 31, 2015. In response to the decline in the commodity prices of oil and natural gas and the overall contraction of activity levels, Rockwater recognized these restructuring charges, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment.

Gain on Disposal of Property and Equipment

        Gain on disposal of property and equipment increased $1.1 million, or 124.6%, to $1.9 million for the year ended December 31, 2016 compared to $0.8 million for the year ended December 31, 2015.

Interest Expense

        Interest expense decreased $2.4 million, or 23.1%, to $8.0 million for the year ended December 31, 2016 compared to $10.4 million for the year ended December 31, 2015. The decrease was primarily related to decreased borrowings under Rockwater's credit facility and reduced amortization of debt issuance costs resulting from a write-off of $2.4 million during the year ended December 31, 2015.

Foreign Currency Gains/Losses

        Foreign currency gains/losses increased $3.6 million, or 109.1%, to a $0.3 million gain for the year ended December 31, 2016 compared to a $3.3 million loss for the year ended December 31, 2015. Rockwater's foreign currency gain/loss relates to fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar applied to intercompany balances with Canadian subsidiaries.

Other Income, Net

        Other income, net decreased $0.5 million, or 45.5%, to $0.6 million for the year ended December 31, 2016 compared to $1.1 million for the year ended December 31, 2015. The decrease was primarily related to the difference in the write down of the Neohydro Corp. contingent consideration obligation to the estimated fair value of the obligation during the years ended December 31, 2016 and 2015 of $0.5 million and $0.8 million, respectively. In connection with Rockwater's acquisition of Neohydro in 2014, it agreed to pay certain contingent consideration of up to $2.0 million. The aggregate earn-out opportunity of up to $2.0 million for the period from July 1, 2014 through December 31, 2018 (the "Payout Period") is based on the water reuse service line's EBITDA during each measurement period within the Payout Period. The contingent consideration must be calculated and paid quarterly, and is subject to true-up at the end of the measurement periods. Rockwater determined the estimated fair value of the contingent consideration obligation based on a probability-weighted income approach derived from EBITDA estimates and probability assessments with the likelihood of achieving positive EBITDA.

Income Tax Expense/Benefit

        Income taxes increased $24.1 million to $0.1 million expense for the year ended December 31, 2016 compared to $24.0 million benefit for the year ended December 31, 2015 resulting primarily from the inability to recognize a benefit on U.S. losses during the year ended December 31, 2016 due to Rockwater's valuation allowance against deferred tax assets.

Comparison of Non-GAAP Financial Measures

        Rockwater views EBITDA and Adjusted EBITDA as important indicators of performance. Rockwater defines EBITDA as net income (loss), plus provisions for (benefit from) income taxes, interest expense and depreciation and amortization. Rockwater defines Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to generally accepted accounting principles, plus/(minus) non-cash losses/(gains) on sale of subsidiaries and other assets, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains), restructuring related severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility-related exit and disposal costs. Rockwater's board of directors, management and investors use EBITDA and Adjusted EBITDA to assess its financial performance because it allows them to compare Rockwater's operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization, non-cash losses/(gains) on the sale of fixed assets and fixed asset impairments), certain non-cash charges (such as share-based compensation expense), items outside the control of Rockwater's management team (such as income tax, foreign currency exchange rates and chemical raw material prices) and restructuring costs, transaction-related costs and other charges outside the normal course of business. Rockwater presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting its business in addition to measures calculated under GAAP. Adjusted EBITDA is the primary performance measure used in the calculation of the financial covenants under Rockwater's Amended and Restated Credit Agreement. Adjusted EBITDA is also considered a meaningful measurement of the consistency of Rockwater's operations when oil and gas commodity price fluctuations affect the economic performance of the major shale and producing basins in North America and, thereby, affecting all components of Adjusted EBITDA.

Note Regarding Non-GAAP Financial Measures

        EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. Rockwater believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing its financial performance and results of operations. Net loss is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Rockwater's non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of Rockwater's results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in Rockwater's industry, Rockwater's definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Summary—Summary Historical and Pro Forma Financial Data."

        The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure for the periods presented:

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

	Six Months Ended June 30,
	2017	2016
Net loss	$(6,554)	$(54,565)
Benefit from income taxes	(12,629)	(672)
Interest expense	2,890	3,674
Depreciation and amortization	28,020	26,623

EBITDA	11,727	(24,940)
Impairment	—	1,009
Restructuring costs	52	7,473
Restructuring related severance expenses	408	1,166
Bad debt expense	135	1,327
Inventory write downs	33	995
Foreign currency (gains) losses	(1)	(569)
Gain on the valuation of contingent obligations	(108)	(239)
Non-cash compensation expense	1,959	1,274
Non-cash loss (gain) on sale of subsidiaries and other assets	(19)	(990)
Transaction related costs(1)	4,385	—

Adjusted EBITDA	18,571	(13,494)

(1)
Includes fees and expenses incurred in connection with the Rockwater 144A Offering, the Crescent Acquisition and the merger with Select.

        EBITDA increased $36.6 million to a gain of $11.7 million for the six months ended June 30, 2017 compared to a loss of $24.9 million for the six months ended June 30, 2016. Adjusted EBITDA increased $32.1 million to a benefit of $18.6 million for the six months ended June 30, 2017 compared to a loss of $13.5 million for the six months ended June 30, 2016. The increase in EBITDA resulted primarily from an increase in operational activity during the first half of 2017. The increase in Adjusted EBITDA resulted from increases in revenue and gross profit, as discussed above.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

	Year Ended December 31,
	2016	2015
Net loss	$(79,878)	$(71,540)
Provision for (benefit from) income taxes	93	(24,011)
Interest expense	7,977	10,413
Depreciation and amortization	51,986	61,181

EBITDA	(19,822)	(23,957)
Impairments of long-lived and intangible assets	1,008	3,615
Restructuring costs	6,908	2,099
Restructuring related severance expenses	1,261	3,539
Bad debt expense	1,142	6,793
Inventory write downs	1,060	9,897
Foreign currency (gains) losses	(301)	3,349
Gain on the valuation of contingent obligations	(477)	(760)
Non-cash compensation expense	2,269	2,176
Non-cash gain on sale of subsidiaries and other assets	(1,882)	(838)

Adjusted EBITDA	(8,834)	5,913

        EBITDA increased $4.2 million to a loss of $19.8 million for the year ended December 31, 2016 compared to a loss of $24.0 million for the year ended December 31, 2015. Adjusted EBITDA decreased $14.7 million to a loss of $8.8 million for the year ended December 31, 2016 compared to a gain of $5.9 million for the year ended December 31, 2015. The increase in EBITDA resulted primarily from increase in operational activity during the fourth quarter of 2016. The decrease in Adjusted EBITDA resulted from decreases in revenue and gross profit, as discussed above.

Liquidity and Capital Resources

Overview

        Rockwater's primary sources of liquidity to date have been cash flows from operations, capital contributions from its stockholders and from the Rockwater 144A Offering and borrowings under its credit facility. Rockwater's primary uses of capital have been capital expenditures to support growth and the repayment of its indebtedness.

        On March 9, 2017, Rockwater completed the Rockwater 144A Offering for net proceeds of approximately $136.9 million. Rockwater used the net proceeds from the Rockwater 144A Offering to repay all of its outstanding indebtedness (other than $4.3 million of capital lease obligations) and for general corporate purposes.

        At June 30, 2017, cash and cash equivalents totaled $0.5 million. In addition to cash and cash equivalents, Rockwater had approximately $30.0 million in available borrowings under its credit facility as of June 30, 2017.

Cash Flows

        The following table summarizes Rockwater's cash flows for the periods indicated:

	Six Months Ended June 30,
	2017	2016
Cash flows (used in) from operating activities	$(34,178)	$4,759
Cash flows (used in) investing activities	(53,054)	41
Cash flows (used in) from financing activities	87,959	(4,634)

Subtotal	727	166
Effect of exchange rate changes on cash and cash equivalents	(396)	(86)

Increase in cash and cash equivalents	$331	$80

Analysis of Cash Flow Changes Between the Six Months Ended June 30, 2017 and 2016

        Operating Activities.    Net cash used in operating activities was $34.2 million for the six months ended June 30, 2017, compared to cash provided of $4.8 million for the six months ended June 30, 2016. The $39.0 million increase in cash used in operating activities was primarily due to an increase in working capital of $72.6 million, primarily due to increases in accounts receivable of $93.1 million, offset by $23.8 million increase in accounts payable. These changes were primarily the result of an increase in demand for Rockwater's services by its customers as a result of improved well completions activity.

        Investing Activities.    Net cash used in investing activities was $53.1 million for the six months ended June 30, 2017, compared to nominal cash provided for the six months ended June 30, 2016. The $53.1 million change in cash used in investing activities was primarily due to cash consideration of $39.3 million in the Crescent Acquisition completed on March 31, 2017 and a $13.7 million increase in capital expenditures.

        Financing Activities.    Net cash provided by financing activities was $88.0 million for the six months ended June 30, 2017, compared to cash used of $4.6 million for the six months ended June 30, 2016. The $92.6 million change in cash flows from financing activities was primarily due to $136.9 million net proceeds from the Rockwater 144A Offering completed on March 9, 2017, offset by repayments of long-term debt of $32.8 million. Additionally, concurrent with the closing of the Rockwater 144A Offering, Rockwater repaid the $10.2 million subordinated note owed to the former owner of Benchmark Performance Group, Inc., a subsidiary of Rockwater (the "Benchmark note").

        The following table summarizes Rockwater's cash flows for the periods indicated:

	Year Ended December 31,
	2016	2015
	(in thousands)
Cash flows from operating activities	$4,593	$136,635
Cash flows used in investing activities	(5,998)	(6,111)
Cash flows from (used in) financing activities	1,382	(130,436)

Subtotal	(23)	88
Effect of exchange rate changes on cash and cash equivalents	(87)	(352)

Decrease in cash and cash equivalents	$(110)	$(264)

Analysis of Cash Flow Changes Between the Year Ended December 31, 2016 and 2015

        Operating Activities.    Net cash provided by operating activities was $4.6 million for the year ended December 31, 2016, compared to $136.6 million for the year ended December 31, 2015. The $132.0 million decrease in cash provided by operating activities was primarily due to changes in accounts receivable of $130.0 million due to increased collection of accounts receivable in 2015. Changes in accounts receivable slowed in 2016 as a result of continued reductions in revenue primarily as a result of low commodity prices and decreased demand for Rockwater's services.

        Investing Activities.    Net cash used in investing activities was $6.0 million for the year ended December 31, 2016, compared to $6.1 million for the year ended December 31, 2015. The $0.1 million change in cash used in investing activities was primarily due to a reduction in capital spending offset by a decrease in proceeds from the sale of property and equipment as a result of reduced oil and natural gas prices and the corresponding decrease in industry activity levels.

        Financing Activities.    Net cash provided by financing activities was $1.4 million for the year ended December 31, 2016, compared to cash used of $130.4 million for the year ended December 31, 2015. The $131.8 million change in cash flows from financing activities was primarily due to a reduction in principal repayments of long-term debt as a result of lower operating cash flows during the year ended December 31, 2016 than in the year ended December 31, 2015. During the years ended December 31, 2016 and 2015, Rockwater made net repayments of $3.9 million and $120.4 million of borrowings outstanding under its credit facility, respectively.

Credit Facility

        On March 9, 2015, Rockwater entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as U.S. administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was amended most recently as of March 17, 2017. As of March 17, 2017, the total revolving commitment under Rockwater's credit facility was $100.0 million, comprised of (i) a Canadian tranche of $5.0 million in revolving commitments for Rockwater Energy Solutions Canada, Inc. and Rockwater Production Testing Ltd. from the Canadian lenders and (ii) a U.S. tranche of $95.0 million in revolving commitments for Rockwater Energy Solutions, Inc. from the U.S. lenders. As of June 30, 2017, Rockwater had approximately $63.7 million of borrowings and $6.3 million in letters of credit outstanding under its credit facility. All letters of credit are drawn under the U.S. tranche. Rockwater's credit facility includes a sublimit of $10.0 million for letters of credit under the U.S. tranche, a sublimit of $5.0 million for letters of credit under the Canadian tranche, and a sublimit of $10.0 million for swing-line loans. The amount of loans available to be borrowed under each tranche of Rockwater's credit facility may be further limited by an asset coverage test if outstanding borrowings and letters of credit under that tranche exceed 50% of the total revolving commitment of that tranche. As of June 30, 2017, Rockwater's outstanding borrowings and letters of credit represented 70.0% of the total revolving commitment under its credit facility.

        Rockwater's credit facility contains customary affirmative covenants including periodic financial reporting, provisions of additional guarantees and collateral, maintenance of insurance, inspections and notification requirements. In addition, Rockwater's credit facility contains, among other things, restrictions on the ability of the borrowers or Rockwater and their respective subsidiaries to consolidate or merge with other companies, conduct asset sales, incur additional indebtedness, or issue preferred equity interests, grant liens, issue guarantees, make investments, loans or advances, pay dividends, enter into certain transactions with affiliates, and to make capital expenditures. Rockwater's credit facility currently restricts its spending on net capital expenditures to $25.0 million for the fiscal year ending December 31, 2017 and, for each year thereafter if Rockwater's leverage ratio exceeds 3.00 to 1.00, to 75% of its consolidated EBITDA (with capital expenditures funded with equity issuance proceeds excluded from the foregoing limitations). The restrictions on capital expenditures do not apply to capital expenditures financed with net cash proceeds from the issuance of equity interests (to the extent not used for other purposes) and up to $5.0 million of disposed property.

        Rockwater's credit facility requires it to maintain a ratio of consolidated EBITDA to interest expense of not less than 3.00 to 1.00 for every four fiscal quarters ending on or after September 30, 2017, measured quarterly. In addition, Rockwater's credit facility requires it to maintain, measured quarterly beginning on June 30, 2017, a leverage ratio of not greater than (i) 3.50 to 1.00 for every four fiscal quarters ending on June 30, 2017 through and including September 30, 2018, and (ii) 3.00 to 1.00 for every four fiscal quarters ending on or after December 31, 2018.

        The scheduled maturity date of Rockwater's credit facility is April 30, 2019, and the per annum interest rate on Rockwater's loans is LIBOR plus (i) an applicable margin of 4.50% through the fiscal quarter ended June 30, 2017 and (ii) an applicable margin that ranges between 3.00% and 3.75% for every fiscal quarter thereafter based on Rockwater's leverage ratio.

        As of June 30, 2017, Rockwater was in compliance with all restrictive covenants under its credit facility.

Contractual Obligations

        The table below provides estimates of the timing of future payments that Rockwater is obligated to make based on agreements in place at December 31, 2016.

	Payments Due by Period
Contractual Obligations	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years	Total
	(in thousands)
Credit Facility(1)	$—	$100,381	$—	$—	$100,381
Estimated interest payments	5,600	1,867	—	—	7,467
Benchmark note(2)	10,175	—	—	—	10,175
Capital lease obligations	2,028	2,957	215	—	5,200
Operating lease obligations(3)	10,606	13,005	5,939	910	30,460

Total	28,409	118,210	6,154	910	153,683

(1)
As of June 30, 2017, Rockwater had $63.7 million in borrowings outstanding under its credit facility due within 1-3 years and total. For a description of Rockwater's credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rockwater—Liquidity and Capital Resources—Credit Facility."

(2)
On February 16, 2017, Rockwater repaid the Benchmark note in full.

(3)
As of June 30, 2017, total operating lease obligations were approximately $35.1 million.

Quantitative and Qualitative Disclosure about Market Risk

        The demand, pricing and terms for oilfield services provided by Rockwater are largely dependent upon the level of activity for the U.S. oil and gas industry. Industry conditions are influenced by numerous factors over which Rockwater has no control, including, but not limited to: the supply of and demand for oil and natural gas; the level of prices, and expectations about future prices of oil and gas; the cost of exploring for, developing, producing and delivering oil and gas; the expected rates of declining current production; the discovery rates of new oil and gas reserves; available pipeline and other transportation capacity; weather conditions; domestic and worldwide economic conditions; political instability in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; the ability of oil and gas producers to raise equity capital and debt financing; and merger and divestiture activity among oil and gas producers.

        The level of activity in the U.S. oil and gas industry is volatile. Expected trends in oil and gas production activities may not continue and demand for Rockwater's services may not reflect the level of activity in the industry. Any prolonged substantial reduction in oil and gas prices would likely affect oil and gas production levels and therefore affect demand for Rockwater's services. A material decline in oil and gas prices or U.S. activity levels could have a material adverse effect on Rockwater's business, financial condition, results of operations and cash flows.

Interest Rate Risk

        At June 30, 2017, Rockwater had $63.7 million of long-term debt outstanding, excluding capital lease obligations, with a weighted average interest rate of 5.59%. Interest is calculated under the terms of Rockwater's credit agreement based on its selection, from time to time, of one of the index rates available to it plus an applicable margin that varies based on certain factors. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the assumed weighted average interest rate would be approximately $0.6 million per year. Rockwater does not currently have or intend to enter into any derivative arrangements to protect against fluctuations in interest rates applicable to its outstanding indebtedness.

Foreign Currency Exchange Risk

        Rockwater is exposed to fluctuations between the U.S. dollar and the Canadian dollar with regard to the activities of its Canadian subsidiary, which has designated the Canadian dollar as its functional currency. The impact of foreign currency transaction gains and losses resulting from a 1% increase or decrease in the assumed exchange rate would be approximately less than one hundred thousand per year. Rockwater does not currently have or intend to enter into any derivative arrangements to protect against fluctuations in exchange rates applicable to the Canadian dollar.

Critical Accounting Policies and Estimates

        The preparation of financial statements requires the use of judgments and estimates. Rockwater's critical accounting policies are described below to provide a better understanding of how it develops its assumptions and judgments about future events and related estimations and how they can impact its consolidated financial statements. A critical accounting estimate is one that requires Rockwater's most difficult, subjective or complex estimates and assessments and is fundamental to its results of operations.

        Rockwater bases its estimates on historical experience and on various other assumptions it believes to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. In the notes accompanying the consolidated financial statements included elsewhere in this information statement, Rockwater describes the most critical estimates and management judgments used in the preparation of its consolidated financial statements, as well as the significant estimates and judgments affecting the application of these policies. This discussion and analysis should be read in conjunction with Rockwater's consolidated financial statements and related notes included in this information statement.

        Accounts Receivable.    Rockwater analyzes the need for an allowance for doubtful accounts for estimated losses related to potentially uncollectible accounts receivable on a case-by-case basis throughout the year. Rockwater reserves amounts based on specific identification after considering each customer's situation, including payment patterns and current financial condition. It is reasonably possible that Rockwater's estimates of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance.

        Impairment of long-lived and other intangible assets.    Long-lived assets, such as property and equipment and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is assessed using undiscounted future net cash flows of assets grouped at the lowest level for which there are identifiable cash flows independent of the cash flows of other groups of assets. Rockwater's cash flow estimates are based upon, among other things, historical results adjusted to reflect its best estimate of future market rates, utilization levels and operating performance. When alternative courses of action to recover the carrying amount of the asset group are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence, which require Rockwater to apply judgment. If the carrying amount of the asset is not recoverable based on its estimated undiscounted cash flows expected to result from the use and eventual disposition, an impairment loss is recognized in an amount by which its carrying amount exceeds its estimated fair value. The inputs used to determine such fair value are primarily based upon internally developed cash flow models. Rockwater's cash flow models contain uncertainties because they require Rockwater to make judgments and assumptions regarding future operations and industry factors. Estimating the fair value of Rockwater's long-lived and other intangible assets also requires management to make assumptions and to apply judgment, including timing of future expected cash flows, using the appropriate discount rates, and determining salvage values. The estimate of fair value represents Rockwater's best estimates of these factors based on current industry trends and reference to market transactions, and is subject to variability. Rockwater operates within the oilfield service industry, and the cyclical nature of the oil and gas industry that it serves and its estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows, can have a significant impact on the estimated fair value of these assets and, in periods of prolonged down cycles, may result in impairment charges. Changes to Rockwater's key assumptions related to future performance, market conditions and other economic factors could adversely affect its impairment valuation.

        Impairment of Goodwill.    Rockwater conducts its annual goodwill impairment assessment as of November 1 of each year, or more frequently if an event or circumstance indicates that the carrying value of a reporting unit may exceed the fair value. When possible impairment is indicated, Rockwater values the implied goodwill to compare it with the carrying amount of goodwill. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded. Performing the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets (including goodwill) and liabilities to reporting units, and determining the fair value. The fair value of goodwill is based on estimates and assumptions such as revenue growth rates, operating margins, weighted-average costs of capital, market multiples, and future market conditions and as affected by numerous factors, including the general economic environment and levels of exploration and production activity of oil and gas companies, Rockwater's financial performance and trends, and Rockwater's strategies and business plans. In addition, Rockwater estimates fair values based on various valuation techniques such as discounted cash flows and comparable market analyses. These types of analyses contain uncertainties because they require Rockwater to make judgments and assumptions regarding future profitability, industry factors, planned strategic initiatives, discount rates and other factors. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

        Share-based compensation.    Rockwater has historically accounted for share-based awards by measuring the awards at the grant date and recognizing the grant-date fair value as an expense over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Since Rockwater is not publicly traded, it does not have a listed price with which to calculate fair value. Rockwater has historically and consistently calculated the fair value of its common stock using a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples. Each of these valuation approaches involves significant judgments and estimates, including estimates regarding Rockwater's future operations or the determination of a comparable public company peer group. Additionally, judgment is applied in the weighting of each valuation approach.

        Rockwater has utilized the Black-Scholes model to determine fair value for options granted, which incorporates assumptions to value stock-based awards. The risk-free interest rate has been based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. There has been no market for Rockwater's stock. Therefore, Rockwater has considered the historic volatility of publicly traded peer companies when determining the volatility factor. The expected life of the options has been based on a formula considering the vesting period and term of the options awarded.

        Acquisition-purchase price allocation.    Rockwater allocates the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Rockwater uses all available information to estimate fair values, including quoted market prices, the carrying value of acquired assets, and widely accepted valuation techniques such as discounted cash flows. Rockwater engages third-party appraisal firms to assist in fair value determination of property and equipment, identifiable intangible assets, and any other significant assets or liabilities when appropriate. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact Rockwater's results of operations.

        Income taxes.    The liability method is used for determining Rockwater's income tax provisions, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for valuation allowances, Rockwater has considered historical information supplemented by current information about future years and feasible tax planning strategies. Future year information consists of taxable income forecasts and related limitations on deductions, capital expenditure projections, and reversals of existing temporary differences to assess positive and negative evidence of the need for a valuation allowance. Rockwater has a temporary difference from the tax amortization of goodwill which is an indefinite lived intangible asset. Rockwater's forecast of future taxable income does not include future taxable income from the reversal of temporary differences caused by tax amortization of goodwill since the timing of the reversal of the temporary difference is uncertain. Rockwater places more weight on historical operating results when determining the need for a valuation allowance in accordance with ASC 740-10-30-23. Estimates and judgments around forecasted taxable income include some degree of uncertainty, and changes in these estimates and assumptions could require Rockwater to adjust valuation allowances for its deferred tax assets. Changes to valuation allowances are caused by major changes in the business cycle, including major, prolonged fluctuations in commodity pricing which are correlated to changes in customer demand. Rockwater adjusts forecasts of taxable income for significant changes in customer demand during such business cycles. Currently, Rockwater has a full valuation allowance on its net deferred tax assets in the United States excluding the deferred tax liability for goodwill. The ultimate realization of the deferred tax assets depends on the generation of sufficient taxable income.

        Rockwater is subject to income taxes and other state and local taxes. Rockwater's tax returns are periodically audited by federal, state and local tax authorities. These audits include questions regarding

Rockwater's tax filing positions, including the timing and amount of deductions and the reporting of various taxable transactions. At any one time, multiple tax years are subject to audit by the various tax authorities. After evaluating the exposures associated with Rockwater's various tax filing positions, it may record a liability for such exposures. A number of years may elapse before a particular matter, for which Rockwater has established a liability, is audited and fully resolved or clarified. Rockwater adjusts its liability for these tax exposures in the period in which a tax position is effectively settled, the period in which the statute of limitations expires for the relevant taxing authority to examine the tax position, or when more information becomes available. Rockwater's liabilities for these tax positions contain uncertainties because management is required to make assumptions and apply judgment to estimate the exposures associated with Rockwater's various filing positions. It is reasonably possible that Rockwater's estimates of additional taxes due and related penalties and interest will change and that losses ultimately incurred could differ materially from its estimates.

        In addition to the aforementioned assessments that have been received from various tax authorities, Rockwater also provides for taxes for uncertain tax positions where formal assessments have not been received. The determination of these liabilities requires the use of estimates and assumptions regarding future events. Once established, Rockwater adjusts these amounts only when more information is available or when a future event occurs necessitating a change to the reserves such as changes in the facts or law, judicial decisions regarding the application of existing law or a favorable audit outcome.

Recent Accounting Pronouncements

        In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies what constitutes a modification of a share-based payment award. This update is effective for fiscal years and interim periods within fiscal years beginning after December 15, 2017, with early adoption permitted. Rockwater does not anticipate the adoption of this ASU will have a material impact on its consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business. The objective of the guidance is to help companies and other organizations which have acquired or sold a business to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The requirements in this update are effective during annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted under certain circumstances. Rockwater is currently evaluating the impact this guidance will have on its consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To simplify the subsequent measure of goodwill, the amendments in this ASU eliminate step two from the goodwill impairment test. An entity will no longer be required to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination to determine the impairment of goodwill. The amendments in this ASU will now require goodwill impairment to be measured by the amount by which the carrying value of the reporting unit exceeds its fair value. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Upon adoption, an entity shall apply the guidance in this ASU prospectively with early adoption permitted for annual goodwill tests performed after January 1, 2017. Rockwater does not anticipate the adoption of this ASU to have a material impact on its consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which is effective for Rockwater for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this update are intended to clarify cash flow treatment of eight specific cash flow issues with the objective of reducing diversity in practice. Early adoption is permitted, including adoption in an interim period. An entity that elects early adoption must adopt all of the amendments in the same period. These are clarifications of diversity in disclosures practices and Rockwater does not anticipate the adoption of this ASU will have a material impact on its consolidated financial statements.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606): Section A—Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. In August 2015, the FASB voted to defer the effective date to annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and must be adopted using either a full retrospective method or a modified retrospective method. This guidance was updated in April and May of 2016, when the FASB issued ASU 2016-10 and 2016-12, respectively—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and Narrow-Scope Improvements and Practical Expedients. ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of ASU 2014-09 by one year. Rockwater is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The purpose of this update to is to simplify overly complex areas of GAAP, while maintaining or improving the usefulness of the information. The areas for simplification in this update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update is effective for Rockwater in annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Rockwater is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. Rockwater is currently evaluating the impact this guidance will have on its consolidated financial statements.

        In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which provides that an entity that measures inventory by using first-in, first-out or average cost should measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. Net realizable value is the estimated selling prices of such inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The requirements in this update are effective during annual periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this update did not have a material impact on Rockwater's consolidated financial statements.

Internal Controls and Procedures

        Rockwater is not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes Oxley Act, and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose.

Off Balance Sheet Arrangements

        At June 30, 2017, Rockwater had no material off balance sheet arrangements, except for operating leases.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Select Energy Services, Inc.

        None.

Rockwater Energy Solutions, Inc.

        None.

OTHER MATTERS

Proposals by Security Holders

        No stockholder proposals are included in this information statement.

Effective Dates

        The actions authorized by the Select stockholders consent will take effect in connection with the closing of the mergers. The closing of the mergers will take place on the third business day following the date on which the last condition to the completion of the mergers has been satisfied or waived, or such other date as Select and Rockwater mutually agree. Select and Rockwater currently expect the closing of the mergers to occur early in the fourth quarter of 2017. However, as the mergers are subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Select and Rockwater could result in the mergers being completed at a later time or not at all. See "The Transaction—The Merger Agreement—Conditions to Completion of the Mergers."

Expenses

        We will bear all costs related to this information statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this information statement to such beneficial owners.

Stockholders Sharing an Address

        We will deliver only one information statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this information statement to a stockholder at a shared address to which a single copy of this information statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the information statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple information statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

INDEPENDENT AUDITORS

        Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, has audited the consolidated financial statements of SES Holdings, LLC for the year ended December 31, 2015. We have included the aforementioned financial statements in this information statement in reliance upon the reports of Pannell Kerr Forster of Texas, P.C., and upon authority of such firm as experts in the field of accounting and auditing.

        The audited financial statements of Select as of and for the year ended December 31, 2016 included in this information statement have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report appearing herein.

        The audited historical financial statements of Rockwater Energy Solutions, Inc. included in this information statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Change in Accountants

        On June 17, 2016, our board of directors approved the dismissal of Pannell Kerr Forster of Texas, P.C. ("PKF"), from its role as our independent registered public accounting firm.

        The report of PKF on our consolidated financial statements for the year ended December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the fiscal year ended December 31, 2015, and in the subsequent interim period through June 17, 2016, we had no disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKF, would have caused PKF to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such periods.

        We provided PKF with a copy of this disclosure prior to its filing and requested that PKF furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respect in which it does not agree.

        On June 17, 2016, our board of directors approved the engagement of Grant Thornton LLP as our new independent registered public accounting firm. We did not consult Grant Thornton LLP regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or any reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), during the two years ended December 31, 2015 and 2014 and the period from December 31, 2015 to June 17, 2016.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy and information statements and other information with the SEC in accordance with the requirements of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our common stock is listed and traded on the NYSE under the trading symbol "WTTR."

        You may request a copy of our filings with the SEC at no cost, by making written or telephone requests for such copies to:

Select Energy Services, Inc.
Attention: Investor Relations
1820 North I-35, P.O. Box 1715
Gainesville, Texas 76241
(940) 668-0259

        You should rely only on the information provided in this information statement. You should not assume that the information in this information statement is accurate as of any date other than the date of this document. We have not authorized anyone else to provide you with any information.

 INDEX TO FINANCIAL STATEMENTS

SELECT ENERGY SERVICES, INC.

ROCKWATER ENERGY SOLUTIONS, INC.

SELECT ENERGY SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        The following unaudited pro forma condensed combined financial statements of Select Energy Services, Inc. ("Select" or the "Company") present the combination of the financial information of Select and Rockwater Energy Solutions, Inc. ("Rockwater") adjusted to give effect to the transactions to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations ("ASC 805").

        The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 combine the consolidated statements of operations of Select and the pro forma consolidated statements of operations of Rockwater, giving effect to the mergers (as defined below) and merger-related transactions as if they had occurred on January 1, 2016. The pro forma consolidated statements of operations for Rockwater give effect to Rockwater's issuance and sale of 8,797,500 shares of Class A-1 common stock in a private placement on March 9, 2017 and the usage of the net proceeds (the "Rockwater 144A Offering") and Rockwater's acquisition of Crescent Companies, LLC and its subsidiaries on March 31, 2017 (the "Crescent Acquisition") as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined statements of operations also give effect to the following equity transactions that occurred during the periods presented as if they had occurred on January 1, 2016: the issuance of 3,866,864 common units of Select's predecessor entity and consolidated subsidiary, SES Holdings, LLC ("SES Holdings" or "the Predecessor" for periods prior to the Select 144A Offering (as defined below)); the reorganization and private placement of 16,100,000 shares of Class A-1 common stock of Select (the "Select 144A Offering"); the issuance of 10,005,000 shares of Class A common stock of Select as a result of Select's initial public offering and the exercise of the underwriters' over-allotment option (the "IPO"); the conversion of shares of Select Class A-1 common stock to shares of Select Class A common stock on a one-for-one basis as a result of the effectiveness of a shelf registration statement registering such shares for resale.

        The unaudited pro forma condensed combined balance sheet combines the consolidated condensed balance sheet of Select and the consolidated condensed balance sheet of Rockwater as of June 30, 2017, giving effect to the mergers and merger-related transactions as if they had occurred on June 30, 2017.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Select considered the accounting acquirer of Rockwater. Under the acquisition method of accounting, the purchase price is allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill.

        The pro forma purchase price allocation is preliminary and was based on an estimate of the fair values of the tangible and intangible assets and liabilities related to Rockwater, the value of Select's common stock exchanged, and the fair value of the Rockwater's outstanding share-based awards attributable to pre-acquisition service. As described in Note 1, at the effective time of the corporate merger (as defined below), each outstanding share of Rockwater Class A common stock, Rockwater Class A-1 common stock and Rockwater Class B common stock, subject to certain exceptions, will be converted into the right to receive a number of shares of Select Class A common stock, Select Class A-2 common stock and Select Class B common stock, respectively, each in an amount equal to the exchange ratio. At the effective time of the LLC merger, all units of Rockwater Energy Solutions, LLC ("Rockwater LLC") will be converted into the right to receive a number of units of SES Holdings in an amount equal to the exchange ratio. The "exchange ratio" will be equal to 0.7777, provided that it may be reduced (but not increased) prior to the closing of the mergers under certain circumstances.

        Furthermore, as of the effective time of the corporate merger, each outstanding and unexercised option to purchase shares of Rockwater Class A common stock will be converted into an option to purchase shares of Select Class A common stock, with the same terms and conditions as in effect immediately prior to the effective time of the corporate merger, in an amount determined by multiplying the number of shares of Rockwater Class A common stock subject to such options as of immediately prior to the effective time of the corporate merger by the exchange ratio, at an exercise price per share of Select Class A common stock equal to the exercise price per share of Rockwater Class A common stock under such option divided by the exchange ratio.

        Additionally, as of the effective time of the corporate merger, each outstanding restricted stock award of Rockwater Class A common stock will be converted into a restricted stock award of Select Class A common stock, with the same terms and conditions as in effect immediately prior to the effective time of the corporate merger, in an amount equal to the number of shares of Select Class A common stock determined by multiplying the number of shares of Rockwater Class A common stock subject to such restricted stock award as of immediately prior to the effective time of the corporate merger by the exchange ratio.

        Select's sole material asset consists of its membership interest in SES Holdings. Each holder of Rockwater Class B common stock and Rockwater LLC units entitled to receive shares of Select Class B common stock will then receive the right to exchange each share of Select Class B common stock and a corresponding SES Holdings unit for one share of Select Class A common stock. Further, following the closing of the mergers, Select will file a registration statement covering Select's newly issued Class A-2 common shares resulting in automatic conversion of such shares to Class A common stock upon effectiveness. As the shares of Class A-2 common stock will automatically convert to shares of Class A common stock and shares of Class B common stock, in tandem with a unit of SES Holdings, are convertible at any time into a share of Select Class A common stock, the per share value of Class A-2 common stock and Class B common stock are assumed, for the purposes of the pro forma analysis, to be equivalent to the value of a share of Class A common stock. Thus, the purchase price allocation will be based on the closing price of Select Class A common stock as of September 1, 2017 along with the portion of the acquisition-date fair value of Rockwater's outstanding share-based awards attributable to pre-acquisition service obligated to be exchanged as part of the mergers as described below.

        Following completion of the mergers, Select expects to complete the purchase price allocation after considering the appraisal of Rockwater's assets at the level of detail necessary to finalize the required purchase price allocation, which will be no later than one year from the completion of the mergers. The purchase price utilized in the allocation will be based on the closing price of Select Class A common stock immediately prior to the completion of the mergers as well as the portion of the fair value of Rockwater's outstanding share-based awards attributable to pre-acquisition service that Select is obligated to replace as part of the merger agreement (as defined below). The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the preliminary pro forma purchase price allocation presented herein, and this difference may be material.

        The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the mergers.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  the unaudited consolidated condensed historical financial statements of Select as of and for the six months ended June 30, 2017 and related notes, and the audited historical consolidated financial statements of Select as of and for the year ended December 31, 2016 and related notes, which are included elsewhere in this information statement; and

  •
  the unaudited consolidated condensed financial statements of Rockwater as of and for the six months ended June 30, 2017 and related notes, and the audited consolidated financial statements of Rockwater as of and for the year ended December 31, 2016 and related notes, which are included elsewhere in this information statement.

Select Energy Services, Inc.

Unaudited pro forma condensed combined balance sheet

As of June 30, 2017

(in thousands, except share data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger- Related Transactions		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(a) + (b) + (c)
Assets
Current assets
Cash and cash equivalents	$52,777	$473	$(47,165)	3(a), 3(b)	$6,085
Accounts receivable trade	132,056	161,133	(7,153)	3(b)	286,036
Allowance for doubtful accounts	(2,517)	(5,591)	315	3(b)	(7,793)
Accounts receivable, related parties	389	—	—		389
Inventories	691	40,553	—		41,244
Prepaid expenses and other current assets	7,781	9,838	(1,313)	3(a), 3(b)	16,306

Total current assets	191,177	206,406	(55,316)		342,267

Property and equipment	789,924	470,043	(303,862)	3(b), 3(d)	956,105
Accumulated depreciation	(519,080)	(303,354)	303,354	3(b), 3(d)	(519,080)

Property and equipment, net	270,844	166,689	(508)		437,025

Goodwill	23,278	339,324	(92,639)	3(d)	269,963
Other intangible assets, net	35,380	66,540	70,721	3(d)	172,641
Other assets	7,922	1,264	(3,547)	3(a), 3(c), 3(e)	5,639

Total assets	$528,601	$780,223	$(81,289)		$1,227,535

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$12,122	53,091	(585)	3(b)	$64,628
Accounts payable and accrued expenses, related parties	846	—	—		846
Accrued salaries and benefits	2,499	9,415	—		11,914
Accrued insurance	9,136	—	(59)	3(b)	9,077
Accrued expenses and other current liabilities	30,378	31,987	(1,051)	3(b)	61,314
Current portion of capital leases	—	2,147	—		2,147

Total current liabilities	54,981	96,640	(1,695)		149,926

Accrued lease obligations	17,029	—	—		17,029
Long-term debt	—	63,677	(43,677)	3(a)	20,000
Capital lease obligations	—	2,198	—		2,198
Deferred income taxes, net	—	18,695	195	3(f)	18,890
Other long-term liabilities	7,726	1,818	904	3(d), 3(f)	10,448

Total liabilities	79,736	183,028	(44,273)		218,491

Commitments and contingencies
Select Energy Services, Inc. Common and Preferred Stock:
Class A-2 common stock, $0.01 par value; no shares authorized, issued or outstanding as of June 30, 2017 (actual); Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; 6,841,816 shares issued and outstanding as of June 30, 2017 (pro forma as adjusted)	—	—	68	3(g)	68
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 30,311,340 shares issued and outstanding as of June 30, 2017 (actual); Class A common stock, $0.01 par value; 350,000,000 shares authorized; 56,995,091 shares issued and outstanding as of June 30, 2017 (pro forma, as adjusted)	303	—	267	3(g)	570

Select Energy Services, Inc. (Continued)

Unaudited pro forma condensed combined balance sheet

As of June 30, 2017

(in thousands, except share data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger- Related Transactions		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(a) + (b) + (c)
Class B common stock, $0.01 par value; 150,000,000 shares authorized; 38,462,541 shares issued and outstanding as of June 30, 2017; Class B common stock, $0.01 par value; 150,000,000 shares authorized; 42,890,188 shares issued and outstanding as of June 30, 2017 (pro forma, as adjusted)	385	—	44	3(g)	429
Preferred stock,$0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 (actual); preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 (pro forma, as adjusted)	—	—	—		—
Rockwater Energy Solutions, Inc. Common and Preferred Stock:
Class A-1 common stock, $0.01 par value; 30,000,000 shares authorized; 8,797,500 shares issued and outstanding as of June 30, 2017 (actual); Class A-1 common stock, $0.01 par value; no shares authorized, issued or outstanding as of June 30, 2017 (pro forma, as adjusted)	—	88	(88)	3(g)	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 34,501,554 shares issued and outstanding as of June 30, 2017 (actual); class A common stock, $0.01 par value; no shares authorized, issued, or outstanding as of June 30, 2017 (pro forma, as adjusted)	—	345	(345)	3(g)	—
Class B common stock, $0.01 par value; 120,000,000 shares authorized; 5,693,258 shares issued and outstanding as of June 30, 2017 (actual); Class B common stock, $0.01 par value; no shares authorized, issued or outstanding as of June 30, 2017 (pro forma, as adjusted);	—	57	(57)	3(g)	—
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 (actual); Preferred stock, $0.01 par value; no shares authorized, issued or outstanding as of June 30, 2017 (pro forma, as adjusted)	—	—	—	—
Additional paid-in capital	204,295	449,118	(38,968)	3(g)	614,445
(Accumulated deficit) retained earnings	(9,431)	80,520	(86,154)	3(a), 3(e), 3(g)	(15,065)
Accumulated other comprehensive loss	—	(21,252)	21,252	3(g)	—

Total stockholders' equity	195,552	508,876	(103,981)		600,447

Noncontrolling interests	253,313	88,319	66,965		408,597

Total equity	448,865	597,195	(37,016)		1,009,044

Total liabilities and equity	$528,601	$780,223	$(81,289)		$1,227,535

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

Select Energy Services, Inc.

Unaudited pro forma condensed combined statement of operations

For the six months ended June 30, 2017

(in thousands, except unit and per unit data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Rockwater Energy Solutions, Inc. Adjustments		Pro Forma Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger-Related Transactions		Pro Forma Select Energy Services, Inc. Adjusted for Mergers	Other Pro Forma Adjustments		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(b) + (c) = (d)	(e)		(a) + (d) + (e) = (f)	(g)		(f) + (g)
Revenues
Water solutions	$186,189	$192,849	$32,608	4(a)	$225,457	$(24,300)	4(c)	$387,346	$—		$387,346
Accommodations and rentals	22,842	—	—		—	—		22,842	—		22,842
Wellsite completion and construction services	25,343	64,775	—		64,775	—		90,118	—		90,118
Specialty chemicals products	—	21,446	—		21,446	—		21,446	—		21,446

Total revenues	234,374	279,070	32,608		311,678	(24,300)		521,752	—		521,752
Costs of revenue
Water solutions	138,649	159,000	27,024	4(a)	186,024	(21,593)	4(c)	303,080	—		303,080
Accommodations and rentals	18,722	—	—		—	—		18,722	—		18,722
Wellsite completion and construction services	21,267	58,859	—		58,859	—		80,126	—		80,126
Specialty chemicals products	—	19,158	—		19,158	—		19,158	—		19,158
Depreciation and amortization	43,724	22,721	1,405	4(a)	24,126	(1,234)	4(d)	66,616	—		66,616

Total costs of revenue	222,362	259,738	28,429		288,167	(22,827)		487,702	—		487,702

Gross profit (loss)	12,012	19,332	4,179		23,511	(1,473)		34,050	—		34,050
Operating expenses
Selling, general and administrative	33,211	30,077	357	4(a), 4(b)	30,434	(2,022)	4(c), 4(e)	61,623	—		61,623
Depreciation and amortization	937	5,299	2,447	4(a)	7,746	(1,272)	4(c), 4(f)	7,411	—		7,411
Impairment of goodwill and other intangible assets	—	—	—		—	—		—	—		—
Impairment of property and equipment	—	—	—		—	—		—	—		—
Lease abandonment costs	2,281	—	—		—	—		2,281	—		2,281
Restructuring charges	—	726	—		726	—		726	—		726
Loss (gain) on disposal of property and equipment	—	(19)	(85)	4(a)	(104)	—		(104)	—		(104)

Total operating expenses	36,429	36,083	2,719		38,802	(3,294)		71,937	—		71,937

(Loss) income from operations	(24,417)	(16,751)	1,460		(15,291)	1,821		(37,887)	—		(37,887)
Other income (expense)
Interest expense, net	(1,401)	(2,890)	335	4(a), 4(b)	(2,555)	1,923	4(c), 4(g)	(2,033)	1,401	4(i)	(632)
Foreign currency gains (losses)	—	1	—		1	—		1	—		1
Other income, net	3,016	457	—		457	—		3,473	—		3,473

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

Select Energy Services, Inc.

Unaudited pro forma condensed combined statement of operations (Continued)

For the six months ended June 30, 2017

(in thousands, except unit and per unit data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Rockwater Energy Solutions, Inc. Adjustments		Pro Forma Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger-Related Transactions		Pro Forma Select Energy Services, Inc. Adjusted for Mergers	Other Pro Forma Adjustments		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(b) + (c) = (d)	(e)		(a) + (d) + (e) = (f)	(g)		(f) + (g)
(Loss) income before tax expense	(22,802)	(19,183)	1,795		(17,388)	3,744		(36,446)	1,401		(35,045)
Tax benefit (expense)	32	12,629	(14,407)	4(a)	(1,778)	24	4(c), 4(h)	(1,722)	—	4(h)	(1,722)

Net (loss) income	(22,770)	(6,554)	(12,612)		(19,166)	3,768		(38,168)	1,401		(36,767)
Less: Net loss attributable to noncontrolling interests	14,382	528	—		528	—		14,910	(216)	4(j)	14,694

Net loss attributable to business	$(8,388)	$(6,026)	$(12,612)		$(18,638)	$3,768		$(23,258)	$1,185		$(22,073)

Allocation of net loss attributable to:
Class A-1 stockholders	$(5,188)	$(1,013)									$—
Class A-2 stockholders	—	—									(2,374)
Class A stockholders	(3,200)	(5,013)									(19,699)
Class B stockholders	—	—									—

	$(8,388)	$(6,026)									$(22,073)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	14,587,845	6,462,794									—	4(l)

Class A-2—Basic & Diluted	—	—									6,841,816	4(l)

Class A—Basic & Diluted	8,999,294	31,973,481									56,783,874	4(l)

Class B—Basic & Diluted	38,462,541	5,693,258									42,890,188	4(l)

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.36)	$(0.16)									$—

Class A-2—Basic & Diluted	$—	$—									$(0.35)

Class A—Basic & Diluted	$(0.36)	$(0.16)									$(0.35)

Class B—Basic & Diluted	$—	$—									$—

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

Select Energy Services, Inc.

Unaudited pro forma condensed combined statement of operations

For the year ended December 31, 2016

(in thousands, except unit and per unit data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Rockwater Energy Solutions, Inc. Adjustments		Pro Forma Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger-Related Transactions		Pro Forma Select Energy Services, Inc. Adjusted for Mergers	Other Pro Forma Adjustments		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(b) + (c) = (d)	(e)		(a) + (d) + (e) = (f)	(g)		(f) + (g)
Revenues
Water solutions	$241,455	$192,247	$91,841	4(a)	$284,088	$(29,447)	4(c)	$496,096	$—		$496,096
Accommodations and rentals	27,151	—	—		—	—		27,151	—		27,151
Wellsite completion and construction services	33,793	70,018	—		70,018	—		103,811	—		103,811
Specialty chemicals products	—	38,813	—		38,813	—		38,813	—		38,813

Total revenues	302,399	301,078	91,841		392,919	(29,447)		665,871	—		665,871
Costs of revenue
Water solutions	200,399	171,794	78,759	4(a)	250,553	(25,782)	4(c)	425,170			425,170
Accommodations and rentals	22,019	—	—		—	—		22,019	—		22,019
Wellsite completion and construction services	29,089	66,494	—		66,494	—		95,583	—		95,583
Specialty chemicals products	—	38,900	—		38,900	—		38,900	—		38,900
Depreciation and amortization	95,020	43,880	13,692	4(a)	57,572	(11,176)	4(d)	141,416	—		141,416

Total costs of revenue	346,527	321,068	92,451		413,519	(36,958)		723,088	—		723,088

Gross profit (loss)	(44,128)	(19,990)	(610)		(20,600)	7,511		(57,217)	—		(57,217)
Operating expenses
Selling, general and administrative	34,643	37,341	11,176	4(a)	48,517	(2,581)	4(c)	80,579	—		80,579
Depreciation and amortization	2,087	8,106	9,963	4(a)	18,069	(5,216)	4(c), 4(f)	14,940	—		14,940
Impairment of goodwill and other intangible assets	138,666	—	—		—	—		138,666	—		138,666
Impairment of property and equipment	60,026	1,008	—		1,008	—		61,034	—		61,034
Lease abandonment costs	19,423	—	—		—	—		19,423	—		19,423
Restructuring charges	—	8,169	—		8,169	—		8,169	—		8,169
Loss (gain) on disposal of property and equipment	—	(1,882)	136	4(a)	(1,746)	—		(1,746)	—		(1,746)

Total operating expenses	254,845	52,742	21,275		74,017	(7,797)		321,065	—		321,065

(Loss) income from operations	(298,973)	(72,732)	(21,885)		(94,617)	15,308		(378,282)	—		(378,282)
Other income (expense)
Interest expense, net	(16,128)	(7,977)	3,683	4(a), 4(b)	(4,294)	3,242	4(c), 4(g)	(17,180)	16,128	4(i)	(1,052)
Foreign currency gains (losses)	—	301	—		301	—		301	—		301
Other income, net	629	623	—		623	—		1,252	—		1,252

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

Select Energy Services, Inc.

Unaudited pro forma condensed combined statement of operations (Continued)

For the year ended December 31, 2016

(in thousands, except unit and per unit data)	Historical Select Energy Services, Inc.	Historical Rockwater Energy Solutions, Inc.	Pro Forma Rockwater Energy Solutions, Inc. Adjustments		Pro Forma Rockwater Energy Solutions, Inc.	Pro Forma Adjustments for Mergers and Merger-Related Transactions		Pro Forma Select Energy Services, Inc. Adjusted for Mergers	Other Pro Forma Adjustments		Pro Forma Select Energy Services, Inc.
	(a)	(b)	(c)		(b) + (c) = (d)	(e)		(a) + (d) + (e) = (f)	(g)		(f) + (g)
(Loss) income before tax expense	(314,472)	(79,785)	(18,202)		(97,987)	18,550		(393,909)	16,128		(377,781)
Tax benefit (expense)	524	(93)	(729)	4(a)	(822)	32	4(c), 4(h)	(266)	—	4(h)	(266)

Net (loss) income	(313,948)	(79,878)	(18,931)		(98,809)	18,582		(394,175)	16,128		(378,047)
Less: Net loss attributable to Predecessor	306,481	—	—		—	—		306,481	(306,481)	4(k)	—
Less: Net loss attributable to noncontrolling interests	6,424	—	—		—	—		6,424	148,706	4(j)	155,130

Net loss attributable to the business	$(1,043)	$(79,878)	$(18,931)		$(98,809)	$18,582		$(81,270)	$(141,647)		$(222,917)

Allocation of net loss attributable to:
Class A-1 stockholders	$(844)	$—									$—
Class A-2 stockholders	—	—									(240,043)
Class A stockholders	(199)	(79,878)									(198,874)
Class B stockholders	—	—									—

	$(1,043)	$(79,878)									$(222,917)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	16,100,000	—									—	4(l)

Class A-2—Basic & Diluted	—	—									6,841,816	4(l)

Class A—Basic & Diluted	3,802,972	28,911,914									56,591,723	4(l)

Class B—Basic & Diluted	38,462,541	—									42,890,188	4(l)

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.05)	$—									$—

Class A-2—Basic & Diluted	$—	$—									$(3.51)

Class A—Basic & Diluted	$(0.05)	$(2.76)									$(3.51)

Class B—Basic & Diluted	$—	$—									$—

The accompanying notes are an integral part of these unaudited condensed combined pro forma financial statements.

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Mergers and Merger-related Transactions

        On July 18, 2017, Select and certain of its subsidiaries, including SES Holdings, entered into an Agreement and Plan of Merger (the "merger agreement") with Rockwater and Rockwater LLC, pursuant to which Select will merge with Rockwater in a stock-for-stock transaction. The merger agreement provides that (i) Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Select, will be merged with and into Rockwater, with Rockwater continuing as the surviving entity as a wholly owned subsidiary of Select (the "corporate merger"), and (ii) Raptor Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of SES Holdings, will be merged with and into Rockwater LLC, with Rockwater LLC continuing as the surviving entity as an indirect wholly owned subsidiary of SES Holdings (the "LLC merger" and together with the corporate merger, the "mergers").

        Under the terms of the merger agreement and at the effective time of the corporate merger, subject to certain exceptions, (i) each share of Rockwater's Class A common stock then outstanding will be converted into the right to receive a number of shares of Select's Class A common stock equal to the exchange ratio, (ii) each share of Rockwater's Class A-1 common stock then outstanding will be converted into the right to receive a number of shares of Select's Class A-2 common stock equal to the exchange ratio, and (iii) each share of Rockwater's Class B Common Stock then outstanding will be converted into the right to receive a number of shares of Select's Class B common stock equal to the exchange ratio. Under the terms of the merger agreement and at the effective time of the LLC merger, subject to certain exceptions, each unit of Rockwater LLC then outstanding (including Rockwater LLC units held by Rockwater) will be converted into the right to receive a number of units in SES Holdings equal to the exchange ratio. Following the consummation of the mergers, Select will file a registration statement covering Select's newly issued Class A-2 common shares to be issued to the existing holders of Rockwater's Class A-1 common stock. As soon as such registration statement becomes effective, such Class A-2 common shares will automatically convert to Class A common shares of Select.

        Upon completion of the mergers, the Company expects that current Select stockholders will own approximately 64.4% of the combined company and current Rockwater stockholders will own approximately 35.6% of the combined company, with a total of 106.7 million Select common shares expected to be outstanding.

        Simultaneously with the execution of the merger agreement, Select Energy Services, LLC, a subsidiary of Select, entered into a debt commitment letter with Wells Fargo Bank, N.A. for a senior secured credit facility with a maximum credit amount not to exceed $150.0 million for the purposes of, among other things, (i) refinancing certain of Select Energy Services, LLC's and Rockwater's indebtedness, if any, (ii) funding fees and expenses associated with the credit facility and the mergers and (iii) financing the ongoing general corporate needs of Select Energy Services, LLC. Select Energy Services, LLC will have the option to increase the maximum amount under the senior secured credit facility by $150.0 million during the first three years following closing, and by an additional $150.0 million during the first three years following the day after closing. The credit facility will be subject to a customary borrowing base based on the receivables and inventory of Select Energy Services, LLC and its subsidiaries.

        At the effective time of the corporate merger, each outstanding option to purchase shares of Rockwater Class A common stock will be converted into an option to acquire, on the same terms and conditions as were applicable to such Rockwater stock option immediately prior to the effective time of the corporate merger, the number of shares of Select Class A common stock determined by multiplying

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 1. Description of the Mergers and Merger-related Transactions (Continued)

the number of shares of Rockwater Class A common stock subject to such Rockwater stock option as of immediately prior to the effective time of the corporate merger by the exchange ratio, at an exercise price per share of Select Class A common stock equal to the exercise price per share of Rockwater Class A common stock under such Rockwater stock option divided by the exchange ratio.

        Additionally, at the effective time of the corporate merger, each outstanding restricted stock award of Rockwater Class A common stock that is outstanding immediately prior to the effective time of the corporate merger will cease to represent Rockwater Class A common stock and will be converted into a new award of restricted shares, subject to the same terms and conditions as were applicable to such Rockwater restricted stock award prior to the effective time of the corporate merger, equal to the number of shares of Select Class A common stock determined by multiplying the number of shares of Rockwater Class A common stock subject to such Rockwater restricted stock award as of immediately prior to the effective time of the corporate merger by the exchange ratio. Subject to certain NYSE restrictions, the shares available under the Rockwater equity plan as of the effective time of the corporate merger (as appropriately adjusted to reflect the exchange ratio) may be used for post-transaction grants under the Select Energy Services, Inc. 2016 Equity Incentive Plan.

Note 2. Basis of Presentation

        The accompanying unaudited pro forma condensed combined financial statements have been prepared using and should be read in conjunction with the respective unaudited consolidated financial statements of both Select and Rockwater as of and for the six months ended June 30, 2017, and the audited historical financial statements of Select and Rockwater as of and for the year ended December 31, 2016. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies that may result from the mergers.

        The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 combines the consolidated statement of operations of Select and the consolidated statement of operations of Rockwater, as adjusted on a pro forma basis for the Rockwater 144A Offering and the Crescent Acquisition, for the six months ended June 30, 2017, to reflect the mergers as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 is further adjusted to give effect to the following equity transactions as if they had occurred on January 1, 2016: Select's issuance of the Predecessor's units; Select's reorganization and the Select 144A Offering; the IPO; and the conversion of Select's shares of Class A-1 common stock to shares of Class A common stock as a result of the effectiveness of a shelf registration statement registering such shares for resale.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the consolidated statement of operations of Select and the consolidated statement of operations of Rockwater, as adjusted on a pro forma basis for the Rockwater 144A Offering and the Crescent Acquisition, for the year ended December 31, 2016, to reflect the mergers as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined statement of operations is further adjusted to give effect to the following equity transactions as if they had occurred on January 1, 2016: Select's issuance of the Predecessor's units; Select's reorganization and the Select

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Basis of Presentation (Continued)

144A Offering; the IPO; and the conversion of Select's shares of Class A-1 common stock to shares of Class A common stock as a result of the effectiveness of a shelf registration statement registering such shares for resale.

        The unaudited pro forma condensed combined balance sheet combines the consolidated balance sheet of Select and the consolidated balance sheet of Rockwater as of June 30, 2017 to reflect the mergers and merger-related transactions as if they had occurred on June 30, 2017.

        The accompanying unaudited pro forma condensed combined financial statements of the combined company have been prepared in accordance with GAAP. The mergers will be accounted for as a business combination, with Select treated as the "acquirer" and Rockwater treated as the "acquired" company for financial reporting purposes.

        The unaudited consolidated condensed financial statements of Rockwater have been adjusted to reflect certain reclassifications in order to conform to Select's financial statement presentation.

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustment

        The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $567.9 million and results in goodwill of approximately $246.7 million.

        The purchase price will be computed using the per share value of Select Class A common stock as of the completion of the mergers. Therefore, the estimated purchase price will fluctuate with the market price of Select's Class A common stock until the completion of the mergers. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined balance sheet.

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustment (Continued)

        The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information:

Preliminary Purchase Consideration
(in thousands, except share and per share data)
Corporate merger consideration
Rockwater shares subject to exchange
Class A-1 common stock	8,797,500
Class A common stock	34,311,111
Class B common stock	5,693,258

Total Rockwater shares subject to exchange as of June 30, 2017	48,801,869
Exchange ratio	0.7777
Select shares issued:
Class A-2 common stock	6,841,816
Class A common stock	26,683,751
Class B common stock	4,427,647

Total Select shares issued for consideration for the corporate merger	37,953,214
LLC merger consideration
Rockwater units subject to exchange as of June 30, 2017	5,693,258
Exchange ratio	0.7777

Total SES Holdings units issued for consideration for the LLC merger	4,427,647
Value per share of Select's Class A common stock as of September 1, 2017(1)	$14.50
Total consideration for the corporate merger and LLC merger
Class A-2 common stock	$99,206
Class A common stock	386,914
Class B common stock and SES Holdings units	64,201
Fair value of previously held interest in Rockwater	2,080
Fair value of Rockwater share-based awards attributed to pre-acquisition service(2)	15,492

Total purchase consideration	$567,893

(1)
The value per share of Select's Class A common stock has been used to approximate the value of shares of Class A-2 common stock and the value of the joint issuance of Class B common stock of Select and units of SES Holdings. Select's management notes that shares of Class A-2 common stock will automatically convert into shares of Class A common stock upon the effectiveness of a shelf registration statement registering such shares for resale. Additionally, each share of Class B common stock of Select and a corresponding unit of SES Holdings are exchangeable for a share of Class A common stock of Select. Due to the conversion and exchange features of these instruments, the value per share of Select's Class A common stock was determined by Select's management to be an appropriate proxy for the value of these instruments.

(2)
The consideration transferred related to Select's obligation to exchange Rockwater's outstanding share-based awards was determined based on the portion of the fair value of the acquiree's awards attributable to pre-acquisition service.

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustment (Continued)

        The total purchase consideration of $567.9 million was allocated to the pro forma assets acquired and liabilities assumed based on a preliminary estimate of their fair values as if the mergers had taken place on June 30, 2017.

        A 25% fluctuation in the market price of shares of Select Class A common stock would affect the value of the consideration by approximately $138.1 million with a corresponding change to goodwill related to the mergers.

        The unaudited pro forma condensed combined balance sheet reflects the following adjustments:

        3(a) Simultaneously with the execution of the merger agreement, Select Energy Services, LLC entered into a debt commitment letter with Wells Fargo Bank, N.A. for a new senior secured credit facility to replace its current revolving credit facility. Select will use cash on hand and borrowings under this new credit facility to pay off the then outstanding Rockwater debt and terminate the Rockwater credit facility. The following table summarizes the impact of these adjustments on the unaudited condensed combined pro forma balance sheet.

(in thousands)
Historical Select and Rockwater cash	$53,250
Plus:
Assumed borrowings under new Select senior secured credit facility	20,000
Less:
Paydown of Rockwater senior secured credit facility	(63,677)
Payment of estimated debt issuance costs	(2,925)
Cash adjustment related to divestiture of subsidiary	(563)

Pro forma Select cash	$6,085

Adjustments to expense historical Select and Rockwater debt issuance costs:
Prepaid expenses and other current assets	$(1,242)
Other assets	(4,382)
Adjustments to capitalize net debt issuance costs:
Other assets	2,925

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustment (Continued)

        3(b) The following table presents the adjustments to the unaudited pro forma condensed combined balance sheet to give effect to the divestiture of certain Rockwater assets and liabilities prior to the mergers in accordance with Section 5.21 of the merger agreement (the "required sale"):

(in thousands)
Assets:
Cash and cash equivalents	$(563)
Accounts receivable trade	(7,153)
Allowance for doubtful accounts	315
Prepaid expenses and other current assets	(71)
Property and equipment	(265)
Accumulated depreciation	250
Liabilities and equity:
Accounts payable	(585)
Accrued insurance	(59)
Accrued expenses and other current liabilities	(1,051)
Equity	(5,792)

        3(c) Reflects adjustments for the write-off of $1.0 million of related transaction costs that were capitalized within other assets.

        3(d) Adjustments were recorded to reflect the Rockwater assets acquired and liabilities assumed at fair value based on the preliminary allocation of purchase consideration as shown below.

(in thousands)
Total estimated consideration transferred	$567,893

Working capital	103,989
Property and equipment	166,181
Intangible assets	137,261
Other long-term assets	1,264
Long-term debt	(63,677)
Long-term capital lease obligations	(2,198)
Deferred tax liabilities	(18,695)
Other long-term liabilities	(2,917)

Net assets acquired	321,208

Goodwill	$246,685

        3(e) As of June 30, 2017, Select owned 184,485 shares of Rockwater Class A common stock. In connection with the mergers, Select remeasured its previously held interest in Rockwater to fair value

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustment (Continued)

and the resulting gain of $1.0 million was included as a pro forma adjustment within retained earnings (accumulated deficit) of the unaudited pro forma condensed combined balance sheet.

(in thousands, except share and per share data)
Shares of Rockwater Class A common stock previously held by Select	184,485
Exchange ratio	0.7777

Exchange adjusted shares previously held	143,474
Value per share of Select's Class A common stock as of September 1, 2017(1)	$14.50
Fair value of previously held interest in Rockwater	2,080
Less: book value of previously held interest in Rockwater	1,100

Gain on remeasurement of previously held interest	$980

(1)
Refer to note in Purchase Consideration table above

        3(f)  Reflects adjustments to separately present Select's deferred tax liabilities of $0.2 million. Fair value adjustments to identifiable assets and liabilities associated with the mergers result in an increase in deferred tax assets at the consolidated entity. However, the tax benefits of deferred tax assets are only recorded as an asset to the extent that management assesses the utilization of such assets to be more likely than not. When the future utilization of some portion of deferred tax assets is determined not to be more likely than not, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Select's management's assessment of additional pro forma deferred tax assets has resulted in the recording of a valuation allowance to fully offset deferred tax assets related to pro forma adjustments for the mergers.

        3(g) Reflects adjustments to eliminate Rockwater's historical equity in exchange for the issuance of 6,841,816 shares of Select Class A-2 common stock; 26,683,751 shares of Select Class A common stock; and 4,427,647 shares of Select Class B common stock.

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

        The unaudited pro forma condensed combined statements of operations reflect the following adjustments:

Pro forma Rockwater adjustments

        4(a) The following table presents the adjustments to Rockwater's consolidated statements of operations to give pro forma effect to the Crescent Acquisition, including an adjustment to eliminate the nonrecurring historical deferred income tax benefit of $14.4 million recognized upon assuming a deferred income tax liability and resulting in a reduction of the valuation allowance on Rockwater's

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments (Continued)

deferred income tax assets which was recognized as a deferred income tax benefit during the six months ended June 30, 2017:

	For the six months ended June 30, 2017	For the year ended December 31, 2016
	(in thousands)
Water solutions revenue	$32,608	$91,841
Water solutions costs of revenue	27,024	78,759
Depreciation and amortization—cost of revenue	1,405	13,692
Selling, general, and administrative	2,301	11,176
Depreciation and amortization—operating expense	2,447	9,963
Loss (gain) on disposal of property and equipment	(85)	136
Interest expense, net	(530)	(2,006)
Tax expense	(14,407)	(729)

Total pro forma impact on net income (loss)	$(15,421)	$(24,620)

        4(b) The following table presents the adjustments to Rockwater's consolidated statements of operations to give pro forma effect to the Rockwater 144A Offering:

	For the six months ended June 30, 2017	For the year ended December 31, 2016
	(in thousands)
Selling, general and administrative	$(1,944)	$—
Interest expense, net	865	5,689

Total pro forma impact on net income (loss)	$2,809	$5,689

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments (Continued)

Pro forma adjustments for mergers and merger-related transactions

        4(c) The following table presents the adjustments to the unaudited pro forma condensed combined statements of operations to give effect to the required sale:

	For the six months ended June 30, 2017	For the year ended December 31, 2016
	(in thousands)
Water solutions revenue	$(24,300)	$(29,447)
Water solutions costs of revenue	(21,593)	(25,782)
Selling, general, and administrative	(1,187)	(2,581)
Depreciation and amortization—operating expense	(923)	(2,120)
Interest expense, net	(1)	1
Tax expense	24	32

Total pro forma impact on net income (loss)	$(574)	$1,069

        4(d) Reflects adjustments to reduce depletion, depreciation and amortization ("DD&A") directly attributable to costs of revenues of $1.2 million and $11.2 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively, after calculation of the estimated pro forma DD&A expense as a result of the fair value adjustments to Rockwater's property, plant, and equipment and intangible assets.

        4(e) Reflects adjustments to eliminate transaction expenses of $0.8 million recorded during the six months ended June 30, 2017.

        4(f)  Reflects adjustments to reduce DD&A related to operating expenses of $0.3 million and $3.1 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively, after calculation of the estimated pro forma DD&A expense as a result of the fair value adjustments to Rockwater's property, plant, and equipment and intangible assets.

        4(g) Reflects adjustments to eliminate interest expense of $1.9 million and $3.2 million for the six months ended June 30, 2017 and December 31, 2016, respectively, related to the paydown and elimination of Rockwater's debt. Further, these adjustments reflect Select's entry into and assumed drawdown of a new senior secured credit facility on a pro forma basis. Pro forma interest expense assumes a $202.3 million borrowing base under the new senior secured credit facility and the amortization of new debt issuance costs of $2.9 million.

        4(h) The pro forma adjustments within the unaudited pro forma condensed combined statements of operations related to the mergers and other pro forma adjustments related to Select's equity transactions do not impact pro forma tax benefit (expense) as these changes to the net operating loss result in adjustments to the deferred tax asset which are offset in full by changes to the associated valuation allowance as management reduces deferred tax assets to amounts considered more likely than not to be realized.

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments (Continued)

Other pro forma adjustments

        4(i)  Reflects adjustments to eliminate historical Select interest expense of $1.4 million and $16.1 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, related to the paydown of historical outstanding debt as a result of giving pro forma effect to the above noted Select equity transactions during the periods presented.

        4(j)  Represents adjustments to noncontrolling interest of $(0.2) million and $148.7 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively, as a result of adjustments to pro forma net (loss) income and adjustments related to the mergers and merger-related transactions as well as other equity-related pro forma adjustments.

        4(k) Represents adjustments to eliminate the net loss attributable to the Predecessor to give pro forma effect to the Select 144A Offering.

Adjustments to weighted average shares outstanding

        4(l)  Reflects adjustments to weighted average shares outstanding, including:

  1.
  Adjustment to outstanding shares of Select Class A-1 common stock for the conversion of Select's Class A-1 common stock to shares of Class A common stock as a result of the effectiveness of a shelf registration statement registering such shares for resale on a pro forma basis.

  2.
  Adjustment to outstanding shares of Select Class A-2 common stock to reflect the issuance of shares of Class A-2 common stock to the existing shareholders of Rockwater Class A-1 common stock as a result of the mergers on a pro forma basis.

  3.
  Adjustment to outstanding shares of Select Class A common stock for the six months ended June 30, 2017 for issuances of shares of Class A common stock, including: the issuance of the Predecessor's equity units, the IPO, and to the existing shareholders of Rockwater Class A common stock as a result of the mergers on a pro forma basis.

  4.
  Adjustment to outstanding shares of Select Class A common stock for the year ended December 31, 2016 for issuances of shares of Class A common stock, including: the issuance of the Predecessor's equity units, Select's reorganization and the Select 144A Offering, the IPO, and to the existing shareholders of Rockwater Class A common stock as a result of the mergers on a pro forma basis.

  5.
  Adjustment to outstanding shares of Select Class B common stock for the issuance of shares of Class B common stock to the existing shareholders of Rockwater Class B common stock as a result of the mergers on a pro forma basis.

SELECT ENERGY SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Items Not Included

        The following impacts, which could be material, related to the mergers are not included or provided for in the unaudited pro forma condensed combined statements of operations or in the unaudited pro forma condensed combined balance sheet:

  •
  Estimated transaction costs that are non-recurring, directly attributable to the mergers.

  •
  Costs that may be incurred in connection with the integration of Select and Rockwater, including professional fees and consultants, would not be considered factually supportable.

  •
  Other appropriate adjustments to the purchase price allocation which will be refined and recorded as more information becomes available.

        The unaudited pro forma condensed combined statements of operations also do not reflect any revenue or cost synergies expected to be realized in connection with the mergers.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$52,777	$40,041
Accounts receivable trade, net of allowance for doubtful accounts of $2,517 and $2,144, respectively	129,539	75,892
Accounts receivable, related parties	389	135
Inventories	691	1,001
Prepaid expenses and other current assets	7,781	7,586

Total current assets	191,177	124,655

Property and equipment	789,924	739,386
Accumulated depreciation	(519,080)	(490,519)

Property and equipment, net	270,844	248,867

Goodwill	23,278	12,242
Other intangible assets, net	35,380	11,586
Other assets	7,922	7,716

Total assets	$528,601	$405,066

Liabilities and Equity
Current liabilities
Accounts payable	$12,122	$10,796
Accounts payable and accrued expenses, related parties	846	648
Accrued salaries and benefits	2,499	2,511
Accrued insurance	9,136	10,338
Accrued expenses and other current liabilities	30,378	22,091

Total current liabilities	54,981	46,384

Accrued lease obligations	17,029	15,946
Other long term liabilities	7,726	8,028
Long-term debt, net of current maturities	—	—

Total liabilities	79,736	70,358

Commitments and contingencies (Note 8)
Class A-1 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017; 16,100,000 shares issued and outstanding as of December 31, 2016	—	161
Class A common stock, $0.01 par value; 250,000,000 shares authorized and 30,311,340 shares issued and outstanding as of June 30, 2017; 3,802,792 shares issued and outstanding as of December 31, 2016	303	38
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 38,462,541 shares issued and outstanding as of June 30, 2017 and December 31, 2016	385	385
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Additional paid-in capital	204,295	113,175
Accumulated deficit	(9,431)	(1,043)

Total stockholders' equity	195,552	112,716

Noncontrolling interests	253,313	221,992

Total equity	448,865	334,708

Total liabilities and equity	$528,601	$405,066

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share data)

	Six Months Ended June 30,
	2017	2016
Revenue
Water solutions	$186,189	$112,182
Accommodations and rentals	22,842	13,747
Wellsite completion and construction services	25,343	15,829

Total revenue	234,374	141,758
Costs of revenue
Water solutions	138,649	94,657
Accommodations and rentals	18,722	10,558
Wellsite completion and construction services	21,267	13,518
Depreciation and amortization	43,724	52,261

Total costs of revenue	222,362	170,994

Gross profit (loss)	12,012	(29,236)
Operating expenses
Selling, general and administrative	33,211	17,164
Depreciation and amortization	937	1,281
Impairment of goodwill and other intangible assets	—	138,666
Impairment of property and equipment	—	60,026
Lease abandonment costs	2,281	—

Total operating expenses	36,429	217,137

Loss from operations	(24,417)	(246,373)
Other income (expense)
Interest expense, net	(1,401)	(7,449)
Other income, net	3,016	157

Loss before tax expense	(22,802)	(253,665)
Tax benefit (expense)	32	(366)

Net loss	(22,770)	(254,031)
Less: Net loss attributable to Predecessor	—	250,428
Less: Net loss attributable to noncontrolling interests	14,382	3,603

Net loss attributable to Select Energy Services, Inc.	$(8,388)	$—

Allocation of net loss attributable to:
Class A-1 stockholders	$(5,188)
Class A stockholders	(3,200)
Class B stockholders	—

	$(8,388)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	14,587,845

Class A—Basic & Diluted	8,999,294

Class B—Basic & Diluted	38,462,541

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.36)

Class A—Basic & Diluted	$(0.36)

Class B—Basic & Diluted	$—

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2017	2016
Net loss	$(22,770)	$(254,031)
Other comprehensive income (loss)
Interest rate derivatives designated as cash flow hedges
Unrealized holding loss arising during period	—	(106)
Net amount reclassified to earnings	—	113

Net change in unrealized gain (loss)	—	7

Comprehensive loss	(22,770)	(254,024)
Less: Comprehensive loss attributable to Predecessor	—	250,421
Less: Comprehensive loss attributable to noncontrolling interests	14,382	3,603

Comprehensive loss attributable to Select Energy Services, Inc.	$(8,388)	$—

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(unaudited)

(in thousands, except share data)

	Class A-1 Stockholders		Class A Stockholders		Class B Stockholders		Preferred Stockholders
	Shares	Class A-1 Common Stock	Shares	Class A Common Stock	Shares	Class B Common Stock	Shares	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity	Noncontrolling Interests	Total
Balance as of December 31, 2016	16,100,000	$161	3,802,972	$38	38,462,541	$385	—	$—	$113,175	$(1,043)	$112,716	$221,992	$334,708
Conversion of Class A-1 to Class A	(16,100,000)	(161)	16,100,000	161	—	—	—	—	—	—	—	—	—
Issuance of shares for acquisition	—	—	403,368	4	—	—	—	—	3,301	—	3,305	4,195	7,500
Issuance of shares for initial public offering	—	—	10,005,000	100	—	—	—	—	87,276	—	87,376	41,128	128,504
Equity-based compensation	—	—	—	—	—	—	—	—	543	—	543	689	1,232
Noncontrolling interest in subsidiary	—	—	—	—	—	—	—	—	—	—	—	(309)	(309)
Net loss	—	—	—	—	—	—	—	—	—	(8,388)	(8,388)	(14,382)	(22,770)

Balance as of June 30, 2017	—	$—	30,311,340	$303	38,462,541	$385	—	$—	$204,295	$(9,431)	$195,552	$253,313	$448,865

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net loss	$(22,770)	$(254,031)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	44,661	53,542
(Gain) loss on disposal of property and equipment	(2,919)	462
Bad debt expense	708	345
Amortization of debt issuance costs	618	1,364
Equity-based compensation	1,232	318
Other operating items	(237)	197,887
Changes in operating assets and liabilities
Accounts receivable	(47,998)	24,446
Prepaid expenses and other assets	(830)	(1,593)
Accounts payable and accrued liabilities	3,525	(11,763)

Net cash (used in) provided by operating activities	(24,010)	10,977

Cash flows from investing activities
Acquisitions, net of cash received	(55,507)	—
Purchase of property, equipment, and intangible assets	(41,680)	(26,009)
Proceeds received from sale of property and equipment	5,738	6,277

Net cash used in investing activities	(91,449)	(19,732)

Cash flows from financing activities
Proceeds from revolving line of credit	34,000	8,500
Payments on long-term debt	(34,000)	(13,250)
Payment of debt issuance costs	—	(376)
Proceeds from initial public offering	140,070	—
Payments incurred for initial public offering	(11,566)	—
Member (distributions) contributions	(309)	212

Net cash provided by (used in) financing activities	128,195	(4,914)

Net increase (decrease) in cash and cash equivalents	12,736	(13,669)
Cash and cash equivalents, beginning of period	40,041	16,305

Cash and cash equivalents, end of period	$52,777	$2,636

Supplemental cash flow disclosure:
Cash paid for interest	$849	$6,123

Cash paid for taxes	$27	$610

Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$4,961	$69

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1—BUSINESS AND BASIS OF PRESENTATION

        Description of the business:    Select Energy Services, Inc. ("Select Energy Services" or "the Company") was incorporated as a Delaware corporation on November 21, 2016. The Company is a holding company whose sole material asset consists of a membership interest in SES Holdings, LLC ("SES Holdings" or the "Predecessor"). SES Holdings was formed in July 2008 and in October 2008, members of Select Energy Services, LLC ("Select"), formerly known as Peak Oilfield Services, LLC ("Peak"), a Delaware limited liability company formed in December 2006, transferred all interests in Select to SES Holdings in exchange for membership interests in SES Holdings and Select became a wholly-owned subsidiary of SES Holdings.

        Select Energy Services is an oilfield services company that provides water solutions to the U.S conventional oil and natural gas industry. The Company offers water-related services that support oil and gas well completion and production activities including sourcing, transfer, containment, monitoring, treatment, flowback, hauling and disposal in the U.S. shale basins. These services establish and maintain the flow of oil and natural gas throughout the productive life of a horizontal well.

        The Company also operates a wellsite services group as a part of its total water solutions offering. These services include equipment rental, accommodations, crane and logistics services, wellsite and pipeline construction, and field services. The Company conducts its wellsite services activities on a third-party contractual basis unrelated to its water-related services.

        Reorganization:    On December 20, 2016, Select Energy Services completed a private placement of 16,100,000 shares of Class A-1 common stock (the "144A Offering") at an offering price of $20.00 per share. In conjunction with the 144A Offering, SES Holdings' then existing Class A and Class B units were converted into a single class of common units (the "SES Holdings LLC Units") and SES Holdings effected a 10.3583 for 1 unit split. In exchange for the contribution of all net proceeds from the 144A Offering to SES Holdings, SES Holdings issued 16,100,000 SES Holdings LLC Units to Select Energy Services, and Select Energy Services became the sole managing member of SES Holdings. Select Energy Services issued 38,462,541 shares of Class B common stock to the other member of SES Holdings, SES Legacy Holdings, LLC ("Legacy Owner Holdco"), or one share for each SES Holdings LLC Unit held by Legacy Owner Holdco. The Company also acquired 3,802,972 SES Holdings LLC Units from certain legacy owners (the "Contributing Legacy Owners") in exchange for the issuance of 3,802,972 shares of Class A common stock. Shareholders of Class A-1, Class A, and Class B common stock vote together as a single class on all matters, subject to certain exceptions in our amended and restated certificate of incorporation. Shareholders of Class B common stock have voting rights only and are not entitled to an economic interest in Select Energy Services based on their ownership of Class B common stock. The reorganization transactions were treated as a combination of entities under common control with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests. Unless otherwise stated or the context otherwise indicates, all references to the "Company" or similar expressions for time periods prior to the reorganization and 144A Offering transactions refer to SES Holdings and its subsidiaries. For time periods subsequent to the reorganization and 144A Offering transactions, these terms refer to Select Energy Services, Inc. and its subsidiaries.

        Initial Public Offering:    On April 26, 2017, the Company completed its initial public offering ("IPO") of 8,700,000 shares of Class A common stock at a price of $14.00 per share. On May 10, 2017,

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 1—BUSINESS AND BASIS OF PRESENTATION (Continued)

the underwriters of the IPO exercised their over-allotment option to purchase an additional 1,305,000 shares of Class A common stock at the IPO price of $14.00 per share. After deducting underwriting discounts and commissions and estimated offering expenses payable by us, we received approximately $128.5 million of the aggregate net proceeds from the IPO (including the over-allotment option). We contributed all of the net proceeds received by us to SES Holdings in exchange for SES Holdings LLC Units. SES Holdings used the net proceeds in the following manner: (i) $34.0 million was used to repay borrowings incurred under our Credit Facility to fund the cash portion of the purchase price of the GRR Acquisition, as defined below, (ii) $7.8 million was used for the cash settlement of outstanding phantom unit awards and (iii) the remaining net proceeds are intended to be used for general corporate purposes, including funding our 2017 budgeted capital expenditures.

        Credit Facility:    Concurrent with the closing of the 144A Offering, the Company repaid all of its outstanding indebtedness and amended its Credit Facility to reduce the total commitment of its revolving line of credit to $100.0 million. See Note 7—Debt for further discussion.

        Exchange rights:    Under the Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings (the "SES Holdings LLC Agreement"), Legacy Owner Holdco has the right (an "Exchange Right") to cause SES Holdings to acquire all or a portion of its SES Holdings LLC Units for, at SES Holdings' election, (i) shares of the Company's Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions or (ii) cash in an amount equal to the Cash Election Value (as defined within the SES Holdings LLC Agreement) of such Class A common stock. Alternatively, upon the exercise of any Exchange Right, the Company will have the right (the "Call Right") to acquire the tendered SES Holdings LLC Units from the exchanging unitholder for, at its election, (i) the number of shares of Class A common stock the exchanging unitholder would have received under the exchange Right or (ii) cash in an amount equal to the Cash Election Value of such Class A common stock. In connection with any exchange of SES Holdings LLC Units pursuant to an Exchange Right or Call Right, the corresponding number of shares of the Company's Class B common stock will be cancelled.

        Registration rights:    In December 2016, in connection with the closing of the 144A Offering, Select Energy Services entered into a registration rights agreement with FBR Capital Markets & Co. for the benefit of the investors in the 144A Offering. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, in no event later than April 30, 2017, a shelf registration statement registering for resale the 16,100,000 shares of the Company's Class A common stock issuable upon conversion of the Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 60 days after the closing of the Company's IPO. The Company filed this registration statement with the SEC on April 28, and this registration statement was declared effective by the SEC on June 13, 2017. Accordingly, each share of Class A-1 common stock outstanding automatically converted into a share of Class A common stock on a one-for-one basis at that time. In addition, Legacy Owner Holdco has the right, under certain circumstances, to cause the Company to register the shares of Class A common stock obtained pursuant to the Exchange Right.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 1—BUSINESS AND BASIS OF PRESENTATION (Continued)

        Tax receivable agreement:    Concurrent with the closing of the 144A Offering, the Company entered into two tax receivable agreements with Legacy Owner Holdco and certain legacy owners of SES Holdings. See Note 12—Related Party Transactions for further discussion.

        Basis of presentation:    The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and pursuant to the rules and regulations of the SEC. These unaudited interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all disclosures required for financial statements prepared in conformity with GAAP. Accordingly, the accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the Company's consolidated financial statements for the years ended December 31, 2016 and 2015 included in the Final Prospectus. The consolidated financial statements include the accounts of Select Energy Services and all of its majority-owned or controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        In the opinion of management, all adjustments which are of a normal recurring nature and considered necessary for a fair presentation of our interim financial statements have been included in these unaudited interim consolidated financial statements. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017.

        The Company's historical financial statements prior to the 144A Offering and reorganization transactions are prepared using SES Holdings' historical basis in the assets and liabilities, and include all revenues, costs, assets and liabilities attributed to SES Holdings.

        For investments in subsidiaries that are not wholly-owned, but where the Company exercises control, the equity held by the minority owners and their portion of net income or loss are reflected as noncontrolling interests. Investments in entities in which Select Energy Services exercises significant influence over operating and financial policies are accounted for using the equity method, and investments in entities for which the Company does not have significant control or influence are accounted for using the cost method.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

        Significant accounting policies:    Our significant accounting policies are disclosed in Note 2 of the consolidated financial statements for the years ended December 31, 2016 and 2015 included in the Final Prospectus. There have been no changes in such policies or the application of such policies during the quarter ended June 30, 2017.

        Use of estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On an ongoing basis, the Company evaluates its estimates, including those related to recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, uncollectible accounts receivable, income taxes, self-insurance liabilities, share-based compensation and contingent liabilities. The Company bases its estimates on historical and other pertinent information that are believed to be reasonable under the circumstances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

        Emerging Growth Company status:    Under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), we are an "emerging growth company," which allows us to have an extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. We intend to take advantage of all of the reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply immediately with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

        Recent accounting pronouncements:    In May 2014, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), outlining a comprehensive new revenue recognition standard that will supersede ASC 605, Revenue Recognition. The new accounting guidance creates a framework under which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and determining when an entity satisfies its performance obligations. The standard allows for either "full retrospective" adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up as of the current period. In August 2015, the FASB decided to defer the original effective date by one year. As long as the Company is an EGC and able to utilize the extended transition period for new accounting pronouncements, this guidance will be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures and has not yet determined the method by which it will adopt the standard.

        In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and may be applied either prospectively or retrospectively. The Company prospectively adopted this guidance during the six months ended June 30, 2017. Prior periods were not retrospectively adjusted. As the Company's deferred tax assets and liabilities are all noncurrent, the adoption did not result in a change to the consolidated financial statements and related disclosures.

        In February 2016, the FASB issued ASU 2016-02, Leases, which introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB's new revenue recognition standard. However, the ASU eliminates the use of bright-line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, using a modified retrospective approach. Early adoption is permitted. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, that provides a new requirement to record all of the tax effects related to share-based payments at settlement (or expiration) through the income statement. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, and distributions received from equity method investees. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this ASU should be applied using a retrospective approach. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2019. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. This pronouncement removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This pronouncement is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this ASU should be applied using a prospective approach. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In May 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting. This pronouncement provides guidance about which changes to the terms and conditions of a share-based payment award require an entity to apply modification accounting in ASC 718. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The pronouncement should be applied prospectively to an award modified on or after the adoption date. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

NOTE 3—ACQUISITIONS

        On March 10, 2017, the Company completed its acquisition (the "GRR Acquisition") of Gregory Rockhouse Ranch, Inc. and certain other affiliated entities and assets (collectively, the "GRR Entities"). The GRR Entities provide water and water-related services to E&P companies in the Permian Basin and own and have rights to a vast array of fresh, brackish and effluent water sources with access to significant volumes of water annually and water transport infrastructure, including over 900 miles of temporary and permanent pipeline infrastructure and related storage facilities and pumps, all located in the northern Delaware Basin portion of the Permian Basin.

        The total consideration for the GRR Acquisition was $56.8 million, with $51.3 million paid in cash and $5.5 million paid in shares of Class A common stock valued at $20.00 per share, subject to customary post-closing adjustments. The Company funded the cash portion of the consideration for the GRR Acquisition with $17.3 million of cash on hand and $34.0 million of borrowings under the Company's Credit Facility. For the six months ended June 30, 2017, the Company expensed $1.0 million of transaction-related costs. The GRR Acquisition is being accounted for as a business combination under the acquisition method of accounting. The preliminary allocation of the consideration transferred is based on management's estimates, judgments and assumptions. When determining the fair values of assets acquired and liabilities assumed, management made significant estimates, judgments, and assumptions. These estimates, judgments and assumptions are subject to change upon final valuation and should be treated as preliminary values. Management estimated that consideration paid exceeded the fair value of the net assets acquired. Therefore, goodwill of $11.0 million was recorded. The goodwill recognized is primarily attributable to synergies related to the Company's comprehensive water solutions strategy that are expected to arise from the GRR Acquisition and is attributable to the Company's Water Solutions segment. The assets acquired and liabilities assumed and the results of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 3—ACQUISITIONS (Continued)

operations of the acquired business are included in the Company's Water Solutions segment. The following table summarizes the consideration transferred and the estimated fair value of identified assets acquired and liabilities assumed at the date of acquisition:

Preliminary purchase price allocation	Amount
(in thousand)
Consideration transferred
Cash paid	$51,303
Class A common stock issued	5,500

Total consideration transferred	56,803

Less: identified assets
Working capital	6,000
Fixed assets	13,225
Customer relationship intangible assets	21,392
Other intangible assets	5,150

Total identified assets	45,767

Goodwill	$11,036

        The GRR Acquisition contributed revenue and net income of $11.1 million and $1.7 million, respectively, to the consolidated results of the Company from the date of acquisition through June 30, 2017. The following unaudited consolidated pro forma information is presented as if the GRR Acquisition had occurred on January 1, 2016:

	Pro Forma
	Six Months Ended June 30,
	2017	2016
	(unaudited)
	(in thousands)
Revenue	$239,980	$152,894
Net loss	$(22,137)	$(254,543)
Less: net loss attributable to noncontrolling interests(1)	13,962	168,196

Net loss attributable to Select Energy Services, Inc.(1)	$(8,175)	$(86,347)

(1)
The allocation of net loss attributable to noncontrolling interests and Select Energy Services gives effect to the corporate reorganization as though the 144A Offering occurred as of January 1, 2016. However, the calculation of pro forma net loss does not give effect to any other pro forma adjustments for the 144A Offering or the subsequent IPO.

        The unaudited pro forma amounts above have been calculated after applying the Company's accounting policies and adjusting the GRR Acquisition results to reflect the increase to depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 3—ACQUISITIONS (Continued)

and equipment and intangible assets had been applied from January 1, 2016 and other related pro forma adjustments. The pro forma amounts do not include any potential synergies, cost savings or other expected benefits of the GRR Acquisition, and are presented for illustrative purposes only and are not necessarily indicative of results that would have been achieved if the GRR Acquisition had occurred as of January 1, 2016 or of future operating performance.

        On May 30, 2017 the Company completed the acquisition of automated manifold intellectual property and related assets from Data Automated Water Systems, LLC (the "DAWS Acquisition") for $4.0 million. This acquisition was paid with $2.0 million of cash and 128,370 shares of Class A common stock valued at approximately $2.0 million. The DAWS Acquisition resulted in fixed assets of $1.8 million, patents of $1.9 million and software of $0.3 million.

        On June 21, 2017 the Company completed the acquisition of fixed assets from Tex-Star Water Services, LLC (the "TEX Acquisition") for $4.2 million in cash.

NOTE 4—EXIT AND DISPOSAL ACTIVITIES

        Due to a reduction in industry activity from 2014, the Company made the decision during the year ended December 31, 2016 to close 15 facilities and consolidate operations for the purpose of improving operating efficiencies. The Company recorded $2.3 million of charges related to exit and disposal activities and reclassified $0.2 million of deferred rent related to accrued lease obligations related to exited facilities during the six months ended June 30, 2017. The Company had a remaining balance of $20.2 million, inclusive of a short-term balance of $3.1 million in accrued expenses and other current liabilities, as of June 30, 2017 related to accrued lease obligations and terminations at exited facilities within its Water Solutions segment. As of June 30, 2017, the Company has completed its exit from underperforming facilities but will continue to make non-cancelable lease payments for related facilities through the year ended 2027. The Company's abandonment of these facilities is not a part of a formalized exit plan.

	Balance as of December 31, 2016	Provision during the six months ended June 30, 2017	Usage during the six months ended June 30, 2017	Balance as of June 30, 2017
	(in thousands)
Lease obligations and terminations	$18,000	$2,281	$1,384	$18,897
Reclassification of deferred rent	1,069			1,254

Total	$19,069			$20,151

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	(in thousands)
Land	$7,105	$8,593
Buildings and leasehold improvements	83,004	83,352
Vehicles and equipment	33,179	24,114
Machinery and equipment	551,440	534,303
Computer equipment and software	11,222	11,102
Office furniture and equipment	4,225	4,275
Disposal wells	67,566	67,566
Helicopters	497	497
Construction in progress	31,686	5,584

	789,924	739,386
Less accumulated depreciation and impairment	(519,080)	(490,519)

Total property and equipment, net	$270,844	$248,867

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        The Company had no capital lease obligations as of June 30, 2017 and December 31, 2016.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill is evaluated for impairment on at least an annual basis, or more frequently if indicators of impairment exist. The annual impairment tests are based on Level 3 inputs. The changes in the carrying amounts of goodwill by reportable segment for the six months ended June 30, 2017 and the year ended December 31, 2016 are as follows:

	Water Solutions	Wellsite Completion and Construction Services	Accommodations and Rentals	Total
	(in thousands)
Balance as of December 31, 2015	$137,534	$12,242	$995	$150,771
Impairment	(137,534)	—	(995)	(138,529)
Balance as of December 31, 2016	—	12,242	—	12,242

Additions	11,036	—	—	11,036

Balance as of June 30, 2017	$11,036	$12,242	$—	$23,278

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        The components of other intangible assets are as follows:

	June 30, 2017
	Gross Value	Accumulated Amortization	Net Value
	(in thousands)
Customer relationships	$78,218	$52,249	$25,969
Other	12,601	3,190	9,411

Total other intangible assets	$90,819	$55,439	$35,380

	December 31, 2016
	Gross Value	Accumulated Amortization	Net Value
	(in thousands)
Customer relationships	$56,826	$48,236	$8,590
Other	5,491	2,495	2,996

Total other intangible assets	$62,317	$50,731	$11,586

        Intangibles obtained through acquisitions are initially recorded at estimated fair value based on preliminary information which is subject to change until final valuations are obtained. Customer relationships and non-compete agreements are being amortized over estimated useful lives ranging from five to seven years and three to five years, respectively. Other intangible assets primarily relate to certain water rights that are amortized over estimated useful lives ranging from three to eight years. Intangible assets obtained in the GRR Acquisition consisted of customer relationships and non-compete agreements that will be amortized over estimated useful lives of thirteen and five years, respectively. As a result of the GRR Acquisition, the Company also obtained water rights totaling $3.7 million that have indefinite lives and will be evaluated periodically for impairment. The Company acquired patents as part of the DAWS Acquisition, which are being amortized over the estimated useful lives of 17 years. See Note 3—Acquisitions for further discussion.

        Amortization expense was $4.8 million and $4.6 million for the six months ended June 30, 2017 and 2016, respectively.

NOTE 7—DEBT

Credit Facility term loans and revolving line of credit

        Select Energy Services' Credit Facility, originally executed in May 2011, has been amended over time. Effective December 20, 2016, the Company amended its Credit Facility to extend the maturity date from February 28, 2018 to February 28, 2020 and reduce the revolving line of credit to $100.0 million. The agreement also amended certain financial covenants and restrictions and outlined a new pricing grid that is effective after receipt of the third quarter 2017 compliance certificate. Accrued interest is payable at the end of each quarter. The Credit Facility has a variable interest rate that ranges from either (i) the London interbank rate ("LIBOR") plus a margin for Eurodollar advances or (ii) the applicable base rate plus a margin for base rate advances based on the Company's Leverage

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 7—DEBT (Continued)

Ratio (as defined in the Credit Facility) as outlined below. In addition, a commitment fee related to the revolving line of credit is payable at the end of each calendar quarter based on a rate of 0.500% per annum on any unused portion of the commitment under the Credit Facility. Effective June 13, 2017, the Company amended its Credit Facility to permanently waive the default associated with the DAWS Acquisition. This waiver is specifically for this acquisition and does not remedy any other present or future defaults associated with the Credit Facility.

Leverage Ratio Before Receipt of Third Quarter 2017 Compliance Certificate	Eurodollar Advances	Base Rate Advances
< 4.00	4.00%	3.00%
≥ 4.00	4.50%	3.50%

Leverage Ratio After Receipt of Third Quarter 2017 Compliance Certificate	Eurodollar Advances	Base Rate Advances
< 2.00	3.00%	2.00%
≥ 2.00 < 2.50	3.25%	2.25%
≥ 2.50 < 3.00	3.50%	2.50%
≥ 3.00 < 3.50	3.75%	2.75%
≥ 3.50 < 4.00	4.00%	3.00%
≥ 4.00	4.50%	3.50%

        Select Energy Services had no debt outstanding under the revolving line of credit as of June 30, 2017 and December 31, 2016. The borrowing capacity under the revolving line of credit was reduced by outstanding letters of credit of $14.1 million as of June 30, 2017. The Company's letters of credit have a variable interest rate between 3.00% and 4.50% based on the Company's Leverage Ratio as outlined above. The unused portion of the available borrowings under the revolving line of credit was $85.9 million at June 30, 2017.

        Debt issuance costs are amortized to interest expense over the life of the debt to which they pertain. Total unamortized debt issuance costs as of June 30, 2017 were $3.3 million. As these debt issuance costs relate to a revolving line of credit, they are presented as a deferred charge within other assets on the consolidated balance sheet.

        The Company's obligations under its Credit Facility are secured by substantially all of its assets. The Credit Facility contains customary events of default and covenants and limits its ability to incur additional indebtedness, pay dividends or make other distributions, create liens and sell assets. The Company was in compliance with all debt covenants as of June 30, 2017.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Litigation

        The Company is named from time to time in various legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company does not believe the resolution of any of these proceedings would be material to its financial position or results of operations.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

General Business Risk

        As discussed in Note 1, the substantial majority of Company's customers are in the oil and gas industry. The oil and gas industry is currently facing unique challenges due to the continued volatility and depressed state of oil and gas prices.

NOTE 9—EQUITY-BASED COMPENSATION

        The SES Holdings 2011 Equity Incentive Plan, ("2011 Plan") was approved by the Predecessor's board of managers in April 2011. In conjunction with the 144A Offering, the Company adopted the Select Energy Services, Inc. 2016 Equity Incentive Plan (the "2016 Plan") for employees, consultants and directors of the Company and its affiliates. Options that were outstanding under the 2011 Plan immediately prior to the 144A Offering were cancelled in exchange for new options granted under the 2016 Plan. The maximum number of shares that may be issued pursuant to the 2016 Plan is 5,400,400 shares of Class A common stock, subject to adjustment in the event of recapitalization or reorganization, or related to forfeitures or the expiration of awards. Stock options are granted with terms not to exceed ten years. Phantom unit awards granted under the 2011 Plan, upon vesting, entitled each participant with the right to receive an amount of cash based in part on the fair market value of a share of Class A common stock on the date of the Company's IPO. Based on the fair market value of a share of the Company's Class A common stock of $14.00 on the date of the Company's initial public offering, each participant received a cash payment equal to $5.53 for each phantom unit on May 5, 2017. Refer to "Phantom Unit Awards" for details related to the payments made in respect of outstanding phantom units in connection with the Company's IPO.

Stock option awards

        Stock options were granted with an exercise price equal to or greater than the fair market value of a share of the Company's Class A common stock as of the date of grant. The Company historically valued its Class A common stock on a quarterly basis using a market approach that includes a comparison to publicly traded peer companies using earnings multiples based on their market values and a discount for lack of marketability. The fair value measurement relies on Level 3 inputs. The estimated fair value of its stock options is expensed over their vesting period, which is generally three years from the applicable date of grant. However, certain awards that were granted during 2016 in exchange for cancelled awards were immediately vested and fully exercisable on the date of grant because they were granted in exchange for the cancellation of outstanding options granted under the 2011 Plan that were fully vested and exercisable prior to such cancellation. The Company utilizes the Black-Scholes model to determine fair value, which incorporates assumptions to value equity-based awards. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. At the time of grant, there was no public market for the Company's equity. Therefore, the Company considered the historic volatility of publicly traded peer companies when determining the volatility factor. The expected life of the options was based on a formula considering the vesting period and term of the options awarded, which is generally seven to ten years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 9—EQUITY-BASED COMPENSATION (Continued)

        A summary of the Company's stock option activity and related information for the six months ended June 30, 2017 is as follows:

	For the six months ended June 30, 2017
	Equity Options	Weighted-average Exercise Price
Beginning balance	620,721	$16.50
Granted	455,130	20.00
Forfeited	(70,786)	20.00

Ending balance	1,005,065	$17.84

        The weighted-average grant date fair value of stock options granted during the six months ended June 30, 2017 was $7.85. The relevant assumptions for stock options granted during the period are as follows:

$20.00 Strike
Underlying Equity	$20.00
Strike Price	$20.00
Dividend Yield (%)	0.0%
Risk free rate (%)	1.68% - 2.00%
Volatility (%)	46.6% - 46.8%
Expected Term (Years)	4 - 6
        There was no vested stock option activity, or exercise of vested stock options, during the six months ended June 30, 2017.

        A summary of the Company's restricted stock unit activity and related information for the six months ended June 30, 2017 is as follows:

	For the six months ended June 30, 2017
	Restricted Stock	Weighted-average Grant Date Fair Value
Beginning balance	—	$—
Granted	41,117	19.91
Forfeited	(7,904)	20.00

Ending balance	33,213	$19.89

        The Company recognized approximately $1.2 million and $0.3 million of compensation expense related to stock options and restricted stock unit awards during the six months ended June 30, 2017 and 2016, respectively.

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 9—EQUITY-BASED COMPENSATION (Continued)

Phantom unit awards

        The Company's phantom unit awards are cash settled awards that were contingent upon meeting certain equity returns and a liquidation event. The settlement amount was based on the fair market value of a share of the Company's Class A common stock on the date of completion of the Company's IPO, which constituted a liquidation event with respect to such phantom unit awards. As a result of the cash-settlement feature of these awards, the Company considered these awards to be liability awards, which are measured at fair value at each reporting date and the pro rata vested portion of the award is recognized as a liability to the extent that the performance condition is deemed probable. On May 5, 2017, the Company settled its outstanding phantom unit awards for an aggregate amount equal to $7.8 million as a result of the completion of its IPO, which constituted a liquidity event with respect to such phantom unit awards. Based on the fair market value of a share of the Company's Class A common stock on the date of the IPO of $14.00, the cash payment with respect to each phantom unit was approximately $5.53, before employer taxes. The Company recognized compensation expense of $7.8 million during the six months ended June 30, 2017 related to the settlement of its phantom unit awards. As of June 30, 2017 there are no phantom units outstanding.

NOTE 10—DERIVATIVE FINANCIAL INSTRUMENTS

        The Company had variable rate debt outstanding which was subject to interest rate risk based on volatility in underlying interest rates. In April 2013, the Company entered into a pay fixed, receive variable interest rate swap, with an aggregate notional amount of $125.0 million, which the Company designated as a cash flow hedge. The derivative contract matured in April 2016. The change in value and amounts reclassified to interest expense during the six months ended June 30, 2016 were nominal. There was no activity during the six months ended June 30, 2017.

        Changes in the fair values of the Company's derivative instruments are presented on a net basis in the accompanying consolidated statements of operations. Changes in the fair value of the Company's interest rate swap derivative instruments are as follows:

Derivatives designated as cash flow hedges	For the Six Months Ended June 30, 2016
(in thousands)
Beginning fair value of interest rate swap derivative instruments	$(7)
Amount of unrealized losses recognized in OCI	(106)
Amount of gains reclassified from AOCI to earnings (effective portion)	113

Net change in fair value of interest rate swap derivative instruments	7

Ending fair value of interest rate swap derivative instruments	$—

NOTE 11—FAIR VALUE MEASUREMENT

        The Company utilizes fair value measurements to measure assets and liabilities in a business combination or assess impairment of property and equipment, intangible assets and goodwill. Fair value

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 11—FAIR VALUE MEASUREMENT (Continued)

is defined as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in an orderly transaction between market participants at the measurement date. Further, ASC 820, Fair Value Measurements, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and includes certain disclosure requirements. Fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.

        ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

  Level 1—Unadjusted quoted prices for identical assets or liabilities in active markets.

  Level 2—Quoted prices for similar assets or liabilities in non-active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3—Inputs that are unobservable and significant to the fair value measurement (including the Company's own assumptions in determining fair value).

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. There were no transfers into, or out of, the three levels of the fair value hierarchy for the six months ended June 30, 2017 or the year ended December 31, 2016.

Other fair value considerations

        The carrying values of the Company's current financial instruments, which include cash and cash equivalents, accounts receivable trade and accounts payable, approximate their fair value at June 30, 2017 and December 31, 2016 due to the short-term maturity of these instruments. The Company had no outstanding debt as of June 30, 2017 and December 31, 2016. The estimated fair values of the Company's financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange. The consideration transferred and the purchase price allocation of identified assets acquired and liabilities assumed related to the GRR Acquisition are based on the Company's estimate of fair value utilizing Level 3 inputs at the date of acquisition. Refer to Note 3—Acquisitions for further discussion.

NOTE 12—RELATED PARTY TRANSACTIONS

        The Company considers its related parties to be those stockholders who are beneficial owners of more than 5.0% of its common stock, executive officers, members of its board of directors or immediate family members of any of the foregoing persons. The Company has entered into a significant number of transactions with related parties. The Company's board of directors regularly

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 12—RELATED PARTY TRANSACTIONS (Continued)

reviews these transactions; however, the Company's results of operations may have been different if these transactions were conducted with non-related parties.

        During the six months ended June 30, 2017, sales to related parties were $1.1 million and purchases from related party vendors were $2.9 million. These purchases comprised $0.7 million relating to purchases of property and equipment, $0.2 million relating to inventory and consumables, $0.8 million relating to rent of certain equipment or other services used in operations, and $1.2 million relating to management, consulting and other services. During the six months ended June 30, 2016, sales to related parties were $0.6 million and purchases from related party vendors were $1.7 million. These purchases comprised $0.1 million relating to purchases of property and equipment, $0.1 million relating to inventory and consumables, $0.4 million relating to rent of certain equipment or other services used in operations, and $1.1 million relating to management, consulting and other services.

Tax receivable agreements

        In connection with the 144A Offering, the Company entered into two tax receivable agreements (the "Tax Receivable Agreements") with Legacy Owner Holdco, Crestview GP, and certain affiliates of Predecessor unitholders (collectively, the "TRA Holders").

        The first of the Tax Receivable Agreements, which the Company entered into with Legacy Owner Holdco and Crestview GP, generally provides for the payment by the Company to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the 144A Offering as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the Company's acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder's SES Holdings LLC Units in connection with the 144A Offering or pursuant to the exercise of the Exchange Right or the Company's Call Right and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under such Tax Receivable Agreement.

        The second of the Tax Receivable Agreements, which the Company entered into with an affiliate of the Contributing Legacy Owners, generally provides for the payment by the Company to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the 144A Offering as a result of, as applicable to each such TRA Holder, (i) any net operating losses available to the Company as a result of certain reorganization transactions entered into in connection with the 144A Offering and (ii) imputed interest deemed to be paid by the Company as a result of any payments the Company makes under such Tax Receivable Agreement.

NOTE 13—INCOME TAXES

        The Company is subject to U.S. federal and state income taxes as a corporation. SES Holdings and its subsidiaries, with the exception of certain corporate subsidiaries, are treated as flow-through entities for U.S. federal income tax purposes, and as such, are generally not subject to U.S. federal income tax

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 13—INCOME TAXES (Continued)

at the entity level. Rather, the tax liability with respect to their taxable income is passed through to their members or partners. Accordingly, prior to our reorganization in connection with the 144A Offering, the Predecessor only recorded a provision for Texas franchise tax and U.S. federal and state provisions for certain corporate subsidiaries as the Predecessor's taxable income or loss was includable in the income tax returns of the individual partners and members. However, for periods following our reorganization in connection with the 144A Offering, Select Energy Services will recognize a tax liability on its allocable share of SES Holdings' taxable income.

        The Company's effective tax rate for the six months ended June 30, 2017 and 2016 was (0.1)% and 0.1%, respectively. The effective tax rate for the six months ended June 30, 2017 differs from the statutory rate of 35% due to net income allocated to noncontrolling interests, state income taxes, other permanent differences between book and tax accounting, and valuation allowances.

        The Company recorded income tax expense (benefit) of less than $(0.1) million and $0.4 million for the six months ended June 30, 2017 and 2016, respectively.

        The tax benefits of deferred tax assets are recorded as an asset to the extent that management assesses the utilization of such assets to be more likely than not. When the future utilization of some portion of deferred tax assets is determined not to be more likely than not, a valuation allowance is provided to reduce the recorded tax benefits from such assets. As of June 30, 2017, management's assessment as to the realizability of certain deferred tax assets has resulted in the recording of a valuation allowance to reduce deferred tax assets to the amounts that are considered more likely than not to be realized. Management believes there will be sufficient future taxable income based on the reversal of temporary differences to enable utilization or sustainability of those deferred tax assets that do not have a valuation allowance recorded against them.

        Separate federal and state income tax returns are filed for Select Energy Services, SES Holdings, and certain consolidated affiliates. The tax years 2012 through 2015 remain open to examination by the major taxing jurisdictions to which the Company is subject to income tax. Select Energy Services and SES Holdings are not currently under any income tax audits.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of June 30, 2017 and December 31, 2016, there was no material liability or expense for the periods then ended recorded for payments of interest and penalties associated with uncertain tax positions or material unrecognized tax positions and the Company's unrecognized tax benefits were not material.

NOTE 14—NONCONTROLLING INTERESTS

        The Company has ownership interests in multiple subsidiaries that are consolidated within the Company's financial statements but are not wholly owned. During the six months ended June 30, 2017 and 2016, the Company entered into transactions that impacted its ownership interest in certain of these subsidiaries while maintaining control over such subsidiaries. As a result of the Company's change in ownership interest in these subsidiaries, the Company reduced its noncontrolling interests and recognized an increase in equity related to transactions with holders of noncontrolling interests. The Company reports a noncontrolling interest representing the common units of SES Holdings, LLC held

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 14—NONCONTROLLING INTERESTS (Continued)

by Legacy Owner Holdco. Changes in Select Energy Services, Inc.'s ownership interest in SES Holdings, LLC while it retains its controlling interest are accounted for as equity transactions.

        The following table summarizes the effects of changes in noncontrolling interests on equity for the six months ended June 30, 2017:

	For the six months ended June 30,
	2017	2016
	(in thousands)
Net loss attributable to Select Energy Services, Inc. and its Predecessor	$(8,388)	$(250,428)
Transfers from noncontrolling interests:
Increase in additional paid-in capital as a result of the contribution of proceeds from the IPO to SEC Holdings, LLC in exchange for common units	87,276	—
Increase in additional paid-in capital as a result of the contribution of assets acquired to SES Holdings, LLC in exchange for common units	3,301	—

Change to equity from net loss attributable to Select Energy Services, Inc. and its Predecessor and transfers from noncontrolling interests	$82,189	$(250,428)

NOTE 15—EARNINGS PER SHARE

        Earnings per share are based on the amount of income allocated to the shareholders and the weighted-average number of shares outstanding during the period for each class of common stock. The Company's outstanding options are not included in the calculation of diluted weighted-average shares outstanding for the periods presented as the effect is antidilutive.

        Earnings related to periods prior to the reorganization and 144A Offering are attributable to the Predecessor. The following table presents the Company's calculation of basic and diluted earnings per

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 15—EARNINGS PER SHARE (Continued)

share for the six months ended June 30, 2017 and 2016 (dollars in thousands, except share and per share amounts):

	Six months ended June 30,
	2017	2016
Net loss	$(22,770)	$(254,031)
Net loss attributable to Predecessor	—	250,428
Net loss attributable to noncontrolling interests	14,382	3,603

Net loss attributable to Select Energy Services, Inc.	$(8,388)	$—

Allocation of net loss attributable to:
Class A-1 stockholders	$(5,188)
Class A stockholders	(3,200)
Class B stockholders	—

	$(8,388)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	14,587,845

Class A—Basic & Diluted	8,999,294

Class B—Basic & Diluted	38,462,541

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.36)

Class A—Basic & Diluted	$(0.36)

Class B—Basic & Diluted	$—

NOTE 16—SEGMENT INFORMATION

        Select Energy Services is an oilfield services company that provides solutions to the North American onshore oil and natural gas industry. The Company's services are offered through three operating segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker ("CODM") in deciding how to allocate resources and assess performance. The Company's chief operating decision maker assesses performance and allocates resources on the basis of the three reportable segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Each operating segment reflects a reportable segment led by separate managers that report directly to the Company's CODM. The Company's CODM assesses performance and allocates resources on the basis of the following three reportable segments:

  Water Solutions—The Water Solutions segment provides water-related services to customers that include major integrated oil companies and independent oil and natural gas producers. These services include: the sourcing of water; the transfer of the water to the wellsite through permanent pipeline infrastructure and temporary pipe; the containment of fluids off- and on-location;

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 16—SEGMENT INFORMATION (Continued)

  measuring and monitoring of water; the filtering and treatment of fluids, well testing and handling of flowback and produced formation water; and the transportation and recycling or disposal of drilling, completion and production fluids.

  Accommodations and Rentals—The Accommodations and Rentals segment provides workforce accommodations and surface rental equipment supporting drilling, completion and production operations to the U.S. onshore oil and gas industry.

  Wellsite Completion and Construction Services—The Wellsite Completion and Construction Services segment provides oil and natural gas operators with a variety of services, including crane and logistics services, wellsite and pipeline construction and field services. These services are performed to establish, maintain and improve production throughout the productive life of an oil or gas well, or to otherwise facilitate other services performed on a well.

        Financial information as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, by segment, is as follows:

	For the six months ended June 30, 2017
	Revenue	Income (loss) before taxes	Depreciation and Amortization	Capital Expenditures
	(in thousands)
Water Solutions	$186,503	$(4,192)	$36,190	$35,013
Accommodations and Rentals	23,082	(3,509)	5,459	4,770
Wellsite Completion and Construction Services	25,650	58	2,075	5,295
Elimination	(861)	—	—	—

Loss from operations		(7,643)
Corporate	—	(16,774)	937	—
Interest expense, net	—	(1,401)	—	—
Other income, net	—	3,016	—	—

	$234,374	$(22,802)	$44,661	$45,078

	For the six months ended June 30, 2016
	Revenue	Income (loss) before taxes	Depreciation and Amortization	Capital Expenditures
	(in thousands)
Water Solutions	$112,212	$(236,138)	$43,884	$23,865
Accommodations and Rentals	13,869	(5,517)	5,553	566
Wellsite Completion and Construction Services	15,942	(2,495)	2,824	120
Elimination	(265)	—	—	—

Loss from operations		(244,150)
Corporate	—	(2,223)	1,281	—
Interest expense, net	—	(7,449)	—	—
Other (expense), net	—	157	—	—

	$141,758	$(253,665)	$53,542	$24,551

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 16—SEGMENT INFORMATION (Continued)

	Total Assets
	As of June 30, 2017	As of December 31, 2016
	(in thousands)
Water Solutions	$427,902	$324,171
Accommodations and Rentals	45,139	38,874
Wellsite Completion and Construction Services	38,821	29,994
Corporate	16,739	12,027

	$528,601	$405,066

NOTE 17—SUBSEQUENT EVENTS

        On July 18, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Rockwater Energy Solutions, Inc., a Delaware corporation ("Rockwater"), Rockwater Energy Solutions, LLC, a Delaware limited liability company and a subsidiary of Rockwater ("Rockwater LLC"), SES Holdings, Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Corporate Merger Sub"), Raptor Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of SES Holdings ("LLC Merger Sub"), pursuant to which the Company will combine with Rockwater in a stock-for-stock transaction (the "Merger"). The Company will issue an aggregate of approximately 38.0 million shares of Select Energy Services common stock in exchange for all outstanding shares of Rockwater common stock. Upon consummation of the Merger, the Company's current shareholders will own approximately 64.4% of the combined company and Rockwater shareholders will own approximately 35.6%. The requisite stockholders of the Company and Rockwater have approved the Merger, and the transaction is expected to close in the third quarter of 2017, subject to customary closing conditions, including U.S. governmental approval under the Hart-Scott-Rodino Act. Following the consummation of the Merger, the Company will file a registration statement covering the Company's newly issued Class A-2 common shares to be issued to the existing holders of Rockwater's Class A-1 common stock. As soon as that registration statement becomes effective, such Class A-2 common shares will automatically convert to Class A common shares of the Company.

        In connection with the Merger, Select entered into a financing commitment letter with Wells Fargo Bank, N.A. for a senior secured credit facility with a maximum credit amount not to exceed $150 million for the purposes of, among other things, (i) refinancing certain of Select's and Rockwater's indebtedness, (ii) funding fees and expenses associated with the credit facility and the Merger and (iii) to pay related fees and expenses. Subject to obtaining commitments from existing or new lenders, Select shall have their option to increase the maximum amount under the senior secured credit facility by $150,000,000 during the first three years following closing, and by an additional $150,000,000 during the first three years following the day after closing. The credit facility will be subject to a customary borrowing base based on the receivables and inventory of Select and its subsidiaries.

        The senior secured credit facility will be subject to customary representations, warranties and covenants. The funding of the senior secured credit facility is subject to Select's compliance with customary terms and conditions precedent as set forth in the commitment letter, including, among others: (i) the execution and delivery by Select of definitive documentation consistent with the

SELECT ENERGY SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

NOTE 17—SUBSEQUENT EVENTS (Continued)

commitment letter and (ii) that the mergers shall have been, or substantially simultaneously with the funding under the senior secured credit facility shall be, consummated in accordance with the terms of the merger agreement. Select expects that aggregate proceeds of the senior secured credit facility, together with the available cash of Select and borrowings under the Select senior secured credit facility will be sufficient to consummate the refinancing the indebtedness to pay all related fees and expenses payable in connection therewith.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Select Energy Services, Inc.

        We have audited the accompanying consolidated balance sheet of Select Energy Services, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2016 and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Select Energy Services, Inc. and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Dallas, Texas
March 2, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Select Energy Services, Inc.

        We have audited the accompanying consolidated balance sheet of SES Holdings, LLC and subsidiaries (the "Company") as of December 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in members' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SES Holdings, LLC and subsidiaries as of December 31, 2015, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
November 22, 2016

SELECT ENERGY SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$40,041	$16,305
Accounts receivable trade, net of allowance for doubtful
accounts of $2,144 and $2,351, respectively	75,892	79,479
Accounts receivable, related parties	135	224
Inventories	1,001	701
Prepaid expenses and other current assets	7,586	10,408

Total current assets	124,655	107,117

Property and equipment	739,386	736,418
Accumulated depreciation	(490,519)	(367,726)

Property and equipment, net	248,867	368,692

Goodwill	12,242	150,771
Other intangible assets, net	11,586	19,840
Other assets	7,716	3,828

Total assets	$405,066	$650,248

Liabilities and Equity
Current liabilities
Accounts payable	$10,796	$9,745
Accounts payable and accrued expenses, related parties	648	112
Accrued salaries and benefits	2,511	2,658
Accrued insurance	10,338	16,437
Accrued expenses and other current liabilities	22,091	14,293
Current maturities of long-term debt	—	22,305

Total current liabilities	46,384	65,550

Accrued lease obligations	15,946	—
Other long term liabilities	8,028	11,582
Long-term debt, net of current maturities	—	245,341

Total liabilities	70,358	322,473

Commitments and contingencies (Note 8)
Members' capital—no Predecessor units and 38,398,649 Predecessor units issued and outstanding as of December 31, 2016 and 2015, respectively	—	317,154
Class A-1 common stock, $0.01 par value; 40,000,000 shares authorized and 16,100,000 shares issued and outstanding as of December 31, 2016; no shares authorized, issued, and outstanding as of December 31, 2015	161	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized and 3,802,972 shares issued and outstanding as of December 31, 2016; no shares authorized, issued, and outstanding as of December 31, 2015	38	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 38,462,541 shares issued and outstanding as of December 31, 2016; no shares authorized, issued, and outstanding as of December 31, 2015	385	—
Preferred stock, $0.01 par value; 50,000,000 shares authorized and no shares issued and outstanding as of December 31, 2016; no shares authorized, issued, and outstanding as of December 31, 2015	—	—
Additional paid-in capital	113,175	—
Accumulated deficit	(1,043)	—

Total stockholders' equity / members' capital	112,716	317,154

Noncontrolling interests	221,992	10,621

Total equity	334,708	327,775

Total liabilities and equity	$405,066	$650,248

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Year Ended December 31,
	2016	2015
Revenue
Water solutions	$241,455	$427,496
Accommodations and rentals	27,151	52,948
Wellsite completion and construction services	33,793	55,133

Total revenue	302,399	535,577
Costs of revenue
Water solutions	200,399	332,411
Accommodations and rentals	22,019	37,957
Wellsite completion and construction services	29,089	48,356
Depreciation and amortization	95,020	104,608

Total costs of revenue	346,527	523,332

Gross profit (loss)	(44,128)	12,245
Operating expenses
Selling, general and administrative	34,643	56,548
Depreciation and amortization	2,087	3,104
Impairment of goodwill and other intangible assets	138,666	21,366
Impairment of property and equipment	60,026	—
Lease abandonment costs	19,423	—

Total operating expenses	254,845	81,018

Loss from operations	(298,973)	(68,773)
Other income (expense)
Interest expense, net	(16,128)	(13,689)
Other income, net	629	893

Loss before tax expense	(314,472)	(81,569)
Tax benefit (expense)	524	(324)

Net loss from continuing operations	(313,948)	(81,893)
Net income from discontinued operations, net of tax	—	21

Net loss	(313,948)	(81,872)
Less: Net loss attributable to Predecessor	306,481	80,891
Less: Net loss attributable to noncontrolling interests	6,424	981

Net loss attributable to Select Energy Services, Inc.	$(1,043)	$—

Allocation of net loss attributable to:
Class A-1 stockholders	$(844)
Class A stockholders	(199)
Class B stockholders	—

	$(1,043)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	16,100,000

Class A—Basic & Diluted	3,802,972

Class B—Basic & Diluted	38,462,541

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.05)

Class A—Basic & Diluted	$(0.05)

Class B—Basic & Diluted	$—

Pro forma net loss per share attributable to common stockholders (unaudited):
Class A-1—Basic & Diluted	$(4.62)

Class A—Basic & Diluted	$(4.62)

Class B—Basic & Diluted	$—

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2016	2015
Net loss	$(313,948)	$(81,872)
Other comprehensive income (loss)
Interest rate derivatives designated as cash flow hedges
Unrealized holding loss arising during period	(106)	(277)
Net amount reclassified to earnings	113	338

Net change in unrealized gain (loss)	7	61

Comprehensive loss	(313,941)	(81,811)
Less: Comprehensive loss attributable to Predecessor	306,474	80,830
Less: Comprehensive loss attributable to noncontrolling interests	6,424	981

Comprehensive loss attributable to Select Energy Services, Inc.	$(1,043)	$—

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands, except share data)

			Class A-1 Stockholders		Class A Stockholders		Class B Stockholders		Preferred Stockholders
	Predecessor												Accumulated Other Comprehensive Income (Loss)
	Units	Members' Capital	Shares	Class A-1 Common Stock	Shares	Class A Common Stock	Shares	Class B Common Stock	Shares	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit		Total Stockholders' Equity	Noncontrolling Interests	Total
Balance as of December 31, 2014	38,398,649	$401,608	—	$—	—	$—	—	$—	—	$—	$—	$—	$(68)	$—	$11,510	413,050
Member distributions	—	(4,248)	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,248)
Noncontrolling interest in subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	92	92
Equity-based compensation	—	692	—	—	—	—	—	—	—	—	—	—	—	—	—	692
Fair value of interest rate swap	—	—	—	—	—	—	—	—	—	—	—	—	61	—	—	61
Net loss	—	(80,891)	—	—	—	—	—	—	—	—	—	—	—	—	(981)	(81,872)

Balance as of December 31, 2015	38,398,649	317,161	—	—	—	—	—	—	—	—	—	—	(7)	—	10,621	327,775
Member contributions	3,866,864	23,519	—	—	—	—	—	—	—	—	—	—	—	—	—	23,519
Purchase of additional controlling interest	—	707	—	—	—	—	—	—	—	—	—	—	—	—	(1,055)	(348)
Noncontrolling interest in subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—	138	138
Equity-based compensation	—	317	—	—	—	—	—	—	—	—	—	—	—	—	—	317
Fair value of interest rate swap	—	—	—	—	—	—	—	—	—	—	—	—	7	—	—	7
Net loss prior to 144A Offering	—	(306,481)	—	—	—	—	—	—	—	—	—	—	—	—	(4,407)	(310,888)

														—
Balance prior to reorganization and 144A Offering transactions	42,265,513	35,223	—	—	—	—	—	—	—	—	—	—	—	—	5,297	40,520
Reorganization and 144A Offering	(42,265,513)	(35,223)	16,100,000	161	3,802,972	38	38,462,541	385	—	—	331,887	—	—	332,471	—	297,248
Initial allocation of noncontrolling interest of Select Energy Services, Inc. effective on date of 144A Offering	—	—	—	—	—	—	—	—	—	—	(218,712)	—	—	(218,712)	218,712	—
			—
Balance subsequent to reorganization and 144A Offering transactions	—	—	16,100,000	161	3,802,972	38	38,462,541	385	—	—	113,175	—	—	113,759	224,009	337,768

Net loss subsequent to reorganization and 144A Offering	—	—	—	—	—	—	—	—	—	—	—	(1,043)	—	(1,043)	(2,017)	(3,060)

Balance as of December 31, 2016	—	$—	16,100,000	$161	3,802,972	$38	38,462,541	$385	—	$—	$113,175	$(1,043)	$—	$112,716	$221,992	$334,708

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(313,948)	$(81,872)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	97,107	107,712
Gain on disposal of property and equipment	(97)	(760)
Bad debt expense	2,385	3,179
Amortization of debt issuance costs	3,435	576
Equity-based compensation	317	692
Impairment of goodwill and other intangible assets	138,666	21,366
Impairment of property and equipment	60,026	—
Loss on the sale of business unit	—	972
Other operating items, net	(1,619)	(2,340)
Changes in operating assets and liabilities
Accounts receivable	1,290	140,426
Prepaid expenses and other assets	1,224	3,112
Accounts payable and accrued liabilities	16,345	(41,064)

Net cash provided by operating activities	5,131	151,999

Cash flows from investing activities
Proceeds received from investments	—	830
Purchase of property, equipment, and intangible assets	(36,290)	(54,076)
Proceeds received from sale of business unit	—	400
Proceeds received from sale of property and equipment	9,335	14,143

Net cash used in investing activities	(26,955)	(38,703)

Cash flows from financing activities
Proceeds from 144A Offering, net of underwriter fees and expenses	297,248	—
Member contributions	23,519	—
Proceeds from issuance of long-term debt	27,500	5,000
Payments on long-term debt	(298,000)	(107,000)
Payment of debt issuance costs	(4,497)	(1,192)
Purchase of noncontrolling interests	(348)	—
Proceeds from noncontrolling interests	138	92
Member distributions	—	(4,248)

Net cash provided by (used in) financing activities	45,560	(107,348)

Effect of exchange rate changes on cash	—	75

Net increase in cash and cash equivalents	23,736	6,023
Cash and cash equivalents, beginning of period	16,305	10,282

Cash and cash equivalents, end of period	$40,041	$16,305

Supplemental cash flow disclosure:
Cash paid for interest	$12,773	$10,584

Cash paid (refunded) for taxes	$(192)	$2,262

Supplemental disclosure of noncash investing activities:
Capital expenditures included in accounts payable and accrued liabilities	$1,563	$936

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS AND BASIS OF PRESENTATION

        Description of the business:    Select Energy Services, Inc. ("Select Energy Services" or "the Company") was incorporated as a Delaware corporation on November 21, 2016. The Company is a holding company whose sole material asset consists of a membership interest in SES Holdings, LLC ("SES Holdings" or the "Predecessor"). SES Holdings was formed in July 2008 and in October 2008, members of Select Energy Services, LLC ("Select"), formerly known as Peak Oilfield Services, LLC ("Peak"), a Delaware limited liability company, formed in December 2006, transferred all interests in Select to SES Holdings in exchange for membership interests in SES Holdings and Select became a wholly-owned subsidiary of SES Holdings.

        Select Energy Services is an oilfield services company that provides water solutions to the U.S conventional oil and natural gas industry. The Company offers water-related services that support oil and gas well completion and production activities including containment, monitoring, treatment, flowback, hauling and disposal in the U.S. shale basins. These services establish and maintain the flow of oil and natural gas throughout the productive life of a horizontal well.

        The Company also operates a wellsite services group as a part of its total water solutions offering. These services include equipment rental, accommodations, crane and logistics services, wellsite and pipeline construction, and field services. The Company conducts its wellsite services activities on a third-party contractual basis unrelated to its water-related services.

        Reorganization:    On December 20, 2016, Select Energy Services completed a private placement of equity for 16,100,000 shares of Class A-1 common stock (the "144A Offering") at an offering price of $20.00 per share. In conjunction with the 144A Offering, SES Holdings' then existing Class A and Class B units were converted into a single class of common units and SES Holdings effected a 10.3583 for 1 unit split. In exchange for the contribution of all net proceeds from the 144A Offering, SES Holdings issued 16,100,000 common units to Select Energy Services, and Select Energy Services became the sole managing member of SES Holdings. Select Energy Services issued 38,462,541 shares of Class B common stock, or one share for each common unit of SES Holdings held by SES Legacy Holdings, LLC ("Legacy Owner Holdco"). The Company also acquired 3,802,972 common units of SES Holdings from certain legacy owners (the "Contributing Legacy Owners") in exchange for the issuance of 3,802,972 shares of Class A common stock. Shareholders of Class A-1, Class A, and Class B common stock vote together as a single class on all matters. Shareholders of Class B common stock have voting rights only and are not entitled to an economic interest in Select Energy Services, Inc. based on their ownership of Class B common stock. The reorganization transactions were treated as a combination of entities under common control with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests. Unless otherwise stated or the context otherwise indicates, all references to the "Company" or similar expressions for time periods prior to the reorganization and 144A Offering transactions refer to SES Holdings, LLC and its subsidiaries. For time periods subsequent to the reorganization and 144A Offering transactions, these terms refer to Select Energy Services, Inc. and its subsidiaries.

        Credit facility:    Concurrent with the closing of the 144A Offering, the Company repaid all debt outstanding and amended its senior secured credit facility to reduce the total commitment of its revolving line of credit to $100.0 million. See Note 7—Debt for further discussion.

        Exchange rights:    Under the SES Holdings LLC Agreement, Legacy Owner Holdco has the right (an "Exchange Right") to cause SES Holdings to acquire all or a portion of its common units of SES

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—BUSINESS AND BASIS OF PRESENTATION (Continued)

Holdings for, at SES Holdings' election, (i) shares of the Company's Class A common stock at an exchange ratio of one share of Class A common stock for each common unit of SES Holdings exchanged, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions or (ii) cash in an amount equal to the Cash Election Value (as defined within the SES Holdings LLC Agreement) of such Class A common stock. Alternatively, upon the exercise of any Exchange Right, the Company will have the right (the "Call Right") to acquire the tendered common units of SES Holdings from the exchanging unitholder for, at its election, (i) the number of shares of Class A common stock the exchanging unitholder would have received under the exchange Right or (ii) cash in an amount equal to the Cash Election Value of such Class A common stock. In connection with any exchange of common units of SES Holdings pursuant to an Exchange Right or Call Right, the corresponding number of shares of the Company's Class B common stock will be cancelled.

        Registration rights:    In December 2016, in connection with the closing of the 144A Offering, Select Energy Services entered into a registration rights agreement with FBR Capital Markets & Co. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, in no event later than April 30, 2017, a shelf registration statement registering for resale the 16,100,000 shares of the Company's Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. Each share of Class A-1 common stock will be automatically converted into a share of Class A common stock on a one-for-one basis upon the effectiveness of this registration statement. Investors in the 144A Offering will be entitled to make sales under such registration statement 60 days following the completion of the IPO. In addition, Legacy Owner Holdco has the right, under certain circumstances, to cause the Company to register the shares of Class A common stock obtained pursuant to the Exchange Right.

        Tax receivable agreement:    Concurrent with the closing of the 144A Offering, the Company entered into two Tax Receivable Agreements with certain legacy owners, and their affiliates, of SES Holdings. See Note 12—Related Party Transactions for further discussion.

        Basis of presentation:    The consolidated financial statements include the accounts of Select Energy Services and all of its majority-owned or controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The Company's historical financial statements prior to the 144A Offering are prepared using SES Holdings' historical basis in the assets and liabilities, and include all revenues, costs, assets and liabilities attributed to SES Holdings.

        For investments in subsidiaries that are not wholly-owned, but where the Company exercises control, the equity held by the minority owners and their portion of net income (loss) are reflected as noncontrolling interests. Investments in entities in which Select Energy Services exercises significant influence over operating and financial policies are accounted for using the equity method, and investments in entities for which the Company does not have significant control or influence are accounted for using the cost method.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—BUSINESS AND BASIS OF PRESENTATION (Continued)

        Discontinued operations:    The Company considers a component of its business to be one that comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of its business. The operating results of a component of its business that either has been disposed of or is classified as held for sale are presented as discontinued operations when the operations and cash flows of the component have been or will be eliminated from its ongoing operations as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the disposed component.

        Segment reporting:    The Company operates in three operating and reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company's chief operating decision maker assesses performance and allocates resources on the basis of the three reportable segments.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

        Use of estimates:    The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        On an ongoing basis, the Company evaluates its estimates, including those related to recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, uncollectible accounts receivable, income taxes, self-insurance liabilities, share-based compensation and contingent liabilities. The Company bases its estimates on historical and other pertinent information that are believed to be reasonable under the circumstances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

        Cash and cash equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Accounts receivable and allowance for doubtful accounts:    Accounts receivable are stated at the invoiced amount, or the earned but not yet invoiced amount, net of an allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts based on the review of several factors, including historical collection experience, current aging status of the customer accounts, and financial condition of its customers. Accounts receivable are written off when a settlement is reached for an amount less than the outstanding historical balance or when the Company determines that it is probable the balance will not be collected.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The change in allowance for doubtful accounts is as follows:

(in thousands)	2016	2015
Balance at beginning of year	2,351	3,169
Provisions for bad debts, included in SG&A expense	2,385	576
Uncollectible receivables written off	(2,592)	(1,394)

Balance at end of year	2,144	2,351

        Concentrations of credit and customer risk:    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The amounts held in financial institutions periodically exceed the federal insured limit. Management believes that the financial institutions are financially sound and the risk of loss is minimal. The Company minimizes its exposure to counterparty credit risk by performing credit evaluations and ongoing monitoring of the financial stability of its customers. There were no customers that accounted for more than 10.0% of the Company's consolidated revenues for the year ended December 31, 2016. During 2015, Anadarko Petroleum Corporation accounted for 10.6% of the Company's consolidated revenues.

        Inventories:    The Company values its inventories at lower of cost or market using the first-in, first-out ("FIFO") method. Inventory costs primarily consist of water containment sections sold to customers in the ordinary course of business.

        Debt issuance costs:    Debt issuance costs consist of costs directly associated with obtaining credit with financial institutions. These costs are recorded as a direct deduction from the carrying value of the associated debt liability and are generally amortized on a straight-line basis over the life of the credit agreement, which approximates the effective-interest method. Any unamortized debt issue costs are expensed in the year when the associated debt instrument is terminated. Amortization expense for debt issuance costs was $3.4 million and $3.2 million for the years ended December 31, 2016 and 2015, respectively, and is included in interest expense in the consolidated statements of operations.

        Property and equipment:    Property and equipment are stated at cost less accumulated depreciation.

        Depreciation is calculated on a straight line basis over the estimated useful life of each asset as noted below:

Asset Classification	Useful Life (years)
Buildings and improvements	30 or lease term
Vehicles and equipment	5
Machinery and equipment	2 - 15
Computer equipment and software	3 - 4
Office furniture and equipment	7
Disposal wells	7 - 10
Helicopters	7

        Depreciation expense related to the Company's property and equipment was $88.2 million and $98.3 million for the years ended December 31, 2016 and 2015, respectively.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Expenditures for additions to property and equipment and major replacements are capitalized when they significantly increase the functionality or extend the useful life of the asset. Gains and losses on dispositions, maintenance, repairs and minor replacements are included in the consolidated statements of operations as incurred. See Note 5—Property and Equipment for further discussion.

        Goodwill and other intangible assets:    Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset's estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

        Impairment of long-lived and intangible assets:    Long-lived assets, such as property and equipment and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Recoverability is measured by a comparison of its carrying amount to the estimated undiscounted cash flows to be generated by those assets. If the undiscounted cash flows are less than the carrying amount, the Company records impairment losses for the excess of its carrying value over the estimated fair value. The development of future cash flows and the estimate of fair value represent its best estimates based on industry trends and reference to market transactions and are subject to variability. The Company considers the factors within the fair value analysis to be Level 3 inputs within the fair value hierarchy. Due to certain economic factors related to oil prices and rig counts, during 2015, an impairment loss of $1.3 million related to other intangible assets was recognized within impairment of intangible assets in the consolidated statements of operations. The impairment related to certain intangible assets within the Company's Water Solutions segment. The Company determined that triggering events existed during 2016 resulting in an evaluation of the recoverability of the carrying value of certain property and equipment. As a result of this evaluation, the Company recorded impairment of property and equipment of $60.0 million related to the Company's Water Solutions segment. See Note 11—Fair Value Measurement for further discussion.

        The Company conducts its annual goodwill impairment test in the fourth quarter each year, or more frequently if indicators of impairment exist. The Company's annual impairment tests utilize discounted cash flow projections using weighted average cost of capital calculations based on capital structures of publicly traded peer companies to determine the fair value of its reporting units. The Company's reporting units are based on its organizational and reporting structure.

        If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit's goodwill is less than its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets (including goodwill) and liabilities to reporting units and determining the fair value. The determination of reporting unit fair value relies upon certain estimates and assumptions. These estimates and assumptions are affected by numerous factors, including the general economic environment and levels of exploration and production activity of oil and natural gas companies. The Company considers these factors to be Level 3 inputs within the fair value hierarchy.

        While the Company believes that the estimates and assumptions used in its annual impairment tests are reasonable, changes in these estimates and assumptions could impact the determination of its

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

reporting unit fair value. Due to certain economic factors related to oil prices and rig counts during 2015, an impairment loss of $20.1 million related to goodwill was recognized in the consolidated statements of operations for the year ended December 31, 2015. The Company determined that additional triggering events were present during 2016 resulting in a goodwill impairment assessment of $138.5 million, primarily related to the Company's Water Solutions segment. See Note 6—Goodwill and Other Intangible Assets and Note 11—Fair Value Measurement for further discussion.

        Asset retirement obligations:    The asset retirement obligation ("ARO") liability reflects the present value of estimated costs of plugging, site reclamation, and similar activities associated with the Company's salt water disposal wells. The Company utilizes current retirement costs to estimate the expected cash outflows for retirement obligations. The Company also estimates the productive life of the disposal wells, a credit-adjusted risk-free discount rate, and an inflation factor in order to determine the current present value of this obligation. The Company's ARO liabilities are included in accrued expenses and other current liabilities and other long term liabilities during the years ended December 31, 2016 and 2015.

        The change in asset retirement obligations is as follows:

(in thousands)	2016	2015
Balance at beginning of year	1,483	1,560
Accretion expense, included in Depreciation and Amortization expense	155	150
Change in estimate	30	(60)
Settlements	—	(167)

Balance at end of year	1,668	1,483

        Self-insurance:    The Company self-insures, through deductibles and retentions, up to certain levels for losses related to general liability, workers' compensation and employer's liability, and vehicle liability. The Company's exposure (i.e. the retention or deductible) per occurrence is $1.0 million for general liability, $1.0 million for workers' compensation and employer's liability, and $1.0 million for vehicle liability. The Company also has an excess loss policy over these coverages with a limit of $50.0 million in the aggregate. Management regularly reviews its estimates of reported and unreported claims and provide for losses through reserves. Prior to June 1, 2016, the Company was self-insured for group medical claims subject to a deductible of $250 thousand for large claims. As of June 1, 2016, the Company is fully-insured for group medical.

        Employee benefit plans:    The Company sponsors a defined contribution 401(k) Profit Sharing Plan (the "401(k) Plan") for the benefit of substantially all employees of the Company. The 401(k) Plan allows eligible employees to make tax-deferred contributions, not to exceed annual limits established by the Internal Revenue Service. Prior to December 4, 2015, the Company made matching contributions of 100% of employee contributions, up to 4% of compensation. These matching contributions were vested immediately. Effective December 4, 2015, the employer match was discontinued for all employees. The Company did not make any matching contributions for the year ended December 31, 2016. The Company's contributions were $1.9 million for the year ended December 31, 2015.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue recognition:    The Company recognizes revenue when it is realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller's price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. Services are typically priced on a throughput, day-rate, hourly-rate, or per-job basis depending on the type of services provided. The Company's services are generally governed by a service agreement or other persuasive evidence of an arrangement that include fixed or determinable fees and do not generally include right of return provisions or other significant post-delivery obligations. Collectability is reasonably assured based on the establishment of appropriate credit qualification prior to services being rendered. Revenue generated by each of the Company's segments are outlined as follows:

  Water Solutions—The Company's Water Solutions segment provides water-related services to customers, including the sourcing and transfer of water; the containment of fluids; measuring and monitoring of water; the filtering and treatment of fluids, well testing and handling, transportation, and recycling or disposal of fluids. Revenue from water solutions is primarily based on a per-barrel price or other throughput metric as specified in the contract. We recognize revenue from water solutions when services are performed.

  The Company's agreements with its customers are often referred to as "price sheets" and sometimes provide pricing for multiple services. However, these agreements generally do not authorize the performance of specific services or provide for guaranteed throughput amounts. As customers are free to choose which services, if any, to use based on the Company's price sheet, the Company prices its separate services on the basis of their standalone selling prices. Customer agreements generally do not provide for performance-, cancellation-, termination-, or refund-type provisions. Services based on price sheets with customers are generally performed under separately-issued "work orders" or "field tickets" as services are requested. Of the Company's Water Solutions service lines, only sourcing and transfer of water are consistently provided as part of the same arrangement. In these instances, revenue for both sourcing and transfer are recognized concurrently when delivered.

  Accommodations and Rentals—The Company's Accommodations and Rentals segment provides workforce accommodations and surface rental equipment. Accommodation services include trailer housing and mobile home units for field personnel. Equipment rentals are related to the accommodations and include generators, sewer and water tanks, and communication systems. Revenue from accommodations and equipment rental is typically recognized on a day-rate basis.

  Wellsite Completion and Construction Services—The Company's Wellsite Completion and Construction Services segment provides crane and logistics services, wellsite and pipeline construction, and field services. Revenue for heavy-equipment rental is typically recognized on a day-rate basis. Construction or field personnel revenue is based on hourly rates or on a per-job basis as services are performed.

        Equity-based compensation:    The Company accounts for equity-based awards by measuring the awards at the date of grant and recognizing the grant-date fair value as an expense using either straight-line or accelerated attribution, depending on the specific terms of the award agreements over the requisite service period, which is usually equivalent to the vesting period. The Company expenses awards with graded-vesting service conditions on a straight-line basis.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company has liability awards that are expected to be settled in cash. Liability awards are recorded as accrued liabilities based on the estimated fair value of the awards expected to vest and are remeasured at each reporting date until settled. These awards are subject to revision based on the impact of certain performance conditions associated with the incentive plans. See Note 9—Equity-based Compensation for further discussion.

        Foreign currency:    For its subsidiaries in Canada, where the local currency is the functional currency, the Company historically translated assets and liabilities using the exchange rates in effect at the balance sheet dates, while income and expense items were translated using average exchange rates during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar were reported in the consolidated statements of comprehensive income (loss). See Note 3—Discontinued Operations for further discussion.

        Derivatives and hedging:    The Company accounts for certain interest rate swaps as cash flow hedges. Management formally assesses both at the hedge's inception and on an ongoing basis that the derivative will be highly effective in offsetting changes in cash flows of the related hedged items. The fair values of the derivatives are recognized as either assets or liabilities in the consolidated balance sheets. The effective portions of the changes in fair values of the derivative contracts are initially recorded in accumulated other comprehensive income and reclassified into the statement of operations in the period in which earnings are impacted by the hedged items or in the period that the transaction no longer qualifies as a cash flow hedge. The ineffective portion of the gains or losses on the derivative contracts, if any, is recognized in the consolidated statement of operations as it is incurred. See Note 10—Derivative Financial Instruments for further discussion.

        Fair value measurements:    The Company measures certain assets and liabilities pursuant to accounting guidance which establishes a three-tier fair value hierarchy and prioritizes the inputs used in measuring fair value. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices or other market data for similar assets and liabilities in active markets, or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs based upon its own judgment and assumptions used to measure assets and liabilities at fair value. See Note 11—Fair Value Measurement for further discussion.

        Income taxes:    Select Energy Services is subject to U.S. federal and state income taxes as a corporation. SES Holdings and its subsidiaries, with the exception of certain corporate subsidiaries, are treated as flow-through entities for U.S. federal income tax purposes, and as such, are generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to their taxable income is passed through to their members or partners. Accordingly, the Company is subject to U.S. federal income taxation on its allocable share of SES Holdings' net U.S. taxable income. The state of Texas includes in its tax system a franchise tax applicable to the Company and an accrual for franchise taxes is included in the financial statements when appropriate.

        The Company and its subsidiaries account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

recovered or settled pursuant to the provisions of Accounting Standards Codification ("ASC") 740, Income Taxes. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

        Due to significant operating losses during historical periods, the Company determined that any deferred tax assets that would result from giving pro forma effect to the reorganization and 144A Offering would be fully offset by a valuation allowance. As a result, the pro forma tax effect and impact on earnings per share data would be zero.

        The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company's financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes through the provision for income taxes. The Company recognizes interest and penalties relating to uncertain tax provisions as a component of tax expense. The Company identified no uncertain tax positions as of December 31, 2016 and 2015. See Note 13—Income Taxes for further discussion.

        Pro forma earnings per share (unaudited):    The computation of unaudited pro forma earnings per share of $(4.62) per share gives effect to (1) the reorganization and 144A Offering transactions as described in the notes to consolidated financial statements and (2) the issuance of 8,700,000 shares of Class A common stock to be offered in the Company's initial public offering as if both of these transactions occurred as of January 1, 2016. If the computation of unaudited pro forma earnings per share were to only give effect to the issuance of shares of Class A common stock in the initial public offering that would be required to be sold to extinguish "as adjusted" total long-term debt related to the Permian Acquisition for the period subsequent to the reorganization and 144A Offering transactions, it would result in basic and diluted pro forma net loss per share attributable to Class A-1 and Class A stockholders of $(0.05).

        Recent accounting pronouncements:    In May 2014, the Financial Accounting Standards Board (the "FASB") issued an accounting standards update ("ASU") on a comprehensive new revenue recognition standard that will supersede ASC 605, Revenue Recognition. The new accounting guidance creates a framework under which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and determining when an entity satisfies its performance obligations. The standard allows for either "full retrospective" adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or "modified retrospective" adoption, meaning the standard is applied only to the most current period presented in the financial statements with a cumulative catch-up as of the current period. In August 2015, the FASB decided to defer the original effective date by one year to be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019 for nonpublic entities. The

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures and has not yet determined the method by which it will adopt the standard.

        In August 2014, the FASB issued an ASU which requires management to assess a company's ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Before this new standard, there was minimal guidance in U.S. GAAP specific to going concern. Under the new standard, disclosures are required when conditions give rise to substantial doubt about a company's ability to continue as a going concern within one year from the financial statement issuance date. The new standard applies to all entities and is effective for the annual period ending after December 15, 2016, and all annual and interim periods thereafter. The Company's adoption of this new guidance during the year ended December 31, 2016 did not have a material impact on its consolidated financial statements and related disclosures.

        In April 2015, the FASB issued an accounting standards update that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. The guidance is effective retrospectively for fiscal years, beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016, for nonpublic entities. Early adoption is permitted for financial statements that have not been previously issued. The Company adopted this guidance in 2016 and retrospectively reclassified $2.9 million of debt issuance costs that was previously presented as other long term assets to a direct deduction from the carrying value of short-term and long-term debt within the consolidated balance sheets as of December 31, 2015.

        In November 2015, the FASB issued an accounting standards update which amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet. The pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 for nonpublic entities, and may be applied either prospectively or retrospectively. The Company plans to adopt this guidance during the year ended December 31, 2017 and does not expect the adoption to have a material impact on its consolidated financial statements and related disclosures.

        In February 2016, the FASB issued an accounting standards update for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB's new revenue recognition standard. However, the ASU eliminates the use of bright-line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The pronouncement is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for nonpublic entities using a modified retrospective approach. Early adoption is permitted. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures and has not yet determined the method by which it will adopt the standard.

        In March 2016, the FASB issued an accounting standards update that provides a new requirement to record all of the tax effects related to share-based payments at settlement (or expiration) through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

the income statement. This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, for nonpublic entities. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In August 2016, the FASB issued an accounting standards update addressing the classification and presentation of eight specific cash flow issues that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, and distributions received from equity method investees. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The amendments in this ASU should be applied using a retrospective approach. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued an accounting standards update clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, for nonpublic entities. The Company is still evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

NOTE 3—DISCONTINUED OPERATIONS

        During the year ended December 31, 2016, there were no activities or cash flows related to discontinued operations.

        During the year ended December 31, 2015, the Company completed the liquidation of certain Canadian subsidiaries disposed of during 2014. The results of operations related to discontinued operations consisted of other (income) expense, net in the amount of $21 thousand within the consolidated statement of operations for the year ended December 31, 2015.

        The cash flows from discontinued operations were as follows:

Year Ended December 31, 2015
(in thousands)
Net cash provided by operating activities	$400
Net cash provided by investing activities	679
Net cash used in financing activities	(1,678)
Effect of exchange rate changes on cash	75

Net increase in cash	$(524)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—EXIT AND DISPOSAL ACTIVITIES

        Due to a reduction in industry activity from 2014, the Company made the decision to close 15 facilities and consolidate operations for the purpose of improving operating efficiencies. The Company recorded $19.4 million of charges related to exit and disposal activities and reclassified $1.1 million of deferred rent related to accrued lease obligations related to exited facilities. The Company had a remaining balance of $19.1 million, inclusive of a short-term balance of $3.1 million in accrued expenses and other current liabilities, as of December 31, 2016 related to accrued lease obligations and terminations at exited facilities within its Water Solutions segment. As of December 31, 2016, the Company has completed its exit from underperforming facilities but will continue to make non-cancelable lease payments for related facilities through the year ended 2027. The Company's abandonment of these facilities is not a part of a formalized exit plan.

	Balance as of December 31, 2015	Provision during the year ended December 31, 2016	Payments during the year ended December 31, 2016	Balance as of December 31, 2016
	(in thousands)
Lease obligations and terminations	$—	$19,423	$1,423	$18,000
Reclassification of deferred rent	—			1,069

Total	$—			$19,069

NOTE 5—PROPERTY AND EQUIPMENT

        Property and equipment consists of the following as of December 31, 2016 and 2015:

	December 31,
	2016	2015
	(in thousands)
Land	$8,593	$9,924
Buildings and leasehold improvements	83,352	82,834
Vehicles and equipment	24,114	8,993
Machinery and equipment	534,303	550,489
Computer equipment and software	11,102	10,256
Office furniture and equipment	4,275	4,329
Disposal wells	67,566	63,771
Helicopters	497	497
Construction in progress	5,584	5,325

	739,386	736,418
Less accumulated depreciation and impairment	(490,519)	(367,726)

Total property and equipment, net	$248,867	$368,692

        Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of declines in industry activity, the Company decided to shut-in certain disposal wells and abandon certain machinery and equipment and facilities at underperforming yards. As a result of these decisions, the Company evaluated the recoverability of the carrying value of certain property and equipment. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—PROPERTY AND EQUIPMENT (Continued)

utilized a variety of methods to determine if the impairment of the asset was necessary. These methods included the use of long-term forecasts of the future revenues and costs related to the assets subject to review, estimated salvage value, and appraisals. For shut-in disposal wells, long-term forecasts of the future revenue and costs related to the assets were utilized to determine the impairment. The Company impaired machinery and equipment to its estimated salvage value, while owned buildings and land related to certain abandoned facilities at underperforming yards were impaired to appraisal values. Leasehold improvements related to leased abandoned facilities were fully impaired to the extent the Company determined there was no future value. As a result of these assessments, the Company recorded impairment of property and equipment of $60.0 million related to the Company's Water Solutions segment.

        The Company had no capital lease obligations as of December 31, 2016 and 2015.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

        Goodwill is evaluated for impairment on at least an annual basis, or more frequently if indicators of impairment exist. As a result of triggering events during 2015, the Company conducted its goodwill impairment test as of September 30, 2015 and recognized the impairment presented below. The Company determined that additional triggering events were present during the first half of 2016 resulting in an additional impairment assessment also as indicated below. The annual impairment tests are based on Level 3 inputs. The changes in the carrying amounts of goodwill by reportable segment for the years ended December 31, 2016 and 2015 are as follows:

	Water Solutions	Wellsite Completion and Construction Services	Accommodations and Rentals	Total
	(in thousands)
Balance as of December 31, 2014	$157,902	$12,242	$995	$171,139
Impairment	(20,136)	—	—	(20,136)
Dispositions	(232)	—	—	(232)

Balance as of December 31, 2015	137,534	12,242	995	150,771

Impairment	(137,534)	—	(995)	(138,529)

Balance as of December 31, 2016	$—	$12,242	$—	$12,242

        The components of other intangible assets are as follows:

	December 31, 2016
	Gross Value	Accumulated Amortization	Net Value
	(in thousands)
Customer relationships	$56,826	$48,236	$8,590
Other	5,491	2,495	2,996

Total other intangible assets	$62,317	$50,731	$11,586

	December 31, 2015
	Gross Value	Accumulated Amortization	Net Value
	(in thousands)
Customer relationships	$56,826	$40,163	$16,663
Other	4,924	1,747	3,177

Total other intangible assets	$61,750	$41,910	$19,840

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

        Intangibles obtained through acquisitions are initially recorded at estimated fair value based on preliminary information which is subject to change until final valuations are obtained. Customer relationships and non-compete agreements are being amortized over estimated useful lives ranging from five to seven years and three to five years, respectively. Other intangible assets primarily relate to certain water rights that are amortized over estimated useful lives ranging from three to eight years.

        Amortization expense was $8.7 million and $9.3 million for the years ended December 31, 2016 and 2015, respectively.

        Future estimated amortization expense for other intangible assets as of December 31, 2016 for the next five succeeding years is expected to be as follows:

Year Ending December 31,	Amount
(in thousands)
2017	$7,473
2018	1,607
2019	166
2020	166
2021	166

NOTE 7—DEBT

        The Company had no debt outstanding as of December 31, 2016. The Company's long-term debt, net of debt issuance costs of $2.9 million, consisted of the following as of December 31, 2015:

As of December 31, 2015
(in thousands)
Revolving line of credit	$170,990
Credit facility term loan	96,656

Total debt	267,646
Less current maturities of long-term debt	22,305

Long-term debt	$245,341

Credit facility term loans and revolving line of credit

        Select Energy Services has a senior secured credit facility originally executed in May of 2011 which has been amended over time. The credit facility was amended on October 30, 2015 to reduce the total credit facility to $355.0 million, comprising a $105.0 million term loan and a $250.0 million revolving line of credit. Effective September 22, 2016, the Company amended its credit facility to amend certain provisions related to leverage ratio covenants and reduced the revolving line of credit to $215.0 million. Effective December 20, 2016, the Company amended its senior secured credit facility to extend the maturity date from February 28, 2018 to February 28, 2020 and reduce the revolving line of credit to $100 million. The agreement also amended certain financial covenants and restrictions and outlined a new pricing grid that is effective after receipt of the third quarter 2017 compliance certificate. Accrued interest is payable at the end of each quarter. The credit facility has a variable interest rate that ranges from either (i) the London interbank rate ("LIBOR") plus a margin for Eurodollar advances or (ii) the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—DEBT (Continued)

applicable base rate plus a margin for base rate advances based on the Company's leverage ratio as outlined below. In addition, a commitment fee related to the revolving line of credit is payable at the end of each calendar quarter based on a rate of 0.500% per annum on any unused portion of the commitment under the credit agreement.

Leverage Ratio Before Receipt of Third Quarter 2017 Compliance Certificate	Eurodollar Advances	Base Rate Advances
< 4.00	4.00%	3.00%
≥ 4.00	4.50%	3.50%

Leverage Ratio After Receipt of Third Quarter 2017 Compliance Certificate	Eurodollar Advances	Base Rate Advances
< 2.00	3.00%	2.00%
≥ 2.00 < 2.50	3.25%	2.25%
≥ 2.50 < 3.00	3.50%	2.50%
≥ 3.00 < 3.50	3.75%	2.75%
≥ 3.50 < 4.00	4.00%	3.00%
≥ 4.00	4.50%	3.50%

        Select Energy Services had no debt outstanding under the revolving line of credit as of December 31, 2016 and $173.0 million outstanding as of December 31, 2015. The weighted-average interest rate of outstanding borrowings under the revolving line of credit was 3.25% as of December 31, 2015. The borrowing capacity under the revolving line of credit was reduced by outstanding letters of credit of $16.3 million and $14.8 million as of December 31, 2016 and 2015, respectively. The Company's letters of credit have a variable interest rate between 3.00% and 4.50% based on the Company's leverage ratio as outlined above. The unused portion of the available borrowings under the revolving line of credit was $83.7 million and $62.2 million at December 31, 2016 and 2015, respectively.

        In connection with amending its credit facility, the Company incurred $4.5 million and $1.2 million of debt issuance costs during the years ended December 31, 2016 and 2015. Debt issuance costs are amortized to interest expense over the life of the debt to which they pertain. Total unamortized debt issuance costs as of December 31, 2016 and 2015 were $3.9 million and $2.9 million, respectively. As there are no drawn borrowings as of December 31, 2016, unamortized debt issuance costs are presented as a deferred asset. For December 31, 2015, unamortized debt issuance costs are presented as a direct deduction from the carrying value of the associated debt instruments.

        The Company's obligations under its senior secured credit facility are secured by substantially all of its assets. The credit facility contains customary events of default and covenants and limits its ability to incur additional indebtedness, pay dividends or make other distributions, create liens and sell assets. The Company was in compliance with all debt covenants as of December 31, 2016.

NOTE 8—COMMITMENTS AND CONTINGENCIES

Operating leases

        Select Energy Services is party to non-cancelable leases for operating locations, equipment and office space. Rent under the operating lease agreements is recognized ratably over the lease term. Total

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—COMMITMENTS AND CONTINGENCIES (Continued)

expenses incurred under these operating lease agreements for the years ended December 31, 2016 and 2015 was $21.6 million and $39.2 million, respectively. In January 2016 the Company bought out vehicle operating leases at a total purchase price of $16.2 million.

        The Company has the following operating lease commitments under non-cancelable lease terms as of December 31, 2016:

Year Ending December 31,	Amount(1)
(in thousands)
2017	$13,407
2018	11,976
2019	7,297
2020	7,269
2021	7,145
Thereafter	37,661

Total	$84,755

(1)
The Company's operating lease commitments under non-cancelable lease terms as of December 31, 2016 include $40.3 million of lease payments related to facilities that are included within the accrual for exit and disposal activities. Refer to Note 4—Exit and Disposal Activities for further discussion.

Litigation

        The Company is named from time to time in various legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company does not believe the resolution of any of these proceedings would be material to its financial position or results of operations.

General Business Risk

        As discussed in Note 1, the substantial majority of Company's customers are in the oil and gas industry. The oil and gas industry is currently facing unique challenges due to the continued volatility and depressed state of oil and gas prices.

NOTE 9—EQUITY-BASED COMPENSATION

        The 2011 Equity Incentive Plan, ("2011 Plan") was approved by the Predecessor's board of managers in April 2011. In conjunction with the 144A Offering, the Company adopted a long-term incentive plan (the "2016 Plan") for employees, consultants and directors of the Company and its affiliates. Options that were outstanding under the 2011 Plan prior to the 144A Offering were cancelled and replaced with new options under the 2016 Plan. The maximum number of shares that may be issued pursuant to the 2016 Plan shall not exceed 4,600,000 shares of Class A common stock plus 8% of any shares of Class A common stock sold in any underwritten public offering, subject to adjustment in the event of recapitalization or reorganization, or related to forfeitures or the expiration of awards. Equity options are granted with terms not to exceed ten years. Phantom Awards granted under the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EQUITY-BASED COMPENSATION (Continued)

Plan, upon vesting, entitle the Participant to receive an amount of cash based on the value of the underlying equity instrument.

Equity option awards

        Equity options were granted with an exercise price equal to or greater than the fair market value of its underlying equity instrument as of the date of grant. The Company values its equity on a quarterly basis using a market approach that includes a comparison to publicly traded peer companies using earnings multiples based on their market values and a discount for lack of marketability. The fair value measurement relies on Level 3 inputs. The estimated fair value of its equity options is expensed over their vesting period, which is generally three years. However, certain awards that were granted during 2016 in replacement of cancelled awards were vested immediately. The Company utilizes the Black-Scholes model to determine fair value, which incorporates assumptions to value equity-based awards. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. At this time, there is no public market for the Company's equity. Therefore, the Company considers the historic volatility of publicly traded peer companies when determining the volatility factor. The expected life of the options is based on a formula considering the vesting period and term of the options awarded, which is generally seven years. On December 20, 2016, outstanding equity options of SES Holdings were exchanged for equivalent equity options in Select Energy Services. There was no incremental compensation expense recorded as a result of the exchange.

        A summary of its equity option activity and related information is as follows:

	December 31, 2016		December 31, 2015
	Unit Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning balance	973,410	$16.16	1,262,220	$16.34
Granted	204,245	16.17	—	—
Cancelled	(556,934)	15.79	(288,810)	16.93

Ending balance	620,721	$16.50	973,410	$16.16

        The weighted-average grant date fair value of equity options granted during the year ended December 31, 2016 was $1.84. The table below presents the assumptions used in determining the fair value of certain equity options previously cancelled that were regranted during the year ended December 31, 2016.

	$14.33 Strike	$20.61 Strike
Underlying Equity	$6.08	$6.08
Strike Price	$14.33	$20.61
Dividend Yield (%)	0.0%	0.0%
Risk free rate (%)	0.86%	0.86%
Volatility (%)	63.0%	63.0%
Expected Term (Years)	5	5

        The Company recognized approximately $0.3 million and $0.7 million of compensation expense related to equity options during the years ended December 31, 2016 and 2015, respectively.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EQUITY-BASED COMPENSATION (Continued)

        The Company's fully vested equity option activity and related information is as follows:

	December 31, 2016		December 31, 2015
	Vested Units	Weighted Average Exercise Price	Vested Units	Weighted Average Exercise Price
Beginning balance	905,698	$16.30	852,736	$17.19
Vested	229,747	15.96	257,973	14.69
Cancelled	(514,724)	15.91	(205,011)	17.99

Ending balance	620,721	$16.50	905,698	$16.30

        The weighted-average remaining contractual term of outstanding vested equity at December 31, 2016 and 2015 was 2.50 and 3.50, respectively. All vested outstanding equity options are currently exercisable; however, the exercise price of 197,294 equity options, with a weighted-average exercise price of $20.81, exceed the price of the underlying equity instruments.

Phantom awards

        The Company's Phantom Awards are cash settled awards contingent upon meeting certain equity returns and a liquidation event. The distribution amount is based on the fair value of the underlying equity at the time of the liquidation event with a maximum value of $7.53 per Phantom Award. As a result of the cash-settlement feature of these awards, the Company considers these awards to be liability awards, which are measured at fair value at each reporting date and the pro rata vested portion of the award is recognized as a liability to the extent that the performance condition is deemed probable. No compensation expense has been recognized to date due to the non-occurrence of the performance condition, which is not yet considered probable. Activity related to the Company's Phantom Awards is as follows:

	For the year ended December 31,
	2016	2015
Beginning balance	1,289,472	995,991
Granted	158,031	524,554
Cancelled	(19,920)	(231,073)

Ending balance	1,427,583	1,289,472

NOTE 10—DERIVATIVE FINANCIAL INSTRUMENTS

        The Company had variable rate debt outstanding which is subject to interest rate risk based on volatility in underlying interest rates. In April 2013, the Company entered into a pay fixed, receive variable interest rate swap, with an aggregate notional amount of $125.0 million, which the Company designated as a cash flow hedge. The derivative contract matured in April 2016. The change in value and amounts reclassified to interest expense during years ended December 31, 2015 and 2016, are nominal. The fair value measurement of the interest rate swap agreement was based on Level 2 inputs. See Note 11—Fair Value Measurement for further discussion.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

        The table below summarizes the fair value and classification of the Company's derivative instruments:

		As of December 31,
Classification	Balance Sheet Location	2016	2015
		(in thousands)
Liabilities:
Current liability	Accrued expenses and other current liabilities	$—	$7
Long-term liability	Other long-term liabilities	—	—

Total liabilities		$—	$7

        Changes in the fair values of the Company's derivative instruments are presented on a net basis in the accompanying consolidated statements of operations. Changes in the fair value of the Company's interest rate swap derivative instruments are as follows:

	Year Ended December 31,
Derivatives designated as cash flow hedges	2016	2015
	(in thousands)
Beginning fair value of interest rate swap derivative instruments	$(7)	$(68)
Amount of unrealized losses recognized in OCI	(106)	(277)
Amount of gains reclassified from AOCI to earnings (effective portion)	113	338

Net change in fair value of interest rate swap derivative instruments	7	61

Ending fair value of interest rate swap derivative instruments	$—	$(7)

NOTE 11—FAIR VALUE MEASUREMENT

        The Company utilizes fair value measurements to measure assets and liabilities in a business combination or assess impairment of property and equipment, intangible assets and goodwill. Fair value is defined as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in an orderly transaction between market participants at the measurement date. Further, ASC 820, Fair Value Measurements, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and includes certain disclosure requirements. Fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk.

        ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENT (Continued)

different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:

  Level 1—Unadjusted quoted prices for identical assets or liabilities in active markets.

  Level 2—Quoted prices for similar assets or liabilities in non-active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3—Inputs that are unobservable and significant to the fair value measurement (including the Company's own assumptions in determining fair value).

        A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. There were no transfers into, or out of, the three levels of the fair value hierarchy for the years ended December 31, 2016 and 2015.

Assets and liabilities measured at fair value on a recurring basis

        The Company estimated the fair value of derivative instruments using the market approach via a model that uses inputs that are observable in the market or can be derived from, or corroborated by, observable data. See Note 10—Derivatives Financial Instruments for further discussion.

        The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(In thousands)
As of December 31, 2016
Financial liabilities
Interest rate swap derivative instrument	$—	$—	$—	$—
As of December 31, 2015
Financial liabilities
Interest rate swap derivative instrument	$—	$(7)	$—	$(7)

Assets and liabilities measured at fair value on a non-recurring basis

        Nonfinancial assets and liabilities measured at fair value on a non-recurring basis include certain nonfinancial assets and liabilities as may be acquired in a business combination and measurements of goodwill and intangible impairment. As there is no corroborating market activity to support the assumptions used, the Company has designated these measurements as Level 3.

        Long-lived assets, such as property and equipment and finite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. The development of future cash flows and the estimate of fair value represent the Company's best estimates based on industry trends and reference to market transactions and are subject to variability.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENT (Continued)

        The Company conducts its annual goodwill impairment test in the fourth quarter each year, or more frequently if indicators of impairment exist. As a result of triggering events during 2015, the Company conducted its goodwill impairment test as of September 30, 2015. The Company determined that additional triggering events were present during 2016 resulting in an additional impairment assessment. The Company's annual impairment test utilizes discounted cash flow projections using weighted average cost of capital calculations based on capital structures of publicly traded peer companies to determine the fair value of its reporting units. The Company's reporting units are based on its organizational and reporting structure. Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets (including goodwill) and liabilities to reporting units and determining the fair value. The determination of reporting unit fair value relies upon certain estimates and assumptions. These estimates and assumptions are affected by numerous factors, including the general economic environment and levels of exploration and production activity of oil and natural gas companies.

        The Company's estimates of fair value have been determined at discrete points in time based on relevant information. These estimates involve uncertainty and cannot be determined with precision. There were no significant changes in valuation techniques or related inputs for the years ended December 31, 2016 and 2015.

        The following table presents information about the Company's assets measured at fair value on a non-recurring basis for the years ended December 31, 2016 and 2015.

	Fair Value Measurements Using
				Carrying Value(1)
	Level 1	Level 2	Level 3		Impairment
	(In thousands)
Year Ended December 31, 2016
Goodwill	$—	$—	$—	$138,529	$138,529
Intangible Assets	—	—	—	137	137
Fixed Assets	—	—	23,188	83,214	60,026
Year Ended December 31, 2015
Goodwill	$—	$—	$—	$20,136	$20,136
Intangible Assets	—	—	—	1,230	1,230

(1)
Amount represents carrying value at the date of assessment.

Other fair value considerations

        The carrying values of the Company's current financial instruments, which include cash and cash equivalents, accounts receivable trade and accounts payable, approximate their fair value at December 31, 2016 and 2015 due to the short-term maturity of these instruments. The Company had no outstanding debt as of December 31, 2016. The carrying value of debt as of December 31, 2015 approximates fair value due to variable market rates of interest. These fair values, which are Level 3 measurements, were estimated based on the Company's incremental borrowing rates for similar types of borrowing arrangements, when quoted market prices were not available. The estimated fair values of the Company's financial instruments are not necessarily indicative of the amounts that would be realized in a current market exchange.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—RELATED PARTY TRANSACTIONS

        The Company considers its related parties to be those members who are beneficial owners of more than 5.0% of its common stock, executive officers, members of its board of directors or immediate family members of any of the foregoing persons. The Company has entered into a significant number of transactions with related parties. The Company's board of directors regularly reviews these transactions. Notwithstanding this, its results of operations may be different if these transactions were conducted with non-related parties. During the year ended December 31, 2016, sales to related parties were $1.2 million. Purchases from related party vendors were $4.3 million during the year ended December 31, 2016. These purchases comprised $1.0 million relating to purchases of property and equipment, $0.2 million relating to inventory and consumables, $1.1 million relating to rent of certain equipment or other services used in operations, and $2.0 million relating to management, consulting and other services. During the year ended December 31, 2015, sales to related parties were $4.1 million. Purchases from related party vendors were $8.6 million during the year ended December 31, 2015. These purchases comprised $4.0 million relating to purchases of property and equipment, $0.9 million relating to inventory and consumables, $1.0 million relating to rent of certain equipment or other services used in operations, and $2.7 million relating to management, consulting and other services.

Tax receivable agreements

        In connection with the 144A Offering, the Company entered into two tax receivable agreements (the "Tax Receivable Agreements") with Legacy Owner Holdco, Crestview GP, and certain affiliates of Predecessor unitholders (collectively, the "TRA Holders").

        The first of the Tax Receivable Agreements, which the Company entered into with Legacy Owner Holdco and Crestview GP, generally provides for the payment by the Company to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the 144A Offering as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the Company's acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder's SES Holdings, LLC common units in connection with the 144A Offering or pursuant to the exercise of the Exchange Right or the Company's Call Right and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under such Tax Receivable Agreement.

        The second of the Tax Receivable Agreements, which the Company entered into with an affiliate of the Contributing Legacy Owners, generally provides for the payment by the Company to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the 144A Offering as a result of, as applicable to each such TRA Holder, (i) any net operating losses available to the Company as a result of certain reorganization transactions entered into in connection with the 144A Offering and (ii) imputed interest deemed to be paid by the Company as a result of any payments the Company makes under such Tax Receivable Agreement.

        See Note 13—Income Taxes for further discussion of amounts recorded in connection with the 144A Offering.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES

        Following the 144A Offering, the Company is subject to U.S. federal and state income taxes as a corporation. Prior to the 144A Offering, the Predecessor only recorded a provision for Texas franchise tax and federal and state provisions for certain corporate subsidiaries as the Predecessor's taxable income or loss was includable in the income tax returns of the individual partners and members. Specifically, SES Holdings and its subsidiaries, with the exception of certain corporate subsidiaries, are treated as flow-through entities for U.S. federal income tax purposes, and as such, are generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to its taxable income is passed through to its members or partners. Accordingly, the Select Energy Services will recognize a tax liability on its share of SES Holdings' pre-tax book income, exclusive of the noncontrolling interest for periods following the 144A Offering. The components of the federal and state income tax expense (benefit) are summarized as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Current tax expense
Federal	$—	$341
State	275	836

Total current expense	275	1,177

Deferred tax expense (benefit)
Federal	(841)	(785)
State	42	(68)

Total deferred benefit	(799)	(853)

Total income tax provision (benefit)	$(524)	$324

Tax expense (benefit) attributable to controlling interests	$(179)	$324
Tax benefit attributable to noncontrolling interests	(345)	—

Total income tax expense (benefit)	$(524)	$324

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        A reconciliation of the Company's provision for income taxes as reported and the amount computed by multiplying income before taxes, less noncontrolling interest, by the U.S. federal statutory rate of 35%:

Year Ended December 31, 2016
(in thousands)
Provision calculated at federal statutory income tax rate:
Net income before taxes	$(313,948)
Statutory rate	35%
Income tax benefit computed at statutory rate	(109,882)
Less: Noncontrolling interests	109,230

Income tax benefit attributable to controlling interests	(652)
State and local income taxes, net of federal benefit	87
Change in valuation allowance	386

Tax benefit attributable to controlling interests	(179)
Tax benefit attributable to noncontrolling interests	(345)

Total income tax benefit	$(524)

        For the year ended December 31, 2015, the calculation is not applicable as the Company was not subject to federal income taxes prior to the 144A Offering, with the exception of certain corporate subsidiaries.

        Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. As of December 31, 2016 and 2015, the Company had net deferred tax liabilities of $0.6 million and $1.4 million, respectively, which are recorded in other

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

long-term liabilities on the consolidated balance sheets. The principal components of the deferred tax assets (liabilities) are summarized as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Deferred tax assets
Section 754 election tax basis adjustment	$3,601	$—
Net operating loss	3,999	—
Credits and other carryforwards	142	—
Investment in consolidated subsidiary SES Holdings, LLC	297	—
Property and equipment	220	—

Total deferred tax assets	8,259	—

Deferred tax liabilities
Property and equipment	—	68
Intangible assets	811	1,343
Noncurrent state deferred tax liability	113	—

Total deferred tax liabilities	924	1,411

Net deferred tax assets (liabilities)	7,335	(1,411)
Valuation allowance	(7,932)	—

Net deferred tax assets (liabilities)	$(597)	$(1,411)

        On the date of the 144A Offering, the Company recorded a net deferred tax asset of $9.7 million related to the step up in tax basis resulting from the purchase by the Company of common units of SES Holdings. This deferred tax asset has a full valuation allowance. As a result, the Company has not recorded a liability for the effect of any associated Tax Receivable Agreement liabilities as the liability is based on the actual cash tax savings, which are not considered probable as of December 31, 2016. See Note 12—Related Party Transactions for further discussion of the Tax Receivable Agreements.

        The Company has a federal net operating loss carryforward of $10.9 million and a state net operating loss carryforward of $3.4 million, which begin to expire in 2031. The tax benefits of the net operating losses are recorded as an asset to the extent that management assesses the utilization of such carryforwards to be more likely than not. When the future utilization of some portion of the carryforwards or other deferred tax assets is determined not to be more likely than not, a valuation allowance is provided to reduce the recorded tax benefits from such assets. As of December 31, 2016, the Company has a valuation allowance of $7.9 million as a result of management's assessment as to the realizability of certain deferred tax assets. Management believes there will be sufficient future taxable income based on the reversal of temporary differences to enable utilization of those deferred tax assets that do not have a valuation allowance recorded against them.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        Separate federal and state income tax returns are filed for Select Energy Services, SES Holdings, and certain consolidated affiliates. The tax years 2012 through 2015 remain open to examination by the major taxing jurisdictions to which the Company is subject to income tax. Select Energy Services and SES Holdings are not currently under any income tax audits.

        Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2016 and 2015 there was no material liability or expense for the periods then ended recorded for payments of interest and penalties associated with uncertain tax positions or material unrecognized tax positions and the Company's unrecognized tax benefits were not material.

NOTE 14—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Accumulated other comprehensive income (loss) relates to the Company's interest rate swap financial instrument and consists of the followings:

Accumulated Other Comprehensive Income (Loss)
(in thousands)
Balance as of December 31, 2014	$(68)
Other comprehensive income (loss) before reclassification	(277)
Amounts reclassified from accumulated other comprehensive income (loss)	338

Balance as of December 31, 2015	$(7)
Other comprehensive income (loss) before reclassification	(106)
Amounts reclassified from accumulated other comprehensive income (loss)	113

Balance as of December 31, 2016	$—

        Other comprehensive income (loss) was nominal for the years ended December 31, 2016 and 2015.

NOTE 15—NONCONTROLLING INTERESTS

        The Company has ownership interests in multiple subsidiaries that are consolidated within the Company's financial statements but are not wholly owned. During the year ended December 31, 2016, the Company purchased additional interests from third-parties in certain of these subsidiaries for a total of $0.3 million. As a result of the Company's increased interest in these subsidiaries, the Company reduced its noncontrolling interests by $1.1 million and recognized an increase in Predecessor equity related to the purchase of noncontrolling interests of $0.7 million.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—NONCONTROLLING INTERESTS (Continued)

        The following table summarizes the effects of changes in noncontrolling interests on Predecessor equity for the year ended December 31, 2016:

December 31, 2016
(in thousands)
Net loss prior to 144A Offering	$(306,481)
Transfers from noncontrolling interests:
Increase in Predecessor equity due to purchase of noncontrolling interests	707

Change to Predecessor equity from net loss prior to 144A Offering and transfers from noncontrolling interests	$(305,774)

NOTE 16—EARNINGS PER SHARE

        Earnings per share are based on the amount of income allocated to the shareholders and the weighted-average number of shares outstanding during the period for each class of common stock. The Company's outstanding options are not included in the calculation of diluted weighted average shares outstanding for the periods presented as the effect is antidilutive.

        Earnings related to periods prior to the reorganization and 144A Offering are attributable to the Predecessor. The following table presents the Company's calculation of basic and diluted earnings per

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—EARNINGS PER SHARE (Continued)

share for the year ended December 31, 2016 (dollars in thousands, except share and per share amounts):

Year Ended December 31, 2016
Net loss	$(313,948)
Net loss attributable to Predecessor	306,481
Net loss attributable to noncontrolling interests	6,424

Net loss attributable to Select Energy Services, Inc.	$(1,043)

Allocation of loss attributable to:
Class A-1 stockholders	$(844)
Class A stockholders	(199)
Class B stockholders	—

$(1,043)

Weighted average shares outstanding:
Class A-1—Basic & Diluted	16,100,000

Class A—Basic & Diluted	3,802,972

Class B—Basic & Diluted	38,462,541

Net loss per share attributable to common stockholders:
Class A-1—Basic & Diluted	$(0.05)

Class A—Basic & Diluted	$(0.05)

Class B—Basic & Diluted	$—

NOTE 17—SEGMENT INFORMATION

        Select Energy Services is an oilfield services company that provides solutions to the North American onshore oil and natural gas industry. The Company's services are offered through three operating segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Each operating segment reflects a reportable segment led by separate segment management that reports directly or indirectly to the Company's chief operating decision maker ("CODM"). The Company's CODM assesses performance and allocates resources on the basis of the following three reportable segments:

  Water Solutions—The Water Solutions segment provides water-related services to customers that include major integrated oil companies and independent oil and natural gas producers. These services include: the sourcing of water; the transfer of the water to the wellsite through permanent pipeline infrastructure and temporary pipe; the containment of fluids off- and on-location; measuring and monitoring of water; the filtering and treatment of fluids, well testing and handling of flowback and produced formation water; and the transportation and recycling or disposal of drilling, completion and production fluids.

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SEGMENT INFORMATION (Continued)

  Accommodations and Rentals—The Accommodations and Rentals segment provides workforce accommodations and surface rental equipment supporting drilling, completion and production operations to the U.S. onshore oil and gas industry.

  Wellsite Completion and Construction Services—The Wellsite Completion and Construction Services segment provides oil and natural gas operators with a variety of services, including crane and logistics services, wellsite and pipeline construction and field services. These services are performed to establish, maintain and improve production throughout the productive life of an oil or gas well, or to otherwise facilitate other services performed on a well.

        Financial information as of and for the years ended December 31, 2016 and 2015, by segment, is as follows:

	As of and for the year ended December 31, 2016
	Revenue	Income (loss) before taxes	Depreciation and Amortization	Capital Expenditures	Total Assets
	(in thousands)
Water Solutions	$241,766	$(282,019)	$81,051	$34,458	$331,111
Accommodations and Rentals	27,367	(10,930)	10,841	1,580	38,874
Wellsite Completion and Construction Services	34,094	(4,108)	5,215	288	29,994
Elimination	(828)	—	—	—	—

Loss from operations		(297,057)
Corporate	—	(1,916)	—	—	5,087
Interest expense, net	—	(16,128)	—	—	—
Other income, net	—	629	—	—	—

	$302,399	$(314,472)	$97,107	$36,326	$405,066

	As of and for the year ended December 31, 2015
	Revenue	Income (loss) before taxes	Depreciation and Amortization	Capital Expenditures	Total Assets
	(in thousands)
Water Solutions	$427,592	$(52,757)	$89,271	$34,724	$560,064
Accommodations and Rentals	53,677	(486)	11,475	10,555	52,890
Wellsite Completion and Construction Services	56,299	(3,003)	6,702	3,407	35,384
Elimination	(1,991)	—	—	—	—

Loss from operations		(56,246)
Corporate	—	(12,527)	264	—	1,910
Interest expense, net	—	(13,689)	—	—	—
Other income, net	—	893	—	—	—

	$535,577	$(81,569)	$107,712	$48,686	$650,248

SELECT ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—SEGMENT INFORMATION (Continued)

        Revenue by groups of similar products and services are as follows:

	For the year ended December 31,
	2016	2015
	(in thousands)
Water sourcing and transfer(1)	$144,659	$230,354
Well testing and flowback	37,582	75,820
Fluid hauling and disposal	59,214	121,322
Accommodations and rentals	27,151	52,948
Wellsite completion and construction services	33,793	55,133

	$302,399	$535,577

(1)
Includes water sourcing, water transfer, containment, water monitoring, and water treatment and recycling services.

NOTE 18—SUBSEQUENT EVENTS

        On January 23, 2017, the Company issued 10,668 equity options to certain members of the Company's board of directors related to the addition of independent directors and 324,111 equity options to certain employees of the Company with a strike price of $20.00 and terms ranging from seven to ten years. Additionally, the Company granted 2,500 restricted stock units to certain members of the Company's board of directors related to the addition of independent directors and 34,867 restricted stock units to certain employees.

        On February 7, 2017, the Company issued 75,399 equity options to certain employees with a strike price of $20.00 and a term of seven years.

        On February 20, 2017, the Company issued 8,002 equity options to certain employees with a strike price of $20.00 and a term of seven years. Additionally, the Company granted 1,875 restricted stock units to certain employees.

        On February 24, 2017, the Company entered into a purchase and sale agreement to acquire a company in the Permian Basin with proprietary fresh water sources and water transport infrastructure for $56.5 million, with 90% to be paid in cash and 10% to be paid in equity, subject to certain closing adjustments. Closing is expected to be completed before the end of the first quarter of 2017.

        The Company has evaluated subsequent events through March 2, 2017, the date the financial statements are available to be issued.

Rockwater Energy Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands, Except for Number of Shares)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$473	$142
Accounts receivable trade, net of allowance for doubtful accounts of $5,591 and $5,552 at June 30, 2017 and December 31, 2016, respectively	155,542	62,862
Inventories	40,553	23,899
Prepaid expenses and other current assets	6,629	5,244
Income taxes receivable	3,209	3,904

Total current assets	206,406	96,051
Property, plant, and equipment, net of accumulated depreciation	166,689	147,551
Other assets:
Goodwill	339,324	209,653
Intangibles, net of accumulated amortization	66,540	23,134
Other long-term assets	1,264	327

Total other assets	407,128	233,114

Total assets	$780,223	$476,716

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$53,091	$22,110
Overdraft payable	863	95
Accrued liabilities and other current liabilities	40,539	24,057
Current portion of long-term debt	—	10,175
Current portion of capital leases	2,147	2,028

Total current liabilities	96,640	58,465
Long-term debt	63,677	100,381
Capital lease obligations	2,198	3,172
Deferred income taxes, net	18,695	19,758
Other long-term liabilities	1,818	1,933

Total liabilities	183,028	183,709
Commitments and contingencies (Note 10)
Shareholders' equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class-A-1 common stock, $0.01 par value; 30,000,000 shares authorized, 8,797,500 shares issued and outstanding at June 30, 2017	88	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized, 34,495,596 shares and 30,191,890 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	345	302
Class B common stock, $0.01 par value; 120,000,000 shares authorized, 5,693,258 shares issued and outstanding at June 30, 2017	57	—
Additional paid-in capital	449,118	233,315
Retained earnings	80,520	86,546
Accumulated other comprehensive loss	(21,252)	(27,156)

Total Rockwater shareholders' equity	508,876	293,007
Noncontrolling interest	88,319	—

Total shareholders' equity	597,195	293,007

Total liabilities and shareholders' equity	$780,223	$476,716

The accompanying notes are an integral part of these condensed consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In Thousands, Except for Number of Shares and per share data)

	Six Months Ended June 30,
	2017	2016
Revenue
Water solutions services	$211,113	$102,464
Completion & specialty chemicals products	67,957	31,201

Total Revenue	279,070	133,665
Costs of sales
Water solutions services	175,677	99,392
Completion & specialty chemicals products	61,340	30,724
Depreciation and amortization	22,721	22,378

Total costs of sales	259,738	152,494

Gross profit (loss)	19,332	(18,829)
Operating expenses:
Selling, general, and administrative expenses	30,077	20,704
Depreciation and amortization	5,299	4,245
Impairment	—	1,009
Restructuring charges	726	8,639
Gain on disposal of property and equipment	(19)	(990)

Total operating expenses	36,083	33,607

Loss from operations	(16,751)	(52,436)
Other income (expense):
Interest expense	(2,890)	(3,674)
Foreign currency gains	1	569
Other income, net	457	304

Total other expense	(2,432)	(2,801)

Loss from operations before benefit from income taxes	(19,183)	(55,237)
Benefit from income taxes	(12,629)	(672)

Net loss	(6,554)	(54,565)
Less: net loss attributable to noncontrolling interest	(528)	—

Net loss attributable to common stockholders	$(6,026)	$(54,565)

Other comprehensive income:
Foreign currency translation adjustment, net of tax of zero	2,389	4,843

Comprehensive loss	(4,165)	(49,722)
Less: Comprehensive loss attributable to noncontrolling interest	(261)	—

Comprehensive loss attributable to common stockholders	$(3,904)	$(49,722)

Weighted Average Shares Outstanding:
Class A-1—Basic and Diluted	6,462,794	—
Class A—Basic and Diluted	31,973,481	28,331,390
Net loss per share available to common stockholders:
Class A-1—Basic and Diluted	$(0.16)	$—
Class A—Basic and Diluted	$(0.16)	$(1.93)

The accompanying notes are an integral part of these condensed consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

(In Thousands, Except for Number of Shares)

	Class A-1 Stockholders		Class A Stockholders		Class B Stockholders
									Accumulated Other Comprehensive Income (Loss)	Total Rockwater Shareholders' Equity
	Shares	Class A-1 Common Stock	Shares	Class A Common Stock	Shares	Class B Common Stock	Additional Paid-In Capital	Retained Earnings			Non- controlling Interest	Total Shareholders' Equity
Balance at December 31, 2016	—	—	30,191,890	302	—	—	$233,315	$86,546	$(27,156)	$293,007	$—	$293,007
Net loss	—	—	—	—	—	—	—	(6,026)	—	(6,026)	(528)	(6,554)
Share-based compensation	—	—	—	—	—	—	1,854	—	—	1,854	—	1,854
Issuance of common stock	8,797,500	88	11,421	—	—	—	136,937	—	—	137,025	—	137,025
Issuance of common stock for acquisitions	—	—	4,105,998	41	5,693,258	57	74,127	—	3,782	78,007	88,580	166,587
Tax impact from non-controlling interest	—	—	—	—	—	—	3,034	—	—	3,034	—	3,034
Issuance of restricted stock	—	—	195,074	2	—	—	—	—	—	2	—	2
Restricted shares withheld at vesting	—	—	(8,787)	—	—	—	(149)	—	—	(149)	—	(149)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	2,122	2,122	267	2,389

Balance at June 30, 2017	8,797,500	88	34,495,596	345	5,693,258	57	$449,118	$80,520	$(21,252)	$508,876	$88,319	$597,195

The accompanying notes are an integral part of these condensed consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(6,554)	$(54,565)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	1,854	1,274
Depreciation and amortization	28,020	26,623
Provision for doubtful accounts	135	1,327
Net gain on disposal of fixed assets	(19)	(990)
Deferred income tax (benefit) provision	(12,497)	1,625
Loss on abandonment of facilities	—	591
Amortization of deferred financing costs	597	421
Lower of cost or market adjustment on inventory	—	491
Reserve for obsolete inventory	33	504
Impairments of long-lived and Intangible assets	—	1,009
Fair value adjustment related to contingent consideration	(108)	(239)
Foreign currency gains	(1)	(569)
Other	101	412
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable—trade	(62,837)	30,240
Prepaid expenses and other current assets	144	(185)
Inventories	(15,307)	5,827
Accounts payable	21,423	(2,370)
Accrued liabilities	10,064	(5,778)
Income taxes	774	(889)

Net cash provided by (used in) operating activities	(34,178)	4,759
Investing activities
Capital expenditures for property and equipment	(14,345)	(682)
Cash paid for the acquisition of Crescent Services, net of cash acquired	(39,111)	—
Proceeds from sale of property and equipment	402	488
Insurance Proceeds	—	235

Net cash provided by (used in) investing activities	(53,054)	41

Financing activities
Proceeds from 144A offering, net of underwriter fees and expenses	$136,919	$—
Borrowings on Rockwater revolving credit facility	63,677	14,173
Repayments on Rockwater revolving credit facility	(100,381)	(18,099)
Repayment of long-term debt	(10,175)	—
Overdraft payable	768	77
Payments of capital lease obligations	(1,057)	(79)
Payments of deferred financing costs	(1,643)	(136)
Share repurchases	(149)	(570)

Net cash provided (used in) by financing activities	87,959	(4,634)

Effect of exchange rate changes on cash and cash equivalents	(396)	(86)

Net increase in cash and cash equivalents	331	80
Cash and cash equivalents—beginning of year	142	252

Cash and cash equivalents—end of period	$473	$332

Supplemental cash flow disclosures
Interest paid	$2,337	$3,124

Income tax refunds received, net of taxes paid	993	216

Noncash investing and financing activities
Equipment financed through capital lease	290	—

Stock issued in connection with acquisition of business	166,587	—

Noncash asset exchanges	(303)	1,486

Noncash capital expenditures	135	—

Issuance of common stock	106	1,589

The accompanying notes are an integral part of these condensed consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations and Combination

        Description of business:    Rockwater Energy Solutions, Inc ("Rockwater" or the "Company") was incorporated as a Delaware corporation on March 31, 2017. The Company is a holding company whose sole material asset consists of a controlling membership interest in Rockwater LLC ("RES LLC"). As described in more detail below, our predecessor corporation, Rockwater Energy Solutions, Inc., was formed as a Delaware corporation in June 2011 and converted into Rockwater LLC, a Delaware limited liability company, in March 2017 in connection with the reorganization transactions related to the Crescent Merger. Rockwater LLC owns all of the equity interests of the primary operating subsidiaries through which we operate our business. The Company is the managing member of Rockwater LLC, is responsible for all operational, management and administrative decisions relating to Rockwater LLC's business and consolidates the financial results of Rockwater LLC and its subsidiaries.

        Rockwater is a provider of comprehensive water management solutions to the oil and gas industry in the United States and Canada. The Company provides water sourcing, transfer, testing, monitoring, treatment and storage; site and pit surveys; flowback and well testing; water reuse services; water testing; fluids logistics; and consulting services to E&P operators. We also develop and manufacture a full suite of specialty chemicals used in well completions, and production chemicals used to enhance performance over the life of a well.

        Reorganization:    On March 9, 2017, the Company completed a private placement of equity for 8,797,500 shares of Class A-1 common stock (the "144A Offering") at an offering price of $17.00 per share for net proceeds of $137.1 million. In conjunction with the 144A Offering, the Company amended and restated the certificate of incorporation to, among other things, effect a 9.3415-for-one stock split of our common stock, and the concurrent reclassification of our common stock into Class A common stock and create the Class A-1 common stock and the Class B common stock. All historical periods presented reflect the 9.3415-for-one stock split.

        Registration Rights Agreement:    On February 16, 2017, in connection with the 144A Offering, the Company entered into a registration rights agreement with FBR Capital Markets & Co. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, no later than June 30, 2017, a shelf registration statement registering for resale the 8,797,500 shares of the Company's Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. All of the Class A-1 common stock will convert into Class A common stock upon effectiveness of a shelf registration statement for the resale of such shares. Investors in the 144A Offering will be entitled to make sales under such registration statement 60 days following the completion of this offering.

        Up-C Restructuring:    Prior to and in connection with the Crescent Merger, we effected a holding company merger whereby (i) a new corporate holding company was created (the "New Corporate Parent") and (ii) our predecessor corporation became a wholly-owned subsidiary of the New Corporate Parent and converted into Rockwater LLC, a limited liability company, for which the New Corporate Parent acts as the managing member. The New Corporate Parent was renamed Rockwater Energy Solutions, Inc. after the reorganization was effected. In connection with such reorganization, the Company acquired by merger from the holders of the capital stock of our predecessor corporation all

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

1. Nature of Operations and Combination (Continued)

of the then-existing capital stock of our predecessor corporation in exchange for 30,200,482 shares of Class A common stock and 8,797,500 shares of Class A-1 common stock in the New Corporate Parent, each of which has the same characteristics as the capital stock of our predecessor corporation owned by those holders immediately prior to the reorganization and has substantially the same rights and obligations as the equivalent class of capital stock in effect immediately prior to the merger, as required by Delaware law. In accordance with Delaware law, no approval of our stockholders was required in connection with the establishment of a new holding company structure. The Up-C reorganization by our predecessor corporation was deemed a tax-free transaction under the Internal Revenue Code.

        Crescent Merger:    On March 31, 2017, the Company acquired 100% of the outstanding membership interests of Crescent Companies,  LLC ("Crescent"), a privately-held oilfield services company that provides water and fluid management solutions to E&P companies principally in the Mid-Continent, Marcellus/Utica, Eagle Ford and Permian basins in exchange for cash of $39.3 million, Class A common stock of Rockwater, Class B common stock of Rockwater, and membership interests in RES LLC. The exchange of member interests by Rockwater LLC and Crescent was deemed a tax-free transaction under the Internal Revenue Code. See Note 3.

2. Summary of Significant Accounting Policies

        Our significant accounting policies are disclosed in the consolidated financial statements for the years ended December 31, 2016 and 2015. There have been no significant changes to our accounting policies during the six months ended June 30, 2017.

  Basis of Presentation

        The accompanying unaudited interim condensed consolidated financial statements include the accounts of Rockwater and its majority-owned subsidiaries and have been prepared on the same basis as our audited consolidated financial statements for the year ended December 31, 2016, in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial reporting. Certain information and note disclosures commonly included in annual financial statements have been omitted. Accordingly, the accompanying financial statements and notes should be read in conjunction with the Company's annual consolidated financial statements and notes to consolidated financial statements. In the opinion of management, all material adjustments, which are of a normal and recurring nature necessary for a fair statement of the results for the periods presented, have been reflected. All significant intercompany transactions and accounts have been eliminated upon consolidation.

        The historical consolidated financial statements are based on the financial statements of our predecessor, Rockwater Energy Solutions, Inc, prior to our corporate reorganization.

  Noncontrolling Interest

        Noncontrolling interest is comprised of the 14.2% of RES LLC which we do not own. This noncontrolling interest is classified as a component of equity separate from our equity in the consolidated balance sheets.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

  Segment Reporting

        The Company operates in two operating and reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company's chief operating decision maker assesses performance based on Adjusted EBITDA and allocates resources on the basis of the two reportable segments, Water Management and Completion & Specialty Chemicals.

  Income Taxes

        The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of the Company's assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized. The Company recorded valuation allowances of $39.4 million as of June 30, 2017 and $32.7 million as of December 31, 2016, against U.S. and Non-U.S. federal and local deferred tax assets.

        Our effective income tax rates for first six months of 2017 and 2016 were 65.8% and 1.2%. The change in our effective rate is primarily attributable to a deferred tax benefit of $14.4 million caused by a $14.4 million reduction of the valuation allowance on the Company's deferred tax assets upon recording a deferred tax liability of $14.4 million in the Crescent merger and recognizing a deferred tax benefit in the six months ended June 30, 2017 in accordance with ASC 740.

        The Company recorded an adjustment of $3.1 million to deferred tax liabilities on indefinite lived intangible assets as a result of the allocation of the tax bases in the Company's assets and liabilities as of March 31, 2017 between the Company and the noncontrolling interest in RES LLC issued as consideration in the Crescent merger. The decrease in the deferred tax liability was recorded as an adjustment to additional paid-in capital on the balance at March 31, 2017 in accordance with ASC 740. See Note 3.

  Recent Accounting Pronouncements

        In May 2017, the Financial Accounting Standards Board ("the FASB") issued Accounting Standard Update ("ASU") 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting," which clarifies what constitutes a modification of a share-based payment award. This update is effective for fiscal years and interim periods within fiscal years beginning after December 15, 2017, with early adoption permitted. We do not anticipate the adoption of this ASU will have material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business. The objective of the guidance is to help companies and other organizations which have acquired or sold a business to evaluate whether

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The requirements in this update are effective during annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted under certain circumstances. The Company is currently evaluating the impact this guidance will have on our consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To simplify the subsequent measure of goodwill, the amendments in this ASU eliminate Step two from the goodwill impairment test. An entity will no longer be required to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination to determine the impairment of goodwill. The amendments in this ASU will now require goodwill impairment to be measured by the amount by which the carrying value of the reporting unit exceeds its fair value. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Upon adoption, an entity shall apply the guidance in this ASU prospectively with early adoption permitted for annual goodwill tests performed after January 1, 2017. We do not anticipate the adoption of this ASU to have a material impact on our consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this update are intended to clarify cash flow treatment of eight specific cash flow issues with the objective of reducing diversity in practice. Early adoption is permitted, including adoption in an interim period. An entity that elects early adoption must adopt all of the amendments in the same period. These are clarifications of diversity in disclosures practices and we do not anticipate the adoption of this ASU will have material impact on our consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A—Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. In August 2015, the FASB voted to defer the effective date to annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and must be adopted using either a full retrospective method or a modified retrospective method. This guidance was updated in April and May of 2016, when the FASB issued ASU 2016-10 and 2016-12, respectively—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and Narrow-Scope Improvements and Practical Expedients. Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (Continued)

defers the effective date of Update 2014-09 by one year. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The purpose of this update to is to simplify overly complex areas of GAAP, while maintaining or improving the usefulness of the information. The areas for simplification in this update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update is effective for the Company in annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

        In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which provides that an entity that measures inventory by using first-in, first-out or average cost should measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. Net realizable value is the estimated selling prices of such inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The requirements in this update are effective during annual periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this update did not have a material impact on the Company's consolidated financial statements.

3. Business Combination

        On March 31, 2017, the Company acquired 100% of the outstanding membership interests of Crescent Companies, LLC in exchange for cash and equity interests of the Company and RES LLC.

        The Company accounted for this transaction using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Topic 805, Business Combinations. Under the acquisition method of accounting, assets acquired and liabilities assumed in connection with the acquisition have been recorded based on their fair values. The allocation of the consideration transferred is based on management's estimates, judgments and assumptions and are subject to change upon the final valuation and should be treated as preliminary values. This purchase accounting is

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Business Combination (Continued)

subject to the twelve month measurement period adjustments to reflect any new information that may be obtained in the future about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. The valuation of these assets and liabilities are classified as Level 3 within the fair value hierarchy.

        The total consideration for the acquisition consisted of 4,105,998 shares of the Company's Class A common stock, 5,693,258 RES LLC Units and 5,693,258 shares of the Company's Class B common stock and cash consideration of $39.3 million to settle Crescent's outstanding indebtedness as a condition of closing, subject to certain working capital and other adjustments at closing. The acquisition date fair value of the consideration transferred totaled $205.9 million, which consisted of the following (in thousands):

Repayment of Crescent's outstanding indebtedness	$39,300
RES LLC Units and Class B common stock issued	96,785
Class A common stock issued	69,802

Total	$205,887

        Certain of the former members of Crescent received shares of the Company's Class A common stock whereas other former members of Crescent received both a RES LLC Unit and corresponding share of the Company's Class B common stock, the combination of which provides the same economic and voting rights of the Company's Class A common stock. The RES LLC units are exchangeable into shares of Class A common stock on a one-for-one basis at the discretion of the holder, upon such exchange the corresponding share of Class B common stock will be forfeited, thus providing the holder with the same economic and voting rights on a pre- and post-exchange basis. Both the fair value of the 4,105,998 Class A common shares and the combination of the 5,693,258 RES LLC Units and Class B common shares was $17.00 per share based on the Company's offering price of the 144A Offering earlier in the same month.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Business Combination (Continued)

        The following table summarizes the preliminary fair values of the assets acquired and liabilities assumed as of March 31, 2017:

(in thousands)
Cash	$189
Accounts receivable trade	30,103
Inventories	394
Prepaid expenses and other current assets	1,169
Property, plant and equipment	28,108
Other noncurrent assets	160
Intangibles	48,705

Total identifiable assets acquired	108,828
Accounts payable	9,934
Accrued liabilities and other current liabilities	6,366
Deferred income taxes	14,372

Total liabilities assumed	30,672
Net identifiable assets acquired	78,156
Goodwill	127,731

Net assets acquired	$205,887

        Intangible assets related to the acquisition of Crescent consisted of the following (in thousands):

	Estimated useful life (in Years)	Fair value
Customer lists and relationships	5	$38,033
Trade name	5	10,672

Total Intangible assets		$48,705

Weighted average life of finite-lived intangibles	5

        For the valuation of the Customer relationship intangible assets, management used the income-based approach using a multi-period excess earnings method.

        For the valuation of the Trade name intangible assets, management used the income-based approach using the relief from royalty method.

        Goodwill is calculated as the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill is primarily attributable to expected synergies related to the Water management segment. All of the goodwill is expected to be deductible for income tax purposes. The entire amount of the goodwill was allocated to the Water Management segment for purpose of evaluating future goodwill impairment.

        The Company recognized $1.5 million of acquisition-related costs that were expensed during the six months ended June 30, 2017. These costs are included in the accompanying consolidated statements of operations and comprehensive loss in selling, general and administrative expenses for the six months ended June 30, 2017.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Business Combination (Continued)

        The Company's consolidated statement of operations and comprehensive loss include revenues (unaudited) of $38.6 million and net income (unaudited) of $0.4 million, respectively, from Crescent's Operations from the date of acquisition on March 31, 2017 to June 30, 2017.

        The following combined unaudited pro forma information assumes the acquisition of Crescent's Operations occurred on January 1, 2016. The unaudited pro forma information presented below is for illustrative purposes only. The information is not indicative of results that would have been achieved had the Company controlled Crescent's operations during the periods presented or the results that the Company will experience going forward. The pro forma net loss for the six months ended June 30, 2017, includes $1.6 million of non-recurring transaction expenses and $2.8 million of employee related costs incurred in connection with the Crescent merger.

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Revenues	$311,678	$178,900
Net loss	(26,790)	(66,201)
Net loss attributable to noncontrolling interest	(528)	—
Net loss attributable to Class A-1 common stockholders	(4,195)	—
Net loss attributable to Class A common stockholders	(22,067)	(66,201)
Class A-1—Basic and Diluted loss per share	(0.65)	—
Class A—Basic and Diluted loss per share	(0.65)	(2.04)

4. Fair Value Measurements

        The Company follows the framework for measuring fair value under U.S. GAAP. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance, directly relate to the amount of subjectivity associated with the inputs to fair valuations of the Company's assets and liabilities, as follows:

  •
  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates), and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

  •
  Level 3—Inputs that are both significant to the fair value measurement and unobservable. Unobservable inputs reflect the Company's judgment about assumptions market participants would use in pricing the asset or liability.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Fair Value Measurements (Continued)

        The Company incurred a contingent consideration obligation in relation to the Neohydro Corp. (Neohydro) acquisition in 2014. Changes in the fair value of the contingent consideration obligation may result from changes in the terms of the contingent payments, discount periods and rates; the timing and amount of earnings before interest, taxes, depreciation, and amortization (EBITDA) estimates; and probability assumptions with respect to the timing and likelihood of achieving a positive EBITDA for the period from July 1, 2014 through December 31, 2018. It is reasonably possible that the estimate of the contingent liability could change in the near term, based upon a failure to achieve a positive EBITDA or other payment conditions. At each reporting date, we are required to revalue the contingent consideration obligation to the estimated fair value and recognize changes in fair value within selling, general, and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. See Note 10.

        The Company had the following liabilities measured at fair value on a recurring basis as of June 30, 2017 and December 31, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total
June 30, 2017
Contingent consideration	$—	$—	$151	$151

	Level 1	Level 2	Level 3	Total
December 31, 2016
Contingent consideration	$—	$—	$259	$259

        The following tables summarize the activity of the contingent consideration utilizing Level 3 fair value measurements (in thousands):

2017
Fair value at January 1	$259
Acquisitions	—
Settlements and other	—
Changes in fair value	(108)

Fair value at June 30	$151

2016
Fair value at January 1	$705
Acquisitions	—
Settlements and other	31
Changes in fair value	(477)

Fair value at December 31	$259

        The remeasurement of the fair value of the contingent consideration obligation resulted in a non-cash credit to Other income (expense) of $0.1 million and $0.2 million in the consolidated

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Fair Value Measurements (Continued)

statement of operations and comprehensive loss for the six months ended June 30, 2017 and 2016, respectively.

        The Carrying amounts of the Company's current financial instruments, which include cash and cash equivalents, accounts receivables trade, accounts payables and accrued liabilities, approximate fair value at June 30, 2017 and December 31, 2016, due to the short-term maturity of these instruments.

        At June 30, 2017, the carrying value of the Company's debt under its revolving credit facility was $63.7 million. The debt incurs interest at a variable interest rate and, therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities. The fair value of the Company's other debt is reported in Note 9.

5. Inventories

        Inventories, which are comprised of chemicals and materials available for resale and parts and consumables used in operations, are valued at the lower of cost and net realizable value, with cost determined under the weighted-average method. The significant components of inventory are as follows (in thousands):

	June 30, 2017	December 31, 2016
Raw materials	$10,497	$12,268
Finished goods	34,677	19,092
Other	2,158	1,745

	47,332	33,105
Inventory reserve	(6,779)	(9,206)

	$40,553	$23,899

        During the six months ended June 30, 2017 and 2016, the Company incurred charges of $0 and $0.5 million, respectively, to state inventory at the lower of cost or net realizable value, which were recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. These charges were due to the identifiable market prices of certain guar inventories, which fell below the Company's cost of the product.

        During the six months ended June 30, 2017 and 2016, the Company recorded charges to the reserve for excess and obsolete inventory in the amount of $0 and $0.5 million, respectively, which were recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. The reserve for excess and obsolete inventories is determined based on the Company's historical usage of inventory on hand, as well as future expectations, and the amount necessary to reduce the cost of the inventory to its estimated net realizable value. During the six months ended June 30, 2017, the Company's reserve decreased by $2.4 million related to sale of previously reserved inventory.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Property, Plant, and Equipment, net of Accumulated Depreciation

        Major classifications of property, plant, and equipment and their respective estimated useful lives are as follows (in thousands):

	Estimated Useful Lives	June 30, 2017	December 31, 2016
Land	Indefinite	$13,637	$13,140
Buildings and leasehold improvements	1 - 39 years	34,476	30,052
Computers and office equipment	3 - 7 years	16,936	13,446
Completion & Specialty Chemicals—machinery and equipment	5 - 12 years	22,982	22,461
Water management—machinery and equipment	3 - 15 years	233,630	202,242
Automobiles, trucks, and trailers	4 - 7 years	147,736	151,650

		469,397	432,991

Less accumulated depreciation		(303,354)	(287,228)

		166,043	145,763
Construction in progress		646	1,788

Property, plant, and equipment, net		$166,689	$147,551

        During the six months ended June 30, 2017 and 2016, depreciation expense was $22.7 million and $22.4 million, respectively.

        Rockwater is obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next five years. The gross amount of equipment and related accumulated depreciation recorded under capital leases and included above consisted of the following (in thousands):

	Estimated Useful Lives	June 30, 2017	December 31, 2016
Equipment	5 - 12 years	$1,006	$716
Automobiles, trucks, and trailers	4 - 7 years	5,217	5,306

		6,223	6,022
Less accumulated depreciation		(1,937)	(890)

		$4,286	$5,132

        Depreciation of assets held under capital lease for the six months ended June 30, 2017 and 2016 was $1.1 million and $0.1 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations and comprehensive loss.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

7. Goodwill and Intangible Assets

  Goodwill

        The changes in the amount of goodwill for the six months ended June 30, 2017 and twelve months December 31, 2016, are as follows (in thousands):

	Water Management	Completion & Specialty Chemical	Total
Goodwill balance as of January 1, 2016	$185,755	$22,222	207,977
Impact of foreign currency translation	1,676	—	1,676

Goodwill balance as of December 31, 2016	$187,431	$22,222	209,653
Acquisition of Crescent (See Note 3)	127,731	—	127,731
Impact of foreign currency translation	1,940	—	1,940

Goodwill balance as of June 30, 2017	$317,102	$22,222	339,324

        As of June 30, 2017, the Company had no cumulative impairment charges.

  Intangible Assets

        At June 30, 2017 and December 31, 2016, intangible assets consisted of the following:

	June 30, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
		(in thousands)		(In Years)
Customer relationships	$124,939	$(73,694)	$51,245	5 - 10
Patents and technology	2,738	(963)	1,775	15 - 18
Intellectual property	8,355	(4,595)	3,760	15 - 20
Trademarks	10,274	(514)	9,760	5

	$146,306	$(79,766)	$66,540

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
		(in thousands)		(In Years)
Customer relationships	$86,906	$(69,109)	$17,797	5 - 10
Patents and technology	2,340	(874)	1,466	15 - 18
Intellectual property	8,355	(4,484)	3,871	15 - 20

	$97,601	$(74,467)	$23,134

        Our intangible assets include patents, customer relationships, intellectual property and trademarks, and are subject to amortization. The Company evaluates the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

7. Goodwill and Intangible Assets (Continued)

amortization. If the estimate of an intangible asset's remaining life is changed, the remaining carrying amount of such asset is amortized over that revised remaining useful life. Intangible assets obtained in the Crescent merger consisted of Customer relationships and Trade names that will be amortized over estimated useful lives of five years.

        Amortization expense was $5.3 million and $4.2 million for the six months ended June 30, 2017 and 2016, respectively.

8. Accrued Liabilities and Other Current Liabilities

        Accrued liabilities and other current liabilities consist of the following (in thousands):

	June 30, 2017	December 31, 2016
Accrued accounts payables	$21,952	$9,985
Wages, benefits and taxes	9,415	6,207
Restructuring costs	1,552	3,338
Property taxes payable	1,654	1,881
Other	5,966	2,646

	$40,539	$24,057

9. Credit Facilities, Notes Payable, and Capital Lease Obligations

        Credit facilities, notes payable, capital lease obligations and lines of credit consist of the following (in thousands):

	June 30, 2017	December 31, 2016
Senior secured credit facility	$63,677	$100,381
Capital lease obligations	4,345	5,200

Total due to unrelated third-parties	68,022	105,581

Due to former owners
Note payable to former owner of Benchmark, interest at 7%	—	10,175

Total due to former owners	—	10,175

Total long-term debt	68,022	115,756
Less current capital lease obligation	2,147	2,028
Less current portion of long-term debt	—	10,175

Long-term debt and capital lease obligations, net of current portion	$65,875	$103,553

        The Company has a senior secured credit facility with several financial institutions originally executed on June 1, 2011 which has been amended over time. The credit facility was amended on March 9, 2015 to reduce the total facility from $440.0 million to $335.0 million, the $100 million

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

U.S. Tranche B Commitments were terminated, the Canadian Commitments remained at $15.0 million, and the maturity date was extended to March 9, 2019. Effective December 2, 2015, the Company further amended its senior secured credit facility. Under this amendment, the U.S. Commitments were reduced from $335.0 million to $172.5 million, the Canadian Commitments were reduced from $15.0 million to $7.5 million, and the maturity date was amended to April 30, 2018.

        Effective August 9, 2016, the U.S. Commitments were reduced from $172.5 million to $167.2 million since the Company did not meet the minimum Interest Coverage Ratio threshold of 1.25 to 1.00 as required by the senior secured credit facility for the quarter ended June 30, 2016. Under the terms of the agreement, the Company's majority owner was required to make an equity contribution, as determined by the credit agreement, of $5.3 million at which time the Company became compliant with the financial covenants of the credit agreement.

  2017 Credit Facility Amendments

        Effective January 20, 2017, we entered into Agreement and Amendment No. 2 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of December 2, 2015. The amendment was effected to:

  (i)
  modify the borrowing base such that availability thereunder is determined using outstandings other than undrawn letters of credit for the remaining life of the facility. At December 31, 2016, we had outstanding undrawn letters of credit of $4.7 million;

  (ii)
  limit the outstanding loans to no more than $150 million if the interest coverage ratio was not at least 1.50 to 1 as of the end of the most recently reported fiscal quarter;

  (iii)
  include an exception providing that an audit opinion expressing a "going concern" or like qualification or exception with respect to, or resulting from, a potential inability to satisfy any financial covenant would not be a breach of the credit facility;

  (iv)
  add a carry-over provision such that any unused amount of the 2016 capital expenditures limitation may be carried over into 2017. The aggregate 2017 limitation was amended to $8 million plus any such carry-over amount;

  (v)
  amend the equity cure provision to eliminate the condition that there shall be at least two fiscal quarters in a four fiscal quarter period with no cure and reset the number of cures available for the remaining life of the facility to three.

        In exchange for the above mentioned amendment terms, the US tranche commitment was reduced by $5 million.

        On January 22, 2017, we entered into Agreement and Amendment No. 3 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 20, 2017. The amendment was effected to update certain references to our majority owner.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

        On February 16, 2017, we entered into Agreement and Amendment No. 4 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 22, 2017. The amendment was effected to:

  (i)
  extend the maturity date to April 30, 2019.

  (ii)
  reduce the U.S. Commitments from $162 million to $95 million.

  (iii)
  reduce the Canadian Commitments from $7.5 million to $5 million.

  (iv)
  remove the borrowing base limitations for both the US and Canada lines of credit (but if outstanding loans and letters of credit are 50% or more of the credit facility, the outstandings may not exceed two-thirds of the net book value of accounts receivable, inventory and equipment).

  (v)
  amend the leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017 but prior to December 31, 2018. This ratio changes to 3.00 to 1.00 on or after December 31, 2018.

  (vi)
  amend the interest coverage ratio (as defined in the credit facility) of 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017 and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017.

  (vii)
  amend the total capital amount of permitted expenditures to not more than $25 million for 2017 and for each year thereafter, if leverage exceeds 3.0x, 75% of consolidated EBITDA for the immediately prior fiscal year.

        On March 17, 2017, we entered into Agreement and Amendment No. 5 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of February 16, 2017. The amendment was effected to update certain references to the acquisition of Crescent.

        Concurrent with the closing of the 144A Offering, all the outstanding borrowings under the credit agreement were repaid on February 16, 2017.

        In connection with our first quarter 2017 amendment to our senior secured credit facility, we incurred debt issuance costs of $1.6 million.

        In conjunction with amending the senior secured revolving credit facility, $0.6 million and $0.4 million of debt finance costs were amortized to interest expense for the six months ended June 30, 2017 and six months ended June 30, 2016, respectively.

        Availability under the credit facility, considering the covenants discussed above, was approximately $30.0 million at June 30, 2017. The Company was in compliance with the aforementioned financial covenants at June 30, 2017.

        Amounts outstanding under the credit facility at June 30, 2017 and December 31, 2016 were $63.7 million and $100.4 million, respectively. Interest is payable monthly, on the date any Advance is

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

paid in full and on the maturity date. Amounts outstanding are collateralized by a general security agreement over the Company's assets and the terms of this agreement restrict the Company's ability to sell, transfer, or encumber such assets. The Company is also subject to various financial and other covenants under the terms of its credit facility, which, among other things, impose limitations on investments, acquisitions, dispositions, capital expenditures and the incurrence of additional debt. The weighted-average interest rate at June 30, 2017 and December 31, 2016 was 5.59% and 5.03%, respectively. Interest is computed using the one-month London Interbank Offered Rate (LIBOR), in addition to an applicable margin between 2.5% and 4.5% (with the applicable margin depending upon the Company's ratio of the total funded debt to EBITDA, as defined in the credit agreement). Letters of credit outstanding under the credit facility totaled $6.3 million at June 30, 2017 and $4.7 million at December 31, 2016.

        The Company's completion chemicals company formerly known as Benchmark had a subordinated note to its former owner. The subordinated note was due January 21, 2017, and bore interest at 7.0%, payable quarterly. The fair value of this note at December 31, 2016 was $10.2 million. Concurrent with the closing of the 144A Offering, this note was repaid on February 16, 2017.

10. Commitments and Contingencies

  Letters of Credit and Guarantees

        The Company has a $6.3 million standby letter of credit to guarantee the Company fulfills certain workers compensation and auto liability insurance requirements.

  Litigation

        The Company is subject to a number of lawsuits and claims arising out of the conduct of its business. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. Based on a consideration of all relevant facts and circumstances, including applicable insurance coverage, we do not expect that the ultimate outcome of any currently pending lawsuits or claims against the Company will have a material adverse effect on the consolidated financial position, results of operations, or cash flows; however, there can be no assurance as to the ultimate outcome of these matters.

        We are under investigation by the U.S Attorney's Office for the Middle District of Pennsylvania and the Environmental Protection Agency. It is alleged that certain employees at some of our facilities altered emissions controls systems on approximately 4% of the vehicles in our fleet in violation of the Clean Air Act. The Company is cooperating with the relevant authorities to resolve the matter. At this time no administrative, civil or criminal changes have been brought against the Company and we cannot estimate the possible fines and penalties that may be levied against the Company.

        The Company insures against risks arising from business, to the extent deemed prudent by management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify against liabilities arising out of pending or future legal proceedings or other claims. Some of the Company's insurance policies contain deductibles or self-insured retentions in amounts we deem prudent and for which the Company is responsible for payment. In determining the amount of policy retentions and/or deductibles, it is the Company's policy generally to retain those losses that are predictable, measurable, and recurring in nature, such as claims for general liability and workers' compensation.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Commitments and Contingencies (Continued)

  Monolyte Litigation and Related Matters

        The Company and certain subsidiaries are named defendants in two pending lawsuits arising from a November 2012 fire at a chemical facility owned and operated by Monolyte in Slaughter, Louisiana. The Company previously acquired certain assets from Monolyte in 2011 and purchased products from Monolyte's Slaughter facility. The lawsuits generally name certain Company subsidiaries, as well as Monolyte, its owner, its primary insurer, and the landowner/lessor of the Monolyte site, as defendants.

        The two lawsuits are identical except for the fact that one was filed in East Feliciana Parish on November 18, 2013 and the other was filed in East Baton Rouge Parish on September 24, 2013. The plaintiffs allege that they lived near the Monolyte facility and suffered personal injuries and property damage as a result of emissions from the facility fire which occurred in November, 2012, and subsequent cleanup operations.

        The Company has notified its insurer of these claims and is vigorously defending against each such claim. Reef Services Holdings, Inc. has been served but no other defendants have been served. There has been no discovery in the case and a trial date has not yet been set.

        At this time, although management is unable to reasonably estimate any potential financial impact associated with this litigation, the Company does not expect it to result in a material adverse effect on the Company's consolidated financial condition or results of operations.

  Contingent Consideration

        In 2014, the Company acquired 100% of the equity interests in Neohydro. Neohydro owned certain water treatment intellectual property and technology that supports the Company's water reuse service line in all markets where it operates. The Company paid aggregate consideration of approximately $0.8 million in cash, a $1.0 million note payable, and certain contingent consideration of up to $2.0 million.

        The aggregate earn-out opportunity of up to $2.0 million for the period from July 1, 2014 through December 31, 2018 (Payout Period) is based on the water reuse service line's EBITDA during each measurement period within the Payout Period. The seller will receive 18.5% of the positive EBITDA generated by the water reuse service line during the measurement periods, subject to an annual true-up and certain other specified conditions, up to $2.0 million in aggregate. The contingent consideration must be calculated and paid quarterly, and is subject to true-up at the end of the measurement periods. We determined the estimated fair value of the contingent consideration obligation based on a probability-weighted income approach derived from EBITDA estimates and probability assessments with the likelihood of achieving positive EBITDA. As of June 30, 2017 and 2016, the fair value of the contingent consideration was $0.2 million and $0.5 million, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

11. Shareholders' Equity

        On March 9, 2017, in connection with the completion of its 144A Offering, the Company's authorized capital stock consisted of 30,000,000 shares of Class A-1 common stock, of which 8,797,500 are issued and outstanding; 250,000,000 shares of Class A common stock, $0.01 par value per share, of

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Shareholders' Equity (Continued)

which 34,495,596 are issued and outstanding; 120,000,000 shares of Class B common stock, $0.01 par value per share, of which 5,693,258 shares are issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

Common Stock

        Holders of our A-1 common stock, Class A common stock and Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our A-1 common stock and Class A common stock do not have cumulative voting rights in the election of directors.

        Each share of Class B common stock has no economic rights but entitles its holder to one vote on all matters to be voted on by our stockholders generally. Holders of our Class A-1 common stock, Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval., except with respect to (i) the selection by holders of our Class A-1 common stock of two new independent director pursuant to terms of the registration rights agreement, in which case the holders of our Class A-1 common stock shall vote independently and as a separate class without the holders of other classes of our common stock and (ii) the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A-1 common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

        Holders of our Class A-1 common stock issued in the 144A Offering are entitled to receive special stock dividends that will accrue and be payable only in additional shares of Class A-1 common stock if certain conditions are not met for a period not to exceed three years. Shares of Class A-1 common stock will automatically convert into shares of Class A common stock on a one-for-one basis at the earlier of the effectiveness of a registration statement filed to permit resales of such shares or the date on which special stock dividends have accrued for three years. Shares of class A-1 common stock have been classified as permanent equity within the condensed consolidated balance sheet as of June 30, 2017 in accordance with the provisions of ASC 480.

        Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up. Shares of class B common stock have been classified as permanent equity within the condensed consolidated balance sheet as of June 30, 2017 in accordance with the provisions of ASC 480.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

11. Shareholders' Equity (Continued)

Preferred Stock

        Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

12. Employee Benefit Plans

        The Company maintains separate employee savings plans for specified eligible employees, such as 401(k) savings plans for U.S. employees and Registered Retirement Savings Plans for Canadian employees. The Company made employer contributions either at their discretion or as a matching percentage, as defined by the respective plan agreements. Such contributions are reported within selling, general, and administrative expense and cost of sales in the accompanying consolidated statements of operations and comprehensive loss. The Company made $0.1 million and $0 in employer contributions for the six months ended June 30, 2017 and 2016, respectively.

13. Share-Based Compensation

        Amended and Restated 2017 Long-Term Incentive Plan:    Effective February 16, 2017, in connection with the 144A Offering, the Company amended and restated the 2011 Plan, which was renamed the 2017 Plan. The 2017 Plan is an omnibus equity incentive plan for the employees, consultants and the directors of the Company and its affiliates who perform services for us. All outstanding restricted stock awards and stock option awards granted under the 2011 Plan will continue to be subject to the terms and conditions of the 2011 Plan and applicable award agreements.

        The 2017 Plan increased the aggregate maximum number of shares of our Class A common stock reserved for delivery pursuant to awards under the 2011 Plan by a number of shares equal to the sum of (i) 3,899,798, (ii) plus 10% of any shares of our Class A common stock sold by the Company in this offering, (iii) plus 10% of the number of shares of our capital stock paid as consideration to the seller(s) in connection with any acquisition by the Company that is consummated on or before February 16, 2018. If an award under the 2017 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2017 Plan.

        In addition, 40% of the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of restricted stock unit awards (which are settled in shares of our Class A common stock) while the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of incentive stock options.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

13. Share-Based Compensation (Continued)

  Stock Options

  Rockwater Share-Based Compensation Plan

        The exercise price of each option is the estimated fair value of the Company's stock at the date of grant. The Company's share price was valued at the grant date based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company's stock. Options may be exercised over a ten-year period and generally vest annually in equal increments over three or four years. The Company's policy for issuing stock upon a stock option exercise is to issue new shares.

        The following table reflects changes during the six month period and summary of Rockwater stock options outstanding at June 30, 2017:

	Number of Shares	Weighted- Average Exercise Price	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
Balance at December 31, 2016	1,417,672	$8.30	8.99	$—
Granted	23,551	17.00
Exercised	—	—
Forfeited	—	—

Total outstanding at June 30, 2017	1,441,223	8.44	8.51	12,333

Options exercisable	326,099	12.80	5.96	1,370

  Acquired Companies Share-Based Compensation Plans

        Stock options related to the Acquired Companies, which were granted prior to the creation of Rockwater, converted into Rockwater options at the Combination on June 1, 2011 and continue to be outstanding and are disclosed below. Since the inception of Rockwater, only Rockwater stock options have been granted.

        The exercise price of each option is the estimated fair value of the Company's stock at the date of grant. Options may be exercised over either a seven or a ten-year period and vest annually in equal increments over three or four years. The Company's policy for issuing stock upon a stock option exercise is to issue new shares.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

13. Share-Based Compensation (Continued)

        The following table reflects changes during the six month period and summary of related stock options issued by the Acquired Companies at June 30, 2017:

	Number of Shares	Weighted- Average Exercise Price	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
Balance at December 31, 2016	1,936,422	$10.77	3.91	$—
Granted	—	—
Exercised	—	—
Forfeited	(30,184)	12.76

Total outstanding at June 30, 2017	1,906,238	10.74	3.47	11,935

Options exercisable	1,906,238	10.74	3.47	11,935

  Restricted Stock

        Restricted stock issued generally vests ratably over a three- or four-year period from the date of grant, depending on the terms of the specific grant. The following table reflects changes during the six month period and summary of Rockwater's restricted stock status at June 30, 2017:

Number of Shares
Non-vested at the beginning of period	317,902
Granted	195,074
Vested	(27,165)

Non-vested at the end of the period	485,811

        The weighted-average grant-date fair value of the restricted stock was $17.00 per share during the six months ended June 30, 2017. The total fair value of restricted stock vested during the six months ended June 30, 2017 was $0.5 million.

  Total Share-based Compensation Expense

        It is the Company's policy to recognize compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For all of the plans combined, the total amount of compensation expense recorded was approximately $1.9 million and $1.3 million for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, the Company expects to record compensation expense of approximately $5.2 million over the remaining vesting term of the restricted stock and options of approximately three years. Future restricted stock and stock option grants will result in additional compensation expense.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

14. Restructuring Charges

        During 2016, in response to the further declines in oil and natural gas commodity prices the Company further reduced the number of employees and closed an additional 26 operating and manufacturing locations, 23 of which were subject to long-term operating lease agreements. Total restructuring charges for the six months ended June 30, 2017 and 2016 was $0.7 million and $8.6 million of restructuring charges, respectively, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment

        Restructuring charges consist of the following (in thousands):

	Six Months Ended June 30,
	2017	2016
Severance expense and related benefit costs	$408	$1,166
Exit costs	52	5,906
Other	266	1,567

Total restructuring charges	$726	$8,639

        The changes in the amount of restructuring accrual from January 1, 2017 to June 30, 2017, by segment, are as follows (in thousands):

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Beginning balance, January 1	2,607	71	660	3,338
Restructuring charges	14	446	—	460
Payments	(1,118)	(468)	(660)	(2,246)

Ending balance, June 30	1,503	49	—	1,552

        During the six months ended June 30, 2017 we recorded $0.2 million and $0.2 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively

        The restructuring accrual at June 30, 2017 is recognized within the accrued liabilities and other current liabilities on the accompanying consolidated balance sheets.

15. Loss Per Share

        Loss per share is based on the amount of income allocated to the shareholders and the weighted average number of units outstanding during the period. All outstanding common Class A stock warrants and Class A common stock options are not included in the calculation of diluted weighted average units outstanding for the periods presented as the effect is antidilutive.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

15. Loss Per Share (Continued)

        The following table sets forth the computation of basic and diluted loss per share (dollars in thousands, except share and per share amounts):

	Six months ended June 30,
	2017	2016
	(in thousands, except share and per share amount)
Numerator (both basic and diluted)
Net loss available to common stockholders	$(6,026)	$(54,565)
Allocation of net loss attributable to:
Net loss attributable to Class A-1 stockholders	(1,013)	—
Net loss attributable to Class A stockholders	(5,013)	(54,565)
Denominator
Class A-1 common stock	6,462,794	—
Class A common stock	31,973,481	28,331,390
Net loss per share
Class A-1—Basic and Diluted	$(0.16)	$—
Class A—Basic and Diluted	$(0.16)	$(1.93)

        The estimated number of shares of potentially convertible Class A common stock options, Class A common stock warrants and restricted Class A common stock shares and RES LLC Units that have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive was 9,526,530 and 2,928,080 for the six months ended June 30, 2017 and 2016, respectively.

16. Segment Information

        Rockwater is an oilfield services company that provides products and services to the water, stimulation, fracturing, fluids, and production needs of our customers throughout the U.S. and Western Canada. The company services are offered through two operating segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Both operating segments report directly to our chief operating decision maker ("CODM"). Our CODM assesses performance and allocates resources on the basis of the two reportable segments:

  Water Management (WM)—Our Water Management segment seeks to provide comprehensive, cost-effective water management and fracturing solutions for our customers. These services include: water transfer, sourcing and storage through the use of small and large diameter pipe and high-capacity Above Ground Storage Tanks; site and pit surveys; flowback and well testing throughout the completion and early production stages of the well, including real-time monitoring of testing information; water reuse services through self-contained mobile treating units for the onsite conditioning of source, flowback and produced water; water testing; fluids logistics services; consulting services to E&P operators; and production chemicals solutions.

  Completion & Specialty Chemicals—Our Completion & Specialty Chemicals segment develops, manufactures and provides a full suite of chemicals utilized in hydraulic fracturing, stimulation, cementing and well completions, including polymer slurries, crosslinkers, friction reducers, buffers,

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

16. Segment Information (Continued)

  breakers and other chemical technologies, to leading pressure pumping service companies in the United States.

        Financial information related to the Company's financial position as of June 30, 2017 and December 31, 2016, by segment, is as follows (in thousands):

	Total assets
	June 30, 2017	December 31, 2016
Water Management	$656,652	$390,885
Completion & Specialty Chemicals	115,467	83,125
Corporate & Other	8,104	2,706

	$780,223	$476,716

	Total assets
	June 30, 2017	December 31, 2016
United States	$690,249	$385,597
Canada	89,974	91,119

	$780,223	$476,716

        We view Adjusted EBITDA as an important indicator of segment performance. We define Adjusted EBITDA as net income (loss), plus provisions for (benefit from) income taxes, interest expense, depreciation and amortization, plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of assets or subsidiaries, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains), restructuring related to severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility related exit and disposal costs.

        Our CODM uses Adjusted EBITDA as the primary measure of segment performance.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

16. Segment Information (Continued)

        The following table presents a reconciliation of Segment Adjusted EBITDA to loss from continuing operations (in thousands):

	Six months ended June 30,
	2017	2016
Segment Adjusted EBITDA:
Water Management	$23,851	$(4,555)
Completion & Specialty Chemicals:	4,879	(602)

Total	28,730	(5,157)
Corporate & Other	(10,159)	(8,337)
Benefit from income taxes	12,629	672
Interest Expense	(2,890)	(3,674)
Depreciation and amortization	(28,020)	(26,623)
Impairments of long-lived and Intangible assets	—	(1,009)
Restructuring costs	(52)	(7,473)
Restructuring related severance expenses	(408)	(1,166)
Bad debt expense	(135)	(1,327)
Inventory write downs	(33)	(995)
Foreign currency gains	1	569
Gain on the valuation of contingent obligations	108	239
Non-cash compensation expense	(1,959)	(1,274)
Non-cash gain on sale of subsidiaries and other assets	19	990
Transaction related costs	(4,385)	—

Net loss	$(6,554)	$(54,565)

        The following table sets forth certain financial information with respect to our reportable segments. Included in "Corporate and Other" are intersegment eliminations and cost associated with activities of a general nature (in thousands).

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Six months ended June 30, 2017
Revenue from external customers	$211,113	$67,957	$—	$279,070
Inter-segment revenue	592	13,067	(13,659)	—
Depreciation and amortization	25,458	2,273	289	28,020
Property, plant and equipment	154,766	10,952	971	166,689
Capital expenditures (excluding acquisitions)	(13,301)	(964)	(80)	(14,345)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(Unaudited)

16. Segment Information (Continued)

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Six months ended June 30, 2016
Revenue from external customers	$102,464	$31,201	$—	$133,665
Inter-segment revenue	2,675	1,634	(4,309)	—
Depreciation and amortization	23,482	2,251	890	26,623
Property, plant and equipment	145,345	12,016	1,306	158,667
Capital expenditures (excluding acquisitions)	(328)	(88)	(266)	(682)

	Total Revenues
	Six months ended June 30,
	2017	2016
United States	$251,465	$107,150
Canada	27,605	26,515

	$279,070	$133,665

17. Subsequent Events

        The Company has evaluated subsequent events for potential recognition and/or disclosure through August 22, 2017, the date these consolidated financial statements were issued. There were no significant subsequent events to disclose other than as set forth below.

        On July 18, 2017, we entered into a merger agreement with Select Energy Services, Inc. ("Select"), in a stock-for-stock transaction. Under the terms of the Merger agreement, each share of Rockwater's stock will be exchanged for 0.7777 shares of Select stock with similar rights and privileges of the respective Rockwater class of stock. The requisite stockholders of Select and Rockwater have approved the transactions, and the transaction is expected to close in the third quarter of 2017, subject to customary closing conditions, including U.S. governmental approval under the Hart-Scott-Rodino Act. Select provides water and fluid management solutions to E&P companies in all major shale basins in the United States.

        Pursuant to the merger with Select, the Crescent Consulting line of business of the Water Management segment will not be included in the combined operations subsequent to closing. The net assets of Crescent Consulting were $5.8 million at June 30, 2017 and is comprised of accounts receivable less accounts payable and accrued liabilities. Crescent Consulting revenues were $13.5 million from the date of acquisition on March 31, 2017 to June 30, 2017.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Rockwater Energy Solutions, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Rockwater Energy Solutions, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 25, 2017

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except for Number of Shares)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$142	$252
Accounts receivable trade, net of allowance for doubtful accounts of $5,552 and $11,738 at December 31, 2016 and 2015, respectively	62,862	72,399
Inventories	23,899	31,824
Prepaid expenses and other current assets	5,244	3,974
Income taxes receivable	3,904	9,741

Total current assets	96,051	118,190
Property, plant, and equipment, net of accumulated depreciation	147,551	181,098
Other assets:
Goodwill	209,653	207,977
Intangibles, net of accumulated amortization	23,134	31,242
Other long-term assets	327	1,279

Total other assets	233,114	240,498

Total assets	$476,716	$539,786

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$22,110	$16,680
Overdraft payable	95	827
Accrued liabilities and other current liabilities	24,057	27,934
Current portion of long-term debt	10,175	500
Current portion of capital leases	2,028	200
Income taxes payable	—	—

Total current liabilities	58,465	46,141
Long-term debt	100,381	114,319
Capital lease obligations	3,172	54
Deferred income taxes, net	19,758	17,936
Other long-term liabilities	1,933	2,259

Total liabilities	183,709	180,709
Commitments and contingencies (Note 9)
Shareholders' equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized, 30,191,890 shares and 28,669,148 shares issued and outstanding at December 31, 2016 and 2015, respectively(1)	302	287
Additional paid-in capital(1)	233,315	222,037
Retained earnings	86,546	166,424
Accumulated other comprehensive loss	(27,156)	(29,671)

Total shareholders' equity	293,007	359,077

Total liabilities and shareholders' equity	$476,716	$539,786

(1)
Amounts have been retroactively recast to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except for Number of Shares and per share data)

	Year Ended December 31,
	2016	2015
Revenue
Water solutions services	$224,173	$369,976
Completion & specialty chemicals products	76,905	124,160

Total Revenue	301,078	494,136
Costs of sales
Water solutions services	204,912	286,129
Completion & specialty chemicals products	72,276	149,626
Depreciation and amortization	43,880	51,523

Total costs of sales	321,068	487,278

Gross profit (loss)	(19,990)	6,858
Operating expenses:
Selling, general, and administrative expenses	37,341	71,656
Depreciation and amortization	8,106	9,658
Impairments of long-lived and intangible assets	1,008	3,615
Restructuring charges	8,169	5,638
Gain on disposal of property and equipment	(1,882)	(838)

Total operating expenses	52,742	89,729

Loss from operations	(72,732)	(82,871)
Other income (expense):
Interest expense	(7,977)	(10,413)
Foreign currency gains (losses)	301	(3,349)
Other income, net	623	1,082

Total other expense	(7,053)	(12,680)

Loss from operations before provision for (benefit from) income taxes	(79,785)	(95,551)
Provision for (benefit from) income taxes	93	(24,011)

Net loss	(79,878)	(71,540)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax of zero	2,515	(16,454)

Total comprehensive loss	$(77,363)	$(87,994)

Weighted Average Shares Outstanding(1):
Basic	28,911,914	28,247,482
Diluted	28,911,914	28,247,482
Net Loss per Share(1):
Basic	$(2.76)	$(2.53)
Diluted	$(2.76)	$(2.53)

(1)
Share and per share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(In Thousands, Except for Number of Shares)

	Class A Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital(1)	Retained Earnings		Total Shareholders' Equity
	Shares(1)	Amount(1)
Balance at January 1, 2015	28,558,610	286	219,395	237,964	(13,217)	444,428
Net loss	—	—	—	(71,540)	—	(71,540)
Share-based compensation	113,330	1	2,175	—	—	2,176
Issuance of common stock	50,398	—	671	—	—	671
Repurchase of common stock	(17,645)	—	(157)	—	—	(157)
Restricted shares forfeited	(35,545)	—	—	—	—	—
Excess tax provision	—	—	(47)	—	—	(47)
Foreign currency translation adjustment	—	—	—	—	(16,454)	(16,454)

Balance at December 31, 2015	28,669,148	$287	$222,037	$166,424	$(29,671)	$359,077
Net loss	—	—	—	(79,878)	—	(79,878)
Share-based compensation	—	—	2,269	—	—	2,269
Issuance of common stock	1,659,924	17	9,844	—	—	9,861
Repurchase of common stock	(137,182)	(2)	(835)	—	—	(837)
Foreign currency translation adjustment	—	—	—	—	2,515	2,515

Balance at December 31, 2016	30,191,890	$302	$233,315	$86,546	$(27,156)	$293,007

(1)
Amounts have been retroactively recast to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2016	2015
Operating activities
Net loss	$(79,878)	$(71,540)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	2,269	2,176
Depreciation and amortization	51,986	61,181
Provision for doubtful accounts	1,142	6,793
Net gain on disposal of fixed assets	(1,882)	(838)
Deferred income tax (benefit) provision	1,699	(16,204)
Loss on abandonment of facilities	591	—
Amortization of deferred financing costs	883	3,877
Lower of cost or market adjustment on inventory	491	5,670
Reserve for obsolete inventory	569	4,227
Impairment of fixed assets and other intangible assets	1,008	3,615
Fair value adjustment related to contingent consideration	(477)	(760)
Foreign currency (gains) losses	(301)	3,349
Other	(292)	(89)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable—trade	8,663	138,704
Prepaid expenses and other current assets	(389)	4,461
Inventories	8,914	31,720
Accounts payable	5,596	(20,860)
Accrued liabilities	(1,925)	(15,000)
Income taxes	5,926	(3,847)

Net cash provided by operating activities	4,593	136,635
Investing activities
Capital expenditures for property and equipment	(7,292)	(10,563)
Insurance proceeds	462	393
Proceeds from sale of property and equipment	832	4,059

Net cash used in investing activities	(5,998)	(6,111)

Financing activities
Borrowings on Rockwater revolving credit facility	$15,220	$21,200
Repayments on Rockwater revolving credit facility	(19,099)	(141,601)
Repayment of long-term debt	(501)	(2,500)
Overdraft payable	(733)	(3,194)
Payments of capital lease obligations	(917)	(167)
Payments of deferred financing costs	(136)	(4,033)
Proceeds from share issuance	8,150	—
Share repurchases	(602)	(94)
Excess tax provisions from share-based compensation	—	(47)

Net cash provided (used in) by financing activities	1,382	(130,436)

Effect of exchange rate changes on cash and cash equivalents	(87)	(352)

Net decrease in cash and cash equivalents	(110)	(264)
Cash and cash equivalents—beginning of year	252	516

Cash and cash equivalents—end of year
	$142	$252

Supplemental cash flow disclosures
Interest paid	$7,216	$6,389

Income tax refunds received, net of taxes paid	5,945	3,844

Noncash investing and financing activities
Equipment financed through capital lease	$6,022	$—

Noncash asset exchanges	1,486	—

Noncash capital expenditures	113	271

Noncash proceeds from the sale of equipment	550	—

Issuance of common stock	1,711	671

Repurchase of common stock	(235)	(63)

The accompanying notes are an integral part of these consolidated financial statements

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2016

1. Nature of Operations and Combination

        Rockwater Energy Solutions, Inc., a Delaware corporation ("Rockwater" or the "Company"), is a fluids and environmental solutions provider offering customized products and services for the water, stimulation, fracturing, fluids, and production needs of customers throughout the U.S. and western Canada. The Company is owned primarily by two private equity funds with the same sponsor, with the remainder owned by certain current and former employees of the Company and former owners of the Acquired Companies (as defined below) and other companies subsequently acquired by Rockwater.

        On June 1, 2011, the Company completed the combination ("Combination") of Benchmark Performance Group, Inc. ("Benchmark"), EnerMAX Services Limited Partnership ("EnerMAX"), Red Oak Water Transfer, Inc. ("Red Oak"), and Reef Services Holdings, Inc. ("Reef") (collectively, the "Acquired Companies"), pursuant to which the shareholders of the Acquired Companies exchanged all of their common stock in the Acquired Companies for common stock of Rockwater.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Rockwater and its majority-owned subsidiaries and are prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated upon consolidation.

  Segment Reporting

        The Company operates in two operating and reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company's chief operating decision maker assesses performance based on Adjusted EBITDA and allocates resources on the basis of the two reportable segments, Water Management and Completion & Specialty Chemicals.

  Reclassifications and Changes in Presentation

        On February 15, 2017, the company adopted an amended and restated certificate of incorporation in order to, among other things, effect an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. As a result of the stock split, every 1 share of issued and outstanding common stock was combined into 9.3415 issued and outstanding shares of Class A common stock, without any change in the par value per share. The stock split increased the number of shares of common stock outstanding from approximately 3.2 million shares to 30.2 million shares at February 15, 2017. The number of authorized shares of common stock was also increased from 6.0 million shares to 250.0 million shares. All share and per share data included in this report has been retroactively recast

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

to reflect the stock split. Since the par value of the common stock remained at $0.01 per share, the recorded value for common stock has been retroactively recast to reflect the par value of total Class A common stock outstanding shares with a corresponding decrease to paid-in capital. See Note 16.

  Reclassifications

        Certain reclassifications have been made to the Company's prior period consolidated financial information in order to conform to the current year presentation. These presentation changes did not impact our consolidated net income, total current assets, total assets or total stockholders' equity.

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ significantly from those estimates.

  Revenue Recognition

        Revenue is recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery of the product has occurred or services have been rendered, (c) the price of the product or service is fixed or determinable, and (d) collectability is reasonably assured. Deposits and other funds received in advance of delivery, if any, are deferred until all revenue recognition criteria is complete. The Company reports all sales net of tax assessed by qualifying governmental authorities.

        Our product sales and job-site services are performed under non-binding service agreements which set the general terms and conditions of our providing services or delivering products to our customers. Service agreements generally do not authorize the performance of specific services or provide for guaranteed quantities or amounts. Service agreements generally do not provide for performance-, cancellation-, termination-, or refund-type provisions.

        Our Water Management segment services are generally sold under sales and service agreements based upon work orders or field tickets that do not include right of return provisions or other significant post-delivery obligations. Services are contracted through work orders or field tickets which stipulate the project, specific services to be provided and the expected dates for the performance of those services. The rates for our services are fixed and determinable and are established in the service agreement or in separate price lists based on standalone selling prices. Rates for services are typically priced on a per day, per meter, per man-hour, or similar basis. Service revenue is recognized when the services are rendered and collectability is reasonably assured.

        Our Completion and Specialty Chemicals products are generally sold under sales agreements based upon purchase orders or contracts with our customers that do not include right of return provisions or other significant post-delivery obligations. Our products are produced in a standard manufacturing operation, even if produced to our customer's specifications. The prices of products are fixed and determinable and are established in price lists or customer purchases orders. We recognize revenue

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

from product sales when title passes to the customer, the customer assumes risks and rewards of ownership, collectability is reasonably assured, and delivery occurs as directed by our customer.

  Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, cash is defined as cash on hand, amounts due from depository institutions, and interest-bearing deposits in other banks. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable and Allowance for Doubtful Accounts

        The Company records accounts receivable at the net realizable value when the product or service is delivered to the customer. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. A provision for doubtful accounts is recorded when it becomes probable, in management's judgment, that the customer will not make the required payments. At December 31, 2016 and 2015, the allowance for doubtful accounts totaled $5.6 million and $11.7 million, respectively. Bad debt expense was $1.1 million and $6.8 million for the years ended December 31, 2016 and 2015, respectively, and is recognized in selling, general, and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss. If the Company exhausts all reasonable collection efforts and determines that the balance will not be collected, management will write-off the accounts receivable and the associated provision for doubtful accounts.

  Inventories

        Inventories, which are comprised of chemicals and materials available for resale and parts and consumables used in operations, are valued at the lower of cost and net realizable value, with cost determined under the weighted-average method and market defined as the net realizable value. The significant components of inventory are as follows (in thousands):

	December 31,
	2016	2015
Raw materials	$12,268	$12,245
Finished goods	19,092	23,242
Other	1,745	4,974

	33,105	40,461
Inventory reserve	(9,206)	(8,637)

	$23,899	$31,824

        During the years ended December 31, 2016 and 2015, the Company incurred charges of $0.5 million and $5.7 million, respectively, to state inventory at the lower of cost or market value, which were recognized within cost of sales on the accompanying consolidated statements of operations and

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

comprehensive loss. These charges were due to the identifiable market prices of certain guar inventories, which fell below the Company's cost of the product.

        During the years ended December 31, 2016 and 2015, the Company recorded charges to the reserve for excess and obsolete inventory in the amount of $0.6 million and $4.2 million, respectively, which was recognized within cost of sales on the accompanying consolidated statements of operations and comprehensive loss. The reserve for excess and obsolete inventories is determined based on the Company's historical usage of inventory on hand, as well as future expectations, and the amount necessary to reduce the cost of the inventory to its estimated net realizable value.

  Property, Plant, and Equipment, Net

        Property, plant, and equipment are recorded at historical cost. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Depreciation is provided using the straight-line method over the estimated economic service lives of the assets.

        When assets are retired or otherwise disposed of, the cost and the accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the results of operations in the respective period.

        We test for possible impairment of property, plant, and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value.

        We use various assumptions in determining the current fair value of these assets, including comparable sales reflective of market value, determined replacement cost, or future expected cash flows and discount rates, as well as future salvage values and other fair value measures. The Company's impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

  Goodwill and Intangibles

        Goodwill results from business combinations and represents the excess of the acquisition price paid over the fair value of the net assets acquired. The Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) 350, Intangibles—Goodwill and Other. The Company performs an annual test for impairment each fiscal year and more frequently if an event or circumstance indicates the carrying value of the reporting unit may exceed the fair value. The Company performs its required annual impairment test using a discounted cash flow analysis supported by comparative market multiples to determine the fair value of each reporting unit compared with its book value. When possible impairment is indicated, the Company values the implied goodwill to compare it with the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

carrying amount of goodwill. If the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded.

        The Company completed its annual impairment test using an assessment date of November 1, 2016. The Company uses significant estimates and assumptions while determining the fair value of each reporting unit. Such estimates and assumptions applied by the Company include revenue growth rates, operating margins, weighted-average costs of capital, market multiples, and future market conditions, among others (level 3 inputs). We compare our assumptions with observable information related to companies with similar operations to the Company's reporting units. The assumptions used in estimating fair values and performing the goodwill impairment test are inherently uncertain and require management's judgment. In 2016 and 2015, no goodwill impairment losses were recorded as the estimated fair value of each reporting unit exceeded its carrying value.

        We test for possible impairment of intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, we compare the estimated undiscounted future cash flows related to the assets to the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect the current fair value.

        Our intangible assets include patents, customer relationships, intellectual property and non-compete agreements, and are subject to amortization. The Company evaluates the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization. If the estimate of an intangible asset's remaining life is changed, the remaining carrying amount of such asset is amortized over that revised remaining useful life.

  Foreign Currency

        The Company's functional currency is the U.S. dollar. The Company has a Canadian subsidiary that has designated the Canadian dollar as its functional currency. Assets and liabilities are translated at period-end exchange rates, while revenue and expenses are translated at average rates for the period. The Company follows a practice of settling its intercompany loans; accordingly, the related translation gains and losses are recognized within foreign currency gains (losses) on the accompanying consolidated statements of operations and comprehensive loss. Translation adjustments for the asset and liability accounts are included as a separate component of accumulated other comprehensive loss in shareholders' equity.

        Currency transaction gains and losses are recorded on a net basis in other income and expense, net, in the accompanying consolidated statements of operations and comprehensive loss. During the years ended December 31, 2016 and 2015, the Company reported net foreign currency gain of $0.3 million and a loss of $3.3 million, respectively.

  Income Taxes

        The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

carrying amounts and tax bases of the Company's assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period in which the change occurs. The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized.

        The accounting guidance for income taxes requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the "more likely than not" recognition criteria, the accounting guidance requires the tax position to be measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

  Shipping and Handling Fees and Costs

        The Company includes shipping and handling cost in cost of sales on the consolidated statements of operations and comprehensive loss.

  Share-Based Compensation

        The Company accounts for the cost of share-based compensation based on the fair value at the grant date by utilizing a Black-Scholes option-pricing model. At this time, there is no public market for the Company's equity. Therefore, the Company considers the historic volatility of publicly traded peer companies when determining the volatility factor. The Company recognizes the cost of share-based compensation on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate is based on historical experience.

        The assumptions used in the Black-Scholes method to estimate the fair value of the options granted in 2016 and 2015 are as follows:

	2016	2015
Weighted-average fair value(1)	$2.10	$2.35
Assumptions:
Expected life (in years)	6 - 6.25	6 - 6.25
Volatility	28.22% - 29.11%	27.95% - 29.26%
Dividend yield	—%	—%
Risk-free interest rate	1.60% - 2.08%	1.74% - 1.84%

(1)
Amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to credit risk include trade accounts receivable. Trade accounts receivable consist of receivables from a large customer base. The Company primarily sells its products and services to customers in the oil and gas industry. While current energy prices are important contributors to positive cash flow for our customers, expectations about future prices and price volatility are generally more important for determining future spending levels. However, any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity as well as the entire health of the oil and natural gas industry, and can therefore negatively impact spending by our customers.

        The Company had one individual customer in the Completion & Specialty Chemicals segment accounting for more than 10% of its revenue in 2016. This customer represented 11% of the Company's total sales for the year ended December 31, 2016. The Company did not have a customer accounting for more than 10% of its revenue in 2015.

  Fair Value Measurements

        The Company has adopted the authoritative guidance as it relates to financial and nonfinancial assets and liabilities that are measured at fair value on a recurring basis as well as the guidance for fair value measurements as they relate to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. The carrying amounts for financial instruments classified as current assets and current liabilities approximate fair value, due to the short maturity of such instruments. The book value of the Company's long-term debt approximates fair value because interest rates charged are similar to other financial instruments with similar terms and maturities. See Note 3.

  Recent Accounting Pronouncements

        In January 2017, Financial Accounting Standards Board (the FASB) issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business. The objective of the guidance is to help companies and other organizations which have acquired or sold a business to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The requirements in this update are effective during annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted under certain circumstances. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. To simplify the subsequent measure of goodwill, the amendments in this ASU eliminate Step two from the goodwill impairment test. An entity will no longer be required to calculate the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if the reporting unit had been acquired in a business combination to determine the impairment of goodwill. The amendments in this ASU will now require goodwill impairment to be measured by the amount by which the carrying value of the reporting unit exceeds its fair value. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Upon adoption, an entity shall apply the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

guidance in this ASU prospectively with early adoption permitted for annual goodwill tests performed after January 1, 2017. We do not anticipate the adoption of this ASU to have a material impact on our consolidated financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern. Currently, there is no guidance in effect under accounting principles generally accepted in the United States of America regarding management's responsibility to assess whether there is substantial doubt about an entity's ability to continue as a going concern. Under ASU No. 2014-15, we will be required to assess our ability to continue as a going concern each interim and annual reporting period and provide certain disclosures if there is substantial doubt about our ability to continue as a going concern, including management's plan to alleviate the substantial doubt. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of this update did not have a material impact on the company's consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this update are intended to clarify cash flow treatment of eight specific cash flow issues with the objective of reducing diversity in practice. Early adoption is permitted, including adoption in an interim period. An entity that elects early adoption must adopt all of the amendments in the same period. These are clarifications of diversity in disclosures practices, and will not have a material effect on Rockwater's consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606): Section A—Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), which will supersede most of the existing revenue recognition requirements in U.S. GAAP. Under this guidance, an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This guidance also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty, if any, of revenue and cash flows arising from contracts with customers. In August 2015, the FASB voted to defer the effective date to annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and must be adopted using either a full retrospective method or a modified retrospective method. This guidance was updated in April and May of 2016, when the FASB issued ASU 2016-10 and 2016-12, respectively—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing and Narrow-Scope Improvements and Practical Expedients. Accounting Standards Update 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The purpose of this update to is to simplify overly complex areas of GAAP, while maintaining or improving the usefulness of the information. The areas for simplification in this update involve several aspects of the accounting for share-based payment

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This update is effective for the Company in annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is in the process of determining if this pronouncement will have a material impact on its consolidated financial statements.

        In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which requires lessees to recognize all leases, including operating leases, on the balance sheet as a lease asset or lease liability, unless the lease is a short-term lease. The new guidance will also require significant additional disclosures about the amount, timing and uncertainty of cash flows from leases. The requirements in this update are effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted and a number of optional practical expedients may be elected to simplify the impact of adoption. Upon adoption, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective transition approach. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

        In August 2015, the FASB issued ASU No. 2015-15, Interest—Imputation of Interest (Topic 835): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which states that since ASU No. 2015-03, Interest—Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs does not address line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the arrangement. Under guidance ASU No. 2015-03, debt issuance costs associated with non-revolving debt are presented as a reduction to the debt principal balance. The requirements in this update are effective during annual periods beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The debt issuance costs on the Company's consolidated financial statements are related solely to a line-of-credit arrangement. The Company currently reports debt issuance costs as an asset, therefore, the adoption of these updates did not have an impact on the Company's consolidated financial statements.

        In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which provides that an entity that measures inventory by using first-in, first-out or average cost should measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. Net realizable value is the estimated selling prices of such inventory in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The requirements in this update are effective during annual periods beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this update did not have a material impact on the Company's consolidated financial statements.

        In June 2014, the FASB issued ASU No. 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, to provide guidance on the accounting for share-

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

2. Summary of Significant Accounting Policies (Continued)

based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The guidance requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The requirements in this update became effective during interim and annual periods beginning after December 15, 2015. The adoption of this update did not have a material impact on the Company's consolidated financial statements.

3. Fair Value Measurements

        The Company follows the framework for measuring fair value under U.S. GAAP. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance, directly relate to the amount of subjectivity associated with the inputs to fair valuations of the Company's assets and liabilities, as follows:

  •
  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

  •
  Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates), and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

  •
  Level 3—Inputs that are both significant to the fair value measurement and unobservable. Unobservable inputs reflect the Company's judgment about assumptions market participants would use in pricing the asset or liability.

        The Company incurred a contingent consideration obligation in relation to the Neohydro Corp. (Neohydro) acquisition in 2014. Changes in the fair value of the contingent consideration obligation may result from changes in the terms of the contingent payments, discount periods and rates; the timing and amount of earnings before interest, taxes, depreciation, and amortization (EBITDA) estimates; and probability assumptions with respect to the timing and likelihood of achieving a positive EBITDA for the period from July 1, 2014 through December 31, 2018. It is reasonably possible that the estimate of the contingent liability could change in the near term, based upon a failure to achieve a positive EBITDA or other payment conditions. At each reporting date, we are required to revalue the contingent consideration obligation to the estimated fair value and recognize changes in fair value within selling, general, and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. See Note 9.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

3. Fair Value Measurements (Continued)

        The Company had the following liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 (in thousands):

	Level 1	Level 2	Level 3	Total
2016
Contingent consideration	$—	$—	$259	$259

	Level 1	Level 2	Level 3	Total
2015
Contingent consideration	$—	$—	$705	$705

        The following table summarizes the activity of the contingent consideration utilizing Level 3 fair value measurements (in thousands):

	2016	2015
Fair value at January 1	$705	$1,615
Acquisitions	—	—
Settlements and other	31	(150)
Changes in fair value	(477)	(760)

Fair value at December 31	$259	$705

        At December 31, 2016, the carrying value of the Company's debt under its revolving credit facility was $100.4 million. The debt incurs interest at a variable interest rate and, therefore, the carrying amount approximates fair value. The fair value of the debt is classified as a Level 2 measurement because interest rates charged are similar to other financial instruments with similar terms and maturities.

        The fair value of the Company's other debt is reported in Note 8.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

4. Property, Plant, and Equipment, net of Accumulated Depreciation

        Major classifications of property, plant, and equipment and their respective estimated useful lives are as follows (in thousands):

		December 31,
	Estimated Useful Lives
		2016	2015
Land	Indefinite	$13,140	$13,139
Buildings and leasehold improvements	1 - 39 years	30,052	32,008
Computers and office equipment	3 - 7 years	13,446	13,574
Completion & Specialty Chemicals—machinery and equipment	5 - 12 years	22,461	26,117
Water management—machinery and equipment	3 - 15 years	202,242	209,347
Automobiles, trucks, and trailers	4 - 7 years	151,650	147,179

		432,991	441,364

Less accumulated depreciation		(287,228)	(261,289)

		145,763	180,075
Construction in progress		1,788	1,023

Property, plant, and equipment, net		$147,551	$181,098

        For the years ended December 31, 2016 and 2015 depreciation expense was $43.9 million and $51.5 million, respectively.

        During 2016, the Company reviewed certain fluids logistics machinery and equipment used in its Water Management segment operations in Canada. Based on this evaluation, the Company determined that long-lived assets with a carrying value of $1.3 million were no longer recoverable and were written down to their estimated fair value, less estimated costs to sell, of $0.3 million.

        During 2015, the Company shut down its flowback operations of the Water Management segment in Canada due to under performance. Due to the condition and type of equipment used in the Water Management segment in Canada, the Company determined that long-lived assets with a carrying value of $2.0 million were no longer recoverable and were written down to their estimated fair value, less estimated costs to sell, of $0.1 million. Fair value was based on expected cash flows using Level 3 inputs under ASC 820. The cash flows are those expected to be generated by market participants on a discounted basis.

        Rockwater is obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next five years. The gross amount of equipment and related accumulated

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

4. Property, Plant, and Equipment, net of Accumulated Depreciation (Continued)

depreciation recorded under capital leases and included above consisted of the following (in thousands):

		December 31,
	Estimated Useful Lives
		2016	2015
Equipment	5 - 12 years	$716	$843
Automobiles, trucks, and trailers	4 - 7 years	5,306	—

		6,022	843
Less accumulated depreciation		(890)	(667)

		$5,132	$176

        Depreciation of assets held under capital lease for the years ended December 31, 2016 and 2015 was $0.9 million and $0.1 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations and comprehensive loss.

5. Goodwill and Intangible Assets

  Goodwill

        The changes in the amount of goodwill from January 1, 2015 to December 31, 2016, are as follows (in thousands):

	Water Management	Completion & Specialty Chemical	Total
Goodwill balance as of January 1, 2015	$196,242	$22,222	$218,464

Acquisitions	—	—	—
Disposition due to sale	—	—	—
Impact of foreign currency translation	(10,487)	—	(10,487)

Goodwill balance as of December 31, 2015	$185,755	$22,222	207,977

Acquisitions	—	—	—
Disposition due to sale	—	—	—
Impact of foreign currency translation	1,676	—	1,676

Goodwill balance as of December 31, 2016	$187,431	$22,222	209,653

        As of December 31, 2016, the Company had no cumulative impairment charges.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

5. Goodwill and Intangible Assets (Continued)

  Intangible Assets

        At December 31, 2016 and 2015, intangible assets consisted of the following:

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
		(in thousands)		(In Years)
Customer relationships	$86,906	$(69,109)	$17,797	5 - 10
Patents and technology	2,340	(874)	1,466	15 - 18
Intellectual property	8,355	(4,484)	3,871	15 - 20

	$97,601	$(74,467)	$23,134

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Amortizable Intangibles	Amortization Period
		(in thousands)		(In Years)
Customer relationships	$86,906	$(61,811)	$25,095	5 - 10
Patents and technology	2,340	(736)	1,604	15 - 18
Non-compete agreements	1,869	(1,844)	25	5
Intellectual property	8,355	(3,837)	4,518	15 - 20

	$99,470	$(68,228)	$31,242

        During 2015, the Company evaluated certain of its customer relationships due to the shutdown of its flowback operations of the Water Management segment in Canada. Based on an assessment of the value of the customer relationships using a discounted cash flow analysis, the Company recorded an impairment charge of $1.4 million, which is recognized in impairments of long-lived and intangible assets on the accompanying consolidated statements of operations and comprehensive loss.

        Amortization expense was $8.1 million and $9.7 million for the years ended December 31, 2016 and 2015 respectively. The estimated amortization expense for the next five years and thereafter is as follows (in thousands):

Year ending December 31:
2017	$7,347
2018	5,085
2019	3,339
2020	3,309
2021	524
Thereafter	3,530

$23,134

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

6. Accrued Liabilities and Other Current Liabilities

        Accrued liabilities and other current liabilities consist of the following (in thousands):

	December 31, 2016	December 31, 2015
Accrued accounts payables	$9,985	$11,316
Wages, benefits and taxes	6,207	10,980
Restructuring costs	3,338	1,495
Property taxes payable	1,881	1,798
Other	2,646	2,345

	$24,057	$27,934

7. Income Taxes

        The jurisdictional components of loss from operations before income taxes consist of the following (in thousands):

	Year Ended December 31,
	2016	2015
U.S.	$(67,122)	$(84,806)
Foreign	(12,663)	(10,745)

Total	$(79,785)	$(95,551)

        The provision for (benefit from) income taxes consists of the following (in thousands):

	Year Ended December 31,
	2016	2015
Current provision (benefit):
U.S. federal	$(9)	$(6,110)
U.S. state	39	(70)
Foreign	(1,636)	(1,599)

Total current benefit	(1,606)	(7,779)
Deferred provision benefit:
U.S. federal	3,007	(15,119)
U.S. state	—	(860)
Foreign	(1,308)	(225)

Total deferred provision (benefit)	1,699	(16,204)
U.S. federal and state uncertain tax position	—	(28)

Provision for (benefit from) income taxes	$93	$(24,011)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

        The following table reconciles the statutory tax rates to the Company's actual tax rate:

	Year Ended December 31,
	2016	2015
U.S. federal statutory rate	35.0%	35.0%
Tax at rates other than U.S. statutory rate	(1.3)	(1.0)
U.S. state income taxes, net of federal benefit	0.3	1.6
Nondeductible expenses	(0.4)	(0.2)
Changes in valuation allowance	(33.2)	(7.0)
Deferred taxes on foreign earnings	—	(3.6)
Return to accrual	(0.2)	0.6
Net operating loss carryback	—	(0.5)
Other	(0.3)	0.2

Effective income tax rate	(0.1)%	25.1%

        The Company's deferred tax assets and liabilities consist of the following(in thousands):

	December 31,
	2016	2015
Deferred tax assets, net—short term	$—	$—
Deferred tax liabilities, net—long-term	(19,758)	(17,936)

Total	$(19,758)	$(17,936)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

	December 31,
	2016	2015
Deferred tax assets:
Stock compensation	$4,105	$4,107
Allowance for doubtful accounts	1,921	4,022
Inventory	4,007	3,933
Accruals	3,209	4,008
Net operating losses	43,267	21,672
Other	938	2,277

Total gross deferred tax assets	57,447	40,019
Valuation allowance	(32,714)	(7,104)

Total gross deferred tax assets	24,733	32,915

Deferred tax liabilities:
Depreciation on property, plant, and equipment	(24,969)	(31,633)
Amortization of goodwill and other intangibles	(17,416)	(15,663)
Foreign income inclusion	(2,106)	(3,555)
Other	—	—

Total gross deferred tax liabilities	(44,491)	(50,851)

Net deferred tax liabilities	$(19,758)	$(17,936)

        As of December 31, 2016 various subsidiaries have federal, state and foreign net operating loss carryforwards taken together of $192 million with expiration dates through 2036. In addition, at December 31, 2016, the Company had approximately $0.5 million of foreign tax credit carryforwards, which will expire in the year 2021.

        Federal, state and foreign net operating loss carryforwards will expire as follows:

	Federal	State	Foreign	Total
		(in thousands)
2017 - 2021	$—	$35	$—	$35
2022 - 2026	—	590	—	590
2027 - 2031	353	863	—	1,216
Thereafter	109,005	77,664	3,405	190,074

Total	$109,358	$79,152	$3,405	$191,915

        The Company assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets. The evaluation considers, among various other items, the recent history of earnings, forecasted future earnings, carryback and carryforward periods, and tax planning strategies. Based on this evaluation, the Company has recorded a valuation allowance of $32.7 million against deferred tax assets, related to U.S. and Non-U.S. federal and local deferred tax assets. If or when recognized, the tax benefits related to any

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

7. Income Taxes (Continued)

reversal of the valuation allowance on the deferred tax assets as of December 31, 2016 will be recognized as a reduction to income tax expense.

        The Company has a partial reinvestment on foreign earnings. Relevant U.S. taxes have been provided on the anticipated repatriation of foreign earnings of $6.0 million. As of December 31, 2016, the Company has not made a provision for U.S. taxes on approximately $22.9 million of foreign earnings that are permanently reinvested. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under other circumstances. It is not practical to estimate the amount of deferred tax liability related to those earnings in foreign subsidiaries which are permanently reinvested.

        The following is a reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2016	2015
Unrecognized tax benefits at January 1	$—	$28
Gross (decreases) increase—prior period positions	—	(28)

Unrecognized tax benefits at December 31	$—	$—

        The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense in the accompanying consolidated statements of operations and comprehensive income (loss). Accrued interest and penalties are included within the related tax liability in the accompanying consolidated balance sheets. Related to the unrecognized tax benefits noted above, the Company did not accrue for interest nor penalties in the years ended December 31, 2016 and 2015.

        The Company is subject to federal and state taxation in the U.S. and Canada. As of December 31, 2016, the Company's tax years for 2012 through 2015 are subject to examination by tax authorities in the U.S. and the tax years 2012 through 2015 are subject to examination by certain state tax authorities and tax authorities in Canada.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations

        Credit facilities, notes payable, capital lease obligations and lines of credit consist of the following (in thousands):

	December 31,
	2016	2015
Senior secured credit facility	$100,381	$104,319
Capital lease obligations	5,200	254

Total due to unrelated third-parties	105,581	104,573

Due to former owners
Note payable to former owner of Neohydro, interest at 0.31%	—	500
Note payable to former owner of Benchmark, interest at 7%	10,175	10,000

Total due to former owners	10,175	10,500

Total long-term debt	115,756	115,073
Less current capital lease obligation	2,028	200
Less current portion of long-term debt	10,175	500

Long-term debt and capital lease obligations, net of current portion	$103,553	$114,373

        On June 1, 2011, the Company entered into a senior secured credit facility with several financial institutions. Prior to being amended in March 2015 and December 2015, as noted below, the credit facility provided for a $555.0 million revolving credit facility that matured on June 1, 2016. The facility consisted of $440.0 million under the U.S. Tranche A Commitments, $100.0 million under the U.S. Tranche B Commitments, and $15.0 million under the Canadian Commitments

        On March 9, 2015, the Company amended and restated its senior secured credit facility. Under the amendment, the U.S. Tranche A Commitments were reduced from $440.0 million to $335.0 million, the U.S. Tranche B Commitments were terminated, the Canadian Commitments remained at $15 0 million, and the maturity date was extended to March 9, 2019.

        The Company evaluated the application of ASC 470-50, Debt Modification and Extinguishment, and ASC 470-60, Troubled Debt Restructuring, and concluded that the revised terms constituted a debt modification, rather than a debt extinguishment or a troubled debt restructuring. Due to the modification, the unamortized deferred costs for creditors that exited the credit facility, totaling approximately $0.4 million, were expensed as of the modification date, while the remaining unamortized deferred costs of approximately $1.2 million, fees paid to the creditors of approximately $2.9 million, and new third-party costs, primarily legal fees, of approximately $0.5 million were scheduled to be amortized through the maturity date.

        On December 2, 2015, the Company further amended its senior secured credit facility. Under this amendment, the U.S. Commitments were reduced from $335.0 million to $172.5 million, the Canadian Commitments were reduced from $15.0 million to $7.5 million, and the maturity date was amended to April 30, 2018.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

        The following financial ratios were also amended for covenant purposes:

  •
  Leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017

  •
  Interest coverage ratio (as defined in the credit facility) of 1.25 to 1.00 for the fiscal quarter ending June 30, 2016; 1.50 to 1.00 for the fiscal quarter ending September 30, 2016; 2.00 to 1.00 for the fiscal quarter ending December 31, 2016; 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017: and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017

  •
  Total capital expenditures of not more than $12.0 million for 2015, $7.0 million for 2016, and for each year thereafter, 75% of the U.S. Borrower's consolidated EBITDA for the immediate prior fiscal year

        The Company concluded that the December 2015 revision constituted a debt modification, rather than a debt extinguishment or a troubled debt restructuring. Due to the modification, the unamortized deferred costs were written off in proportion to the decrease in the borrowing capacity; therefore, approximately $2.4 million was expensed as of the modification date. The remaining unamortized deferred costs of approximately $1.4 million, fees paid to the creditors of approximately $0.4 million, and new third-party costs, primarily legal fees, of approximately $0.3 million will be amortized through April 30, 2018.

        Beginning in January 2016, the Company's availability under the facility was subject to a "borrowing base" limitation, based on eligible assets, and an interest coverage test. Eligible assets included under the borrowing base are equipment, inventory, real property and receivables. The borrowing base is calculated as follows:

  •
  80% of eligible receivables; plus

  •
  50% of the value of eligible inventory, valued at the lower of cost or market value; plus

  •
  60% of the net book value of eligible equipment; plus

  •
  65% of the appraised value of real property; minus

  •
  A rent reserve

        Beginning in 2016, until the Company delivered a quarterly financial report and a compliance certificate to the U.S. Administrative Agent for the quarter ending March 31, 2016, total outstandings (other than undrawn letters of credit) must be less than or equal to $140.0 million and total outstandings under each of the U.S. and Canadian facilities (other than undrawn letters of credit) must be less than or equal to the U.S. and Canadian borrowing bases, respectively. In periods after March 31, 2016, the Company's availability differs depending on whether the interest coverage ratio as of the most recently ended fiscal quarter is less than or equal to 1.50 to 1.00. In periods in which the Company's interest coverage ratio is less than or equal to 1.50 to 1.00, total outstanding (other than undrawn letters of credit) must be less than or equal to $150 million and each of the U.S. and Canadian facilities (not including undrawn letters of credit) must be less than or equal to the U.S. and Canadian borrowing bases, respectively. In periods in which the Company's interest coverage ratio

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

8. Credit Facilities, Notes Payable, and Capital Lease Obligations (Continued)

exceeds 1.50 to 1.00, total outstandings (inclusive of letters of credit) must not exceed the lesser of the borrowing bases or the aggregate total commitments.

        In conjunction with entering and amending the senior secured revolving credit facility, $0.9 million and $3.9 million of debt finance costs were amortized to interest expense for the years ended December 31, 2016 and 2015, respectively.

        Effective August 9, 2016, the U.S. Commitments were reduced from $172.5 million to $167.2 million since the Company did not meet the minimum Interest Coverage Ratio threshold of 1.25 to 1.00 as required by the senior secured credit facility for the quarter ended June 30, 2016. Under the terms of the agreement, the Company's majority owner was required to make an equity contribution, as determined by the credit agreement, of $5.3 million at which time the Company became compliant with the financial covenants of the credit agreement.

        Availability under the credit facility, considering the covenants discussed above, was approximately $6.0 million at December 31, 2016. The Company was in compliance with the aforementioned financial covenants at December 31, 2016.

        Amounts outstanding under the credit facility at December 31, 2016 and 2015 were $100.4 million and $104.3 million, respectively. Interest is payable monthly, on the date any Advance is paid in full and on the maturity date. Amounts outstanding are collateralized by a general security agreement over the Company's assets and the terms of this agreement restrict the Company's ability to sell, transfer, or encumber such assets. The Company is also subject to various financial and other covenants under the terms of its credit facility, which, among other things, impose limitations on investments, acquisitions, dispositions, capital expenditures and the incurrence of additional debt. The weighted-average interest rate at December 31, 2016 and 2015 was 5.03% and 3.02%, respectively. Interest is computed using the one-month London Interbank Offered Rate (LIBOR), in addition to an applicable margin between 2.5% and 4.5% (with the applicable margin depending upon the Company's ratio of the total funded debt to EBITDA, as defined in the credit agreement). Letters of credit outstanding under the credit facility totaled $4.7 million at December 31, 2016 and 2015. All the outstanding borrowings under the credit agreement were repaid on February 16, 2017. See Note 16.

        The Company's water management company formerly known as Red Oak had a subordinated note payable to its former owner for $2.0 million The subordinated note was repaid in July 27, 2015.

        Rockwater had a senior unsecured promissory note with the former owner of Neohydro, bearing interest at 0.31%, payable annually. A principal payment of $0.5 million was made on July 1, 2015 and the final installment of $0.5 million was paid on July 29, 2016.

        The Company's completion chemicals company formerly known as Benchmark had a subordinated note to its former owner. The subordinated note was due January 21, 2017, and bore interest at 7.0%, payable quarterly starting March 31, 2011. The fair value of this note at December 31, 2016 was $10.2 million. Per the terms of a Subordination Agreement with the former owner, the Company was not required to pay the scheduled principal payment due on January 21, 2017. The note was repaid on February 16, 2017. See Note 16.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies

  Lease Commitments

        The Company has operating leases for trucks, trailers, warehouses, office space, manufacturing facilities, and equipment. The Company also has capital leases for trucks, trailers and equipment. The leases generally require the Company to pay certain expenses, including taxes, insurance, maintenance, and utilities. Additionally, the Company has entered into noncancelable leases for certain equipment. The minimum future lease commitments under noncancelable leases in effect at December 31, 2016 are as follows (in thousands):

Year ending December 31:	Operating Leases	Capital Leases	Total
2017	$10,606	$2,028	$12,634
2018	7,716	2,047	9,763
2019	5,289	909	6,198
2020	4,174	129	4,303
2021	1,765	87	1,852
Thereafter	910	—	910

	$30,460	$5,200	$35,660

        A majority of the Company's automobile, truck, and trailer operating leases are cancelable after the first 367 days of the rental term even though the maximum rental term exceeds 367 days. Lease payments beyond the first 367 days of the rental term are not included in the table above because they are cancelable. In the event the Company cancels a lease after the first 367 days of the rental term, there is no penalty to the Company; however, upon the sale of the asset, there is a settlement provision that compares the net resale proceeds against the lessor's net book value. If the net resale proceeds exceed the net book value, the Company will be reimbursed for the difference. If there is a shortfall between the net resale proceeds and the net book value, the Company is required to pay the deficiency to the lessor.

        Total rent expense was $20.2 million and $21.3 million under operating leases for the years ended December 31, 2016 and 2015, respectively.

  Letters of Credit and Guarantees

        The Company has a $4.7 million standby letter of credit to guarantee the Company fulfills certain workers compensation and auto liability insurance requirements.

  Litigation

        The Company is subject to a number of lawsuits and claims arising out of the conduct of its business. The ability to predict the ultimate outcome of such matters involves judgments, estimates, and inherent uncertainties. Based on a consideration of all relevant facts and circumstances, including applicable insurance coverage, we do not expect that the ultimate outcome of any currently pending lawsuits or claims against the Company will have a material adverse effect on the consolidated financial position, results of operations, or cash flows; however, there can be no assurance as to the ultimate outcome of these matters.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies (Continued)

        We are under investigation by the U.S Attorney's Office for the Middle District of Pennsylvania and the Environmental Protection Agency. It is alleged that certain employees at some of our facilities altered emissions controls systems on approximately 4% of the vehicles in our fleet in violation of the Clean Air Act. The Company is cooperating with the relevant authorities to resolve the matter. At this time no administrative, civil or criminal charges have been brought against the Company and we cannot estimate the possible fines and penalties that may be levied against the Company.

        The Company insures against risks arising from business, to the extent deemed prudent by management and to the extent insurance is available, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify against liabilities arising out of pending or future legal proceedings or other claims. Some of the Company's insurance policies contain deductibles or self-insured retentions in amounts we deem prudent and for which the Company is responsible for payment. In determining the amount of policy retentions and/or deductibles, it is the Company's policy generally to retain those losses that are predictable, measurable, and recurring in nature, such as claims for general liability and workers' compensation.

  Monolyte Litigation and Related Matters

        The Company and certain subsidiaries are named defendants in two pending lawsuits arising from a November 2012 fire at a chemical facility owned and operated by Monolyte in Slaughter, Louisiana. The Company previously acquired certain assets from Monolyte in 2011 and purchased products from Monolyte's Slaughter facility. The lawsuits generally name certain Company subsidiaries, as well as Monolyte, its owner, its primary insurer, and the landowner/lessor of the Monolyte site, as defendants.

        The two lawsuits are identical except for the fact that one was filed in East Feliciana Parish on November 18, 2013 and the other was filed in East Baton Rouge Parish on September 24, 2013. The plaintiffs allege that they lived near the Monolyte facility and suffered personal injuries and property damage as a result of emissions from the facility fire which occurred in November, 2012, and subsequent cleanup operations.

        The Company has notified its insurer of these claims and is vigorously defending against each such claim. Reef Services Holdings, Inc. has been served but no other defendants have been served. There has been no discovery in the case and a trial date has not yet been set.

        At this time, although management is unable to reasonably estimate any potential financial impact associated with this litigation, the Company does not expect it to result in a material adverse effect on the Company's consolidated financial condition or results of operations.

  Contingent Consideration

        In 2014, the Company acquired 100% of the equity interests in Neohydro. Neohydro owned certain water treatment intellectual property and technology that supports the Company's water reuse service line in all markets where it operates. The Company paid aggregate consideration of approximately $0.8 million in cash, a $1.0 million note payable, and certain contingent consideration of up to $2.0 million.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

9. Commitments and Contingencies (Continued)

        The aggregate earn-out opportunity of up to $2.0 million for the period from July 1, 2014 through December 31, 2018 (Payout Period) is based on the water reuse service line's EBITDA during each measurement period within the Payout Period. The seller will receive 18.5% of the positive EBITDA generated by the water reuse service line during the measurement periods, subject to an annual true-up and certain other specified conditions, up to $2.0 million in aggregate. The contingent consideration must be calculated and paid quarterly, and is subject to true-up at the end of the measurement periods. We determined the estimated fair value of the contingent consideration obligation based on a probability-weighted income approach derived from EBITDA estimates and probability assessments with the likelihood of achieving positive EBITDA. As of December 31, 2016 and 2015, the fair value of the contingent consideration was $0.3 million and $0.7 million, respectively, and is included in other long-term liabilities on the accompanying consolidated balance sheets.

10. Shareholders' Equity

  Class A Common Stock

        On February 15, 2017, we effected an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. As a result of the stock split, as of December 31, 2016, the Company has 250,000,000 authorized shares of $0.01 par value Class A common stock. See Note 1.

  Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

11. Employee Benefit Plans and Share-Based Compensation

  Profit Sharing and Retirement Plans

        The Company maintains separate employee savings plans for specified eligible employees, such as 401(k) savings plans for U.S. employees and Registered Retirement Savings Plans for Canadian employees. The Company made employer contributions either at their discretion or as a matching percentage, as defined by the respective plan agreements. Such contributions are reported within selling, general, and administrative expense and cost of sales in the accompanying consolidated statements of operations and comprehensive loss. The Company did not make any employer contributions for the year ended December 31, 2016. Total employer contributions for the year ended December 31, 2015 were $2.1 million.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

  Stock Split and Reclassification

        On February 15, 2017, we effected an approximate 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock. Shares reserved under the Company's equity and incentive plans were recast to reflect the stock split. All share and per share data has been retroactively recast to reflect the stock split.

  Stock Options

  Rockwater Share-Based Compensation Plan

        The exercise price of each option is the estimated fair value of the Company's stock at the date of grant. The Company's share price used to estimate the fair value of the option at the grant date was based on a combination of income and market approaches, which are highly complex and sensitive. The income approach involves the use of a discounted cash flow method, with the cash flow projections discounted at an appropriate discount rate. The market approach involves the use of comparable public companies market multiples in estimating the fair value of the Company's stock. Options may be exercised over a ten-year period and generally vest annually in equal increments over three or four years. The Company's policy for issuing stock upon a stock option exercise is to issue new shares.

        The following tables provide additional information related to the Rockwater stock options.

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2016 Activity
Beginning balance	608,264	$11.22	8.54	$—
Granted	843,913	6.62
Exercised	—	—
Forfeited	(34,505)	15.87

Total outstanding	1,417,672	8.30	8.99	—

Options exercisable	313,381	12.84	6.38	—

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2015 Activity
Beginning balance	353,558	$16.38	7.29	$—
Granted	370,933	7.35
Exercised	—	—
Forfeited	(116,227)	14.55

Total outstanding	608,264	11.22	8.54	—

Options exercisable	185,193	16.22	6.07	—

(1)
Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

  Acquired Companies Share-Based Compensation Plans

        Stock options related to the Acquired Companies, which were granted prior to the creation of Rockwater, converted into Rockwater options at the Combination on June 1, 2011 and continue to be outstanding and are disclosed below. Since the inception of Rockwater, only Rockwater stock options have been granted.

        The exercise price of each option is the estimated fair value of the Company's stock at the date of grant. Options may be exercised over either a seven or a ten-year period and vest annually in equal increments over three or four years. The Company's policy for issuing stock upon a stock option exercise is to issue new shares.

        The following tables provide additional information related to stock options issued by the Acquired Companies:

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2016 Activity
Beginning balance	1,975,414	$10.72	4.91	$—
Granted	—	—
Exercised	—	—
Forfeited	(38,992)	8.08

Total outstanding	1,936,422	10.77	3.91	—

Options exercisable	1,936,422	10.69	3.91	—

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

	Number of Shares(1)	Weighted- Average Exercise Price(1)	Remaining Weighted-Average Contractual Life in Years	Intrinsic Value
				(in thousands)
2015 Activity
Beginning balance	2,027,997	$10.63	5.85	$1,911
Granted	—	—
Exercised	—	—
Forfeited	(52,583)	7.29

Total outstanding	1,975,414	10.72	4.91	—

Options exercisable	1,964,548	10.64	4.91	—

(1)
Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

  Restricted Stock

        Restricted stock issued generally vests ratably over a three- or four-year period from the date of grant, depending on the terms of the specific grant. Further information about the restricted stock follows:

	Number of Shares of a Restricted Stock(1)
	2016	2015
Non-vested at the beginning of the year	380,836	362,825
Granted	—	113,331
Vested	(62,934)	(50,603)
Repurchased	—	(9,173)
Forfeited	—	(35,544)

Non-vested at the end of the year	317,902	380,836

(1)
Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

        After adjusting for the 9.3415-for-one stock split, the weighted-average grant-date fair value of the restricted stock was $13.66 per share during the year ended December 31, 2015. The total fair value of restricted stock vested during the years ended December 31, 2016 and 2015 was $0.4 million and $0.6 million, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

11. Employee Benefit Plans and Share-Based Compensation (Continued)

  Phantom Stock

        After adjusting for the 9.3415-for-one stock split, in connection with an acquisition, 14,012 shares of phantom stock were issued in December 2012 to certain employees of the acquired company. The phantom stock vests ratably over a four-year period from the date of grant, assuming continuing employment by the Phantom Stockholder. Upon vesting, a number of Rockwater common shares will be issued to the employee equal to the number of shares of vested phantom stock. During 2015, all of the remaining shares of phantom stock were forfeited. Further information about the phantom stock follows:

	Number of Shares of Phantom Stock(1)
	2016	2015
Non-vested at the beginning of the year	—	4,428
Vested	—	—
Forfeited	—	(4,428)

Non-vested at the end of the year	—	—

(1)
Share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

  Total Share-based Compensation Expense

        It is the Company's policy to recognize compensation expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For all of the plans combined, the total amount of compensation expense recorded was approximately $2.3 million and $2.2 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, the Company expects to record compensation expense of approximately $3.7 million over the remaining vesting term of the restricted stock and options of approximately three years. Future stock option grants will result in additional compensation expense.

12. Warrants

        After adjusting for the 9.3415-for-one stock split, pursuant to the Combination agreement entered into on June 1, 2011, 80,664 warrants were issued to purchase shares of the Company's common stock at an exercise price of $12.88 per share. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $1.86 per warrant, which was recorded as additional paid in capital within the consolidated statement of changes in shareholders' equity. The warrants are exercisable by the holders at any time until the expiration date. The warrants expired on June 1, 2016. No warrants were exercised.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

13. Restructuring Charges

        In 2015, in response to the decline in the commodity price of oil and the contraction of the shale oil activity during 2015, the Company began a comprehensive effort to streamline its operating structure and reduce its fixed operating costs in the Water Management and the Completion & Specialty Chemicals segments. Accordingly, the Company eliminated certain management positions, closed facilities and offices and reduced service line offerings in various regions of the U.S. and Canada. During 2016, in response to the further declines in oil and natural gas commodity prices the Company further reduced the number of employees and closed an additional 26 operating and manufacturing locations, 23 of which were subject to long-term operating lease agreements. During the years ended December 31, 2016 and 2015, the Company recognized $8.2 million and $5.6 million of restructuring charges, respectively, consisting primarily of severance payments to employees, contract termination costs, costs associated with the closure or relocation of facilities and offices and the relocation of property and equipment. The Company continues to evaluate potential changes to its operations and estimates additional restructuring charges of $0.1 million for year ended December 31, 2017.

        Restructuring charges consist of the following (in thousands):

	Year Ended December 31,
	2016	2015
Severance expense and related benefit costs	$1,262	$3,539
Exit costs	5,781	1,763
Other	1,126	336

Total restructuring charges	$8,169	$5,638

        The changes in the amount of restructuring accrual from January 1, 2014 to December 31, 2016, by segment, are as follows (in thousands):

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2014	—	—	—	—
Restructuring charges	1,093	2,386	2,159	5,638
Payments	(1,093)	(2,270)	(780)	(4,143)

Year ended December 31, 2015	—	116	1,379	1,495
Restructuring charges	6,741	1,071	357	8,169
Payments	(4,134)	(1,116)	(1,076)	(6,326)

Year ended December 31, 2016	2,607	71	660	3,338

        During 2016, we recorded $0.3 million and $0.6 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively. During 2015, we recorded $0.8 million and $1.3 million related to severance expense and related benefit for Water Management and Completion & Specialty Chemicals, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

13. Restructuring Charges (Continued)

        During 2016, we recorded $5.3 million and $0.5 million related to exit costs for Water Management and Completion & Specialty Chemicals, respectively. During 2015, we recorded $0.3 million and $0.8 million related to exit costs for Water Management and Completion & Specialty Chemicals, respectively.

        The restructuring accrual at December 31, 2016 is recognized within the accrued liabilities and other current liabilities on the accompanying consolidated balance sheets.

14. Loss Per Share

        Loss per share is based on the amount of income allocated to the shareholders and the weighted average number of units outstanding during the period. All outstanding common Class A stock warrants and Class A common stock options are not included in the calculation of diluted weighted average units outstanding for the periods presented as the effect is antidilutive.

        The following table sets forth the computation of basic and diluted loss per share (dollars in thousands, except share and per share amounts):

	Year ended December 31,
	2016	2015
	(in thousands, except share and per share amount)
Numerator (both basic and diluted)
Net loss available to Class A common stockholders	$(79,878)	$(71,540)
Denominator(1)
Class A common stock	28,911,914	28,247,482
Net loss per share(1)
Basic	(2.76)	(2.53)
Diluted	(2.76)	(2.53)

(1)
Share and per share amounts have been retroactively recast for all prior periods presented to reflect the 9.3415-for-one stock split of our issued and outstanding common stock and the concurrent reclassification of our common stock into Class A common stock on February 15, 2017. See Note 16.

        After adjusting for the 9.3415-for-one stock split, the estimated number of shares of potentially convertible Class A common stock options, Class A common stock warrants and restricted Class A common stock shares that have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive was 3,704,735 and 2,964,579 for the years ended December 31, 2016 and 2015, respectively.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information

        Rockwater is an oilfield services company that provides products and services to the water, stimulation, fracturing, fluids, and production needs of our customers throughout the U.S. and Western Canada. The company services are offered through two operating segments. Corporate and other expenses that do not individually meet the criteria for segment reporting are reported separately as Corporate. Both operating segments report directly to our chief operating decision maker ("CODM"). Our CODM assesses performance and allocates resources on the basis of the two reportable segments:

  Water Management (WM)—Our Water Management segment seeks to provide comprehensive, cost-effective water management and fracturing solutions for our customers. These services include: water transfer, sourcing and storage through the use of small and large diameter pipe and high-capacity Above Ground Storage Tanks; site and pit surveys; flowback and well testing throughout the completion and early production stages of the well, including real-time monitoring of testing information; water reuse services through self-contained mobile treating units for the onsite conditioning of source, flowback and produced water; water testing; fluids logistics services; consulting services to E&P operators; and production chemicals solutions.

  Completion & Specialty Chemicals—Our Completion & Specialty Chemicals segment develops, manufactures and provides a full suite of chemicals utilized in hydraulic fracturing, stimulation, cementing and well completions, including polymer slurries, crosslinkers, friction reducers, buffers, breakers and other chemical technologies, to leading pressure pumping service companies in the United States.

        Financial information related to the Company's financial position as of December 31, 2016 and 2015, by segment, is as follow (in thousands):

	Total assets
	As of December 31,
	2016	2015
Water Management	$390,885	$452,502
Completion & Specialty Chemicals	83,125	77,779
Corporate & Other	2,706	9,505

	$476,716	$539,786

	Total assets
	As of December 31,
	2016	2015
United States	$385,597	$442,827
Canada	91,119	96,959

	$476,716	$539,786

        We view Adjusted EBITDA as an important indicator of segment performance. We define Adjusted EBITDA as net income, plus taxes, interest expense, depreciation and amortization, plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus/(minus) non-cash losses/(gains) on sale of assets or subsidiaries, non-cash compensation expense, bad debt expense, inventory write-downs, foreign currency losses/(gains),

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information (Continued)

severance expenses, transaction costs, non-cash losses/(gains) on the valuation of contingent obligations and restructuring costs such as facility related exit and disposal costs.

        Our CODM uses Adjusted EBITDA as the primary measure of segment reporting performance.

        The following table presents a reconciliation of Segment Adjusted EBITDA to income from continuing operations (in thousands):

	Year ended December 31,
	2016	2015
Segment Adjusted EBITDA:
Water Management	$5,271	$23,965
Completion & Specialty Chemicals:	1,701	5,462

Total	6,972	29,427
Corporate & Other	(15,806)	(23,514)
Provision for (benefit from) income taxes	(93)	24,011
Interest Expense	(7,977)	(10,413)
Depreciation and amortization	(51,986)	(61,181)
Impairments of long-lived and intangible assets	(1,008)	(3,615)
Restructuring costs	(6,908)	(2,099)
Restructuring related severance expenses	(1,261)	(3,539)
Bad debt expense	(1,142)	(6,793)
Inventory write downs	(1,060)	(9,897)
Foreign currency gains (losses)	301	(3,349)
Gain on the valuation of contingent obligations	477	760
Non-cash compensation expense	(2,269)	(2,176)
Non-cash gain on sale of subsidiaries and other assets	1,882	838

Net loss	$(79,878)	$(71,540)

        The following table sets forth certain financial information with respect to our reportable segments. Included in "Corporate and Other" are intersegment eliminations and cost associated with activities of a general nature (in thousands).

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2016
Revenue from external customers	$224,173	$76,905	$—	$301,078
Inter-segment revenue	8,362	4,369	(12,731)	—
Depreciation and amortization	45,857	4,717	1,412	51,986
Property, plant and equipment	134,559	11,815	1,177	147,551
Capital expenditures (excluding acquisitions)	(6,683)	(343)	(266)	(7,292)

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

15. Segment Information (Continued)

	Water Management	Completion & Specialty Chemicals	Corporate & Other	Total
Year ended December 31, 2015
Revenue from external customers	$369,976	$124,160	$—	$494,136
Inter-segment revenue	2,134	4,047	(6,181)	—
Depreciation and amortization	53,971	4,624	2,586	61,181
Property, plant and equipment	165,637	13,271	2,190	181,098
Capital expenditures (excluding acquisitions)	(7,722)	(2,398)	(443)	(10,563)

	Total Revenues
	Year ended December 31,
	2016	2015
United States	$250,832	$410,064
Canada	50,246	84,072

	$301,078	$494,136

16. Subsequent Events

        The Company has evaluated subsequent events for potential recognition and/or disclosure through March 25, 2017, the date these consolidated financial statements were issued. There were no significant subsequent events to disclose other than as set forth below.

  Reorganization

        On March 9, 2017, the Company completed a private placement of equity for 8,797,500 shares of Class A-1 common stock (the "144A Offering") at an offering price of $17.00 per share for net proceeds of $136.9 million. In conjunction with the 144A Offering, the Company amended and restated the certificate of incorporation to, among other things, effect a 9.3415-for-one stock split of our common stock, reclassify our common stock into Class A common stock and create the Class A-1 common stock and the Class B common stock.

  Registration Rights Agreement

        On February 16, 2017, in connection with the 144A Offering, the Company entered into a registration rights agreement with FBR Capital Markets & Co. Under this registration rights agreement, the Company agreed, at its expense, to file with the SEC, no later than June 30, 2017, a shelf registration statement registering for resale the 8,797,500 shares of the Company's Class A-1 common stock sold in the 144A Offering plus any additional shares of Class A-1 common stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise, and to cause such registration statement to be declared effective by the SEC as soon as practicable but in any event within 180 days after the initial filing of such registration statement. All of the Class A-1 common stock will convert into Class A common stock upon effectiveness of a shelf registration statement for the

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

resale of such shares. Investors in the 144A Offering will be entitled to make sales under such registration statement 60 days following the effective date of an IPO registration statement.

  Description of capital stock

        Our authorized capital stock consists of 30,000,000 shares of Class A-1 common stock, of which 8,797,500 are issued and outstanding; 250,000,000 shares of Class A common stock, $0.01 par value per share, of which 30,191,890 are issued and outstanding; 120,000,000 shares of Class B common stock, $0.01 par value per share, of which no shares are issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The number of shares of Class A common stock outstanding does not include 3,354,094 shares of Class A common stock underlying outstanding options to purchase Class A common stock or any shares of Class A common stock that became reserved for delivery with respect to awards under our Amended and Restated 2017 Long Term Incentive Plan.

        Holders of our share Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A-1 common stock, Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to (i) the selection by holders of our Class A-1 common stock of one new independent directors pursuant to terms of the registration rights agreement, in which case the holders of our Class A-1 common stock shall vote independently and as a separate class without the holders of other classes of our common stock and (ii) the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A-1 common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

  Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A common stock are entitled to ratably receive dividends (other than Special Stock Dividends) when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

  Class A-1 Common Stock

        Holders of shares of our Class A-1 common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders and will also be entitled to the benefit of Special Stock Dividends for such purposes. Holders of shares of our Class A-1 common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A-1 common stock (on an as-if-converted to Class A common stock basis) are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock. Each share of Class A-1 common stock will be automatically converted into a share of Class A common stock upon the earlier to occur of (i) the end of the Maximum Accrual Period and (ii) the date on which either (A) a resale shelf registration statement is declared effective and the shares of Class A common stock are listed on a national securities exchange or (B) the Form 10 Registration is declared effective and the Class A common stock is listed on a national securities exchange. The shares of Class A-1 common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A-1 common stock. All outstanding shares of our Class A-1 common stock are fully paid and non-assessable.

        Holders of shares of our Class A-1 common stock are entitled to receive Special Stock Dividends that will accrue and be payable only in additional shares of Class A-1 common stock based on the aggregate number of days in the Dividend Accrual Periods, if any. The Special Stock Dividends will be cumulative and will accrue on a daily basis over a maximum period of 1,095 days, which may be non-consecutive (the "Maximum Accrual Period"), in preference to any dividend on shares of Class A common stock at a rate of 7% per annum on the shares of Class A-1 common stock, compounded annually. Other than with respect to the Special Stock Dividend, holders of shares of our Class A-1 common stock and Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

  Class B Common Stock

        Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

  Amended and Restated 2017 Long-Term Incentive Plan

        In connection with the 144A Offering, we amended and restated the 2011 Plan, which will be renamed the 2017 Plan. The 2017 Plan is an omnibus equity incentive plan for the employees, consultants and the directors of the Company and its affiliates who perform services for us. All outstanding restricted stock awards and stock option awards granted under the 2011 Plan will continue to be subject to the terms and conditions of the 2011 Plan and applicable award agreements.

        The 2017 Plan will provide for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws ("incentive options"); (ii) stock options that do not qualify as incentive stock options ("nonstatutory options," and together with incentive options, "options"); (iii) stock appreciation rights ("SARs"); (iv) restricted stock awards ("restricted stock awards"); (v) performance awards ("performance awards"); (vi) restricted stock units ("restricted stock units" or "RSUs"); (vii) bonus stock ("bonus stock awards"); (viii) dividend equivalents; (ix) other stock-based awards; (x) cash awards; and (xi) substitute awards (referred to collectively herein with the other awards as the "awards").

        The 2017 Plan increased the aggregate maximum number of shares of our Class A common stock reserved for delivery pursuant to awards under the 2011 Plan by a number of shares equal to the sum of (i) 10% of the shares of our common stock outstanding upon the completion of this offering, (ii) 10% of any shares of our Class A common stock sold by the Company in any initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, that occurs following the effective date of the 2017 Plan and (iii) 10% of the number of shares of our capital stock paid as consideration to the seller(s) in connection with any acquisition by the Company that is consummated on or before the first anniversary of the effective date of the 2017 Plan. If an award under the 2017 Plan is forfeited, settled for cash or expires without the actual delivery of shares, any shares subject to such award will again be available for new awards under the 2017 Plan.

        In addition, 40% of the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of restricted stock unit awards (which are settled in shares of our Class A common stock) while the total number of shares of our Class A common stock reserved under the 2017 Plan shall be available for the grant of incentive stock options.

  Letter of Intent

        On January 18, 2017, the Company executed a non-binding Letter of Intent to acquire a company that provides water and fluid management solutions to E&P companies principally in the Mid-Continent, Marcellus/ Utica, Eagle Ford and Permian basins. A majority of the target company's revenue is derived by providing total water and fluid management solutions. Consideration will consist solely of equity securities, and we will repay the target company's outstanding indebtedness at closing. The Company's entry into a definitive agreement is subject to completion of satisfactory accounting, financial and other due diligence.

  Credit Facility Amendments

        On January 20, 2017, we entered into Agreement and Amendment No. 2 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent,

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of December 2, 2015. The amendment was effected to:

  (i)
  modify the borrowing base such that availability thereunder is determined using outstandings other than undrawn letters of credit for the remaining life of the facility. At December 31, 2016, we had outstanding undrawn letters of credit of $4.7 million;

  (ii)
  limit the outstanding loans to no more than $150 million if the interest coverage ratio was not at least 1.50 to 1 as of the end of the most recently reported fiscal quarter;

  (iii)
  include an exception providing that an audit opinion expressing a "going concern" or like qualification or exception with respect to, or resulting from, a potential inability to satisfy any financial covenant would not be a breach of the credit facility;

  (iv)
  add a carry-over provision such that any unused amount of the 2016 capital expenditures limitation may be carried over into 2017. The aggregate 2017 limitation was amended to $8 million plus any such carry-over amount;

  (v)
  amend the equity cure provision to eliminate the condition that there shall be at least two fiscal quarters in a four fiscal quarter period with no cure and reset the number of cures available for the remaining life of the facility to three.

        In exchange for the above mentioned amendment terms, the US tranche commitment was reduced by $5 million.

        On January 22, 2017, we entered into Agreement and Amendment No. 3 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 20, 2017. The amendment was effected to update certain references to our majority owner.

        On February 16, 2017, we entered into Agreement and Amendment No. 4 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of January 22, 2017. The amendment was effected to:

  (i)
  extend the maturity date to April 30, 2019.

  (ii)
  reduce the U.S. Commitments from $162 million to $95 million.

  (iii)
  reduce the Canadian Commitments from $7.5 million to $5 million.

  (iv)
  remove the borrowing base limitations for both the US and Canada lines of credit (but if outstanding loans and letters of credit are 50% or more of the credit facility, the outstandings may not exceed two-thirds of the net book value of accounts receivable, inventory and equipment).

  (v)
  amend the leverage ratio (as defined in the credit facility) of not more than 3.50 to 1.00 for the fiscal quarters beginning June 30, 2017 but prior to December 31, 2018. This ratio changes to 3.00 to 1.00 on or after December 31, 2018.

Rockwater Energy Solutions, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

16. Subsequent Events (Continued)

  (vi)
  amend the interest coverage ratio (as defined in the credit facility) of 2.50 to 1.00 for the fiscal quarters ending March 31, 2017 and June 30, 2017 and 3.00 to 1.00 for each fiscal quarter ending after June 30, 2017.

  (vii)
  amend the total capital amount of permitted expenditures to not more than $25 million for 2017 and for each year thereafter, if leverage exceeds 3.0x, 75% of consolidated EBITDA for the immediately prior fiscal year.

        Concurrent with the closing of the 144A Offering, the Company repaid all debt outstanding under the Amended and Restated Credit Agreement of $100.4 million and the Benchmark subordinated note to its former owner of $10.2 million.

        On March 17, 2017, we entered into Agreement and Amendment No. 5 to the Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as US administrative agent, HSBC Bank Canada, as the Canadian administrative agent, and various lenders, which was previously amended most recently as of February 16, 2017. The amendment was effected to update certain references to the January 18, 2017 letter of intent transaction mentioned previously.

 Annex A

Execution Version

        AGREEMENT AND PLAN OF MERGER

by and among

SELECT ENERGY SERVICES, INC.,
a Delaware corporation,

RAPTOR MERGER SUB, INC.,
a Delaware corporation,

SES HOLDINGS, LLC,
a Delaware limited liability company,

RAPTOR MERGER SUB, LLC,
a Delaware limited liability company,

ROCKWATER ENERGY SOLUTIONS, INC.,
a Delaware corporation

and

ROCKWATER ENERGY SOLUTIONS, LLC,
a Delaware limited liability company

Dated as of July 18, 2017

A-i

A-ii

Exhibits

Exhibit A—	Certificate of Incorporation of the Surviving Corporation
Exhibit B—	Parent Charter Amendment
Exhibit C—	Limited Liability Company Agreement of the Surviving LLC

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of July 18, 2017, by and among SELECT ENERGY SERVICES, INC., a Delaware corporation ("Parent"), RAPTOR MERGER SUB,  INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Corporate Merger Sub"), SES HOLDINGS, LLC, a Delaware limited liability company ("Parent Holdco"), RAPTOR MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Holdco ("LLC Merger Sub"), ROCKWATER ENERGY SOLUTIONS, INC., a Delaware corporation (the "Company"), and ROCKWATER ENERGY SOLUTIONS, LLC, a Delaware limited liability company ("Company Holdco"). Certain capitalized terms used in this Agreement are defined in Section 8.17.

RECITALS

        WHEREAS, the Board of Directors of the Company (the "Company Board"), by unanimous vote at a meeting duly called and held, (i) determined that a strategic business combination between the Company and Parent is in the best interests of the Company's stockholders, (ii) determined that this Agreement and the transactions contemplated hereby (the "Transactions"), including the merger of Corporate Merger Sub with and into the Company (the "Corporate Merger"), are fair to, and in the best interests of, the Company's stockholders, (iii) approved and declared advisable this Agreement and the Transactions, including the Corporate Merger, (iv) recommended to the stockholders of the Company that they vote in favor of the approval and adoption of this Agreement in accordance with the DGCL and (v) directed that this Agreement be submitted to the stockholders of the Company for approval and adoption;

        WHEREAS, the Board of Directors of Parent (the "Parent Board"), by unanimous vote at a meeting duly called and held, (i) determined that a strategic business combination between the Company and Parent is in the best interests of Parent's stockholders, (ii) determined that this Agreement and the Transactions, including the issuance of the shares of Parent Class A Common Stock, Parent Class A-1 Common Stock and Parent Class B Common Stock pursuant to this Agreement (the "Parent Stock Issuance") and the Parent Charter Amendment, are fair to, and in the best interests of, Parent's stockholders, (iii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance and the Parent Charter Amendment, (iv) directed that the Parent Stock Issuance and the Parent Charter Amendment be submitted to the holders of Parent Common Stock for approval and adoption and (v) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance and adopt the Parent Charter Amendment;

        WHEREAS, the Board of Directors of Corporate Merger Sub approved and declared advisable this Agreement and the Transactions, including the Corporate Merger, and recommended that Parent, as sole stockholder of Corporate Merger Sub, approve and adopt this Agreement and the Transactions, including the Corporate Merger;

        WHEREAS, prior to the execution and delivery of this Agreement, Parent, as the sole stockholder of Corporate Merger Sub, has executed and delivered a consent to adopt this Agreement, which consent shall become effective immediately following the approval of this Agreement by the Board of Directors of Corporate Merger Sub and the execution of this Agreement pursuant to Section 228(c) of the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, prior to the execution and delivery of this Agreement, holders of approximately 53.2% of the outstanding shares of Company Common Stock (voting together as a single class) (each, a "Company Consenting Stockholder") have executed and delivered a written consent (the "Company Stockholder Consent"), which satisfies the Company Requisite Stockholder Approval, adopting and approving this Agreement and the Transactions, including the Corporate Merger, which consent shall become effective immediately following the approval of this Agreement by the Company Board and the execution of this Agreement in accordance with Section 228(c) of the DGCL;

        WHEREAS, prior to the execution and delivery of this Agreement, holders of approximately 61.5% of the outstanding shares of Parent Common Stock (voting together as a single class) (each, a "Parent Consenting Stockholder") have executed and delivered a written consent (the "Parent Stockholder Consent"), which satisfies the Parent Requisite Stockholder Approval, adopting and approving the Parent Stock Issuance and the Parent Charter Amendment, which consent shall become effective immediately following the approval of this Agreement by the Parent Board and the execution of this Agreement in accordance with Section 228(c) of the DGCL;

        WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, certain of the Company Consenting Stockholders and Parent Consenting Stockholders have entered into a registration rights agreement (the "New Registration Rights Agreement") to be effective as of the Corporate Merger Effective Time;

        WHEREAS, concurrently with the execution and delivery of this Agreement, each Tax Receivable Agreement was amended by an Amendment No. 1 thereto (collectively, the "TRA Amendments") with respect to, among other things, this Agreement and the Transactions;

        WHEREAS, the Company, in its capacity as the sole managing member of Company Holdco, (i) determined that this Agreement and the Transactions, including the merger of LLC Merger Sub with and into Company Holdco (the "LLC Merger" and together with the Corporate Merger, the "Mergers"), are fair to, and in the best interests of, the holders of Company Holdco Units and (ii) approved and declared advisable this Agreement and the Transactions, including the LLC Merger;

        WHEREAS, concurrently with the execution and delivery of this Agreement, holders of approximately 85.8% of the outstanding Company Holdco Units have approved and adopted a written consent (the "Company Holdco Unitholder Consent"), adopting and approving this Agreement and the Transactions, including the LLC Merger;

        WHEREAS, Parent, in its capacity as the sole managing member of Parent Holdco, in its individual capacity and its capacity as the sole member of Select Energy Services, LLC, in its capacity as the sole member of LLC Merger Sub, has approved and adopted a written consent (the "Parent Subsidiary Consent"), approving and declaring advisable this Agreement and the Transactions, including the LLC Merger;

        WHEREAS, for U.S. federal income tax purposes, (i) it is intended that the Corporate Merger qualify as a tax-deferred "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the LLC Merger be treated as an "assets-over" partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), and (ii) this Agreement is intended to be and hereby is adopted as a "plan of reorganization" for the Corporate Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agree as follows:

ARTICLE 1
THE MERGERS

        1.1    Merger of Corporate Merger Sub Into the Company.

          (a)    Corporate Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Corporate Merger Effective Time, Corporate Merger Sub shall be merged with and into the Company and the separate existence of Corporate Merger Sub shall cease. Following the Corporate Merger Effective Time, the Company shall continue as the surviving corporation of the Corporate Merger (the "Surviving Corporation").

          (b)    Effect of the Corporate Merger.    The Corporate Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Corporate Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Corporate Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Corporate Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (c)    Corporate Merger Effective Time.    Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Corporate Certificate of Merger") shall be duly executed by the Company and, as promptly as reasonably practicable following the Closing, filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Corporate Merger shall become effective upon the later of: (i) the date and time of the filing of the Corporate Certificate of Merger with the Secretary of State, or (ii) such later date and time as may be specified in the Corporate Certificate of Merger as agreed to by the Parties. The date and time the Corporate Merger becomes effective is referred to in this Agreement as the "Corporate Merger Effective Time." The Parent Charter Amendment shall be filed with the Secretary of State prior to the filing of the Corporate Certificate of Merger and shall become effective at or prior to the Corporate Merger Effective Time.

          (d)    Organizational Documents.

              (i)  At the Corporate Merger Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Legal Requirements. At the Corporate Merger Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Corporate Merger Sub as in effect immediately prior to the Corporate Merger Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Legal Requirements.

             (ii)  At or prior to the Corporate Merger Effective Time, the certificate of incorporation of Parent shall be amended as set forth in Exhibit B (the "Parent Charter Amendment") and, such certificate of incorporation as amended by the Parent Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended in accordance with its terms or by applicable Legal Requirements.

          (e)    Directors and Officers of the Surviving Corporation.    The Parties shall take all necessary action such that, from and after the Corporate Merger Effective Time, the directors and officers of Corporate Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

        1.2    Merger of LLC Merger Sub Into Company Holdco.

          (a)    LLC Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the LLC Merger Effective Time, LLC Merger Sub shall be merged with and into Company Holdco and the separate existence of LLC Merger Sub shall cease. Following the LLC Merger

  Effective Time, Company Holdco shall continue as the surviving limited liability company of the LLC Merger (the "Surviving LLC").

          (b)    Effect of the LLC Merger.    The LLC Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Company Holdco and LLC Merger Sub shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Company Holdco and LLC Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving LLC.

          (c)    LLC Merger Effective Time.    Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DLLCA (the "LLC Certificate of Merger") shall be duly executed by the Company and, as promptly as reasonably practicable following the Closing, filed with the Secretary of State. The LLC Merger shall become effective upon the later of: (i) the date and time of the filing of the LLC Certificate of Merger with the Secretary of State, or (ii) such later date and time as may be specified in the LLC Certificate of Merger as agreed to by the Parties; provided, however, that in no event shall the LLC Merger Effective Time occur prior to the Corporate Merger Effective Time. The date and time the LLC Merger becomes effective is referred to in this Agreement as the "LLC Merger Effective Time."

          (d)    Organizational Documents.    At the LLC Merger Effective Time, the certificate of formation of Company Holdco as in effect immediately prior to the LLC Merger Effective Time shall remain unchanged except that the name of the Surviving LLC shall be changed to "Select Energy Solutions (RW), LLC." At the LLC Merger Effective Time, the limited liability company agreement of Company Holdco as in effect immediately prior to the LLC Merger Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit C and, as so amended and restated, shall be the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with its terms and applicable Legal Requirements.

          (e)    Officers of the Surviving LLC.    The Parties shall take all necessary action such that, from and after the LLC Merger Effective Time, the officers of LLC Merger Sub shall be the officers of the Surviving LLC, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving LLC.

        1.3    Matters Concerning Parent.    Subject to the occurrence of the LLC Merger Effective Time:

          (a)   Parent shall relocate the corporate headquarters of Parent to Houston, Texas;

          (b)   Parent shall maintain the headquarters of its water business in Gainesville, Texas;

          (c)   John Schmitz shall continue as Executive Chairman of the Board of Parent;

          (d)   Parent shall appoint Holli Ladhani as President and Chief Executive Officer of Parent (the "Chief Executive Officer"); and

          (e)   Parent shall take necessary corporate action so that, upon and after the Corporate Merger Effective Time, the size of the Parent Board shall be increased by four members, and the following persons shall be appointed to fill the vacancies on the Parent Board created by such increase: (i) the Chief Executive Officer and (ii) three directors who are current members of the Company Board (the "Designated Directors") designated by the Company, after consultation with Parent, before the mailing of the Information Statement, all of whom shall qualify as independent directors under the rules and regulations of the NYSE (the "NYSE Rules") and at least one of whom shall qualify as independent for purposes of the Audit Committee of the Parent Board under the NYSE Rules, the Exchange Act and SOX. Parent shall also take necessary corporate action so that, upon the Corporate Merger Effective Time, a Nominating and Governance Committee of the Parent Board shall be formed and one of the Designated Directors shall be appointed as the Chairman thereof. If prior to the Corporate Merger Effective Time, any Designated Director is unwilling or unable to serve (or to continue to serve) as a director of Parent as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Company Board, after consultation with Parent, and such replacement shall constitute a Designated Director.

        1.4    Closing Date.    The closing of the Transactions (the "Closing") shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 9:00 a.m. local time on the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 (other than the condition set forth in Section 6.3(f), which must be satisfied immediately prior to the Closing, and those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company (such date, the "Closing Date"). Notwithstanding anything to the contrary in this Agreement, in no event shall the Closing occur prior to the expiration of the Marketing Period.

ARTICLE 2
CONVERSION OF SHARES AND MEMBERSHIP INTERESTS; EXCHANGE PROCEDURES

        2.1    Conversion of Shares by the Corporate Merger.

          (a)   At the Corporate Merger Effective Time, by virtue of the Corporate Merger and without any further action on the part of Parent, Corporate Merger Sub, the Company or any holder of any of the Parties' securities:

              (i)  any shares of Company Common Stock then owned by the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

             (ii)  any shares of Company Common Stock then owned by Parent or Corporate Merger Sub or any of Parent's Subsidiaries shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

            (iii)  except as provided in clauses (i) and (ii) of this Section 2.1(a) and subject to Sections 2.1(b), 2.1(c) and 2.1(d), (A) each share of Company Class A Common Stock then outstanding (including any such shares held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent, but excluding any Appraisal Shares) shall be converted into the right to receive a number of shares of Parent Class A Common Stock equal to the Exchange Ratio, (B) each share of Company Class A-1 Common Stock then outstanding (including any such shares held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent, but excluding any Appraisal Shares) shall be converted into the right to receive a number of shares of Parent Class A-1 Common Stock equal to the Exchange Ratio and (C) each share of Company Class B Common Stock then outstanding (including any such shares held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent, but excluding any Appraisal Shares) shall be converted into the right to receive a number of shares of Parent Class B Common Stock equal to the Exchange Ratio; and

            (iv)  each share of the common stock, $0.01 par value per share, of Corporate Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

          (b)   If, between the date of this Agreement and the Corporate Merger Effective Time, the outstanding shares of any class of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio with respect to such class and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock and Company Equity Awards with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

          (c)   No fractional shares of Parent Common Stock shall be issued in connection with the Corporate Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Class A Common Stock or Company Class A-1 Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate or Book Entry Shares in accordance with Section 2.5, shall receive a cash payment, without interest, in an amount equal to the product of (i) such fractional part of a share of Parent Class A Common Stock or Parent Class A-1 Common Stock, as applicable, multiplied by (ii) the volume weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending on the date immediately prior to the Closing Date as reported by Bloomberg, L.P.. Notwithstanding any other provision of this Agreement, if any holder of Company Class B Common Stock would otherwise be entitled to receive a fraction of a share of Parent Class B Common Stock (after aggregating all fractional shares of Parent Class B Common Stock issuable to such holder), such fraction of a share of Parent Class B Common Stock shall be canceled, and such holder shall not be entitled to any additional consideration in exchange for such fractional share of Parent Class B Stock. The Parties acknowledge and agree that any such fractional shares of Parent Class B Common Stock have no fair value for purposes of Section 155 of the DGCL.

          (d)   Notwithstanding anything in this Agreement to the contrary, (i) if any holder of Company Class A Common Stock or Company Class A-1 Common Stock is not an Accredited Investor, such holder shall receive, in lieu of receiving the consideration set forth in Section 2.1(a), a cash payment, without interest, in an amount equal to the product of (x) the number of shares of Parent Common Stock that such stockholder would otherwise be entitled to receive pursuant to Section 2.1(a) and (y) the volume weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending on the date immediately prior to the Closing Date as reported by Bloomberg, L.P., and (b) if any holder of Company Class B Common Stock is not an Accredited Investor, then such shares of Company Class B Common Stock shall be canceled, and such holder shall not be entitled to any consideration in exchange for such shares.

        2.2    Conversion of Units by the LLC Merger.

          (a)   At the LLC Merger Effective Time, by virtue of the LLC Merger and without any further action on the part of Parent Holdco, LLC Merger Sub, Company Holdco or any holder of any of the Parties' securities:

              (i)  any Company Holdco Units then owned by Company Holdco (or held in Company Holdco's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

             (ii)  any Company Holdco Units then owned by Parent Holdco or LLC Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

            (iii)  except as provided in clauses (i) and (ii) of this Section 2.2(a) and subject to Sections 2.2(b), 2.2(c) and 2.2(d), each Company Holdco Unit then outstanding (including any Company Holdco Units held by any wholly owned Subsidiary of Company Holdco or any wholly owned Subsidiary of Parent Holdco (including the Company)) shall be converted into the right to receive a number of Parent Holdco Units equal to the Exchange Ratio; and

            (iv)  each limited liability company interest in LLC Merger Sub then outstanding shall be converted into one limited liability company interest of the Surviving LLC.

          (b)   If, between the date of this Agreement and the LLC Merger Effective Time, the Parent Holdco Units or the Company Holdco Units are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio with respect to such class and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Holdco Units with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

          (c)   No fractional Parent Holdco Units shall be issued in connection with the LLC Merger, and no certificates or scrip for any such fractional Parent Holdco Units shall be issued. Any holder of Company Holdco Units who would otherwise be entitled to receive a fraction of a Parent Holdco Unit (after aggregating all fractional Parent Holdco Units issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Company Holdco Certificate or Book Entry Units in accordance with Section 2.6, shall receive a cash payment, without interest, in an amount equal to the product of (i) such fractional part of a Parent Holdco Unit multiplied by (ii) the volume weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending on the date immediately prior to the Closing Date as reported by Bloomberg, L.P.

          (d)   Notwithstanding anything in this Agreement to the contrary, if any holder of Company Holdco Units is not an Accredited Investor, such holder shall receive, in lieu of receiving the consideration set forth in Section 2.2(a), a cash payment, without interest, in an amount equal to the product of (x) the number of Parent Holdco Units that such stockholder would otherwise be entitled to receive pursuant to Section 2.2(a) and (y) the volume weighted average price of Parent Class A Common Stock for the five (5) consecutive trading days ending on the date immediately prior to the Closing Date as reported by Bloomberg, L.P.

        2.3    Treatment of Company Equity Awards.    In accordance with the Company's Amended and Restated 2017 Long Term Incentive Plan (as amended from time to time, the "Company Equity Plan") and the applicable award agreements governing equity-based awards granted thereunder that are outstanding immediately prior to the Corporate Merger Effective Time, the following treatment shall apply with respect thereto:

          (a)    Company Stock Options.    By virtue of the Corporate Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Class A Common Stock granted under the Company Equity Plan (each, a "Company Stock Option"), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Corporate Merger Effective Time shall, as of the Corporate Merger Effective Time, cease to represent a right to acquire shares of Company Class A Common Stock and shall be converted into an option (a "Parent Stock Option") to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Company Stock Option immediately prior to the Corporate Merger Effective Time, the number of shares of Parent Class A Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Stock Option as of immediately prior to the Corporate Merger Effective Time by the Exchange Ratio, at an exercise price per share of Parent Class A Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Company Class A Common Stock under such Company Stock Option divided by the Exchange Ratio; provided, however, that the adjustments provided in this Section 2.3(a) with respect to any Company Stock Options, whether or not they are "incentive stock options" as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the respective regulations promulgated thereunder; provided, further, that, for the avoidance of doubt, each Company Stock Option that entitles its holder to accelerated vesting solely upon the occurrence of a "Change in Control" (as defined in the Company Equity Plan) pursuant to the terms of the applicable award agreement governing such Company Stock Option shall be converted into a Parent Stock Option that is fully vested and exercisable as of the Corporate Merger Effective Time, as described in this Section 2.3(a).

          (b)    Company Restricted Stock Awards.    By virtue of the Corporate Merger and without any action on the part of the holders thereof, each award of Company Class A Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Equity Plan (each, a "Company Restricted Stock Award" and together with the Company Stock Options, the "Company Equity Awards") that is outstanding as of immediately prior to the Corporate Merger Effective Time, shall, as of the Corporate Merger Effective Time, cease to represent Company Class A Common Stock and shall be converted into a new award (each, a "Parent Restricted Stock Award") of restricted shares, subject to the same terms and conditions (including with respect to vesting, forfeiture and the ability to satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Company Restricted Stock Award immediately prior to the Corporate Merger Effective Time, which consists of the number of shares of Parent Class A Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Company Class A Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Corporate Merger Effective Time by the Exchange Ratio.

          (c)   Prior to the Corporate Merger Effective Time, the Company Board (or the appropriate committee thereof) and the Parent Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 2.3, including that (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Equity Plan subject to any amendment or termination in accordance with the terms of the Company Equity Plan; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon the exercise of a Parent Stock Option or the vesting of a Parent Restricted Stock Award; and (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Corporate Merger Effective Time, neither the Company nor any of its Subsidiaries will be required to deliver Company Class A Common Stock or any other securities to any person upon the exercise of Company Stock Options or the vesting of a Company Restricted Stock Award.

          (d)   As promptly as reasonably practicable following the Corporate Merger Effective Time, Parent shall file a new or amended Form S-8 registration statement or a post-effective amendment to an existing Form S-8 registration statement (or any other appropriate form) with respect to the shares of Parent Class A Common Stock available for grant and delivery under the Company

  Equity Plan or Parent Equity Plan from and after the Corporate Merger Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares of Parent Class A Common Stock are available for grant and delivery under the Company Equity Plan. In the event that, prior to the Corporate Merger Effective Time, the Company changes the number of shares of Company Class A Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Class A Common Stock issued and outstanding, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

        2.4    Closing of Transfer Books.

          (a)   At the Corporate Merger Effective Time: (i) all holders of shares of Company Common Stock (other than the Appraisal Shares) that were outstanding immediately prior to the Corporate Merger Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the consideration contemplated by Section 2.1, cash in lieu of any fractional share of Parent Common Stock and any dividends or other distributions payable pursuant to Section 2.5(c); and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Corporate Merger Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Corporate Merger Effective Time. If, after the Corporate Merger Effective Time, any shares of Company Common Stock are presented to the Exchange Agent or to the Surviving Corporation or Parent, such shares of Company Common Stock shall be canceled and shall be exchanged as provided in Section 2.5. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a true and correct stock ledger of the Company with respect to the Company Common Stock and the Company Equity Awards. Parent, the Surviving Corporation and the Exchange Agent shall be entitled to rely upon such information for all purposes of this Agreement and, to the fullest extent permitted by applicable Legal Requirements, none of the Parent Group Parties or the Exchange Agent or their respective Affiliates shall have any liability to any stockholder of the Company (including any holder of Company Equity Awards) or any other Person relying on or taking actions in accordance with such information.

          (b)   At the LLC Merger Effective Time: (i) all holders of Company Holdco Units that were outstanding immediately prior to the LLC Merger Effective Time shall cease to have any rights as unitholders of Company Holdco other than the right to receive the consideration contemplated by Section 2.2, cash in lieu of any fractional share of Parent Common Stock and any dividend or other distributions payable pursuant to Section 2.6(c); and (ii) the transfer books of Company Holdco shall be closed with respect to all Company Holdco Units outstanding immediately prior to the LLC Merger Effective Time. No further transfer of any such Company Holdco Units shall be made on such transfer books after the LLC Merger Effective Time. If, after the LLC Merger Effective Time, any Company Holdco Units are presented to the Exchange Agent or to the Surviving LLC or Parent Holdco, such Company Holdco Units shall be canceled and shall be exchanged as provided in Section 2.6. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent a true and correct unit ledger of Company Holdco with respect to the equity interests in Company Holdco. Parent, Parent Holdco, the Surviving LLC and the Exchange Agent shall be entitled to rely upon such information for all purposes of this Agreement and, to the fullest extent permitted by applicable Legal Requirements, none of the Parent Group Parties or the Exchange Agent or their respective Affiliates shall have any liability to any equityholder of Company Holdco or any other Person relying on or taking actions in accordance with such information.

        2.5    Exchange in the Corporate Merger.

          (a)   Prior to the Corporate Merger Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Corporate Merger (the "Exchange Agent"). Parent shall make available to the Exchange Agent (by instruction to Parent's transfer agent) as promptly as reasonably practicable after the Corporate Merger Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1, bearing customary legends noting that such securities constitute restricted securities under the Securities Act (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) and an aggregate amount of cash comprising approximately the amount to be delivered pursuant to Section 2.1(c). Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment in accordance with Section 2.1(c) and Section 2.1(d) and any dividends or other distributions in accordance with Section 2.5(c)) shall hereinafter be referred to as the "Exchange Fund."

          (b)   As promptly as reasonably practicable after the Corporate Merger Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to the record holders of Company Common Stock (i) if required by the processes and procedures of the Exchange Agent, a letter of transmittal in customary form and containing such provisions as Parent and the Company reasonably agree prior to the Corporate Merger Effective Time (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of such holder's Company Stock Certificates and Book Entry Shares in exchange for (A) certificates representing Parent Common Stock bearing customary legends noting that such securities constitute restricted securities under the Securities Act (or appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) or cash in lieu of such shares as provided in Section 2.1(d), (B) any cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.1(c) and (C) any dividends or other distributions payment pursuant to Section 2.5(c). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent's customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 2.1 or cash in lieu of such shares as provided in Section 2.1(d), cash in lieu of any fractional share of Parent Common Stock and any dividends or other distributions payable pursuant to Section 2.5(c). The Company Stock Certificate or Book Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.5, each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Corporate Merger Effective Time, to represent only the right to receive shares of Parent Common Stock pursuant to Section 2.1 or cash in lieu of such shares as provided in Section 2.1(d), cash in lieu of any fractional share of Parent Common Stock and any dividends or other distributions payable pursuant to Section 2.5(c). If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Corporation with respect to such Company Stock Certificate.

          (c)   No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Corporate Merger Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Corporate Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 2.5 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

          (d)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date 12 months after the Corporate Merger Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 2.5 and submitted a letter of transmittal, shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

          (e)   Each of the Exchange Agent, Parent, the Company, Corporate Merger Sub, the Surviving Corporation, Parent Holdco, Company Holdco, and the Surviving LLC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or non-U.S. Tax Legal Requirements or under any other applicable Legal Requirement (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock). To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

          (f)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

        2.6    Exchange in the LLC Merger.

          (a)   Parent Holdco shall make available to the Exchange Agent as promptly as reasonably practicable after the LLC Merger Effective Time, certificates representing the Parent Holdco Units issuable pursuant to Section 2.2, bearing customary legends noting that such securities constitute restricted securities under the Securities Act (or make appropriate alternative arrangements if uncertificated Parent Holdco Units represented by a book entry will be issued) and an aggregate amount of cash comprising approximately the amount to be delivered pursuant to Section 2.2(c). Any cash and Parent Holdco Units deposited with the Exchange Agent (including in accordance with Section 2.2(c) and Section 2.2(d) and any dividends or other distributions in accordance with Section 2.6(c)) shall hereinafter be referred to as the "Holdco Exchange Fund."

          (b)   As promptly as reasonably practicable after the LLC Merger Effective Time, the Surviving LLC shall instruct the Exchange Agent to mail to the record holders of Company Holdco Units (i) if required by the processes and procedures of the Exchange Agent, a letter of transmittal in customary form and containing such provisions as Parent and the Company reasonably agree prior to the LLC Merger Effective Time (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Holdco Certificates to the Exchange Agent or, in the case of Book Entry Units, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of such holder's Company Holdco Certificates and Book Entry Units in exchange for (A) certificates representing Parent Holdco Units bearing customary legends noting that such securities constitute restricted securities under the Securities Act (or appropriate alternative arrangements if uncertificated Parent Holdco Units represented by a book entry will be issued) or cash in lieu of such units as provided in Section 2.2(d), (B) any cash in lieu of any fractional Parent Holdco Unit pursuant to Section 2.2(c) and (C) any dividends or other distributions payment pursuant to Section 2.6(c). Exchange of any Book Entry Units shall be effected in accordance with the Exchange Agent's customary procedures with respect to securities represented by book entry. Upon surrender of a Company Holdco Certificate or Book Entry Unit to the Exchange Agent for exchange, together with a duly executed letter of transmittal, joinder to the Parent Holdco LLC Agreement and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Holdco Certificate or Book Entry Units shall be entitled to receive in exchange therefor a certificate representing the number of whole Parent Holdco Units (or uncertificated Parent Holdco Units represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 2.2 or cash in lieu of such units as provided in Section 2.2(d), cash in lieu of any fractional Parent Holdco Unit and any dividends or other distributions payable pursuant to Section 2.6(c). The Company Holdco Certificate or Book Entry Unit so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6, each Company Holdco Certificate or Book Entry Unit shall be deemed, from and after the LLC Merger Effective Time, to represent only the right to receive Parent Holdco Units pursuant to Section 2.2 or cash in lieu of such units as provided in Section 2.2(d), cash in lieu of any fractional Parent Holdco Unit and any dividends or other distributions payable pursuant to Section 2.6(c). If any Company Holdco Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Holdco Units, require the owner of such lost, stolen, or destroyed Parent Holdco Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent Holdco, or the Surviving LLC with respect to such certificate representing Company Holdco Units.

          (c)   No dividends or other distributions declared or made with respect to Parent Holdco Units with a record date after the LLC Merger Effective Time shall be paid to the holder of any unsurrendered Company Holdco Certificates or Book Entry Units with respect to the Parent Holdco Units that such holder has the right to receive in the LLC Merger until such holder surrenders such Company Holdco Certificates or Book Entry Units in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

          (d)   Any portion of the Holdco Exchange Fund that remains undistributed to holders of Company Holdco Certificates or Book Entry Units as of the date 12 months after the LLC Merger Effective Time shall be delivered to Parent Holdco upon demand, and any holders of Company Holdco Certificates or Book Entry Units who have not theretofore surrendered their Company Holdco Certificates or Book Entry Units in accordance with this Section 2.6 and submitted a letter of transmittal, shall thereafter look only to Parent Holdco for satisfaction of their claims for Parent

  Holdco Units, cash in lieu of fractional Parent Holdco Units, and any dividends or distributions with respect to Parent Holdco Units, in each case without interest thereon.

          (e)   Each of the Exchange Agent, Parent, the Company, Corporate Merger Sub, the Surviving Corporation, Parent Holdco, Company Holdco, and the Surviving LLC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Holdco Units such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or non-U.S. Tax Legal Requirements or under any other applicable Legal Requirement (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Holdco Units). To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and, if withholding is taken in Parent Holdco Units, the relevant withholding party shall be treated as having sold such Parent Holdco Units on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

          (f)    Neither Parent Holdco nor the Surviving LLC shall be liable to any holder or former holder of Company Holdco Units or to any other Person with respect to any Parent Holdco Units (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

        2.7    Appraisal Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Corporate Merger Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive applicable shares of Parent Common Stock pursuant to Section 2.1(a)(iii), calculated by applying the Exchange Ratio in accordance with Section 2.1(a)(iii), but instead at the Corporate Merger Effective Time shall be converted into the right to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Corporate Merger Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and each such share shall thereafter be deemed to have been converted into and to have become, as of the Corporate Merger Effective Time, the right to receive, without interest thereon, any consideration for the Corporate Merger pursuant to Section 2.1. The Company shall deliver notice as promptly as reasonably practicable to Parent of any demands for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Corporate Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (b)   No dissenters' or appraisal rights shall be available to any holders of any Company Holdco Units with respect to the Transactions.

        2.8    Further Action.    If, at any time after the LLC Merger Effective Time, any further action is determined by Parent or Parent Holdco to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Surviving LLC with full right, title, and possession of and to all rights and property of, with respect to the Surviving Corporation, Corporate Merger Sub or the Company, or, with respect to the Surviving LLC, LLC Merger Sub or Company Holdco, the officers and directors of the Surviving Corporation, the Surviving LLC, Parent and Parent Holdco, as applicable, shall be fully authorized (in the name of the applicable Party) to take such action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY HOLDCO

        Except as set forth in the Company Disclosure Schedule, each of the Company and Company Holdco, jointly and severally, represents and warrants to each of the Parent Group Parties as follows:

        3.1    Organization and Good Standing.

          (a)   The Company and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Section 3.1(b) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of (A) the name, equity capitalization and schedule of equityholders of each Subsidiary of the Company and (B) the name of, and the Company's percentage equity ownership interest in, each Company Joint Venture. Other than the Subsidiaries of the Company set forth on Section 3.1(b) of the Company Disclosure Schedule and the Company Joint Ventures, as of the date of this Agreement, the Company does not own any shares of capital stock or other equity interests in any Person, and has no binding obligations, whether contingent or otherwise, to purchase any shares of capital stock or other equity interests in any Person. Other than Company Holdco, and except as set forth on Section 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock and other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company (or a direct or indirect wholly owned Subsidiary of Company Holdco), free and clear of all Encumbrances, except for such Encumbrances as may be provided under the Securities Act, Permitted Liens or any transfer restrictions set forth in the Organizational Documents of such Subsidiary. Each outstanding share of capital stock or other equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable.

          (c)   Copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the date of this Agreement, have been made available to Parent.

        3.2    Authority; No Conflict.

          (a)   Each of the Company and Company Holdco has all necessary entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery of this Agreement by the Company and Company Holdco and the consummation by the Company and Company Holdco of the Transactions have been duly and validly authorized by all necessary entity action and no other entity proceedings on the part of the Company or Company Holdco are necessary to authorize this Agreement or to consummate the Transactions. The Company Stockholder Consent, which has been executed and delivered and shall become effective immediately following the execution of this Agreement, is the only vote or approval of the holders of any class or series of equity securities of the Company necessary to adopt and approve this Agreement and the Transactions. The Company Holdco Unitholder Consent, which has been executed and delivered and shall become effective immediately following the execution of this Agreement, is the only vote or approval of the holders of any class or series of equity securities of Company Holdco necessary to adopt and approve this Agreement and the Transactions. The Company Board has unanimously (i) determined that this Agreement and the Transactions, including the Corporate Merger, are fair to, and in the best interests of, the Company's stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Corporate Merger, (iii) recommended to the stockholders of the Company that they vote in favor of the approval and adoption of this Agreement in accordance with the DGCL and (iv) directed that this Agreement be submitted to the stockholders of the Company for approval and adoption. This Agreement has been duly and validly executed and delivered by the Company and Company Holdco and, assuming the due and valid execution of this Agreement by each of the Parent Group Parties, constitutes the legal, valid, and binding obligation of each of the Company and Company Holdco, enforceable against the Company and Company Holdco in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

          (b)   Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of the Company or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 3.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries; (iv) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries under any provision of any Contract evidencing Indebtedness, any lease, any Company Material Contract, any Company Permit or any Organizational Document of any Company Joint Venture; or (v) result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The execution and delivery of this Agreement by the Company and Company Holdco does not, and the performance of this Agreement and the consummation of the Transactions by the Company and Company Holdco will not, require any Consent of, or filing with or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" Legal Requirements ("Blue Sky Laws"), (B) the pre-merger notification requirements of the HSR Act, (C) filing of the Corporate Certificate of Merger and the LLC Certificate of Merger and (D) the Company Stockholder Consent and the Company Holdco Unitholder Consent and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of 450,000,000 shares of capital stock, consisting of (1) 50,000,000 shares of Company Preferred Stock, (2) 250,000,000 shares of Company Class A Common Stock, (3) 30,000,000 shares of Company Class A-1 Common Stock and (4) 120,000,000 shares of Company Class B Common Stock. At the close of business on July 14, 2017 (the "Capitalization Reference Date"), (i) 34,009,785 shares of Company Class A Common Stock were issued and outstanding; (ii) 8,797,500 shares of Company Class A-1 Common Stock were issued and outstanding; (iii) 5,693,258 Company Holdco Units and 5,693,258 shares of Company Class B Common Stock were issued and outstanding and were together exchangeable for 5,693,258 shares of Company Class A Common Stock pursuant to the Company Holdco LLC Agreement and the Organizational Documents of the Company; (iv) no shares of Company Preferred Stock were outstanding; (v) no Voting Debt of the Company was outstanding; (vi) 485,811 shares of Company Class A Common Stock were reserved for issuance upon the vesting of the outstanding Company Restricted Stock Awards; (vii) no shares of Company Common Stock were held in the treasury of the Company; (viii) 3,347,461 Company Stock Options were outstanding at the exercise prices set forth on Section 3.3(a) of the Company Disclosure Schedule; and (ix) 485,811 Company Restricted Stock Awards were outstanding. Except as set forth in this Section 3.3(a), and except for changes since the Capitalization Reference Date resulting from the exchange of Company Holdco Units and Company Class B Common Stock for Company Class A Common Stock pursuant to and in accordance with the Organizational Documents of the Company and Company Holdco or the vesting or settlement of Company Equity Awards, as of the date of this Agreement, there are outstanding: (1) no shares of capital stock of the Company; (2) no securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or Voting Debt of the Company and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any of its Subsidiaries is a party or by which it is bound in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of the Company or any Voting Debt of the Company or other voting securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (b)   All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights. All outstanding shares of Company Common Stock have been issued in compliance in all material respects with applicable securities or other Legal Requirements.

          (c)   There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Common Stock. There are not any voting trusts or other agreements to which Company Holdco is a party or by which it is bound relating to the voting of any Company Holdco Units.

          (d)   At the Capitalization Reference Date, 48,500,543 Company Holdco Units were issued and outstanding. Except as set forth in this Section 3.3(d) and except for changes since the Capitalization Reference Date resulting the exchange of Company Holdco Units and Company Class B Common Stock for Company Class A Common Stock pursuant to and in accordance with the Organizational Documents of the Company and Company Holdco, as of the date of this Agreement, there are outstanding: (1) no equity interests in Company Holdco; (2) no Voting Debt of Company Holdco; (3) no securities of Company Holdco or any Subsidiary of Company Holdco convertible into or exchangeable or exercisable for equity interests in Company Holdco or Voting Debt of Company Holdco and (4) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Company Holdco or any Subsidiary of Company Holdco is a party or by which it is bound in any case obligating Company Holdco or any Subsidiary of Company Holdco to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests of the Company or any Voting Debt of Company Holdco or other voting securities of Company Holdco, or obligating Company Holdco or any Subsidiary of Company Holdco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, no advances have been made pursuant to Section 6.2(b) of the Company Holdco LLC Agreement.

          (e)   All outstanding Company Holdco Units are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and not subject to any preemptive rights. All outstanding Company Holdco Units have been issued in compliance in all material respects with applicable securities or other Legal Requirements.

          (f)    Section 3.3(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of outstanding Company Equity Awards, setting forth with respect to each such award, to the extent applicable: the name of the holder thereof; the plan under which such Company Equity Award was granted, if any; the number of shares of Company Common Stock or other equity security subject to such Company Equity Award; the per-share price at which such Company Equity Award may be exercised or the shares of Company Common Stock or other equity security subject to such Company Equity Award were sold or issued; the grant and expiration dates; and the terms of vesting, including whether (and to what extent) the vesting will be accelerated in any way by this Agreement or by termination of employment or change in position following consummation of the Transactions.

        3.4    Financial Statements.

          (a)   Section 3.4(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company as of December 31, 2016 and 2015 and the audited consolidated statement of operations, owners' equity and cash flows of the Company and its Subsidiaries for the twelve month period ended December 31, 2016 and 2015 and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2017 (the "Last Balance Sheet") and the unaudited consolidated statement of operations, owners' equity and cash flows of the Company for the three month period ended March 31, 2017 (the financial statements referred to in clauses (i) and (ii), collectively, the "Company Financial Statements"). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the Company Financial Statements or the notes thereto) and fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of the Last Balance Sheet, to (x) the omission of notes to the extent permitted by Regulation S-X and (y) normal, recurring year-end adjustments. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

          (b)   Section 3.4(b) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of Crescent as of December 31, 2016 and December 31, 2015 and the audited consolidated statement of operations, owners' equity and cash flows of Crescent and its Subsidiaries for the twelve month period ended December 31, 2016 and December 31, 2015 and (ii) the unaudited consolidated balance sheet of the Company as of the Last Balance Sheet and the unaudited consolidated statement of operations, owners' equity and cash flows of the Crescent for the three month period ended March 31, 2017 (the financial statements referred to in clauses (i) and (ii), collectively, the "Crescent Financial Statements"). The Crescent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the Crescent Financial Statements or the notes thereto) and fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of Crescent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of the Last Balance Sheet, to (x) the omission of notes to the extent permitted by Regulation S-X and (y) normal, recurring year-end adjustments.

          (c)   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would otherwise be required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries, other than: (i) liabilities adequately provided for on the Last Balance Sheet (including the notes thereto) contained in the Company Financial Statements; (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (iii) current liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities incurred as permitted under Section 5.1(b)(viii); and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.5    Absence of Certain Changes and Events.    Since December 31, 2016 and through the date of this Agreement, (a) the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (b) there has not been any circumstance, development, change, event, effect or occurrence that would reasonably be expected to have a Company Material Adverse Effect.

        3.6    Information Supplied.    None of the information supplied or to be supplied by the Company or Company Holdco for inclusion or incorporation by reference in the Information Statement will, at the date it is mailed to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, to the extent it relates to the Company or its Subsidiaries or other information supplied by the Company or Company Holdco for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company or Company Holdco with respect to statements made therein based on information supplied by the Parent Group Parties.

        3.7    Intellectual Property.

          (a)   Section 3.7(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all U.S., state and foreign: (i) Patents owned by the Company or any of its Subsidiaries, (ii) Registered Trademarks owned by the Company or any of its Subsidiaries and (iii) Registered Copyrights owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the Owned Company IP is valid, subsisting, and enforceable as permitted by applicable Legal Requirements.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries collectively own all right,

  title, and interest in, or have the right to use, all of the Company IP free and clear of all Encumbrances and (ii) the Company and its Subsidiaries are the sole beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Company IP. The Company and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information in their possession.

          (c)   To the Knowledge of the Company, no third party is in default of any material obligation related to an express grant to such third party of a right to use the Intellectual Property set forth on Section 3.7(a) of the Company Disclosure Schedule. To the Knowledge of the Company, use by the Company and its Subsidiaries of any Company IP, and the conduct of their respective businesses, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries with regard to the Company's or its any of its Subsidiaries' alleged infringement, misappropriation, or other violation of Intellectual Property or the validity or enforceability of any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

          (d)   To the Knowledge of the Company, no Person, directly or indirectly, is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any rights of the Company or any of its Subsidiaries in or to any Company IP in any material respect. No Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing by the Company or any of its Subsidiaries against any Person with regard to such Person's alleged infringement, misappropriation, or other violation any Owned Company IP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        3.8    Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have good, valid and indefeasible title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the Company Real Property Interests, including real property that they purport to own in fee (the "Company Owned Real Property") or lease (the "Company Leased Real Property"), as applicable, or that is necessary for the conduct of their business as currently conducted, including good, valid and indefeasible title to all Company Owned Real Property and a valid and subsisting leasehold or comparable interest in all Company Leased Real Property reflected in the Last Balance Sheet as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than Company Owned Real Property and Company Leased Real Property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), in each case free and clear of all Encumbrances except Permitted Liens, and (ii) are collectively the lessee of all Company Leased Real Property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries and are in undisturbed and peaceable possession of such properties, subject only to Permitted Liens, and each lease for such real property is valid and in full force and effect, without material default (or matters which, with notice or the passage of time, or both, would constitute a material default) thereunder by the lessee or, to the Knowledge of the Company, the lessor and enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease or hold an easement interest in and that are used in or necessary for the conduct of their business as currently conducted, including good and valid title to, or (as applicable) a valid and subsisting leasehold or comparable interest in, all material personal properties and assets, tangible and intangible, and all other assets, reflected in the latest audited Company Financial Statements as being owned or leased by the Company and its Subsidiaries or acquired after the date thereof (other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), free and clear of all Encumbrances except Permitted Liens and (ii) are collectively the lessee of all personal property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries, and each lease for such personal property is valid and in full force and effect.

        3.9    Taxes.

          (a)   All material Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to the Company or any of its Subsidiaries have been duly filed. All material Taxes that are due and payable by the Company or any of its Subsidiaries have been timely paid in full. All material Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied. There are no Encumbrances (other than Permitted Liens for current period Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)   There is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination or other proceeding (and the Company and its Subsidiaries have not received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any material Taxes due from the Company or any of its Subsidiaries.

          (c)   There is not in force any waiver or agreement for any extension of time (other than extensions to file Tax Returns obtained in the ordinary course) for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

          (d)   None of the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity Contract or arrangement (not including, for the avoidance of doubt (1) an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries or (2) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). None of the Company or any of its Subsidiaries has any liability for the unpaid Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by Contract or otherwise. Other than the consolidated group the common parent of which was or is the Company, none of the Company or any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. tax purposes.

          (e)   None of the Company of any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Body relating to Taxes that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements).

          (f)    Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations Section 1.6011-4(b)(2).

          (g)   None of the Company or any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (or a successor thereto) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

          (h)   The Company is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

          (i)    Company Holdco is and has been since its formation properly treated as a partnership for U.S. federal and applicable state and local income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code.

          (j)    After reasonable diligence, none of the Company or any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Corporate Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.10    Employee Benefits.
          (a)   Section 3.10(a) of the Company Disclosure Schedule includes a true and complete list of each of the following (collectively referred to as the "Company Benefit Plans," and each individually referred to as a "Company Benefit Plan") that is sponsored, maintained or contributed to or by the Company or any of its Subsidiaries or with respect to which the Company could have any liability, or has been so sponsored, maintained or contributed to within the last six (6) years by the Company or any of its Subsidiaries:

              (i)  each "employee benefit plan," as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

             (ii)  each material equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan, agreement or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding that is not described in Section 3.10(a)(i).

          (b)   The Company has made available to Parent, upon request, true, correct and complete copies of each of the Company Benefit Plans, including all amendments thereto. The Company has also made available to Parent, with respect to each Company Benefit Plan and to the extent applicable, true, correct and complete copies of: (i) the most recent annual or other reports filed with each Governmental Body and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent determination letter or opinion letter issued by the IRS and (iv) all material notices, letters or other correspondence from any Governmental Body.

          (c)   Neither the Company nor any of the Company's ERISA Affiliates contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Company Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Company Benefit Plan is funded through a trust that is intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code.

          (d)   Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries:

              (i)  the Company and its Subsidiaries have performed all material obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it or them in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans;

             (ii)  (A) all material reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Bodies, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Company Benefit Plan has been documented, operated and administered in substantial compliance with its governing documents and applicable Legal Requirements, and (C) each Company Benefit Plan that could be a "nonqualified deferred compensation" arrangement under Section 409A of the Code is in compliance with Section 409A of the Code, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code;

            (iii)  each of the Company Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of Section 401(a) of the Code, (B) is maintained pursuant to a prototype document approved by the IRS, and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Legal Requirements to maintain qualified status, and (D) has not been amended or operated in a way that would adversely affect such qualified status;

            (iv)  there are no claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

             (v)  all contributions required to be made to the Company Benefit Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;

            (vi)  as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code;

           (vii)  no act, omission or transaction has occurred which would result in imposition on the Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

          (viii)  there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Body; and

            (ix)  the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater compensation, payments or benefits under, any Company Benefit Plan or under any Contract than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Company Benefit Plan or under any Contract.

          (e)   Neither the Company nor any of its Subsidiaries is a party to any Contract, nor has the Company or any of its Subsidiaries established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company or any of its Subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

          (f)    In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Company Benefit Plans or under any Contract that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (g)   Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Company Benefit Plan. Each Company Benefit Plan that is an "employee benefit plan," as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

          (h)   Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or other applicable Legal Requirements, no Company Benefit Plan or Contract provides retiree medical or retiree life insurance benefits to any Person, and the Company is not contractually or otherwise obligated (whether or not in writing) to, and the Company has never represented that it will, provide any Person with life insurance or medical benefits upon retirement or termination of employment.

        3.11    Compliance With Legal Requirements; Governmental Authorizations.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with, and are not in default or in violation of, any Legal Requirement. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2015, any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or alleged obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations that are necessary to operate the business of the Company and its Subsidiaries in accordance with applicable Legal Requirements (collectively, the "Company Permits"), (ii) the Company and its

  Subsidiaries are, and at all times since January 1, 2015, have been, in compliance with all Company Permits and (iii) each Company Permit is valid and in full force and effect.

        3.12    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   the Company and its Subsidiaries are, and during the relevant time periods specified pursuant to all applicable statutes of limitations were, in compliance with, and are not currently in material violation of, any applicable Environmental Laws;

          (b)   the Company and its Subsidiaries possess all material permits, certificates, licenses, registrations, exemptions, orders, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

          (c)   there is no Contamination of or at the Company Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is or may be required under Environmental Laws;

          (d)   neither the Company nor any of its Subsidiaries is subject to material liability for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

          (e)   neither the Company nor any of its Subsidiaries has Released any Hazardous Substance into the environment in material violation of Environmental Laws;

          (f)    neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim, or request for information, and neither the Company nor any of its Subsidiaries is aware of any pending or threatened notice, demand, letter, claim, or request for information, alleging that the Company or any of its Subsidiaries may be in material violation of, liable under, or have unfulfilled obligations under any Environmental Law;

          (g)   neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a material liability or obligation under any Environmental Law or assigning liability to the Company or any of its Subsidiaries in respect of Hazardous Substances; and

          (h)   to the Knowledge of the Company, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, obligations, investigations, costs, or restrictions on the ownership, use, or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law.

        3.13    Legal Proceedings.    Except for such matters as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Legal Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Body or arbitrator outstanding against the Company or any of its Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company is a defendant in any material Legal Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Body in effect to which any of the Company or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted.

        3.14    Contracts; No Defaults.

          (a)   Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. For purposes of this Agreement, "Company Material Contract" means each Company Contract (including any amendment thereto):

              (i)  that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to the Company;

             (ii)  to which or with respect to which any director, officer or Affiliate of the Company or any of its Subsidiaries are parties or express beneficiaries;

            (iii)  evidencing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

            (iv)  that expressly (A) restricts or prohibits the business activity of the Company or any of its Subsidiaries, (B) limits the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area, excluding, in each case clauses in commercial contracts entered into in the ordinary course of business consistent with past practice restricting the disclosure of confidential information, or (C) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts that are material to the Company and its Subsidiaries;

             (v)  relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director in excess of $250,000; or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $250,000 to any single current or former employee, director, or consultant or in excess of $1,000,000 to any group of current or former employees, directors, or consultants;

            (vi)  providing for indemnification of any officer, director, employee, or agent;

           (vii)  (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (viii)  requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Company Acquisition Transaction or similar transaction;

            (ix)  to which any Major Customer or any of its Affiliates is a party or under which such Major Customer or its Affiliates have any rights or obligations;

             (x)  that requires the Company or any of its Subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of $500,000;

            (xi)  that relates to the sale, transfer or other disposition of a business, real or personal property, or assets by the Company or any of its Subsidiaries in excess of $1,000,000;

           (xii)  that relates to the purchase or acquisition of a business or assets where the remaining payment obligations as of the date of this Agreement are in excess of $1,000,000;

          (xiii)  pursuant to which the Company or any of its Subsidiaries has any potential continuing indemnification obligations in excess of $1,000,000;

          (xiv)  pursuant to which the Company or any of its Subsidiaries has any potential continuing guarantee, "earnout" or other contingent, deferred or fixed payment obligations in excess of $500,000;

           (xv)  that grants any third Person, or obligates the Company or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property of the Company or any of its Subsidiaries;

          (xvi)  any Contract with any financial advisor or investment or commercial bank that will be binding on the Company or any of its Subsidiaries after Closing (other than those that contain only customary indemnification provisions);

         (xvii)  any Contract that relates to or involves future expenditures, receipts or payments by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1) year period that cannot be terminated on less than sixty (60) days' notice without material payment or penalty;

        (xviii)  any Contract that contains any provisions that restrict any Person from (i) offering or proposing (whether publicly or otherwise) to acquire any capital stock of the Company (whether directly or indirectly or whether through an acquisition, tender offer, exchange offer, merger or otherwise) or (ii) taking actions that are intended to result in a change of control of the Company; and

          (xix)  any other Contract, if a breach or termination of such Contract could have a Company Material Adverse Effect.

          (b)   Each Company Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto (in each case subject to the Bankruptcy and Equity Exception), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  neither the Company nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Company Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached in any respect, or committed any default under, any Company Material Contract; and

             (ii)  neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication that there has been any violation or breach of, or default under, any Company Material Contract by the Company or any of its Subsidiaries.

        3.15    Insurance.    Section 3.15 of the Company Disclosure Schedule sets forth all material insurance policies issued in favor of the Company or any of its Subsidiaries (the "Company Insurance

Policies"). The Company Insurance Policies are each valid and currently effective insurance policies issued in favor of the Company or its Subsidiary, as applicable, and is adequate and otherwise customary for companies of similar size, financial condition and operational risk profile. All Company Insurance Policies are in full force and effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied with the provisions of such policies. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date of this Agreement, there is no claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy that, to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or that, if not paid, would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Company Insurance Policy.

        3.16    Labor and Employment Matters.

          (a)   Since January 1, 2015, neither the Company nor any of its Subsidiaries has been a party to, or bound by, any collective bargaining agreement, or other Contract with a labor union or labor organization or other representative of employees.

          (b)   Since January 1, 2015, there have been no strikes, lockouts or work stoppages existing or, to the Company's Knowledge, threatened, with respect to any employees of the Company or any of its Subsidiaries.

          (c)   Since January 1, 2015, there have been no union certification or representation petitions or demands with respect to any employees of the Company or its Subsidiaries and, to the Company's Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any employees of the Company or its Subsidiaries.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no complaint, charge, grievance, investigation, audit, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, consultant, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or employment practices (including charges of or relating to: unfair labor practices, failure to pay wages, discrimination, retaliation or employee leave practices) or working conditions is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Legal Requirements relating to labor and employment, including all such Legal Requirements relating to the engagement of leased employees, consultants, and independent contractors, non-discrimination, non-retaliation, affirmative action, terms and conditions of employment, collective bargaining, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, leaves of absence, WARN Act compliance, reasonable accommodation of disabilities, occupational health and safety requirements, workers' compensation, payment of employment-related Taxes, and all other employment practices.

          (f)    Each employee of the Company or any of its Subsidiaries (other than the Specified Business) located in the United States is on the payroll of, and employed by, Rockwater Energy Solutions Administrative Services, LLC.

        3.17    Brokers.    No broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder's, or other fee or commission in connection with the Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries.

        3.18    Customers and Suppliers.    The Company has made available to Parent a list of the 20 largest customers (by revenues received) and the 20 largest suppliers (by amounts spent) of the Company and its Subsidiaries, taken as a whole, in each case for the fiscal quarter ended March 31, 2017. Since March 31, 2017 and through the date of this Agreement, to the Knowledge of the Company, (a) no such Company customer or supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and (b) no such Company customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

        3.19    Anti-Takeover Statutes.    The Transactions are not subject to any applicable anti-takeover provisions related to business combinations in the DGCL or any other similar Takeover Laws or any similar provision in the Organizational Documents of the Company.

        3.20    No Other Representations and Warranties.

          (a)   Except for the representations and warranties made in this Article 3, none of the Company, Company Holdco or any other Person makes any express or implied representation or warranty with respect to the Company, Company Holdco or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company and Company Holdco hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of the Company, Company Holdco or any other Person makes or has made any representation or warranty to any Parent Group Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, Company Holdco or any of their Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company and Company Holdco in this Article 3, any oral or written information presented to any Parent Group Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company or its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, the Company and Company Holdco acknowledge and agree that none of the Parent Group Parties has made or is making any representations or warranties relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by any Parent Group Party in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or any of its Subsidiaries furnished or made available to the Company and Company Holdco, or any of its Representatives, and that each of the Company and Company Holdco expressly disclaims reliance upon any such other representation or warranty not set forth in this Agreement. Each of the Company and Company Holdco expressly disclaims any obligation or duty by any Parent Group Party to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement. Without limiting the generality of the foregoing, the Company and Company Holdco acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, Company Holdco or any of their Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP PARTIES

        Except (x) as set forth in the Parent Disclosure Schedule and (y) as set forth in any of the Parent SEC Reports (excluding any disclosures set forth in any such Parent SEC Reports under the headings "Risk Factors" or "Forward Looking Statements," other than historical facts included therein), each of Parent, Corporate Merger Sub, Parent Holdco and LLC Merger Sub (each, a "Parent Group Party"), jointly and severally, represents and warrants to each of the Company and Company Holdco as follows:

        4.1    Organization and Good Standing.

          (a)   Parent and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted and to own or use the respective properties and assets that they purport to own or use, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Corporate Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Corporate Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

          (c)   LLC Merger Sub is an indirect, wholly owned Subsidiary of Parent Holdco that was formed solely for the purpose of engaging in the Transactions. Since the date of its formation, LLC Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

        4.2    Authority; No Conflict.

          (a)   Each of the Parent Group Parties has all necessary entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery of this Agreement by the Parent Group Parties and the consummation by the Parent Group Parties of the Transactions have been duly and validly authorized by all necessary entity action and no other entity proceedings on the part of the Parent Group Parties are necessary to authorize this Agreement or to consummate the Transactions. The Parent Stockholder Consent, which has been executed and delivered and shall become effective immediately following the execution of this Agreement, is the only vote or approval of the holders of any class or series of equity securities of Parent necessary to adopt and approve this Agreement and the Transactions. The Parent Subsidiary Consent, which has been executed and delivered and shall become effective immediately following the execution of this Agreement, is the only vote or approval of the holders of any class or series of equity securities of Parent Holdco necessary to adopt or approve this Agreement and the Transactions. Parent Board has unanimously (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance and the Parent Charter Amendment, are fair to, and in the best interests of, Parent's stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance and the Parent Charter Amendment, (iii) directed that the Parent Stock Issuance and the Parent Charter Amendment be submitted to the holders of Parent Common Stock for approval and adoption and (iv) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance and adopt the Parent Charter Amendment. This Agreement has been duly and validly executed and delivered by the Parent Group Parties and, assuming the due and valid execution of this Agreement by the Company and Company Holdco, constitutes the legal, valid, and binding obligation of each of the Parent Group Parties, enforceable against such Parent Group Party in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

          (b)   Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions do or will (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of the Organizational Documents of Parent or any of its Subsidiaries; (ii) assuming compliance with the matters referred to in Section 4.2(c) , contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject; (iii) assuming compliance with the matters referred to in Section 4.2(c), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries; (iv) result in any violation or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss, suspension, limitation or impairment of a benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries under any provision of any Contract evidencing Indebtedness, any lease, any Parent Material Contract or any Parent Permit; or (v) result in the imposition or creation of any Encumbrance (other than a Permitted Lien) upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv) and (v), for any such conflicts, violations, breaches, defaults, or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The TRA Amendments are valid, in full force and effect, and enforceable in accordance with their terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

          (c)   The execution and delivery of this Agreement by the Parent Group Parties does not, and the performance of this Agreement and the consummation of the Transactions by the Parent Group Parties will not, require any Consent of, or filing with, or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, including the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act (the "Information Statement"), (B) the pre-merger notification requirements of the HSR Act, (C) filing of the Corporate Certificate of Merger and the LLC Certificate of Merger, (D) the Parent Stockholder Consent and the Parent Subsidiary Consent, (E) filings with the NYSE and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        4.3    Capitalization.

          (a)   As of the date of this Agreement, the authorized capital stock of Parent consists of 450,000,000 shares of capital stock, consisting of (1) 50,000,000 shares of Parent Preferred Stock, (2) 250,000,000 shares of Parent Class A Common Stock, (3) 30,000,000 shares of Parent Class A-1 Common Stock, and (4) 120,000,000 shares of Parent Class B Common Stock. At the

  Capitalization Reference Date, (i) 30,311,340 shares of Parent Class A Common Stock were issued and outstanding; (ii) no shares of Parent Class A-1 Common Stock were issued and outstanding; (iii) 38,462,541 Parent Holdco Units and 38,462,541 shares of Parent Class B Common Stock were issued and outstanding and were together exchangeable for 38,462,541 shares of Parent Class A Common Stock pursuant to the Parent Holdco LLC Agreement and the Organizational Documents of Parent; (iv) no shares of Parent Preferred Stock were outstanding; (v) no Voting Debt of Parent was outstanding; (vi) no shares of Parent Common Stock were held in the treasury of Parent; (vii) 31,340 shares of Parent Class A Common Stock were reserved for issuance upon the vesting of the outstanding restricted stock units of Parent; (viii) 985,045 Parent Stock Options were outstanding at the exercise prices set forth on Section 4.3(a) of the Parent Disclosure Schedule; and (ix) 31,340 restricted stock units of Parent were outstanding. Except as set forth in this Section 4.3(a) and except for changes since the Capitalization Reference Date resulting from the exchange of Parent Holdco Units and Parent Class B Common Stock for Parent Class A Common Stock pursuant to and in accordance with the Organizational Documents of Parent and Parent Holdco or the vesting or settlement of equity awards of Parent, there are outstanding, as of the date of this Agreement: (1) no shares of capital stock of Parent; (2) no securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Parent or Voting Debt of Parent and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any of its Subsidiaries is a party or by which it is bound in any case obligating Parent or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of Parent or any Voting Debt of Parent or other voting securities of Parent, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (b)   All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and not subject to any preemptive rights. All outstanding shares of Parent Common Stock have been issued in compliance in all material respects with applicable securities or other Legal Requirements.

          (c)   There are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Common Stock. There are not any voting trusts or other agreements to which Parent Holdco is a party or by which it is bound relating to the voting of any Parent Holdco Units.

          (d)   At the Capitalization Reference Date, 68,773,881 Parent Holdco Units were issued and outstanding. Except as set forth in this Section 4.3(d) and except for changes since the Capitalization Reference Date resulting the exchange of Parent Holdco Units and Parent Class B Common Stock for Parent Class A Common Stock pursuant to and in accordance with the Organizational Documents of Parent and Parent Holdco, as of the date of this Agreement, there are outstanding: (1) no equity interests in Parent Holdco; (2) no Voting Debt of Parent Holdco; (3) no securities of Parent Holdco or any Subsidiary of Parent Holdco convertible into or exchangeable or exercisable for equity interests in Parent Holdco or Voting Debt of Parent Holdco and (4) except for the exchange of Parent Holdco Units and Parent Class B Common Stock for Parent Class A Common Stock pursuant to and in accordance with the Organizational Documents of Parent and Parent Holdco, no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent Holdco or any Subsidiary of Parent Holdco is a party or by which it is bound in any case obligating Parent Holdco or any Subsidiary of Parent Holdco to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests of Parent or any Voting Debt of Parent Holdco or other voting securities of Parent Holdco, or obligating Parent Holdco or any Subsidiary of

  Parent Holdco to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (e)   All outstanding shares of Parent Holdco Units are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and not subject to any preemptive rights. All outstanding Parent Holdco Units have been issued in compliance in all material respects with applicable securities or other Legal Requirements.

        4.4    Parent SEC Filings.

          (a)   Since April 26, 2017, Parent has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC. Each of the forms, reports, registration statements and other documents filed or furnished by Parent with the SEC (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the "Parent SEC Reports") (i) as of the date of the filing of such report, complied with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received by Parent from the SEC or its staff, and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review.

          (b)   Parent is, and since April 26, 2017, has been, in compliance with the applicable NYSE Rules. Parent is, and since April 26, 2017 has been, in compliance with the provisions of SOX applicable to an "emerging growth company" within the meaning of the federal securities laws.

          (c)   Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information related to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the principal executive officer and principal financial officer of Parent to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms.

          (d)   Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

          (e)   Based on its most recent evaluation of its internal controls prior to the date hereof, Parent has disclosed to its auditors and its audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

        4.5    Financial Statements.

          (a)   Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports (collectively, the "Parent Financial Statements") complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Parent and its Subsidiaries, was prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in Parent Financial Statements or the notes thereto), and fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

          (b)    Absence of Liabilities.    There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would otherwise be required by GAAP to be reflected in a consolidated balance sheet of Parent and its Subsidiaries, other than: (i) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2017 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the three months ended March 31, 2017; (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (iii) current liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities incurred as permitted under Section 5.2(b)(viii); and (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        4.6    Absence of Certain Changes and Events.    Since December 31, 2016 and through the date of this Agreement, (a) Parent and each of its Subsidiaries have conducted their respective businesses only in the ordinary course of business, and (b) there has not been any circumstance, development, change, event, effect or occurrence that would reasonably be expected to have a Parent Material Adverse Effect.

        4.7    Information Supplied.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Information Statement will, at the date it is mailed to stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, to the extent it relates to Parent or its Subsidiaries or other information supplied by Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by any Parent Group Party with respect to statements made therein based on information supplied by the Company or Company Holdco specifically for inclusion or incorporation by reference therein.

        4.8    Intellectual Property.

          (a)   Section 4.8(a) of the Parent Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all U.S., state and foreign: (i) Patents owned by Parent or any of its Subsidiaries, (ii) Registered Trademarks owned by Parent or any of its Subsidiaries, and (iii) Registered Copyrights owned by Parent or any of its Subsidiaries. To the Knowledge of Parent, the Owned Parent IP is valid, subsisting, and enforceable as permitted by applicable Legal Requirements.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries collectively own all right, title, and interest in, or have the right to use, all of the Parent IP free and clear of all Encumbrances and (ii) Parent and its Subsidiaries are the sole beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Parent IP. Parent and its Subsidiaries have taken reasonable actions to protect the confidentiality of their Trade Secrets and other confidential information in their possession.

          (c)   To the Knowledge of Parent, no third party is in default of any material obligation related to an express grant to such third party of a right to use the Intellectual Property set forth on Section 4.8(a) of the Parent Disclosure Schedule. To the Knowledge of Parent, use by Parent and its Subsidiaries of any Parent IP, and the conduct of their respective businesses, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. No Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing against Parent or any of its Subsidiaries with regard to Parent's or its any of its Subsidiaries' alleged infringement, misappropriation, or other violation of Intellectual Property or the validity or enforceability of any Owned Parent IP, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

          (d)   To the Knowledge of Parent, no Person, directly or indirectly, is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any rights of Parent or any of its Subsidiaries in or to any Parent IP in any material respect. No Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened in writing by Parent or any of its Subsidiaries against any Person with regard to such Person's alleged infringement, misappropriation, or other violation any Owned Parent IP, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

        4.9    Property.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have good, valid and indefeasible title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the Parent Real Property Interests, including all of the real property that they purport to own in fee (the "Parent Owned Real Property") or lease (the "Parent Leased Real Property"), as applicable, or that is necessary for the conduct of their business as currently conducted, including good, valid and indefeasible title to all Parent Owned Real Property and a valid and subsisting leasehold or comparable interest in all Parent Leased Real Property reflected in the Parent SEC Reports as being owned or leased by Parent and its Subsidiaries or acquired after the date thereof (other than Parent Owned Real Property and Parent Leased Real Property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), in each case free and clear of all Encumbrances except Permitted Liens, and (ii) are collectively the lessee of all Parent Leased Real Property material to the business of Parent and its Subsidiaries which is purported to be leased by Parent and its Subsidiaries and are in undisturbed and peaceable possession of such properties, subject only to Permitted Liens, and each lease for such real property is valid and in full force and effect, without material default (or matters which, with notice or the passage of time, or both, would constitute a material default) thereunder by the lessee or, to the Knowledge of Parent, the lessor and enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries, (i) have good and valid title to, or a valid and subsisting leasehold interest or other comparable Contract rights in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease or hold an easement interest in and that are used in or necessary for the conduct of their business as currently conducted, including good and valid title to, or (as applicable) a valid and subsisting leasehold or comparable interest in, all material personal properties and assets, tangible and intangible, and all other assets, reflected in the latest audited Parent Financial Statements as being owned or leased by Parent and its Subsidiaries or acquired after the date thereof (other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date thereof), free and clear of all Encumbrances except Permitted Liens and (ii) are collectively the lessee of all personal property material to the business of Parent and its Subsidiaries which is purported to be leased by Parent and its Subsidiaries, and each lease for such personal property is valid and in full force and effect.

        4.10    Benefit Plans.

          (a)   Section 4.10(a) of the Parent Disclosure Schedule includes a true and complete list of each of the following (collectively referred to as the "Parent Benefit Plans," and each individually referred to as a "Parent Benefit Plan") that is sponsored, maintained or contributed to or by Parent or any of its Subsidiaries or with respect to which Parent could have any liability, or has been so sponsored, maintained or contributed to within the last six (6) years by Parent or any of its Subsidiaries:

              (i)  each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

             (ii)  each material equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, retention plan, agreement or arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, policy, practice or understanding that is not described in Section 4.10(a)(i).

          (b)   Parent has made available to the Company, upon request, true, correct and complete copies of each of the Parent Benefit Plans, including all amendments thereto. Parent has also made available to Company, with respect to each Parent Benefit Plan and to the extent applicable, true, correct and complete copies of: (i) the most recent annual or other reports filed with each Governmental Body and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent determination letter or opinion letter issued by the IRS, and (iv) all material notices, letters or other correspondence from any Governmental Body.

          (c)   Neither Parent nor any of Parent's ERISA Affiliates contributes to or has any obligation to contribute to, or has at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, and no Parent Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Parent Benefit Plan is funded through a trust that is intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code.

          (d)   Except as would not reasonably be expected to result in material liability to Parent or any of its Subsidiaries:

              (i)  Parent and its Subsidiaries have performed all material obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it or them in connection with the Parent Benefit Plans, and there have been no defaults or violations by any other party to the Parent Benefit Plans;

             (ii)  (A) all material reports and disclosures relating to the Parent Benefit Plans required to be filed with or furnished to Governmental Bodies, Parent Benefit Plan participants or Parent Benefit Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Parent Benefit Plan has been documented, operated and administered in substantial compliance with its governing documents and applicable Legal Requirements, and (C) each Parent Benefit Plan that could be a "nonqualified deferred compensation" arrangement under Section 409A of the Code is in compliance with Section 409A of the Code, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code;

            (iii)  each of the Parent Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of Section 401(a) of the Code, (B) is maintained pursuant to a prototype document approved by the IRS, and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination letter from the IRS regarding such qualified status, (C) has been amended as required by applicable Legal Requirements to maintain qualified status, and (D) has not been amended or operated in a way that would adversely affect such qualified status;

            (iv)  there are no claims pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened against, or with respect to, any of the Parent Benefit Plans or their assets;

             (v)  all contributions required to be made to the Parent Benefit Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made and all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;

            (vi)  as to any Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code;

           (vii)  no act, omission or transaction has occurred which would result in imposition on Parent, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

          (viii)  there is no matter pending (other than routine qualification determination filings) with respect to any of the Parent Benefit Plans before any Governmental Body; and

            (ix)  the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require Parent or any of its Subsidiaries to make a larger contribution to, or pay greater compensation, payments or benefits under, any Parent Benefit Plan or under any Contract than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Parent Benefit Plan or under any Contract.

          (e)   Neither Parent nor any of its Subsidiaries is a party to any Contract, nor has Parent or any of its Subsidiaries established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Parent or any of its Subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.

          (f)    In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Parent Benefit Plans or under any Contract that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (g)   Neither Parent nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Parent Benefit Plan. Each Parent Benefit Plan that is an "employee benefit plan," as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

          (h)   Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA or other applicable Legal Requirements, no Parent Benefit Plan or Contract provides retiree medical or retiree life insurance benefits to any Person, and Parent is not contractually or otherwise obligated (whether or not in writing) to, and Parent has never represented that it will, provide any Person with life insurance or medical benefits upon retirement or termination of employment.

        4.11    Taxes.

          (a)   All material Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to Parent or any of its Subsidiaries have been duly filed. All material Taxes that are due and payable by Parent or any of its Subsidiaries have been timely paid in full. All material Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied. There are no Encumbrances (other than Permitted Liens for current period Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b)   There is no outstanding material claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Body, and no written claim has been made, within the preceding three years, by a Governmental Body in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination or other proceeding (and Parent and its Subsidiaries have not received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any material Taxes due from Parent or any of its Subsidiaries.

          (c)   There is not in force any waiver or agreement for any extension of time (other than extensions to file Tax Returns obtained in the ordinary course) for the assessment or payment of any material Tax by Parent or any of its Subsidiaries.

          (d)   None of Parent nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity Contract or arrangement (not including, for the avoidance of doubt (1) an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries or (2) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). None of Parent or any of its Subsidiaries has any liability for the unpaid Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by Contract or otherwise. Other than the consolidated group the common parent of which is Parent, none of Parent or any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. tax purposes.

          (e)   None of Parent of any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Body relating to Taxes that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Legal Requirements).

          (f)    Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations Section 1.6011-4(b)(2).

          (g)   None of Parent or any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (or a successor thereto) in a distribution of stock intended to qualify for tax-deferred treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

          (h)   Parent is not an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

          (i)    Parent Holdco is and has been since its formation properly treated as a partnership for U.S. federal and applicable state and local income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code.

          (j)    After reasonable diligence, none of Parent or any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Corporate Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.12    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

          (a)   Parent and its Subsidiaries are, and during the relevant time periods specified pursuant to all applicable statutes of limitations were, in compliance with, and are not currently in material violation of, any applicable Environmental Laws;

          (b)   Parent and its Subsidiaries possess all material permits, certificates, licenses, registrations, exemptions, orders, approvals and other authorizations required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

          (c)   there is no Contamination of or at the Parent Facilities (including soils, groundwater, surface water, buildings, or other structures) with respect to which any remedial or corrective action is or may be required under Environmental Laws;

          (d)   neither Parent nor any of its Subsidiaries is subject to material liability for a Release of any Hazardous Substance or Contamination on, under, from or to the property of any third Person;

          (e)   neither Parent nor any of its Subsidiaries has Released any Hazardous Substance into the environment in material violation of Environmental Laws;

          (f)    neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim, or request for information, and neither Parent nor any of its Subsidiaries is aware of any pending or threatened notice, demand, letter, claim, or request for information, alleging that Parent or any of its Subsidiaries may be in material violation of, liable under, or have unfulfilled obligations under any Environmental Law;

          (g)   neither Parent nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Body or to any indemnity or other agreement with any third Person relating to a material liability or obligation under any Environmental Law or assigning liability to Parent or any of its Subsidiaries in respect of Hazardous Substances; and

          (h)   to the Knowledge of Parent, there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any material claims, liability, obligations, investigations, costs, or restrictions on the ownership, use, or transfer of any property of Parent or any of its Subsidiaries pursuant to any Environmental Law.

        4.13    Compliance with Legal Requirements.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2015 have been, in compliance with, and are not in default or in violation of, any Legal Requirement. Neither Parent nor any of its Subsidiaries has received, at any time since January 1, 2015, any written notice or, to the Knowledge of Parent, other communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any material Legal Requirement, or (B) any actual or alleged obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries hold all of the permits, certificates, licenses, variances, exemptions, orders and other Governmental Authorizations that are necessary to operate the business of Parent and its Subsidiaries in accordance with applicable Legal Requirements (collectively, the "Parent Permits"), (ii) Parent and its Subsidiaries are, and at all times since January 1, 2015, have been, in compliance with all Parent Permits and (iii) each Parent Permit is valid and in full force and effect.

        4.14    Legal Proceedings.    Except for such matters as would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Legal Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Body or arbitrator outstanding against Parent or any of its Subsidiaries. To the Knowledge of Parent, as of the date of this Agreement, no officer or director of Parent is a defendant in any material Legal Proceeding in connection with his or her status as an officer or director of Parent or any of its Subsidiaries. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Body in effect to which any of Parent or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Parent or any of its Subsidiaries as currently conducted.

        4.15    Contracts; No Defaults.

          (a)   Section 4.15 of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Material Contracts to or by which Parent or any of its Subsidiaries is a party or is bound as of the date of this Agreement (provided, however, that Parent not be required to list any such agreements in Section 4.15 of the Parent Disclosure Schedule that are filed as exhibits to the

  Parent SEC Documents). For purposes of this Agreement, "Parent Material Contract" means each Parent Contract (including any amendment thereto):

              (i)  that is required to be filed by Parent as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

             (ii)  to which or with respect to which any director, officer or Affiliate of Parent or any of its Subsidiaries are parties or express beneficiaries;

            (iii)  evidencing Indebtedness of Parent or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

            (iv)  that expressly (A) restricts or prohibits the business activity of Parent or any of its Subsidiaries, (B) limits the freedom of Parent or its Subsidiaries to engage in any line of business or to compete with any other Person or in any geographic area, excluding, in each case clauses in commercial contracts entered into in the ordinary course of business consistent with past practice restricting the disclosure of confidential information, or (C) includes any provisions in respect of exclusivity, most favored nations pricing, minimum purchase or sale guarantees, non-solicitation of any Person or similar concepts that are material to Parent and its Subsidiaries;

             (v)  relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which Parent or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director in excess of $250,000; or pursuant to which Parent or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $250,000 to any single current or former employee, director, or consultant or in excess of $1,000,000 to any group of current or former employees, directors, or consultants;

            (vi)  providing for indemnification of any officer, director, employee, or agent;

           (vii)  (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing Parent or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (viii)  that requires Parent or any of its Subsidiaries to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in excess of $500,000;

            (ix)  that relates to the sale, transfer or other disposition of a business, real or personal property, or assets by Parent or any of its Subsidiaries in excess of $1,000,000;

             (x)  that relates to the purchase or acquisition of a business or assets where the remaining payment obligations as of the date of this Agreement are in excess of $1,000,000;

            (xi)  pursuant to which Parent or any of its Subsidiaries has any potential continuing indemnification obligations in excess of $1,000,000;

           (xii)  pursuant to which Parent or any of its Subsidiaries has any potential continuing guarantee, "earnout" or other contingent, deferred or fixed payment obligations in excess of $500,000;

          (xiii)  that grants any third Person, or obligates Parent or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property of Parent or any of its Subsidiaries;

          (xiv)  any Contract that relates to or involves future expenditures, receipts or payments by Parent or any of its Subsidiaries of more than $2,000,000 in any one (1) year period that cannot be terminated on less than sixty (60) days' notice without material payment or penalty; and

           (xv)  any other Contract, if a breach or termination of such Contract could have a Parent Material Adverse Effect.

          (b)   Each Parent Material Contract is valid and in full force and effect and is enforceable in accordance with its terms against Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, the other parties thereto (in each case subject to the Bankruptcy and Equity Exception), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

              (i)  neither Parent nor any of its Subsidiaries has violated or breached in any respect, or committed any default under, any Parent Material Contract; and, to the Knowledge of Parent, no other Person has violated or breached in any respect, or committed any default under, any Parent Material Contract; and

             (ii)  neither Parent nor any of its Subsidiaries has received any written notice or, to the Knowledge of Parent, other communication that there has been any violation or breach of, or default under, any Parent Material Contract by Parent or any of its Subsidiaries.

        4.16    Insurance.    Section 4.16 of the Parent Disclosure Schedule sets forth all material insurance policies issued in favor of Parent or any of its Subsidiaries (the "Parent Insurance Policies"). The Parent Insurance Policies are each valid and currently effective insurance policies issued in favor of Parent or its Subsidiary, as applicable, and is adequate and otherwise customary for companies of similar size, financial condition and operational risk profile. All Parent Insurance Policies are in full force and effect, all premiums due thereon have been paid, and Parent and its Subsidiaries have complied with the provisions of such policies. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Parent Insurance Policy. As of the date of this Agreement, there is no claim by Parent or any of its Subsidiaries pending under any Parent Insurance Policy that, to the Knowledge of Parent, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or that, if not paid, would not be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier that there will be a cancellation or nonrenewal of any Parent Insurance Policy.

        4.17    Labor and Employment Matters.

          (a)   Since January 1, 2015, neither Parent nor any of its Subsidiaries has been a party to, or bound by, any collective bargaining agreement, or other Contract with a labor union or labor organization or other representative of employees.

          (b)   Since January 1, 2015, there have been no strikes, lockouts or work stoppages existing or, to Parent's Knowledge, threatened, with respect to any employees of Parent or any of its Subsidiaries.

          (c)   Since January 1, 2015, there have been no union certification or representation petitions or demands with respect to any employees of Parent or its Subsidiaries and, to Parent's Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to any employees of Parent or its Subsidiaries.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no complaint, charge, grievance, investigation, audit, or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, consultant, former employee, retiree, labor organization, or other representative of its employees or relating to its employees or employment practices (including charges of or relating to: unfair labor practices, failure to pay wages, discrimination, retaliation or employee leave practices) or working conditions is pending or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Legal Requirements relating to labor and employment, including all such Legal Requirements relating to the engagement of leased employees, consultants, and independent contractors, non-discrimination, non-retaliation, affirmative action, terms and conditions of employment, collective bargaining, hours of work, wage and hour requirements (including the proper classification of, compensation paid to, and related withholding with respect to employees, leased employees, consultants, and independent contractors), overtime pay, immigration, recordkeeping, leaves of absence, WARN Act compliance, reasonable accommodation of disabilities, occupational health and safety requirements, workers' compensation, payment of employment-related Taxes, and all other employment practices.

        4.18    Brokers.    No broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder's, or other fee or commission in connection with the Transactions based upon arrangements or authorizations made by or on behalf of Parent or any of its Subsidiaries.

        4.19    Financing.    Parent has delivered to the Company a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, "Debt Financing"). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto.

        4.20    Customers and Suppliers.    Parent has made available to the Company a list of the 20 largest customers (by revenues received) and the 20 largest suppliers (by amounts spent) of Parent and its Subsidiaries, taken as a whole, in each case for the fiscal quarter ended March 31, 2017. Since March 31, 2017 and through the date of this Agreement, to the Knowledge of Parent, (a) no such Parent customer or supplier has cancelled or otherwise terminated its relationship with Parent or any of its Subsidiaries, and (b) no such Parent customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries.

        4.21    Ownership of Company Common Stock.    No Parent Group Party beneficially owns any shares of Company Common Stock as of the date hereof.

        4.22    No Other Representations and Warranties.

          (a)   Except for the representations and warranties made in this Article 4, no Parent Group Party nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each Parent Group Party hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, no Parent Group Party nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by any Parent Group Party in this Article 4, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent or its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

          (b)   Notwithstanding anything contained in this Agreement to the contrary, each Parent Group Party acknowledges and agrees that none of the Company, Company Holdco or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company and Company Holdco in Article 3, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Parent, or any of its Representatives and that each Party Group Party expressly disclaims reliance upon any such other representation or warranty not set forth in this Agreement. Each Parent Group Party expressly disclaims any obligation or duty by the Company or Company Holdco to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement. Without limiting the generality of the foregoing, each Parent Group Party acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions).

ARTICLE 5
CERTAIN COVENANTS

        5.1    Operation of the Company's Business.

          (a)   Until the Closing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned by Parent), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its current business organizations, retain its key officers and key employees, and maintain its relations and goodwill with key suppliers and customers.

          (b)   Until the Closing, except as set forth on Section 5.1(b) of the Company Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned by Parent), the Company shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except (1) for dividends or distributions expressly required by the Organizational Documents of the Company or any of its Subsidiaries and set forth on Section 5.1(b)(i) of the Company Disclosure Schedule, (2) by (x) a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company or (y) a direct or indirect wholly owned Subsidiary of Company Holdco to Company Holdco or a direct or indirect wholly owned Subsidiary of the Company Holdco (other than the Specified Business), (3) for tax distributions under Section 6.2(a) of the Company Holdco LLC Agreement (but not any advances under Section 6.2(b) of the

    Company Holdco LLC Agreement) or (4) as required by the Registration Rights Agreement, (B) split, combine, or reclassify any of its capital stock or other equity or voting interests or (C) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of capital stock or other securities or any options, warrants, calls, or rights to acquire any such shares or other securities, except as expressly required by the terms of any of any capital stock or equity interest of a Subsidiary or for acquisitions of shares of Company Common Stock tendered by holders of Company Stock Options and Company Restricted Stock Awards in accordance with the terms of the Company Equity Plan and the applicable award agreements as in effect on the date of this Agreement to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

             (ii)  offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Company Common Stock, Company Stock Options, Company Restricted Stock Awards or the value of the Company or any part thereof, other than (A) the issuance of shares of Company Common Stock upon the vesting of any Company Restricted Stock Awards or the exercise of Company Stock Options, in each case that are outstanding as of the date of this Agreement and in accordance with their present terms or (B) Permitted Liens;

            (iii)  amend its Organizational Documents (including by merger, consolidation or otherwise);

            (iv)  consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other Person (except, solely with respect to the Company's Subsidiaries (other than Company Holdco), as otherwise permitted pursuant to Section 5.1(b)(v) and Section 5.1(b)(vii));

             (v)  acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business or any Person or other business organization or division thereof, in each case other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Section 5.1(b)(v) of the Company Disclosure Schedule, or (B) acquisitions for which the purchase price is $5,000,000 individually and $10,000,000 in the aggregate;

            (vi)  make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for such fiscal quarter as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

           (vii)  sell, lease, exchange or otherwise dispose of any portion of its assets or properties, other than, (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Section 5.1(b)(vii) of the Company Disclosure Schedule, (B) sales, leases or dispositions of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of the Company's Subsidiaries) and that would not exceed $250,000 individually or $1,000,000 in the aggregate, (C) any disposition of obsolete or worn-out equipment or other assets that are no longer used, in each case in the ordinary course of business consistent with past practice, (D) transactions solely among the Company, Company Holdco and their respective wholly owned Subsidiaries (other than the Specified Business) or (E) the consummation of any Required Divestiture;

          (viii)  other than in the ordinary course of business consistent with past practice, incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person (other than Indebtedness among the Company, Company Holdco and their respective wholly owned Subsidiaries (other than the Specified Business)) or create any material Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Liens; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness under existing credit facilities;

            (ix)  make any (A) loans, advances, extension of credit other than trade credit to customers in the ordinary course of business consistent with past practice or (B) capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of the Company or any direct or indirect wholly owned Subsidiary of Company Holdco (other than the Specified Business);

             (x)  subject to Section 5.16, (A) settle any Legal Proceeding against the Company or any of its Subsidiaries (including claims of stockholders and any stockholder litigation relating to this Agreement, the Transactions or otherwise) in excess of $1,000,000 individually and $2,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries or (3) has a restrictive impact on the business of the Company and its Subsidiaries, taken as a whole, in any material respect, or (B) waive or release any material claim or Legal Proceeding brought by the Company or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

            (xi)  except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Company Material Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Material Contract; provided, however, that any Contract entered into in compliance with the foregoing shall not (x), as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract; or (y) in any way purport to materially restrict the business activity of the Company or any of its Subsidiaries or to materially limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area;

           (xii)  adopt or enter into any collective bargaining agreement or other Contract with a labor union or representative of employees that is applicable to the employees of the Company or any of its Subsidiaries;

          (xiii)  (A) grant any increases in the compensation (including incentive, severance, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of the Company or its Subsidiaries, except as required by a Company Benefit Plan in accordance with its terms as in effect as of the date of this Agreement; (B) grant or provide any change-in-control, severance or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of the Company or any of its Subsidiaries; (C) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (D) enter into, amend or terminate any collective bargaining agreement or similar agreement; (E) hire, promote or terminate the employment or service (other than for cause) of any employee or other individual service provider of the Company or any of its Subsidiaries with a total annual compensation opportunity in excess of $250,000; or (F) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;

          (xiv)  other than in the ordinary course of business consistent with past practice, (A) change, make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company or one of its Subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (B) settle or compromise any material Legal Proceeding relating to Taxes, or (C) change any material method of Tax accounting;

           (xv)  except as required by GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

          (xvi)  fail to keep in full force, or find a substantially comparable replacement for, any Company Insurance Policy;

         (xvii)  modify, amend, terminate or assign, or waive or assign any rights under the Registration Rights Agreement;

        (xviii)  enter into or amend any Related Party Transaction, other than (A) in the ordinary course of business consistent with past practice or (B) a Required Divestiture to an Affiliate of the Company;

          (xix)  file any registration statement with the SEC or take any actions in furtherance of an initial public offering of the Company Common Stock or any other securities of the Company; provided, however, the Company shall not be required to withdraw any registration statement filed with the SEC prior to the date of this Agreement;

           (xx)  take any action that has the effect of (A) transferring any assets of the Company or any of its Subsidiaries (other than Specified Business) to the Specified Business, or transferring any liabilities of the Specified Business to the Company or any of its Subsidiaries (other than Specified Business) or (B) causing the Company or any of its Subsidiaries (other than Specified Business) to assume any liability (contingent or otherwise) with respect to (1) the Specified Business, (2) a Required Divestiture (excluding in connection with representations and warranties and any customary related indemnification for such limited representations and warranties solely with respect to the authority to make the Required Divestiture and the ownership of the equity securities of the Specified Business) or (3) any pre-Closing or post-Closing activities of the Specified Business; or

          (xxi)  authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

        5.2    Operation of Parent's Business.

          (a)   Until the Closing, except as set forth on Section 5.2(a) of the Parent Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned by the Company), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its current business organizations, retain its key officers and key employees, and maintain its relations and goodwill with key suppliers and customers.

          (b)   Until the Closing, except as set forth on Section 5.2(b) of the Parent Disclosure Schedule, as explicitly permitted or required by this Agreement, as required by applicable Legal Requirements or with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned by the Company), Parent shall not, and shall not permit any of its Subsidiaries to:

              (i)  (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, or property) in respect of, any of its capital stock or other equity or voting interests, except (1) for dividends or distributions expressly required by the Organizational Documents of Parent or any of its Subsidiaries and set forth on Section 5.2(b)(i) of the Parent Disclosure Schedule, (2) by (x) a direct or indirect wholly owned Subsidiary of Parent to Parent or a direct or indirect wholly owned Subsidiary of Parent or (y) a direct or indirect wholly owned Subsidiary of Parent Holdco to Parent Holdco or a direct or indirect wholly owned Subsidiary of Parent Holdco, (3) as may be required under any registration rights agreement in effect on the date of this Agreement and (4) tax distributions under the Parent Holdco LLC Agreement or (B) split, combine, or reclassify any of its capital stock or other equity or voting interests;

             (ii)  offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any stock appreciation rights, phantom stock awards, or other rights that are linked in any way to the price of the Parent Common Stock or any equity awards of Parent or the value of Parent or any part thereof, other than (A) the issuance of shares of Parent Common Stock upon the vesting of any equity awards of Parent, in each case that are outstanding as of the date of this Agreement and in accordance with their present terms and (B) the issuance of shares of Parent Common Stock in connection with any acquisition of any assets or securities of all or a portion of the business or property of another Person, or any merger, consolidation or other business transaction permitted by this Agreement or (C) Permitted Liens;

            (iii)  amend its Organizational Documents (including by merger, consolidation or otherwise);

            (iv)  consummate or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, or merger, consolidate, combine or amalgamate with any other Person (except, solely with respect to Parent's Subsidiaries (other than Parent Holdco), as otherwise permitted pursuant to Section 5.2(b)(v) and Section 5.2(b) (vii));

             (v)  acquire by merger or otherwise, or lease any assets or securities or all or any portion of the business or property of any entity or merge, consolidate or enter into any other business combination transaction with any Person, in each case other than (A) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement and set forth on Section 5.2(b)(v) of the Parent Disclosure Schedule, or (B) acquisitions for which the purchase price is $7,500,000 individually and $15,000,000 in the aggregate;

            (vi)  make capital expenditures that are, with respect to any fiscal quarter, in the aggregate greater than 110% of the aggregate amount of capital expenditures scheduled to be made in Parent's capital expenditure budget for such fiscal quarter as set forth on Section 5.2(b)(vi) of the Parent Disclosure Schedule, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

           (vii)  sell, lease, exchange or otherwise dispose of any portion of its assets or properties, other than, (A) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement and set forth on Section 5.2(b)(vii) of the Parent Disclosure Schedule, (B) sales, leases or dispositions of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice (which, for avoidance of doubt, shall be deemed to exclude, without limitation, the sale, exchange or other disposition of any equity interests in any of Parent's Subsidiaries) and that would not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter, (C) any disposition of obsolete or worn-out equipment or other assets that are no longer used, in each case in the ordinary course of business consistent with past practice or (D) transactions solely among Parent, Parent Holdco and their respective wholly owned Subsidiaries;

          (viii)  other than in the ordinary course of business consistent with past practice, incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person (other than Indebtedness among Parent, Parent Holdco and their respective wholly owned Subsidiaries) or create any material Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Liens; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (A) under existing credit facilities or (B) in connection with (1) the repayment of any Indebtedness of Parent and its Subsidiaries, (2) any financing in connection with the consummation of the Transactions or (3) in connection with any acquisition by Parent or any of its Subsidiaries permitted by Section 5.2(b)(v);

            (ix)  make any (A) loans, advances, extension of credit other than trade credit to customers in the ordinary course of business consistent with past practice or (B) capital contributions to, or investments in, any other Person, other than any direct or indirect wholly owned Subsidiary of Parent or any direct or indirect wholly owned Subsidiary of Parent Holdco;

             (x)  (A) settle any Legal Proceeding against Parent or any of its Subsidiaries (including claims of stockholders and any stockholder litigation relating to this Agreement, the Transactions or otherwise) in excess of $1,000,000 individually and $3,000,000 in the aggregate, in each case net of insurance proceeds; provided, however, that neither Parent nor any of its Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Parent or any of its Subsidiaries or (3) has a restrictive impact on the business of Parent and its Subsidiaries, taken as a whole, in any material respect, or (B) waive or release any material claim or Legal Proceeding brought by Parent or any of its Subsidiaries against another Person, other than in the ordinary course of business consistent with past practice;

            (xi)  except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Parent Material Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract; provided, however, that any Contract entered into in compliance with the foregoing shall not, as a result of the consummation of the Transactions, give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of Parent or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract;

           (xii)  adopt or enter into any collective bargaining agreement or other Contract with a labor union or representative of employees that is applicable to the employees of Parent or any of its Subsidiaries;

          (xiii)  (A) grant any increases in the compensation (including incentive, severance, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash- or equity-based awards to, any current or former directors, officers, employees or other individual service providers of Parent or its Subsidiaries, except (1) as required by a Parent Benefit Plan in accordance with its terms as in effect as of the date of this Agreement or (2) for increases to employees and non-executive officers in the ordinary course of business (including promotions in the ordinary course of business); (B) grant or provide any change-in-control, severance or retention payments or benefits to any current or former directors, officers, employees or other individual service providers of Parent or any of its Subsidiaries; (C) establish, adopt, enter into, amend or terminate any Parent Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Parent Benefit Plan if in effect on the date hereof; (D) enter into, amend or terminate any collective bargaining agreement or similar agreement; (E) hire, promote or terminate the employment or service (other than for cause) of any employee or other individual service provider of Parent or any of its Subsidiaries with a total annual compensation opportunity in excess of $250,000; or (F) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Parent Benefit Plan;

          (xiv)  other than in the ordinary course of business consistent with past practice, (A) change, make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where Parent or one of its Subsidiaries has the authority to make such binding election in its discretion, but excluding any election that must be made periodically and is made consistent with past practice), (B) settle or compromise any material Legal Proceeding relating to Taxes, or (C) change any material method of Tax accounting;

           (xv)  except as required by GAAP, change its fiscal year or make any material changes in financial accounting methods, principles, or practices;

          (xvi)  fail to keep in full force, or find a substantially comparable replacement for, any Parent Insurance Policy; or

         (xvii)  authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

        5.3    Access to Information.

          (a)   Each Party shall, and shall cause each of its Subsidiaries to, afford to the Other Party and its Representatives, until the LLC Merger Effective Time, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to the Other Party and its Representatives such information concerning its and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Other Party. Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.3(a) , each Party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the Other Party or any of its Representatives to the extent that such information is subject to attorney-client privilege or the attorney work-product doctrine or that such access or the furnishing of such information is prohibited by applicable Legal Requirements or an existing Contract or agreement. Notwithstanding the foregoing, each Party shall not have access to personnel records of the Other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Other Party's good faith opinion the disclosure of which could subject the Other Party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, each Party shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Other Party or its Subsidiaries without the prior written consent of the Other Party, which may be granted or withheld in the Other Party's sole discretion. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any purpose unrelated to the consummation of the Transactions.

          (b)   The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, however, that the Financing Sources shall be included under the definition of "Representatives" therein. All information provided to any Party or its representatives pursuant to or in connection with this Agreement is deemed to be "Confidential Information" as defined under the Confidentiality Agreement.

        5.4    Notification.    The Company shall give notice to Parent as promptly as reasonably practicable upon becoming aware of any condition, event or circumstance that will result in any of the conditions in Section 6.2(a) or 6.2(b) not being met, and Parent shall give notice to the Company as promptly as reasonably practicable upon becoming aware of any condition, event or circumstance that will result in any of the conditions in Section 6.3(a) or 6.3(b) not being met; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

        5.5    No Solicitation by the Company.    The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Company Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse, or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill," or similar agreement to which the Company or any of its Subsidiaries is a party, and will enforce or cause to be enforced each such agreement at the request of Parent.

        5.6    No Solicitation by Parent.    Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Acquisition Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Company and its Representatives) to any physical or electronic data room relating to a possible Parent Acquisition Proposal. Parent shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause any Representative of Parent or any of its Subsidiaries not to directly or indirectly, (i) solicit, initiate, facilitate, knowingly encourage (including by way of furnishing confidential information), or induce or take any other action that could reasonably be expected to lead to any inquiries, proposals or indications of interest that constitute the making, submission, or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse, or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction.

        5.7    Information Statement.    Each Party shall cooperate with the Other Party in the preparation of the preliminary and the definitive Information Statement, including all amendments or supplements thereto. Parent shall prepare and file with the SEC the preliminary Information Statement as promptly as reasonably practicable following the date of this Agreement. No filing of, or amendment or supplement to, the Information Statement will be made by Parent without first providing the Company a reasonable opportunity to review and comment thereon, and Parent shall consider in good faith all reasonable additions, deletions and changes suggested by the Company in connection therewith. Parent shall notify the Company of the receipt of any comments from the SEC with respect to the preliminary Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company, as promptly as reasonably practicable, copies of all written correspondence between Parent or any of its Representatives and the SEC with respect to the Information Statement. If any comments are received from the staff of the SEC with respect to the preliminary Information Statement, Parent shall respond as promptly as reasonably practicable to such comments. The Company shall, as promptly as reasonably practicable, provide Parent with such information as may be required to be included in the Information Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the staff of the SEC have been cleared by the SEC, Parent shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed to its stockholders of record. If at any time prior to the LLC Merger Effective Time, any information relating to the Company or Parent, or any of their respective

Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party, and Parent shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Legal Requirements, disseminate such amendment or supplement to the stockholders of Parent.

        5.8    Cooperation; Regulatory Approvals.

          (a)   Except to the extent that the Parties' obligations are specifically set forth elsewhere in this Article 5, the Parties shall cooperate fully with each other and shall use reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to closing set forth in Article 6 to be satisfied). Without limiting the generality of the foregoing, the Parties (i) shall make all filings (if any) and give all notices (if any) required to be made by such Party with any Governmental Body in connection with the Transactions, and shall submit as promptly as reasonably practicable any additional information requested in connection with such filings and notices, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Transactions, and (iii) shall use reasonable best efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Transactions. The Company shall as promptly as reasonably practicable deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company (other than such filings, notices and Consents related to the HSR Act, the obligations with respect to which are set forth in Section 5.8(b)). Parent shall as promptly as reasonably practicable deliver to the Company a copy of each such filing made, each such notice given, and each such Consent obtained, by Parent (other than such filings, notices and Consents related to the HSR Act, the obligations with respect to which are set forth in Section 5.8(b)).

          (b)   Without limiting the generality of Section 5.8(a), the Company and Parent shall, as promptly as reasonably practicable after the date of this Agreement prepare and in no event later than ten (10) Business Days after the date of this Agreement, file the notifications required under the HSR Act. Without limiting the foregoing, the Company and Parent shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other person, may assert under any Legal Requirement with respect to the Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Legal Requirement that may be asserted by any Governmental Body with respect to the Mergers, in each case so as to enable the Closing to occur as promptly as reasonably practicable (and in any event no later than the End Date); provided, however, that the Parties shall not be required to take any such action that would cause a Substantial Detriment; provided further, that Parent may take any reasonable action to resist or reduce the scope of any action that has been proposed by any such Governmental Body so long as it does not delay the consummation of the Transactions to a date later than the End Date. The Company and Parent shall respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the Other Party notice as promptly as reasonably practicable of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions, (ii) keep the Other Party informed as to the status of any such Legal Proceeding or threat, and (iii) as promptly as reasonably practicable inform the Other Party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Transactions (provided, however, that the parties shall be permitted to redact any communication to the extent such communication contains competitively sensitive information, including information relating to the valuation of the Transactions). Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act, the Company will permit authorized Representatives of Parent to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

        5.9    Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Transactions and neither shall issue any press release or make any public statement or disclosure regarding the Transactions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the Other Party about, and allow the Other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure.

        5.10    Tax Matters.    The Parties acknowledge and agree that, for U.S. federal and applicable state and local income tax purposes, (a) the Corporate Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (b) the LLC Merger is intended to be treated as an "assets-over" partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby Company Holdco is treated as the terminating partnership and Parent Holdco is treated as the resulting partnership and any cash paid in lieu of fractional Parent Holdco Units is treated as a "sale within a merger" pursuant to Treasury Regulations Section 1.708-1(c)(4). Each of the Parties will use its reasonable best efforts to cause the Mergers to qualify or be treated, and will not take (and will use its reasonable best efforts to prevent any Affiliate of such Party from taking) any actions that would reasonably be expected to prevent the Mergers from qualifying or being treated, as applicable, as described in the preceding sentence. Each of Parent and the Company will use its reasonable best efforts and will cooperate with one another to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e). In connection therewith, (x) Parent shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render its opinions described in Sections 6.2(e) and 6.3(e), as applicable (the "Parent Tax Certificate"), and (y) the Company shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render its opinions described in Sections 6.2(e) and 6.3(e), as applicable (the "Company Tax Certificate"), in each case dated as of the Closing Date, and Parent and the Company shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinions described in Sections 6.2(e) and 6.3(e), as applicable.

        5.11    Listing.    Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in the Corporate Merger (including shares issuable under any Parent Stock Options) pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the NYSE.

        5.12    Takeover Laws and Provisions.    The Parties shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws. If any Takeover Laws become applicable to the Transactions, the Parties shall use their respective reasonable best efforts to ensure that such Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Transactions.

        5.13    Company Stockholder Consent.

          (a)   In connection with the Company Stockholder Consent, the Company shall comply with Section 228 and Section 262 of the DGCL and the Organizational Documents of the Company, including mailing any notices required thereby (the "Company Notices").

          (b)   Each Party shall cooperate with the Other Party in the preparation of any Company Notices, including all amendments or supplements thereto. The Company shall prepare the Company Notices as promptly as reasonably practicable following the date of this Agreement. No mailing of any Company Notice (or any amendment or supplement thereto) will be made by the Company without first providing Parent a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith all reasonable additions, deletions and changes suggested by Parent in connection therewith. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in any Company Notice. As promptly as reasonably practicable after the date of this Agreement, the Company shall mail or cause to be mailed the Company Notices to its stockholders of record that have not executed the Company Stockholder Consent. If at any time prior to the LLC Merger Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to a Company Notice, so that such Company Notice would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party, and the Company shall promptly, to the extent required by applicable Legal Requirements, disseminate such amendment or supplement to the stockholders of the Company. The Parties shall cooperate to cause the mailing of the Company Notices and the filing of the definitive Information Statement to occur on or about the same date.

        5.14    Employee Benefits.

          (a)   Following the LLC Merger Effective Time, and for at least 12 months thereafter, the Surviving Corporation shall provide or cause to be provided to those individuals employed by the Surviving Corporation or any of its Subsidiaries immediately after the LLC Merger Effective Time (each, a "Continuing Employee") employee benefits that, in the aggregate, are substantially comparable to either (i) the employee benefits provided by the Company on the date of this Agreement or (ii) the employee benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries; provided, however, that nothing in this Section 5.14 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement. Nothing in this paragraph shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any Parent Benefit Plan. This Section 5.14 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent. Furthermore, nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any agreement between a Continuing Employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be "at will" employment.

          (b)   Effective no later than the day immediately preceding the Closing Date, the Company shall terminate (or shall cause any of its Subsidiaries to terminate) any Company Benefit Plans maintained by the Company that Parent has requested to be terminated by providing written notice to the Company at least thirty (30) days prior to the Closing Date, so long as such Company Benefit Plans can be terminated in accordance with their terms and applicable Legal Requirements without any adverse consequences with respect to any employee benefit plan maintained by the Company or any of its ERISA Affiliates. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Benefit Plans have been terminated.

          (c)   Parent acknowledges and agrees that, subject to the satisfaction of applicable terms and conditions referenced in Section 5.14(c) of the Company Disclosure Schedule, the Continuing Employees shall be eligible to receive the retention and severance benefits specified in Section 5.14(c) of the Company Disclosure Schedule from Parent or its Affiliate.

        5.15    Indemnification of Officers and Directors.

          (a)   From the Corporate Merger Effective Time and until the six year anniversary of the Corporate Merger Effective Time (the "Tail Period"), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, each present and former director and officer of the Company or any of its Subsidiaries and each natural person who served as a director, officer, member, trustee or fiduciary of another Person if such service was at the request of the Company or any of its Subsidiaries (collectively, and together with such Person's heirs, executors or administrators, the "Indemnified Persons"), against any costs or expenses, including attorneys' fees (including the advancement of such costs and expenses), judgments, fines, losses, claims, damages, liabilities or settlements incurred in connection with any Legal Proceeding arising out of or related to such Indemnified Persons' service as a director or officer of the Company or its Subsidiaries or services performed by such natural persons at the request of the Company or its Subsidiaries at or prior to the Corporate Merger Effective Time, whether asserted or claimed prior to, at or after the Corporate Merger Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

          (b)   All rights to indemnification, advancement or expenses and exculpation from liabilities for acts or omissions under the Company's Organizational Documents or indemnification Contracts or undertakings existing in favor of the Indemnified Persons shall survive the Corporate Merger and shall be observed by the Surviving Corporation in the Corporate Merger without any further action. Without limiting the foregoing, Parent, from and after the Corporate Merger Effective Time, shall cause, unless otherwise required by applicable Legal Requirements, the Organizational Documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Persons with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Persons.

          (c)   Parent shall purchase, or shall make arrangements for the Surviving Corporation to purchase, on or prior to the Corporate Merger Effective Time, and the Surviving Corporation shall maintain, tail policies to the current directors' and officers' liability insurance maintained on the date of this Agreement by the Company, which tail policies shall be from one or more insurance carriers with the same or better credit rating as the Company's insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance and shall be effective from the Corporate Merger Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Corporate Merger Effective Time, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company's existing director and officer policies disclosed in Section 3.15 of the Company Disclosure Schedule with respect to claims arising from facts, events, acts or omissions that occurred on or prior to the Corporate Merger Effective Time. If Parent or the Surviving Corporation for any reason fails to obtain such tail insurance policies as of the Corporate Merger Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) continue to maintain in effect for the Tail Period the directors' and officers' liability insurance and fiduciary liability insurance maintained as of the date of this Agreement, or (ii) purchase comparable directors' and officers' liability insurance and fiduciary liability insurance for the Tail Period, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those provided in the Company's existing director and officer policies disclosed in Section 3.15 of the Company Disclosure Schedule. Notwithstanding the foregoing, if the coverage described above cannot be obtained or maintained, or can only be obtained or maintained by paying aggregate premiums in excess of 300% of the annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained or maintained by paying aggregate premiums equal to 300% of the aggregate annual amount currently paid by the Company for such coverage.

          (d)   If Parent or the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, respectively, shall assume all of the obligations set forth in this Section 5.15. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.15 is not prior to, or in substation for, any claims under any such policies.

          (e)   This Section 5.15 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnified Person as a third-party beneficiary. The rights of the Indemnified Persons under this Section 5.15 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Legal Requirements.

        5.16    Transaction Litigation.    Each Party shall give the Other Party the opportunity to participate in the defense or settlement of any securityholder litigation against such Party and/or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of the respective Other Party. Each Party shall cooperate, shall cause its respective Subsidiaries to cooperate and shall use its reasonable best efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

        5.17    Registration Rights Agreement.

          (a)   At the Closing, the Company shall assign and Parent shall assume the Company's rights and obligations under the Registration Rights Agreement, including any obligation to file with the SEC a shelf registration statement on Form S-1, or such other form under the Securities Act then available to Parent, as necessary, providing for the resale of the Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Rule 415 under the Securities Act, from time to time, by the holders thereof.

          (b)   As promptly as reasonably practicable after the Closing, Parent shall file with the SEC a shelf registration statement on Form S-1, or such other form under the Securities Act then available to Parent, as necessary, providing for the resale of the Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Rule 415 under the Securities Act, from time to time, by the holders thereof. Parent shall use its commercially reasonable efforts to cause such shelf Registration Statement to be declared effective by the SEC as promptly as practicable after the Closing.

        5.18    Financing Cooperation.

          (a)   Prior to the Closing, Company shall, and shall cause its Subsidiaries and its and their officers, directors and employees to, and shall use its reasonable best efforts to cause its other Representatives to, use reasonable best efforts to provide all reasonable cooperation requested by Parent in connection with the Debt Financing, and such reasonable best efforts shall include (i) furnishing Parent with financial and other pertinent information regarding the Company and its Subsidiaries, including providing Parent with the information required pursuant to the Debt Commitment Letter (all such information, the "Required Information"), and any supplements to the Required Information reasonably requested by Parent; (ii) participating in a reasonable number of meetings and due diligence sessions; (iii) furnishing Parent with pertinent information regarding the assets and operations of the Company and its Subsidiaries as is customary in connection with the Debt Financing and any security required therefor; (iv) using reasonable best efforts to obtain such UCC, bankruptcy, litigation and similar lien searches reasonably requested by Parent and consistent with the requirements of Parent or its lenders; (v) taking all corporate actions (including amendments to the Organizational Documents of the Company's wholly owned Subsidiaries) reasonably requested by Parent to permit the consummation of the Debt Financing; (vi) causing the Company to execute and deliver any pledge and security documents, definitive financing documents or other certificates or documents or otherwise facilitate the pledging of collateral for delivery at the consummation of the Debt Financing on and as of the Closing, in each case as may be reasonably requested by Parent; (vii) using reasonable best efforts to provide, if requested by Parent, authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; (viii) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about Company and each of its Subsidiaries as is reasonably requested in writing by Parent which relates to applicable "know your customer" and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, provided, that if any request is made with respect to such materials less than thirty (30) Business Days prior to the Closing, such documentation and information shall be provided as soon as practicable after a reasonable request therefor; and (ix) using reasonable best efforts to take all actions reasonably necessary to permit the Financing Sources to evaluate Company's inventory, current assets, cash management and accounting systems, policies and procedures relating thereto. Any information provided by Company in connection with this Section 5.18(b) shall be prepared in good faith.

          (b)   Nothing in Section 5.18(a) shall require the Company to (i) take any action to the extent that it would unreasonably interfere with its ongoing business or operations, (ii) enter into any agreement or document related to the financing that would be effective prior to the Closing (including amendments to Organizational Documents) or (iii) pay any commitment or other fees unless promptly reimbursed in accordance with Section 5.18(c).

          (c)   Parent shall (i) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 5.18 and (ii) indemnify and hold harmless the Company and its Subsidiaries from and against any losses, damages, obligations or liabilities suffered or incurred in connection with the Debt Financing or any assistance or activities in connection therewith (other than with respect to information relating to the Company and its Subsidiaries provided by the Company pursuant to this Section 5.18 or to the extent such liability or obligation arise from gross negligence, willful misconduct or bad faith of the Company, its Subsidiaries or any of its and their Representatives).

        5.19    Financing.    Parent shall use reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any "flex" provisions applicable thereto) on or prior to the Closing, including using reasonable best efforts to (a) maintain in effect the Debt Commitment Letter (other than as otherwise permitted by this Section 5.19) and negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained in the Debt Commitment Letter (or with other terms agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Commitment Letter as set forth in this Section 5.19), (b) satisfy on a timely basis (or, at the option of Parent, seek waiver of) all conditions to the Debt Financing (or any definitive agreements related thereto) that are applicable Parent and within its control (but excluding any condition where the failure to be so satisfied is a result of any of the Company's failure to comply with Section 5.18), (c) upon satisfaction of such conditions, consummate the Debt Financing and (d) pay any and all commitment and other fees in a timely manner that become payable by Parent under the Debt Commitment Letter following the date of this Agreement. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Parent shall use reasonable best efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Parent than the Debt Financing contemplated by the Debt Commitment Letter. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent may not (A) amend or modify the Debt Commitment Letter (other than to add financing sources) if such amendment or modification would (x) reduce the aggregate amount of the maximum Debt Financing or (y) impose new or additional conditions to the Debt Financing if such new or additional conditions would reasonably be expected to materially delay or prevent the consummation of the Transactions or (B) terminate the Debt Commitment Letter, unless such Debt Commitment Letter is replaced in a manner consistent with the preceding sentence. In the event that new debt commitment letters are entered into in connection with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 5.19, such new commitment letters shall be deemed to be a part of the "Debt Financing" for all purposes of this Agreement.

        5.20    Board Observer.    Parent agrees to use its commercially reasonably efforts to enter into an agreement with White Deer Energy L.P. ("White Deer") pursuant to which, from and after the Corporate Merger Effective Time, White Deer shall have the right to appoint a single representative as a board observer with respect to the Parent Board; provided, however, that such agreement shall (x) terminate on the date on which White Deer and its Affiliates no longer beneficially own at least 50% of the shares of Parent Common Stock that they beneficially own as of the Closing and (y) include reasonable confidentiality obligations.

        5.21    Required Divestiture.    The Company shall use reasonable efforts to consummate, as promptly as reasonably practicable after the date hereof, a Required Divestiture. The Company shall keep Parent reasonably apprised regarding the status of the Required Divestiture, and Parent shall have the right to review and comment upon the definitive transaction documents for such Required Divestiture. Upon the execution of any definitive transaction documents with respect to a Required Divestiture, the Company shall, and shall cause its Subsidiaries to use reasonable best efforts to, perform their respective obligations thereunder and cause the closing conditions with respect thereto to be timely satisfied.

ARTICLE 6
CONDITIONS PRECEDENT

        6.1    Conditions to Each Party's Obligations.    The respective obligation of each Party to effect the Mergers and otherwise consummate the Transactions is subject to the satisfaction at or before the Closing, of each of the following conditions, any or all of which, to the extent permitted by applicable Legal Requirements, may be waived, in whole or in part, jointly by the Parties:

          (a)    Information Statement.    The Information Statement shall have been mailed to Parent's stockholders in accordance with Section 5.7 at least twenty (20) days prior to the Closing Date and the consummation of the Parent Stock Issuance and the Parent Charter Amendment shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

          (b)    Listing.    The shares of Parent Class A Common Stock to be issued in the Corporate Merger pursuant to this Agreement (including shares issuable under any Parent Stock Options) shall have been approved for listing (subject to official notice of issuance) on the NYSE.

          (c)    Antitrust Laws.    The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

          (d)    No Restraints.    No temporary restraining Order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Mergers shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Mergers illegal or otherwise prohibits the consummation of the Mergers.

        6.2    Conditions of Parent Group Parties.    The obligations of the Parent Group Parties to effect the Mergers and otherwise consummate the Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

          (a)    Accuracy of Representations.    Each of the representations and warranties of the Company and Company Holdco (i) set forth in Section 3.5(b) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 3.3(a) and (d) (Capitalization) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, except for any de minimis inaccuracies, (iii) set forth in Section 3.1(b) (Organization and Good Standing), Section 3.2(a) (Authority), Section 3.3(b), (c), (e) and (f) (Capitalization), Section 3.17 (Brokers) and Section 3.19 (Anti-Takeover Statutes) shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, in all material respects and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to the qualifications set forth in this section) as of such date only.

          (b)    Performance of Covenants.    Each of the covenants and obligations in this Agreement that the Company or Company Holdco, as applicable, is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)    Certificate.    The Company shall have provided Parent with a certificate from the chief executive officer of the Company, on behalf of the Company and Company Holdco, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

          (d)    No Material Adverse Effect.    There shall not have occurred after the date of this Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)    Tax Opinion.    Parent shall have received an opinion from Vinson & Elkins LLP, or if Vinson & Elkins LLP is unable or unwilling to deliver such opinion, from another nationally-recognized law firm experienced in such matters reasonably acceptable to the Parties, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Corporate Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(e), Vinson & Elkins LLP or such other nationally-recognized law firm shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by Parent or the Company for purposes of rendering such opinion.

          (f)    FIRPTA Certificates.    The Company shall have (i) provided to Parent and Corporate Merger Sub a properly completed and duly executed certificate, meeting the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3) and dated as of the Closing Date, to the effect that the Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" and, accordingly, the shares of Company Common Stock are not "United States real property interests", in each case within the meaning of Section 897 of the Code, and (ii) filed (and provided to Parent and Corporate Merger Sub reasonable proof of such filing) a properly completed and duly executed notice to the IRS that corresponds to such certificate pursuant to Treasury Regulations Section 1.897-2(h)(2). Company Holdco shall have provided to Parent Holdco and LLC Merger Sub (i) a properly completed and duly executed certificate of non-foreign status with respect to Company Holdco meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date and (ii) a properly completed and duly executed certificate stating that the Company Holdco Units are not "United States real property interests" for purposes of withholding under Section 1445 of the Code pursuant to Treasury Regulations Section 1.1445-11T(d)(2)(i).

          (g)    Required Divestiture.    A Required Divestiture shall have been consummated in accordance with this Agreement.

        6.3    Conditions of the Company.    The obligations of the Company and Company Holdco to effect the Mergers and otherwise consummate the Transactions are subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

          (a)    Accuracy of Representations.    Each of the representations and warranties of the Parent Group Parties (i) set forth in Section 4.6(b) (Absence of Certain Changes and Events) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 4.3(a) and (d) (Capitalization) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, except for any de minimis inaccuracies, (iii) set forth in Section 4.2(a) (Authority), Section 4.3 (Capitalization) (other than Section 4.3(a) and (d) and Section 4.18 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Parent Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, in all material respects and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Parent Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to the qualifications set forth in this section) as of such date only.

          (b)    Performance of Covenants.    Each of the covenants and obligations in this Agreement that Parent, Parent Holdco, Corporate Merger Sub or LLC Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

          (c)    Certificate.    Parent shall have provided the Company with a certificate from the chief executive officer of Parent, on behalf of Parent and Parent Holdco, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

          (d)    No Material Adverse Effect.    There shall not have occurred after the date of this Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)    Tax Opinion.    The Company shall have received an opinion from Baker Botts L.L.P., or if Baker Botts L.L.P. is unable or unwilling to deliver such opinion, from another nationally-recognized law firm experienced in such matters reasonably acceptable to the Parties, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Corporate Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(e), Baker Botts L.L.P. or such other nationally-recognized law firm shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

          (f)    Parent Charter Amendment.    Parent shall have caused the Parent Charter Amendment to be filed with the Secretary of State.

ARTICLE 7
TERMINATION

        7.1    Termination.    This Agreement may be terminated prior to the Corporate Merger Effective Time:

          (a)   by mutual written consent of the Parties;

          (b)   by Parent or the Company if the Mergers shall not have been consummated by 5:00 p.m. Central Time on November 1, 2017; provided, that (x) if, prior to November 1, 2017, all of the conditions to the Closing set forth in Article 6 have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and (B) the condition set forth in Section 6.2(g)), either the Company or Parent may, prior to 5:00 p.m. Houston, Texas time on October 31, 2017, extend the End Date on one or more occasions to no later than December 31, 2017 or (y) if, prior to November 1, 2017, all of the conditions to the Closing set forth in Article 6 have been satisfied or waived in accordance with this Agreement (other than (A) those conditions that by their nature can be satisfied only at the Closing or immediately prior to the Closing and/or Section 6.2(g), and (B) the conditions set forth in Section 6.1(c) and Section 6.1(d) (but only, in the case of Section 6.1(d), if the failure to meet such condition is as a result of any Antitrust Law)), either the Company or Parent may, prior to 5:00 p.m. Houston, Texas time on October 31, 2017, extend the End Date on one or more occasions to no later than March 31, 2018 (the latest of the foregoing dates, the "End Date"); provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Mergers to be consummated by the End Date (it being understood that the Parent Group Parties shall be deemed a single party for purposes of the foregoing proviso);

          (c)   by Parent or the Company if (i) a court or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Mergers, or (ii) a Legal Requirement shall be in effect that permanently makes consummation of the Mergers illegal or otherwise permanently prohibits the consummation of the Mergers; or

          (d)   by Parent or the Company if in the event of a breach by the Other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or 6.3(a) or 6.3(b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (1) three (3) Business Days prior to the End Date and (2) thirty (30) days after the giving of written notice to the breaching Party of such breach and the basis for such notice, and the date of the proposed termination (a "Terminable Breach"); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating Party to the Other Party.

        7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 5.3(b) (Confidentiality), Section 7.3 (Expenses), and Article 8 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any Willful and Intentional Breach of any representation, warranty, covenant, or other provision contained in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

        7.3    Expenses.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Parent shall be responsible for any filing fees incurred by Parent and the Company in connection with the filing by Parent and the Company of the pre-merger notification and report forms relating to the Mergers under the HSR Act; provided, further, however, that Parent shall not be responsible for any filing fees incurred in connection with the filing by any other Persons of the pre-merger notification and report forms relating to the Mergers under the HSR Act.

ARTICLE 8
MISCELLANEOUS PROVISIONS

        8.1    Amendment.    This Agreement may be amended at any time prior to the Closing by the Parties (by action taken or authorized by their respective boards of directors, in the case of Parent, the Company and Corporate Merger Sub), provided, however, that (x) no amendment may be made which, by applicable Legal Requirement, requires further approval by the Company's stockholders without such approval, (y) no amendment may be made which, by applicable Legal Requirement, requires further approval by Parent's stockholders without such approval and (z) this Section 8.1, Section 8.6, Section 8.7, Section 8.11 and Section 8.16 may not be amended in a manner that adversely impacts in any respect the Financing Sources without the prior written consent of the Financing Sources. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

        8.2    Remedies Cumulative; Waiver.

          (a)   The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          (b)   At any time prior to the Closing, Parent (with respect to the Company and Company Holdco) and the Company (with respect to Parent, Corporate Merger Sub, Parent Holdco and LLC Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement, and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver, or any consent given under this Agreement, shall be valid only if set forth in a written instrument signed on behalf of such Party.

        8.3    Survival.    The representations and warranties of the Parties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate and be of no further force and effect as of the Closing. The covenants and agreements of the Parties in this Agreement shall survive the LLC Merger Effective Time to the extent such covenant or agreement by its terms contemplates performance after the Closing. The Confidentiality Agreement shall (a) survive the termination of this Agreement in accordance with its terms and (b) terminate as of the Closing.

        8.4    Entire Agreement.    This Agreement, including the schedules, exhibits, and amendments hereto, the New Registration Rights Agreement, the TRA Amendments, the Confidentiality Agreement and any other document or instrument referred to herein constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

        8.5    Execution of Agreement; Counterparts; Electronic Signatures.

          (a)   The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the Other Party; it being understood that all Parties need not sign the same counterpart.

          (b)   The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

          (c)   Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

        8.6    Governing Law.    This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction. Notwithstanding the foregoing, with respect to any action including the Financing Persons, this Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of New York, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction.

        8.7    Exclusive Jurisdiction; Venue.    In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.7, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.12 of this Agreement. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions against the Financing Persons, including with respect to any dispute arising out of or relating in any way to any of the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any court of the State of New York sitting in the Borough of Manhattan in the City of New York.

        8.8    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS.

        8.9    Disclosure Schedules.

          (a)   The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

          (b)   The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or the Parent Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or the Parent Disclosure Schedule or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule relating to any possible or alleged breach or violation of Legal Requirements or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Schedule or Parent Disclosure Schedule, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and the Parent Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and the Parent Disclosure Schedule are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Company Holdco or the Parent Group Parties, as applicable, except as and to the extent provided in this Agreement.

          (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

        8.10    Assignments and Successors.    No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the Other Party; provided, however, that Parent may collateral assign its rights under this Agreement to the any Financing Source without the prior written Consent of the Other Party. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect. This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns.

        8.11    No Third-Party Rights.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) from and after the Corporate Merger Effective Time, the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 5.15 (provided, that no Consent of the Indemnified Persons shall be required to amend any provision of this Agreement prior to the Closing), (b) from and after the Corporate Merger Effective Time, the holders of Company Common Stock shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.1, (c) from and after the LLC Merger Effective Time, the holders of Company Holdco Units shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.2, (d) from and after the Corporate Merger Effective Time, the holders of Company Equity Awards shall be third-party beneficiaries of, and shall be entitled to rely on, Section 2.3 and (e) the Financing Sources (and solely in the case of Section 8.6, Section 8.7 and Section 8.16, the Financing Persons) shall be express third party beneficiaries of Section 8.1, Section 8.6, Section 8.7 and Section 8.16.

        8.12    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.12 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 8.12) and (b) at the end of the first (1st) Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

        Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the Other Party):

Company or Company Holdco:
ROCKWATER ENERGY SOLUTIONS, INC. 515 Post Oak Boulevard, Suite 200 Houston, Texas 77027
Attention:	David Isaac
Email:	DIsaac@RockwaterEnergy.com
with a copy to (which shall not constitute notice hereunder): Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995
Attention:	J. David Kirkland, Jr.
James Marshall
Email:	david.kirkland@bakerbotts.com
james.marshall@bakerbotts.com

Parent, Parent Holdco, Corporate Merger Sub or LLC Merger Sub:
SELECT ENERGY SERVICES, INC. 1820 N I-35 Gainesville, Texas 76240
Attention:	Adam Law
Email:	ALaw@selectenergyservices.com
with a copy to (which shall not constitute notice hereunder): Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002- 6760
Attention:	Keith Fullenweider
Stephen M. Gill
Email:	kfullenweider@velaw.com
sgill@velaw.com

        8.13    Construction; Usage.

          (a)   In this Agreement, unless a clear contrary intention appears:

              (i)  the singular number includes the plural number and vice versa;

             (ii)  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

            (iii)  reference to any gender includes each other gender;

            (iv)  reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

             (v)  reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such Section or other provision;

            (vi)  "hereunder," "hereof," "hereto," "herein," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

           (vii)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

          (viii)  all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

            (ix)  "or" is used in the inclusive sense of "and/or;"

             (x)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding;"

            (xi)  "provided," "delivered" or "made available," when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line "virtual data room" established by or on behalf of one of the Parties or documents or other information available in the EDGAR) in each case, on or prior to the date hereof (or, in the case of information or materials that have been posted to an on-line "virtual data room" established by or on behalf of one of the Parties or documents or other information available in the EDGAR, on or prior to the date that is one (1) Business Day prior to the date hereof);

           (xii)  references to days means calendar days;

          (xiii)  references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the Party to whom such representations and warranties are being made).

          (b)   This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

          (c)   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.14    Enforcement of Agreement.    The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by a Party in equity to enforce the provisions of this Agreement, no Other Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

        8.15    Severability.    If any provision of this Agreement (or portion thereof) is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement (or portion thereof) will remain in full force and effect, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

        8.16    Lenders.    The Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the "Company Related Parties") that the Financing Persons shall be subject to no liability or claims by the Company Related Parties arising out of or relating to this Agreement, the Debt Financing or the performance of services in connection with the Debt Financing by such Financing Persons; provided, however, that the foregoing shall in no way prevent, limit or restrict the Company's rights under this Agreement with respect to Parent.

        8.17    Certain Definitions.

        "Accredited Investor" means any holder of Company Class A Common Stock, Company Class A-1 Common Stock, Company Class B Common Stock and Company Holdco Units, as applicable, who is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act), as determined by Parent in its reasonable discretion.

        "Adjustment Value" has the meaning set forth in Section 1.1(a) of the Company Disclosure Schedule.

        "Affiliate" of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Laws" means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

        "Appraisal Shares" has the meaning set forth in Section 2.7(a).

        "Attributed Value" has the meaning set forth in Section 1.1(b) of the Company Disclosure Schedule.

        "Bankruptcy and Equity Exception" means (a) applicable bankruptcy, insolvency, reorganization, moratorium and any other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles.

        "Blue Sky Laws" has the meaning set forth in Section 3.2(c).

        "Book Entry Shares" mean uncertificated shares of Company Common Stock represented by a book entry.

        "Book Entry Units" mean uncertificated Company Holdco Units represented by a book entry.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are authorized pursuant to a Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

        "Capitalization Reference Date" has the meaning set forth in Section 3.3(a).

        "Chief Executive Officer" has the meaning set forth in Section 1.3(d).

        "Closing" has the meaning set forth in Section 1.4.

        "Closing Date" has the meaning set forth in Section 1.4.

        "Code" has the meaning set forth in the Recitals.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Proposal" means any bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

        "Company Acquisition Transaction" means any transaction or series of transactions involving:

          (a)   any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company, or any of its Subsidiaries which collectively constitute or account for 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding voting securities of the Company or any of its Subsidiaries; or

          (b)   any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries.

        "Company Benefit Plans" has the meaning set forth in Section 3.10(a).

        "Company Board" has the meaning set forth in the Recitals.

        "Company Class A Common Stock" means the Class A Common Stock, $0.01 par value per share, of the Company.

        "Company Class A-1 Common Stock" means the Class A-1 Common Stock, $0.01 par value per share, of the Company.

        "Company Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of the Company.

        "Company Common Stock" means all classes and series of common stock of the Company, including the Company Class A Common Stock, the Company Class A-1 Common Stock and the Company Class B Common Stock.

        "Company Consenting Stockholder" has the meaning set forth in the Recitals.

        "Company Contract" means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company Disclosure Schedule" means the disclosure schedule that has been prepared by the Company and that has been delivered by the Company to Parent on the date of this Agreement.

        "Company Equity Awards" has the meaning set forth in Section 2.3(b).

        "Company Equity Plan" has the meaning set forth in Section 2.3.

        "Company Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

        "Company Financial Statements" has the meaning set forth in Section 3.4(a).

        "Company Holdco" has the meaning set forth in the Preamble.

        "Company Holdco Certificate" means a valid certificate representing Company Holdco Units.

        "Company Holdco LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Company Holdco, dated as of March 31, 2017.

        "Company Holdco Unitholder Consent" has the meaning set forth in the Recitals.

        "Company Holdco Units" means any of the issued and outstanding units of Company Holdco.

        "Company Insurance Policies" has the meaning set forth in Section 3.15.

        "Company IP" means all Intellectual Property owned, used, held for use, or exploited by the Company or any of its Subsidiaries, including all Owned Company IP and Licensed Company IP.

        "Company Joint Ventures" means any Person that is not a Subsidiary of the Company, in which the Company owns directly or indirectly an equity interest.

        "Company Leased Real Property" has the meaning set forth in Section 3.8(a).

        "Company Material Adverse Effect" means any circumstances, developments, changes, events, effects or occurrences that (a) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as the Company; (ii) circumstance, development, change (including changes in applicable Legal Requirements), event, effect or occurrence that generally affects the industries in which the Company and its Subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or Persons operating in such industries in the same regions as the Company), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as the Company; (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such the Company's or its Subsidiaries' physical properties to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (iv) any failure to meet internal or analysts' estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (v) any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the Transactions; (vi) any change in GAAP, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses or any change in applicable Legal Requirements, or in the interpretation thereof; or (b) have a material and adverse effect on the ability of the Company to consummate or that would prevent or materially impede, interfere with or delay the consummation by the Company or any of its Subsidiaries of the Transactions prior to the End Date.

        "Company Material Contract" has the meaning set forth in Section 3.14(a).

        "Company Notices" has the meaning set forth in Section 5.13.

        "Company Owned Real Property" has the meaning set forth in Section 3.8(a).

        "Company Permits" has the meaning set forth in Section 3.11(b).

        "Company Preferred Stock" means the preferred stock, $0.01 par value per share, of the Company.

        "Company Real Property Interests" means all interests in real property, including, without limitation, Company Owned Real Property and Company Leased Real Property, surface and subsurface water rights, easements, rights-of-way, permits and other interests (including with respect to any pipeline systems and facilities) related to the gathering, transportation, dehydration, processing, or storage thereof), and all fixtures, buildings and improvements located thereon or appertaining thereto.

        "Company Related Parties" has the meaning set forth in Section 8.16.

        "Company Requisite Stockholder Approval" means the adoption of this Agreement by the stockholders of the Company by the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Company Common Stock.

        "Company Restricted Stock Awards" has the meaning set forth in Section 2.3(b).

        "Company Stock Certificate" means a valid certificate representing shares of Company Common Stock.

        "Company Stock Option" has the meaning set forth in Section 2.3(a).

        "Company Stockholder Consent" has the meaning set forth in in the Recitals.

        "Company Tax Certificate" has the meaning set forth in Section 5.10.

        "Confidentiality Agreement" means the confidentiality agreement entered into by and between the Company and Parent on June 2, 2017.

        "Consent" means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

        "Contamination" means the presence of, or Release on, under, from, or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business consistent with past practice, in compliance with Environmental Laws.

        "Continuing Employee" has the meaning set forth in Section 5.14(a).

        "Contract" means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

        "Copyrights" means all copyrights, rights in copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

        "Corporate Certificate of Merger" has the meaning set forth in Section 1.1(c).

        "Corporate Merger" has the meaning set forth in the Recitals.

        "Corporate Merger Effective Time" has the meaning set forth in Section 1.1(c).

        "Corporate Merger Sub" has the meaning set forth in the Preamble.

        "Crescent" means Crescent Companies, LLC.

        "Crescent Financial Statements" has the meaning set forth in Section 3.4(b).

        "Debt Commitment Letter" means the Debt Commitment Letter, dated as of the date of this Agreement, by and among Select Energy Services, LLC and Wells Fargo Bank, N.A., as amended, restated, supplemented, replaced or otherwise modified from time to time.

        "Designated Directors" has the meaning set forth in Section 1.3(e).

        "DGCL" has the meaning set forth in the Recitals.

        "Debt Financing" has the meaning set forth in Section 5.18.

        "DLLCA" means the Limited Liability Company Act of the State of Delaware.

        "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System.

        "Encumbrance" means any Lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive or other preferential right, community property interest, third Person right or interest (whether possessory or non-possessory), or covenant, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

        "End Date" has the meaning set forth in Section 7.1(b).

        "Entity" means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

        "Environmental Law" means any applicable foreign, federal, state, or local law, statute, rule, or regulation or the common law relating to the environment, including any statute, regulation, administrative decision, or order pertaining to (a) treatment, storage, disposal, generation, and transportation of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances or solid, medical, mixed, or hazardous waste, (b) air, water, and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive, or hazardous materials or substances, or solid, medical, mixed, or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals, (e) the protection of wildlife, marine life, and wetlands, including all endangered and threatened species, (f) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles, or (g) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive, or hazardous materials or substances or oil or petroleum products or solid, medical, mixed, or hazardous waste.

        "ERISA" has the meaning set forth in Section 3.10(a)(i).

        "ERISA Affiliate" means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same "controlled group" as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

        "E-SIGN Act" means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. §§ 7001-7006.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Exchange Agent" has the meaning set forth in Section 2.5(a).

        "Exchange Fund" has the meaning set forth in Section 2.5(a).

        "Exchange Ratio" means 0.7777; provided, however, that if the Adjustment Value is greater than zero, then the Exchange Ratio will be reduced by the quotient of the Adjustment Value divided by $600,000,000, rounded to four decimal places).

        "Financing Persons" means the Financing Sources and any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.

        "Financing Sources" means Wells Fargo Bank, N.A., and any other arranger or lender that is or may become party to the Debt Commitment Letter and any joinder agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto and any other financial sources in connection with alternative debt financing as contemplated by Section 5.19, and their respective successors and assigns.

        "GAAP" means generally accepted accounting principles for financial reporting in the United States as of the date of this Agreement, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4(a) and Section 4.5 were prepared.

        "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

        "Hazardous Substance" means any substance that is (a) listed, classified, regulated, or which falls within the definition of a "pollutant," "contaminant," "solid waste," "toxic substance," "hazardous substance," "extremely hazardous substance," "hazardous waste," or "hazardous material" pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, or radon, or (c) any other substance which is regulated by any Governmental Body pursuant to any Environmental Law.

        "Holdco Exchange Fund" has the meaning set forth in Section 2.6(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Indebtedness" means, at any time, with respect to any Person, without duplication, all obligations of such Person at such time in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (c) all liabilities of such Person in respect of any lease required to be classified and accounted for under GAAP as a capital lease, (d) letters of credit, banker's acceptances or similar credit transactions (in each case solely to the extent drawn), (e) all obligations to pay the deferred and unpaid purchase price of any asset, business or company, including earn-outs and any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (f) any accrued and unpaid interest on, fees owed in respect of, and any prepayment premiums, penalties or similar charges in respect of, any indebtedness, liabilities or obligations described in any other clause in this definition, and (g) (i) any guarantees or other contingent obligations in respect of obligations of any other Person of the type described in any clause of this definition and (ii) obligations of any other Person of the type referred to in any clause of this definition for which such Person has pledged any of its assets as security, or as to which such Person has undertaken or become obligated to maintain or cause to be maintained the financial position of such other Person, or to purchase such other Person's obligations.

        "Indemnified Persons" has the meaning set forth in Section 5.15(a).

        "Information Statement" has the meaning set forth in Section 4.2(c).

        "Intellectual Property" means collectively, all intellectual property, industrial property and other similar proprietary rights in any jurisdiction throughout the world under any law or international treaty, whether registered or unregistered, including such rights in and to: (a) Trademarks, Internet domain names, other indicia of source and the goodwill associated therewith, (b) Patents and rights in inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and rights in confidential information, including rights to limit the use or disclosure thereof by any Person, (d) all rights in works of authorship (whether copyrightable or not), Copyrights, and rights in databases (or other collections of information, data works, or other materials), (e) rights in software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) rights in designs and industrial designs, (g) rights of publicity and other rights to use the names and likeness of individuals, and (h) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (h) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

        "IRS" means the Internal Revenue Service.

        "Issued Patents" means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, supplementary protection certificates, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

        "Knowledge" means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.1(c) of the Company Disclosure Schedule and (b) in the case of Parent, the individuals listed in Section 1.1(c) of the Parent Disclosure Schedule.

        "Last Balance Sheet" has the meaning set forth in Section 3.4(a).

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or any other stock exchange).

        "License Agreement" means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

        "Licensed Company IP" means the Intellectual Property owned by a third Person that the Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

        "Licensed Parent IP" means the Intellectual Property owned by a third Person that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

        "Lien" means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

        "LLC Certificate of Merger" has the meaning set forth in Section 1.2(c).

        "LLC Merger" has the meaning set forth in the Recitals.

        "LLC Merger Effective Time" has the meaning set forth in Section 1.2(c).

        "LLC Merger Sub" has the meaning set forth in the Preamble.

        "Major Customer" means any customer of Company and its Subsidiaries that accounted for greater than ten percent of the revenues received by the Company and its Subsidiaries during either (a) the 12-month period ended December 31, 2016 or (b) the 12-month period ended December 31, 2015.

        "Marketing Information" has the meaning set forth on Section 1.1(d) of the Company Disclosure Schedule

        "Marketing Period" means a period of 30 consecutive calendar days following receipt by the Financing Sources of the Marketing Information or such shorter period as specified by Parent upon two (2) Business Days notice to Company.

        "Mergers" has the meaning set forth in the Recitals.

        "New Registration Rights Agreement" has the meaning set forth in the Preamble.

        "NYSE" means the New York Stock Exchange.

        "NYSE Rules" has the meaning set forth in Section 1.3(e).

        "Order" means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "Other Party" means (a) when used with respect to the Company or Company Holdco, Parent, Parent Holdco, Corporate Merger Sub and LLC Merger Sub and (b) when used with respect to Parent, Parent Holdco, Corporate Merger Sub or LLC Merger Sub, the Company or Company Holdco.

        "Owned Company IP" means the Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries.

        "Owned Parent IP" means the Intellectual Property that is owned or purportedly owned by Parent or any of its Subsidiaries.

        "Parent" has the meaning set forth in the Preamble.

        "Parent Acquisition Proposal" means any bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by the Company, its Subsidiaries or its Affiliates) contemplating or otherwise relating to any Parent Acquisition Transaction.

        "Parent Acquisition Transaction" means any transaction or series of transactions involving:

          (a)   any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Parent, or any of its Subsidiaries which collectively constitute or account for 20% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding voting securities of Parent or any of its Subsidiaries, or (iii) in which Parent or any of its Subsidiaries issues or sells securities representing more than 20% of the outstanding voting securities of Parent or any of its Subsidiaries; or

          (b)   any sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease (other than in the ordinary course of business consistent with past practice), exchange, transfer (other than sales of inventory in the ordinary course of business consistent with past practice), license (other than nonexclusive licenses in the ordinary course of business consistent with past practice), acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income, or assets of Parent or any of its Subsidiaries.

        "Parent Benefit Plans" has the meaning set forth in Section 4.10(a).

        "Parent Board" has the meaning set forth in the Recitals.

        "Parent Charter Amendment" has the meaning set forth in Section 1.1(d)(ii).

        "Parent Class A Common Stock" means the Class A Common Stock, $0.01 par value per share, of Parent.

        "Parent Class A-1 Common Stock" means the Class A-1 Common Stock, $0.01 par value per share, of Parent. For the avoidance of doubt, "Parent Class A-1 Common Stock" shall include the "Class A-2 Common Stock" (as defined in the Parent Charter Amendment) from and after the Corporate Merger Effective Time.

        "Parent Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of Parent.

        "Parent Common Stock" the Parent Class A Common Stock, the Parent Class A-1 Common Stock and the Parent Class B Common Stock.

        "Parent Consenting Stockholder" has the meaning set forth in the Recitals.

        "Parent Contract" means any Contract: (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any asset of Parent or any of its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

        "Parent Disclosure Schedule" means the disclosure schedule that has been prepared by Parent and that has been delivered by Parent to the Company on the date of this Agreement.

        "Parent Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by Parent or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Parent or any of its Subsidiaries.

        "Parent Financial Statements" has the meaning set forth in Section 4.5(a).

        "Parent Group Party" has the meaning set forth in the introductory clause to Article 4.

        "Parent Holdco" has the meaning set forth in the Preamble.

        "Parent Holdco LLC Agreement" means the Eighth Amended and Restated Limited Liability Company Agreement of Parent Holdco, dated as of December 19, 2016.

        "Parent Holdco Units" means any of the issued and outstanding units of Parent Holdco.

        "Parent Insurance Policies" has the meaning set forth in Section 4.16.

        "Parent IP" means all Intellectual Property owned, used, held for use, or exploited by Parent or any of its Subsidiaries, including all Owned Parent IP and Licensed Parent IP.

        "Parent Leased Real Property" has the meaning set forth in Section 4.9(a).

        "Parent Material Adverse Effect" means any circumstances, developments, changes, events, effects or occurrences that (a) have a material and adverse effect on the financial condition, results of operations, properties, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that adverse effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Parent Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any circumstance, development, change, event, effect or occurrence resulting from or relating to changes in general economic, oilfield services industry or financial market conditions, except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as Parent; (ii) any circumstance, development, change (including changes in applicable Legal Requirements), event, effect or occurrence that generally affects the industries in which Parent and its Subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally or Persons operating in such industries in the same regions as Parent), except in the event, and only to the extent, that such circumstance, development, change, event, effect or occurrence has had a disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other Persons operating in such industry in the same regions and segments as Parent; (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such the Parent's or its Subsidiaries' physical properties to the extent such change or effect would otherwise constitute a Parent Material Adverse Effect); (iv) any failure to meet internal or analysts' estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur); (v) a decline in market price, or a change in trading volume, of the Parent Class A Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur); (vi) any circumstance, development, change, event, effect or occurrence resulting from or relating to the announcement or pendency of the Transactions; (vii) any change in GAAP, or in the interpretation thereof, as imposed upon Parent, its Subsidiaries or their respective businesses or any change in applicable Legal Requirements, or in the interpretation thereof; or (b) have a material and adverse effect on the ability of Parent to consummate or that would prevent or materially impede, interfere with or delay the consummation by Parent or any of its Subsidiaries of the Transactions prior to the End Date.

        "Parent Material Contract" has the meaning set forth in Section 4.15(a).

        "Parent Owned Real Property" has the meaning set forth in Section 4.9(a).

        "Parent Permits" has the meaning set forth in Section 4.13(b).

        "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

        "Parent Requisite Stockholder Approval" means (a) the approval of the Parent Stock Issuance by the stockholders of Parent in accordance with the NYSE Rules and the Organizational Documents of Parent and (b) the approval of the Parent Charter Amendment by the stockholders of Parent in accordance with the DGCL and the Organizational Documents of Parent.

        "Parent Restricted Stock Award" has the meaning set forth in Section 2.3(b).

        "Parent SEC Reports" has the meaning set forth in Section 4.4(a).

        "Parent Stock Issuance" has the meaning set forth in the Recitals.

        "Parent Stock Option" has the meaning set forth in Section 2.3(a).

        "Parent Stockholder Consent" has the meaning set forth in the Recitals.

        "Parent Subsidiary Consent" has the meaning set forth in the Recitals.

        "Parent Tax Certificate" has the meaning set forth in Section 5.10.

        "Party" means a party to this Agreement.

        "Patent Applications" means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, including all divisions, continuations, and continuations-in-part thereof, filed with the United States Patent and Trademark Office and any other Governmental Body.

        "Patents" means Issued Patents and Patent Applications.

        "Permitted Liens" means (a) Encumbrances for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Encumbrances for assessments or other governmental charges or landlords', carriers', warehousemen's, mechanics', workers' or similar Encumbrances (whether statutory or otherwise), in each case incurred in the ordinary course of business consistent with past practice either in connection with workers' compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations, in each case so long as the payment of or the performance of such obligation is not delinquent or is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) with respect to the Company, Liens specifically identified in the Company Financial Statements or in the notes thereto,(d) with respect to Parent, Liens specifically identified in the Parent Financial Statements or in the notes thereto, (e) Encumbrances incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the ownership, occupancy or use, or materially and adversely affect the value or marketability, of the property encumbered thereby, and (f) any Encumbrance existing as of the date of this Agreement which is filed of record or visible on the ground affecting real property.

        "Person" means any individual, Entity, or Governmental Body.

        "Registered Copyrights" means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other Governmental Body.

        "Registered Trademarks" means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office or any other Governmental Body.

        "Registration Rights Agreement" means that certain Registration Rights Agreement made and entered into as of February 16, 2017 between the Company and FBR Capital Markets & Co., a Delaware corporation.

        "Regulation S-X" means SEC Regulation S-X.

        "Related Party Transaction" means any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Subsidiary of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Company Common Stock or (c) Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or any other contract with or binding upon the Company or any Subsidiary of the Company or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

        "Release" or "Released" means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term "Release" shall include any threatened release.

        "Representatives" means officers, directors, employees, managers, agents, attorneys, accountants, advisors, and representatives.

        "Required Information" has the meaning set forth in Section 5.18(a).

        "Required Divestiture" has the meaning set forth in Section 1.1(e) of the Company Disclosure Schedule.

        "SEC" means the United States Securities and Exchange Commission.

        "Secretary of State" has the meaning set forth in Section 1.1(c).

        "Securities Act" means the Securities Act of 1933.

        "SOX" means the Sarbanes-Oxley Act of 2002.

        "Specified Business" has the meaning set forth in Section 1.1(f) of the Company Disclosure Schedule.

        "Subsidiary" means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity. For purposes of clarity, (x) Parent Holdco is a Subsidiary of Parent and (y) Company Holdco is a Subsidiary of the Company. The Specified Business shall not be considered a Subsidiary of the Company after the consummation of a Required Divestiture.

        "Substantial Detriment" means (i) any material limitation, restriction or prohibition on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of equity interests of the Surviving Corporation or the Surviving LLC to be acquired or owned pursuant to the Transactions or the assets of the Company and its Subsidiaries, (ii) a loss by Parent or any of its Subsidiaries of a material benefit or material benefits (including, without limitation, revenue or cost synergies), after taking into account the adverse effect of the proposed actions on Parent and its Subsidiaries (including, for these purposes, the Surviving Company, the Surviving LLC and its Subsidiaries), arising from or relating to the Transactions or (iii) an impact that is materially adverse to the assets, business, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole and determined after giving effect to the Transactions.

        "Surviving Corporation" has the meaning set forth in Section 1.1(a).

        "Surviving LLC" has the meaning set forth on Section 1.2(a).

        "Tail Period" has the meaning set forth in Section 5.15(a).

        "Takeover Law" means "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under state or federal Legal Requirements.

        "Tax Receivable Agreements" means (a) that certain Tax Receivable Agreement, dated as of December 19, 2016, by and among Parent, Crestview Partners II SES Investment B, LLC and Crestview Partners II GP, L.P. and (b) that certain Tax Receivable Agreement, dated as of December 19, 2016, by and among Parent, SES Legacy Holdings, LLC and Crestview Partners II GP, L.P.

        "Tax Return" means any return, report, statement, information return, claim for refund, or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

        "Taxes" means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Legal Requirements or any express or implied obligation to indemnify any other Person.

        "Terminable Breach" has the meaning set forth in Section 7.1(d).

        "TRA Amendments" has the meaning set forth in the Recitals.

        "Trade Secrets" means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

        "Trademarks" means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

        "Transactions" has the meaning set forth in the Recitals.

        "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

        "U.S.C." means the United States Code of 1926.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1989, 29 U.S.C. §§ 2101-2109, and any comparable state or local Legal Requirement.

        "White Deer" has the meaning set forth in Section 5.20.

        "Willful and Intentional Breach" means a material breach that is a consequence of an act or an omission by the breaching Party with the actual knowledge that the taking of, or failure to take, such act would constitute a material breach of this Agreement.

        In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

SELECT ENERGY SERVICES, INC.
By:	/s/ JOHN D. SCHMITZ
	Name:	John D. Schmitz
	Title:	Chairman and Chief Executive Officer
RAPTOR MERGER SUB, INC.
By:	/s/ JOHN D. SCHMITZ
	Name:	John D. Schmitz
	Title:	President
SES HOLDINGS, LLC
By:	/s/ JOHN D. SCHMITZ
	Name:	John D. Schmitz
	Title:	President and Chief Executive Officer
RAPTOR MERGER SUB, LLC
By:	/s/ JOHN D. SCHMITZ
	Name:	John D. Schmitz
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ROCKWATER ENERGY SOLUTIONS, INC.
By:	/s/ HOLLI LADHANI
	Name:	Holli Ladhani
	Title:	Chairman, President and Chief Executive Officer
ROCKWATER ENERGY SOLUTIONS, LLC
By:	/s/ HOLLI LADHANI
	Name:	Holli Ladhani
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

[See attached.]

 FORM OF
SECOND AMENDED AND RESTATED(1)
CERTIFICATE OF INCORPORATION
OF
[SELECT ENERGY SOLUTIONS (RW), INC.](2)

ARTICLE I
NAME

        Section 1.1.    Name.    The name of the corporation is Select Energy Solutions (RW), Inc. (the "Corporation").

ARTICLE II
REGISTERED AGENT

        Section 2.1.    Registered Agent.    The address of the Corporation's registered office in the State of Delaware is Capitol Services, Inc, 1675 South State Street, Suite B, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III
PURPOSE

        Section 3.1.    Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
CAPITALIZATION

        Section 4.1.    Number of Shares.    The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value of one cent ($0.01) per share.

ARTICLE V
BYLAWS

        Section 5.1.    Bylaws.    In furtherance of, and not in limitation of, the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VI
DIRECTORS

        Section 6.1.    Board of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

        Section 6.2.    Number.    The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

(1)
To be attached to the Corporate Certificate of Merger.

(2)
To be confirmed.

 ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY

        Section 7.1.    Limitation of Director Liability.    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article VII shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION

        Section 8.1.    Amendments.    The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

[Remainder of Page Intentionally Left Blank]

EXHIBIT B

[See attached.]

 FORM OF
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SELECT ENERGY SERVICES, INC.

        Select Energy Services, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL"), hereby certifies as follows:

          1.     The original Certificate of Incorporation of the Corporation (the "Original Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on November 21, 2016.

          2.     The Amended and Restated Certificate of Incorporation (the "A&R Certificate of Incorporation"), which restated and amended the Original Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on December 19, 2016.

          3.     The Second Amended and Restated Certificate of Incorporation (the "Second A&R Certificate of Incorporation"), which restated and amended the A&R Certificate of Incorporation, was filed with the Secretary of State of the State of Delaware on April 4, 2017.

          4.     Upon the effectiveness of the registration statement filed by the Corporation with the Securities and Exchange Commission (such event being a Conversion End Date) (as defined in the Second A&R Certificate of Incorporation), on June 13, 2017, each share of Class A-1 Common Stock (as defined in the Second A&R Certificate of Incorporation) outstanding as of such date automatically converted into a share of Class A Common Stock.

          5.     This Third Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the Second A&R Certificate of Incorporation, to, among other things, rename the "Class A-1 Common Stock" (as defined in the Second A&R Certificate of Incorporation) to "Class A-2 Common Stock", has been declared advisable by the board of directors of the Corporation (the "Board"), duly adopted by the stockholders of the Corporation and duly executed by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this "Amended and Restated Certificate of Incorporation" herein refer to the Third Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

          6.     The Second Amended A&R Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I
NAME

        SECTION 1.1.    Name.    The name of the Corporation is Select Energy Services, Inc.

ARTICLE II
REGISTERED AGENT

        SECTION 2.1.    Registered Agent.    The address of its registered office in the State of Delaware is 1675 South State, Suite B, City of Dover, County of Kent, Delaware 19901. The name of the Corporation's registered agent at such address is CAPITOL SERVICES, INC.

 ARTICLE III
PURPOSE

        SECTION 3.1.    Purpose.    The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

ARTICLE IV
CAPITALIZATION

        SECTION 4.1.    Number of Shares.    The total number of shares of stock that the Corporation shall have the authority to issue is 590,000,000 shares of stock, consisting of (A) 50,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), (B) 350,000,000 shares of Class A common stock, par value $0.01 per share ("Class A Common Stock"), (C) 40,000,000 shares of Class A-2 common stock, par value $0.01 per share ("Class A-2 Common Stock") and (D) 150,000,000 shares of Class B common stock, par value $0.01 per share ("Class B Common Stock" and, together with the Class A Common Stock and the Class A-2 Common Stock, the "Common Stock").

        SECTION 4.2.    Provisions Relating to Preferred Stock.

          (A)  Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereafter prescribed (a "Preferred Stock Designation").

          (B)  Subject to any limitations prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designations and the powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

            (1)   whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;

            (2)   the number of shares to constitute the series and the designations thereof;

            (3)   the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, if any, with respect to any series;

            (4)   whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable or issuable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

            (5)   whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

            (6)   the dividend rate, whether dividends are payable or issuable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable or issuable, the preference to or the relation to the payment or issuance of dividends payable or issuable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall cumulate, and whether such dividends shall be compounded and if so the rate of such compounding;

            (7)   the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

            (8)   whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

            (9)   such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any series as may to the Board seem advisable.

          (C)  The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects.

        SECTION 4.3.    Provisions Relating to Common Stock.

          (A)  Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including for the avoidance of doubt the terms of Section 4.3(D)), each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as otherwise required by this Amended and Restated Certificate of Incorporation (including Section 4.4(D) with respect to Class A-2 Common Stock and any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation. Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

          (B)  Notwithstanding the foregoing, except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

          (C)  Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock and Class A-2 Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Class A Common Stock and the number of shares of Class A-2 Common Stock held by them, such dividends and distributions (payable or issuable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor; provided, that Special Dividends, when and if accruing or paid, shall accrue and be paid only upon shares of Class A-2 Common Stock in accordance with terms of Section 4.4. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (1) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (2) a dividend consisting of shares of Class A Common Stock, shares of Class A-2 Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock or Class A-2 Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock and Class A-2 Common Stock. If dividends are declared on the Class A Common Stock, the Class A-2 Common Stock or the Class B Common Stock that are payable or issuable in shares of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or securities convertible into, or exercisable or exchangeable for Class A Common Stock, Class A-2 Common Stock or Class B Common Stock, the dividends payable or issuable to the holders of Class A Common Stock and Class A-2 Common Stock, as applicable, shall be paid only in shares of Class A Common Stock or Class A-2 Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for Class A Common Stock or Class A-2 Common Stock, respectively), the dividends payable or issuable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class A-2 Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, the Class A-2 Common Stock and Class B Common Stock, respectively); provided, that Special Dividends, when and if accruing or paid, shall accrue and be paid only upon shares of Class A-2 Common Stock in accordance with terms of Section 4.4. In no event shall the shares of any of Class A Common Stock, Class A-2 Common Stock or Class B Common Stock be split, divided, or combined unless the outstanding shares of the Class A Common Stock, the Class A-2 Common Stock, or Class B Common Stock, as applicable, be proportionately split, divided or combined.

          (D)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof as provided in the applicable Preferred Stock Designation, the holders of shares of Class A Common Stock and shares of Class A-2 Common Stock (on an as-if-converted to Class A Common Stock basis) shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock and Class A-2 Common Stock (on an as-if-converted to Class A Common Stock basis) held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (D), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

          (E)  Units of SES Holdings and shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Eighth Amended and Restated Limited Liability Agreement of SES Holdings, LLC dated and made effective as of December 19, 2016, as the same may be amended from time to time in accordance with its terms (the "LLC Agreement"). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding units of SES Holdings and shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange of units of SES Holdings and shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such units of SES Holdings and such shares of Class B Common Stock upon such exchange, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such exchange will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

          (F)  The number of authorized shares of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock, Class A-2 Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

          (G)  No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in the terms of a series of Preferred Stock

        SECTION 8.1.    Provisions Relating to Class A-2 Common Stock.

        Definitions.    As used in this Section 4.4, the following terms shall have the following meanings:

        "Commission" means the United States Securities and Exchange Commission.

        "Compounding Date" means the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued equals 365 days or 730 days.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

        "holder" (synonymously for like terms "hold," "holding," and "held") means a person who has beneficial ownership of a share or shares, as determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

        "National Securities Exchange" means the New York Stock Exchange, the Nasdaq Global Select Market or another similar national securities exchange.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated February 16, 2017, entered into by and between Rockwater Energy Solutions, Inc. ("Rockwater") and FBR Capital Markets & Co, which was assigned by Rockwater to the Corporation on [                    ](1).

        "Resale Shelf" means a shelf registration statement on Form S-1 or such other form under the Securities Act of 1933, as amended (the "Securities Act") then available to the Corporation for the registration of the shares of Class A Common Stock to be issued upon conversion of the shares of Class A-2 Common Stock that are registrable under the Registration Rights Agreement for the purpose of registering such registrable shares of Class A Common Stock.

          (A)    Special Dividends.    Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, Special Dividends (as defined in this Section 4.4(A) below) shall cumulate and accrue on each issued and outstanding share of Class A-2 Common Stock on a daily basis, at a rate of seven percent (7%) per annum, based on a 365-day year, compounded on the Compounding Date, commencing on April 1, 2018, if the Resale Shelf has not been declared effective by the Commission by March 31, 2018 (such event, beginning on April 1, 2018 and including each day of such event until (and not inclusive of) the date of a Special Dividend Satisfaction Event (as defined below), the "Special Dividend Accrual Event"). Any dividend that accrues on a share of Class A-2 Common Stock on a daily basis during the Special Dividend Accrual Event pursuant to this Section 4.4 is referred to as a "Special Dividend." For any other dividends or distributions, Class A-2 Common Stock will participate with Class A Common Stock on an as-converted basis in accordance with Section 4.3. A share of Class A-2 Common Stock shall not, solely by means of sale, transfer or other disposition, become separated from the right to receive payment of Special Dividends that have accrued on such share or that may accrue and be paid upon such share under this Section 4.4(A).

          (B)    Accrual.    Special Dividends shall, commencing upon the occurrence of the Special Dividend Accrual Event be cumulative and accrue on a daily basis, and shall cease cumulating and accruing upon (1) the date of the satisfaction of the condition set forth in Section 4.4(A) that gave rise to such Special Dividend (any such date, a "Special Dividend Satisfaction Date"), (2) any Conversion End Date (as defined below, and which includes the final date of the Maximum Accrual Period), and (3) the date on which the cumulative number of days (which need not be consecutive) on which Special Dividends have accrued in respect of the Special Dividend Accrual Event equals 1,095 days (the "Maximum Accrual Period"). Special Dividends shall cumulate and accrue and when issued shall be issued in additional shares of Class A-2 Common Stock.

          (C)    Payment.    Shares of Class A-2 Common Stock that accrue as a result of Special Dividends and are issuable as payment of Special Dividends are referred to in unissued form as "PIK Class A-2 Common Shares." Special Dividends shall not accrue on or be issuable in respect of PIK Class A-2 Common Shares. Accrued but unpaid Special Dividends shall be paid through the issuance of the number of PIK Class A-2 Common Shares due on the applicable issued and outstanding shares of Class A-2 Common Stock under Section 4.4(A) and 4.4(B) upon (1) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (but prior to any such voluntary or involuntary liquidation, dissolution or winding up), (2) a Compounding Date and (3) a Conversion End Date (but prior to the Conversion, in accordance with Section 4.4(F)) (each event in clause (1), (2) and (3), a "Payment Date"). The number of accrued PIK Class A-2 Common Shares to be issued to a holder of shares of Class A-2 Common Stock on a Payment Date in additional shares of Class A-2 Common Stock shall be equal to (1) the number of issued and outstanding shares of Class A-2 Common Stock held by such holder and upon which payment of Special Dividends is due, multiplied by (2)(a) Accrual Days multiplied by (b)(i) ..07 divided by (ii) 365. The "Accrual Days" means the whole number that is equal to the cumulative number of

(1)
To be the Closing Date.

  days (which need not be consecutive) on which Special Dividends have accrued as a result of the Special Dividend Accrual Event and are unpaid. The PIK Class A-2 Common Shares issuable in payment of Special Dividends shall be issued in the form of shares of Class A-2 Common Stock and, when issued, shall be deemed to be validly issued, fully paid, outstanding, and non-assessable.

          (D)    Other Rights.    A share of Class A-2 Common Stock confers upon the holder of such share the benefit of any PIK Class A-2 Common Shares that are accrued but unpaid upon such share of Class A-2 Common Stock, as if such PIK Class A-2 Common Shares had been issued on (1) the business day immediately prior to a record date declared by the Corporation with respect to any matter submitted to stockholders for a vote at a meeting of stockholders of the Corporation (for so long as shares of Class A-2 Common Stock remain issued and outstanding), such that the holder of such shares of Class A-2 Common Stock (in such capacity) shall be entitled to a number of votes at such meeting equal to the number of all shares of Class A-2 Common Stock plus all accrued and unpaid PIK Class A-2 Common Shares to which such holder is entitled as of such record date in respect of such shares of Class A-2 Common Stock, provided that any fractional PIK Class A-2 Common Share to which such holder would be entitled (after the aggregation of all PIK Class A-2 Common Shares to which such holder is entitled) will be rounded down to the nearest whole number for purposes of voting at any such meeting; (2) the business day immediately prior to a record date declared by the Corporation with respect to any dividend benefitting the shares of Class A-2 Common Stock (except a Special Dividend), such that the holder of such shares of Class A-2 Common Stock (in such capacity) shall be entitled to receive dividends in respect of the Class A-2 Common Stock held in an amount equal to the aggregate amount payable on all shares of Class A-2 Common Stock and all accrued and unpaid PIK Class A-2 Common Shares to which such holder is entitled as of such record date; (3) the date of any sale, transfer or other disposition of such share of Class A-2 Common Stock, subject to Section 4.4(E), below.

          (E)    Transfer.    Any holder of a share of Class A-2 Common Stock electing to sell or transfer such share, prior to any Payment Date, to a buyer or transferee, shall be obligated to transfer with such share, to the same buyer or transferee, any PIK Class A-2 Common Share (or Shares) that is or are issuable but unpaid in respect of such share of Class A-2 Common Stock. An issuable PIK Class A-2 Common Share shall not be issued and paid to any holder who is not also the holder of the underlying share of Class A-2 Common Stock in respect of which such PIK Class A-2 Common Share became accrued and issuable. The holder of a share of Class A-2 Common Stock that is to be permissibly transferred must notify the Secretary of the Corporation and any transfer agent for the Class A-2 Common Stock, according to instructions provided by the Corporation or any such transfer agent, of such proposed sale, transfer or other disposition at least three (3) business days in advance of the effective date of such permitted sale, transfer or other disposition.

          (F)    Conversion.    Upon the Conversion End Date, any PIK Class A-2 Common Shares that remain issuable but unpaid as of such date shall be issued and paid, prior to the Conversion. Immediately thereafter, each share of Class A-2 Common Stock shall automatically be converted into the right to receive one (1) fully paid and non-assessable share of Class A Common Stock (including fractional shares) (the "Conversion"). The "Conversion End Date" shall mean the earlier to occur of (1) the end of the Maximum Accrual Period and (2) the date on which a Resale Shelf is declared effective by the Commission and the Class A Common Stock is listed on a National Securities Exchange.

          (G)    Mechanics of Conversion.    The issuance of shares of Class A Common Stock to holders of shares of Class A-2 Common Stock pursuant to Section 4.4(F) shall be conditioned on delivery by such holders to the Corporation or any transfer agent or exchange agent designated by the Corporation of any transmittal form or transfer instruction and supplemental material as may be required by the Corporation or such designated transfer agent or exchange agent. Such transmittal form or transfer instruction shall state the number of shares of Class A-2 Common Stock held by such holder; provided, that the Corporation shall certify the number of shares of Class A-2 Common Stock held by such holder to facilitate such Conversion. Thereupon, the Corporation shall (1) promptly issue and deliver, or cause its designated transfer agent or exchange agent to issue and deliver, to such holder the number of whole shares of Class A Common Stock to which such holder is entitled, in book-entry form (or, at the election of the holder, in certificated form) and (2) pay to such holder in cash (based on the Class A Common Stock's fair market value determined by the Board as of the date of Conversion) the value of any fractional share of Class A Common Stock that would be otherwise issuable to such holder. Such Conversion shall be deemed to have been made at the close of business on the Conversion End Date, and the person entitled to receive the shares of Class A Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

          (H)    Notice.    Subject to Section 4.4(J), the Corporation shall make available to each holder of Class A-2 Common Stock information regarding the occurrence of any (1) Special Dividend Accrual Event (for the first day on which the Special Dividends accrue and for the day on which such Special Dividends cease), (2) Special Dividend Satisfaction Date, and (3) Conversion End Date, in each case within three (3) business days following such occurrences.

          (I)    Protective Provisions.    So long as any share of Class A-2 Common Stock is issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the issued and outstanding shares of Class A-2 Common Stock, in addition to any other vote or consent required herein or by law, amend, alter or repeal of any provision of this Amended and Restated Certificate of Incorporation that materially adversely alters or changes the voting, dividend or rights to Conversion of the Class A-2 Common Stock or materially adversely alters or changes any other rights, powers, preferences, privileges or restrictions of the Class A-2 Common Stock.

          (J)    Information.    Subject to the final sentence of this Section 4.4(J), the Corporation shall take commercially reasonable efforts to ensure that a holder of any shares of Class A-2 Common Stock may access information, that shall be as current as reasonably practicable for the Corporation, regarding the number of such shares held by, issuable to, and issued to such holders (the "Information"); provided, that the Corporation shall retain full discretion regarding timing and any delay for releasing such the Information to such holders of such shares. The Corporation shall ensure that any such holder of such shares shall be capable of obtaining certification of Information pertaining to such holder's beneficial ownership of shares upon written request by such holder to the Secretary of the Corporation or by other means as shall be specified by the Corporation in its sole discretion. The Corporation may contract with one or more third-party service providers to provide Information and services referenced in this Section 4.4(J), and shall retain full discretion in determining the nature of and technical details with respect to the Corporation's provision of Information and services referenced in this Section 4.4(J).

ARTICLE V
DIRECTORS

        SECTION 5.1.    Term and Classes.

          (A)  The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as they may be amended and restated from time to time, the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          (B)  From and after the date of the effectiveness of this Amended and Restated Certificate of Incorporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be elected annually, and each director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director's earlier death, resignation, disqualification or removal.

        SECTION 5.2.    Vacancies.    Subject to applicable law and the rights of the holders of any series of Preferred Stock then outstanding, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board, be filled solely by the affirmative vote of a majority of the remaining members of the Board, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

        SECTION 5.3.    Removal.    Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws.

        SECTION 5.4.    Number.    Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. For purposes of this Amended and Restated Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI
STOCKHOLDER ACTION

        SECTION 6.1.    Written Consents.

          (A)  Prior to the first date on which members of the Legacy Group (as defined in Article XI) no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 35% of the outstanding shares of Common Stock (the "Trigger Date"), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          (B)  On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

 ARTICLE VII
SPECIAL MEETINGS

        SECTION 7.1.    Special Meetings.    Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE VIII
BYLAWS

        SECTION 8.1.    Bylaws.    In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the Bylaws may be adopted, altered, amended or repealed by the stockholders of the Corporation only with the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX
LIMITATION OF DIRECTOR LIABILITY

        SECTION 9.1.    Limitation of Director Liability.    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE X
CORPORATE OPPORTUNITY

        SECTION 10.1.    Corporate Opportunities.    Members of the SES Group (defined below) and SCF Group (defined below) own and will own substantial equity interests in other entities (existing and future) that participate in the energy industry (as applicable, "Portfolio Companies") and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Certain members of the Board may also serve as employees, partners, officers or directors of members of the SES Group, the SCF Group or Portfolio Companies and, at any given time, members of the SES Group, the SCF Group or Portfolio Companies may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Corporation, to the SES Group, the SCF Group or Portfolio Companies or any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any of the SES Group, the SCF Group or Portfolio Companies. As a

result of such waiver, no member of the SES Group or the SCF Group, nor any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, the SCF Group or Portfolio Companies, shall, to the fullest extent permitted by law, have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (B) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any member of the SES Group or the SCF Group, a "Competing Person"); (C) developing a business relationship with any Competing Person; or (D) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (A) through (D)) of whether such activities are in direct or indirect competition with the business or activities of the Corporation or any of its subsidiaries (the activities described in (A) through (D) are referred to herein as "Specified Activities"). To the fullest extent permitted by law, the Corporation hereby renounces pursuant to Section 122(17) of the DGCL (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any member of the SES Group, the SCF Group or Portfolio Companies or any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any member of the SES Group, the SCF Group or Portfolio Companies.

        SECTION 10.2.    Definitions.    For purposes of this Article X, the following terms have the following definitions:

          (A)  "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any SES Group or SCF Group member, an "Affiliate" shall include (1) any Person who is the direct or indirect ultimate holder of "equity securities" (as such term is described in Rule 405 under the Securities Act of 1933, as amended) of such SES Group or SCF Group member, and (2) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such SES Group or SCF Group member, including any Portfolio Company.

          (B)  "SCF Group" means SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. and their respective Affiliates (other than the Corporation).

          (C)  "SES Group" means Legacy Owner Holdco, Crestview Holdco, Crestview Entities, B-29 Investments LP, Sunray Capital, LP, and Proactive Investments, LP and their respective Affiliates (other than the Corporation).

          (D)  "Person" means any individual, corporation, partnership, limited liability company, joint venture, firm, association, or other entity.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article X. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Bylaws or any applicable law.

 ARTICLE XI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

        SECTION 11.1.    Section 203 of the DGCL.    The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

        SECTION 11.2.    Interested Stockholder Transactions.    Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation's Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder (the "Exchange Act"), with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

          (A)  prior to such time, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

          (B)  at or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of each class of capital stock of the Corporation that are not owned by such Interested Stockholder.

        SECTION 11.3.    Definitions.    For purposes of this Article XI, the following terms have the following definitions:

          (A)  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

          (B)  "Associate," when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

          (C)  "Business Combination" means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

          (D)  "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise.

          (E)  "Interested Stockholder" means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XI to the contrary, the term "Interested Stockholder" shall not include: (x) any member of the Legacy Group, (y) any Person who acquires voting stock of the Corporation directly from any member of the Legacy Group or any of its respective Affiliates, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker's transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering or (z) any member of the SCF Group. The "Legacy Group" means any or all of: (i) SES Legacy Holdings, LLC ("Legacy Owner Holdco"); (ii) Crestview Partners II SES Investment, LLC ("Crestview Holdco"); (iii) any funds, limited partnerships or other investment entities or vehicles managed by Crestview Advisors, L.L.C. or controlled by Crestview Partners II GP, L.P., (the "Crestview Entities"); (iv) B-29 Investments LP; (v) Sunray Capital, LP; (vi) Proactive Investments, LP; (vii) any or all of Robert Delaney, Gary Gillette, Adam Klein, Eric Mattson, Cody Ortowski, John Schmitz, and any officers or directors of the Corporation; (viii) successors in interest to, assigns of, third-party transferees of all or substantially all of the ownership interests of, and Affiliates (as defined in Section 10.2, and other than the Corporation) of any of the persons referenced in the immediately preceding clauses (i) through (viii); and (ix) any person (1) who holds equity interests in Legacy Owner Holdco or Crestview Holdco and (2) executes an agreement for purposes of maintaining shared control over the governance, business and affairs of the Corporation, with any of Crestview Holdco, B-29 Investments LP or Sunray Capital, LP in a form mutually acceptable to the parties thereto, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker's transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering. The "SCF Group" means any and all of (a) SCF-VI, L.P.; (b) SCF-VII, L.P.; (c) SCF-VII(A), L.P.; and (d) any funds, limited partnership or other investment entities or vehicles managed or controlled by SCF Partners, Inc. For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

          (F)  "Person" means any individual, corporation, partnership, unincorporated association or other entity.

ARTICLE XII
AMENDMENT OF CERTIFICATE OF INCORPORATION

        SECTION 12.1.    Amendments.

          (A)  The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

          (B)  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

 ARTICLE XIII
FORUM SELECTION

        SECTION 13.1.    Exclusive Forum.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (C) any action asserting a claim against the Corporation, its directors, officers or employees or agents arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any directors, officers or employees or agents of the Corporation governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

        If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

        SECTION 13.2.    Stockholder Consent to Personal Jurisdiction.    To the fullest extent permitted by law, if any action the subject matter of which is within the scope of Section 13.1 above is filed in a court other than a court located within the State of Delaware (a "Foreign Action") in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 above (an "FSC Enforcement Action") and (B) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

        IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation as of this [      ] day of [                    ].

SELECT ENERGY SERVICES, INC.
By:
	Name:	[ ]
	Title:	[ ]

EXHIBIT C

[See attached.]

 FORM OF

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SELECT ENERGY SOLUTIONS (RW), LLC

A Delaware Limited Liability Company

        This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SELECT ENERGY SOLUTIONS (RW), LLC (this "Agreement"), dated as of [                        ], is adopted, executed and agreed to by the Member (as defined below).

RECITALS

        WHEREAS, Rockwater Energy Solutions, LLC (the "Company") was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on March 30, 2017, and is currently governed by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 31, 2017 (the "Existing LLC Agreement");

        WHEREAS, on July 18, 2017, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Select Energy Services, Inc., a Delaware corporation ("Select"), Rockwater Energy Solutions, Inc., a Delaware corporation, SES Holdings, LLC, a Delaware limited liability company and a subsidiary of Striker ("SES Holdings"), Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Striker, Raptor Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of SES Holdings ("LLC Merger Sub"), pursuant to which, among other things, LLC Merger Sub was merged (the "Merger") with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of SES Holdings (SES Holdings, in its capacity as sole member of the Company, together with any substitute sole member, each in its capacity as a member of the Company, the "Member");

        WHEREAS, on the date hereof, the Company changed its name to "Striker Energy Solutions (RW), LLC";

        WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Member desires to amend and restate the Existing LLC Agreement; and

        WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety effective as of the LLC Merger Effective Time (as defined in the Merger Agreement).

ARTICLE I

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

        Section 1.1    Formation.    The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

        Section 1.2    Term.    The Company shall have perpetual existence.

        Section 1.3    Purposes.    The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

 ARTICLE II

MEMBER; MANAGEMENT

        Section 2.1    Sole Member.    SES Holdings was admitted to the Company as a member of the Company upon consummation of the Merger, and hereby continues as the sole member of the Company.

        Section 2.2    Management.    The management of the Company is fully reserved to the Member, and the Company shall not have "managers," as that term is used in the Act. The Member may appoint a President, Executive Chairman, Chief Executive Officer, Chief Financial Officer, one or more Senior Vice Presidents, a Secretary and/or one or more other officers as it deems necessary, desirable or appropriate, with such authority and upon such terms and conditions as the Member deems appropriate. Any such officer shall serve at the pleasure of the Member and may be removed, with or without cause, by the Member.

ARTICLE III

CONTRIBUTIONS

        Section 3.1    Contributions.    Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

ARTICLE IV

DISTRIBUTIONS

        Section 4.1    Distributions.    The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

ARTICLE V

DISSOLUTION

        Section 5.1    Dissolution.    The Company shall dissolve and its affairs shall be wound up upon the earliest to occur of the following: (i) at such time, if any, as the Member may elect, or (ii) at any time the Company has no members, unless the Company is continued without dissolution in accordance with this Agreement or the Act. To the fullest extent permitted by law, no other event (including, without limitation, an event described in Section 18-801(a)(5) of the Act) will cause the Company to dissolve.

ARTICLE VI

LIABILITY; INDEMNITY

        Section 6.1    Liability of the Member.    The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

        Section 6.2    Exculpation and Indemnity.    The Member or officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act done or omitted by the Member or officers of the Company in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the Member or officers of the Company. The Company shall indemnify the Member or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member or officers of the Company (including, without limitation, reasonable attorneys' fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member or officers in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Member or officers of the Company.

ARTICLE VII

PLEDGES OF INTERESTS

        Section 7.1    Pledgee's Rights.    Notwithstanding anything contained herein to the contrary, the Member shall be permitted to pledge or hypothecate any or all of its limited liability company interests ("Interests"), including, without limitation, all economic rights and privileges, all control rights, authority, and powers, and all status rights as a Member, to any lender to the Company or any affiliate of the Company, or to any agent acting on such lender's behalf, and any transfer of such Interests pursuant to any such lender's (or agent's) exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder. Notwithstanding anything contained herein to the contrary, subject to the terms of the financing giving rise to any pledge or hypothecation of Interests, the lender (or agent) shall have the right, to the extent set forth in the applicable pledge or hypothecation agreement, and without further approval of the Member and without becoming a Member (unless such lender (or agent) expressly elects in writing to become a Member), to exercise the membership voting rights of the Member granting such pledge or hypothecation. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, to the extent set forth in the applicable pledge or hypothecation agreement, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall, if it so elects, become a Member under this Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a Member under this Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a Member and shall have no further rights or powers under this Agreement. Notwithstanding anything contained herein to the contrary, no legal opinion shall be required in connection with any pledge or hypothecation of Interests, or any transfer or exercise of rights or remedies pursuant hereto. The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Article VII and any of the actions permitted pursuant to this Article VII.

        Section 7.2    Interests to be General Intangibles.    So long as any pledge or hypothecation of any Interests is in effect, the Company shall not elect that its Interests become governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction without the prior written consent of all pledgees of such Interests or the delivery of any applicable limited liability company certificate or control agreement necessary to perfect each such pledgee's interests in the applicable Interests.

        Section 7.3    Amendments to Article VII.    This Article VII may not be amended or modified so long as any of the Interests is subject to a pledge or hypothecation without the pledgee's (or the transferee of such pledgee's) prior written consent. Each recipient of a pledge or hypothecation of the Interests shall be a third party beneficiary of the provisions of this Article VII.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Governing Law.    This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to its principle of conflict-of-laws.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

SES HOLDINGS, LLC
By:
Name:
Title:

 Annex B

FIRST AMENDMENT TO THE
SELECT ENERGY SERVICES, INC.
2016 EQUITY INCENTIVE PLAN

        WHEREAS, Select Energy Services, Inc. (the "Company") maintains the Select Energy Services, Inc. 2016 Equity Incentive Plan (the "Plan"); and

        WHEREAS, the Company desires to amend the Plan in certain respects.

        NOW, THEREFORE, subject to approval by the Company's stockholders and the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among the Company, Rockwater Energy Solutions, Inc., Rockwater Energy Solutions, LLC, SES Holdings, LLC Rockwater Merger Sub, Inc. and Rockwater Merger Sub, LLC, dated as of July 18, 2017 (the "Merger Agreement"), the Plan shall be amended as follows effective as of the Closing Date (as defined in the Merger Agreement):

          1.     The following two sentences shall be added to the end of Section 4(a) of the Plan:

    "Notwithstanding any provision herein, subject to the listing rules of the stock exchange, if any, on which the Stock is listed, shares of Stock delivered with respect to Substitute Awards granted in assumption of, or in substitution for, awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate shall not reduce the number of shares of Stock in the Share Pool; provided, however, that such Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as ISOs shall count against the limitation with respect to shares that may be issued upon the exercise of ISOs provided in Section 4(a). Subject to the listing rules of the stock exchange, if any, on which the Stock is listed, a number of shares under a pre-existing shareholder-approved plan of an entity directly or indirectly acquired by the Company or any Affiliate as a result of a merger, consolidation or acquisition equal to the shares remaining available for delivery under such pre-existing shareholder-approved plan as of the date of the consummation of such transaction (as appropriately adjusted to reflect such transaction) may, if and to the extent permitted by the Board, be delivered with respect to Awards under the Plan and such shares shall not reduce the number of shares of Stock in the Share Pool; provided, however, that such Awards shall not be made after the date awards or grants could have otherwise been made under the terms of such pre-existing shareholder-approved plan, absent the transaction."

          2.     Except as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Left Blank]

B-1

 Annex C

SELECT ENERGY SERVICES, INC.
2016 EQUITY INCENTIVE PLAN

        1.    Purpose.    The purpose of the Select Energy Services, Inc. 2016 Equity Incentive Plan (the "Plan") is to provide a means through which (a) Select Energy Services, Inc., a Delaware corporation (the "Company"), and its Affiliates may attract, retain and motivate qualified persons to serve as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or other awards tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for granting Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

        2.    Definitions.    For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)   "Affiliate" means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

          (b)   "ASC Topic 718" means Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended, or any successor accounting standard.

          (c)   "Award" means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest granted under the Plan.

          (d)   "Award Agreement" means a written or electronic agreement (including any employment, severance or change in control agreement) or other instrument or document evidencing an Award, which agreement, instrument or document may, but need not be, executed or acknowledged by a Participant.

          (e)   "Board" means the Board of Directors of the Company.

          (f)    "Cash Award" means an Award denominated in cash granted under Section 6(i).

          (g)   "Change in Control" means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

              (i)  Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of Stock or other voting securities possessing more than 50% of the total voting power of the outstanding securities issued by the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the voting securities of the Company by the Company or any of its Affiliates; (B) any acquisition of voting securities of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; or (C) any acquisition of voting securities of the Company by Crestview Partners II SES Investments, LLC or any investment fund with which it is affiliated, or John D. Schmitz, or their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or controlled affiliates;

             (ii)  A majority of the members of the Board are replaced by directors whose appointment or election is not endorsed by at least a majority of the members of the Board prior to the date of such appointment or election;

            (iii)  Any consolidation, merger or similar transaction to which the Company is a party, if following such consolidation, merger or similar transaction, the stockholders of the Company immediately prior to such consolidation, merger or similar transaction shall not possess beneficial ownership of Stock or other securities representing at least 50% of the combined voting power of the outstanding securities issued by the surviving or continuing corporation;

            (iv)  Any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to the Company or any of its Affiliates; or

             (v)  The liquidation, dissolution or winding up of the Company.

          (h)   "Change in Control Price" means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share fair market value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

          (j)    "Committee" means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

          (k)   "Covered Employee" means an Eligible Person who is (i) a "covered employee" within the meaning of Section 162(m) or (ii) designated by the Committee, at the time of grant of a Performance Award or at any subsequent time, as reasonably expected to be a "covered employee" with respect to the taxable year of the Company in which any applicable Award will be paid.

          (l)    "Dividend Equivalent" means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

          (m)  "Effective Date" means December 20, 2016.

          (n)   "Eligible Person" means any individual who, as of the date of grant of an Award (other than a Substitute Award), is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that any such individual must be an "employee" of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

          (o)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

          (p)   "Fair Market Value" of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

          (q)   "ISO" means an Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

          (r)   "Nonqualified Deferred Compensation Rules" means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

          (s)   "Nonstatutory Option" means an Option that is not an ISO.

          (t)    "Option" means an option granted to an Eligible Person under Section 6(b) to purchase Stock that may either be an ISO or a Nonstatutory Option.

          (u)   "Other Stock-Based Award" means an Award granted to an Eligible Person under Section 6(h).

          (v)   "Participant" means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

          (w)  "Performance Award" means an award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.

          (x)   "Qualified Member" means a member of the Board who is (i) a "non-employee director" within the meaning of Rule 16b-3, (ii) following expiration of the Transition Period (as defined below), an "outside director" within the meaning of Section 162(m), and (iii) "independent" under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

          (y)   "Restricted Stock" means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

          (z)   "Restricted Stock Unit" means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

          (aa) "Rule 16b-3" means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

          (bb) "SAR" means a stock appreciation right granted to an Eligible Person under Section 6(c).

          (cc) "SEC" means the Securities and Exchange Commission.

          (dd) "Section 162(m)" means Section 162(m) of the Code and Treasury Regulation § 1.162-27, as amended from time to time, and any other guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

          (ee) "Section 162(m) Award" means a Performance Award granted under Section 6(k)(i) to a Covered Employee that is intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m).

          (ff)  "Securities Act" means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

          (gg) "Stock" means the Company's Class A Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

          (hh) "Stock Award" means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

          (ii)   "Substitute Award" means an Award granted under Section 6(j).

        3.    Administration.

          (a)    Authority of the Committee.    The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the "Committee" shall be deemed to include references to the "Board." Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to: (i) designate Eligible Persons as Participants; (ii) determine the type or types of Awards to be granted to an Eligible Person; (iii) determine the number of shares of Stock or amount of cash to be covered by Awards; (iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including, conditions based on continued employment or the achievement of one or more performance goals); (v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award; (vi) determine the treatment of an Award upon a termination of employment or service relationship; (vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award; (viii) interpret and administer the Plan and any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

          (b)    Exercise of Committee Authority.    At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to (i) an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board, or (ii) a Section 162(m) Award, may be taken either (A) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (B) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company so long as such Award is not a Section 162(m) Award.

          (c)    Delegation of Authority.    The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, or (iii) cause Section 162(m) Awards to fail to so qualify. Upon any such delegation, all references in the Plan to the "Committee," other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents to assist it in administering the Plan that are not executive officers of the Company or members of the Board; provided, however, that such individuals may not be delegated the authority to (i) grant or modify any Awards that will, or may, be settled in Stock or (ii) take any action that would cause Section 162(m) Awards to fail to so qualify, if applicable.

          (d)    Limitation of Liability.    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company's legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

          (e)    Participants in Non-U.S. Jurisdictions.    Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company's Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

        4.    Stock Subject to Plan.

          (a)    Number of Shares Available for Delivery.    Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards is equal to (i) 4,600,000 shares of Stock plus (ii) 8% of any shares of Stock sold by the Company in any underwritten public offering pursuant to an effective registration statement under the Securities Act that occurs following the Effective Date (such result, as amended from time to time, the "Share Pool"), and all of the shares of Stock in the Share Pool shall be available for the issuance of shares upon the exercise of ISOs.

          (b)    Application of Limitation to Grants of Awards.    Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

          (c)    Availability of Shares Not Delivered Under Awards.    If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award shall, to the extent of any such cancellation (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered "delivered shares" under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b), except that if any such shares could not again be available for Awards granted to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4, but will remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to be a Section 162(m) Award.

          (d)    Stock Offered.    The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

        5.    Eligibility; Per Person Award Limitations.

          (a)   Awards may be granted under the Plan only to Eligible Persons.

          (b)   Beginning with the calendar year in which the Transition Period expires and for each calendar year thereafter, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards (i) to the extent such Award is based on a number of shares of Stock (including Awards that may be settled in either cash or shares of Stock) relating to more than 1,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8, and (ii) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $10,000,000. If an Award is cancelled, then the cancelled Award shall continue to be counted toward the applicable limitation in this paragraph to the extent required by Section 162(m).

          (c)   In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $600,000, multiplied by the number of full or partial calendar years in any performance period established with respect to an Award, if applicable; provided, however, that (i) for the calendar year in which a non-employee member of the Board first commences service on the Board only, the foregoing limitation shall be doubled and (ii) the limit set forth in this Section 5(c) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

          (d)   Notwithstanding anything contained herein to the contrary, the number of shares of Stock available under the Plan for the grant of Awards of Restricted Stock Units that may be settled in Stock shall not exceed 25% of the Share Pool; provided, however, that such limitation shall not apply to Awards of Restricted Stock Units that may only be settled in cash.

        6.    Specific Terms of Awards.

          (a)    General.    Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

          (b)    Options.    The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

            (i)    Exercise Price.    Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the "Exercise Price") established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the

    Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

            (ii)    Time and Method of Exercise; Other Terms.    The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., "net settlement," a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock's Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

            (iii)    ISOs.    The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company's stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within 20 days thereof.

          (c)    SARs.    The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

            (i)    Right to Payment.    An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

            (ii)    Grant Price.    Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

            (iii)    Method of Exercise and Settlement; Other Terms.    The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

            (iv)    Rights Related to Options.    An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

          (d)    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

            (i)    Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

            (ii)    Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

          (e)    Restricted Stock Units.    The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

            (i)    Restrictions.    Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

            (ii)    Settlement.    Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

          (f)    Stock Awards.    The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

          (g)    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

          (h)    Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

          (i)    Cash Awards.    The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

          (j)    Substitute Awards; No Repricing.    Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of a person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a "repricing" of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

          (k)    Performance Awards.    The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award, except as limited under Section 6(k)(i). Performance goals may differ among Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

            (i)    Section 162(m) Awards.    If the Committee determines in its discretion that a Performance Award granted to a Covered Employee shall be designated as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Section 6(k)(i); provided, however, that nothing in this Section 6(k) or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Awards or other Awards to Covered Employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.

              (A)    Performance Goals Generally.    The performance goals for Section 162(m) Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee must be "substantially uncertain" at the time the Committee actually establishes the performance goal or goals.

              (B)    Business Criteria for Performance Goals.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Section 162(m) Awards: (1) revenues, sales or other income; (2) cash flow, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depreciation and amortization expense; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; severance expense; transaction and deal expenses; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) general and administrative expenses; (9) net asset value; (10) Fair Market Value of the Stock, share price, share price appreciation, total stockholder return or payments of dividends; (11) achievement of savings from business improvement projects and achievement of capital projects deliverables; (12) working capital or working capital changes; (13) operating profit or net operating profit; (14) internal research or development programs; (15) geographic business expansion; (16) corporate development (including licenses, innovation, research or establishment of third party collaborations); (17) performance against environmental, ethics or sustainability targets; (18) safety performance and/or incident rate; (19) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity and time to hire; (20) satisfactory internal or external audits; (21) consummation, implementation or completion of a Change in Control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (22) regulatory approvals or other regulatory milestones; (23) legal compliance or risk reduction; (24) market share; (25) economic value added; or (26) cost reduction targets. Any of the above goals may be determined pre-tax or post-tax, on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor's 500 Stock Index or a group of comparable companies, as a ratio with other business criteria, as a ratio over a period of time or on a per unit of measure (such as per day, or per barrel, a volume or thermal unit of gas or a barrel-of-oil equivalent), on a per-share basis (basic or diluted), and on a basis of continuing operations only. The terms above may, but shall not be required to be, used as applied under generally accepted accounting principles, as applicable.

              (C)    Effect of Certain Events.    The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events or occurrences during the relevant performance period, which may mean excluding the impact of one or more events or occurrences, as specified by the Committee, for such performance period so long such events are objectively determinable. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Award would not cause the Section 162(m) Award to fail to qualify as "performance-based compensation" under Section 162(m).

              (D)    Timing for Establishing Performance Goals.    No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m), the Committee shall establish (i) the Eligible Persons who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or Stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected by the Committee from the list set forth in Section 6(k)(i)(B) and, if desired, the effect of any events set forth in Section 6(k)(i)(C).

              (E)    Performance Award Pool.    The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of one or more performance goals with respect to business criteria selected from the list set forth in Section 6(k)(i)(B) during the given performance period, as specified by the Committee in accordance with Section 6(k)(i)(D). The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to such business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria. If a pool is established, the Committee shall also establish the maximum amount payable to each Covered Employee from the pool for each performance period.

              (F)    Settlement or Payout of Awards; Other Terms.    Except as otherwise permitted under Section 162(m), after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each business criteria established with respect to each Section 162(m) Award and shall determine the amount of cash or Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount.

              (G)    Written Determinations.    With respect to each Section 162(m) Award, all determinations by the Committee as to (1) the establishment of performance goals and performance period with respect to the selected business criteria, (2) the establishment of the objective formula used to calculate the amount of cash or Stock payable, if any, based on the level of achievement of such performance goals, and (3) the certification of the level of performance achieved during the performance period with regard to each business criteria selected, shall each be made in writing.

              (H)    Options and SARs.    Notwithstanding the foregoing provisions of this Section 6(k)(i), Options and SARs with an Exercise Price or grant price not less than the Fair Market Value on the date of grant awarded to Covered Employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of one or more pre-established performance goal or goals with respect to business criteria set forth in Section 6(k)(i)(B).

            (ii)    Status of Section 162(m) Awards.    The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with Section 162(m), in particular the prerequisites for qualification as "performance-based compensation," and, if any provision of the Plan as in effect on the date of adoption of any Award Agreement relating to a Section 162(m) Award does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding anything to the contrary in Section 6(k)(i) or elsewhere in the Plan, the Company intends to rely on the transition relief set forth in Treasury Regulation § 1.162-27(f) for the maximum amount of time permitted under Treasury Regulation § 1.162-27(f)(2) (such period, the "Transition Period"), and during the Transition Period,

    Awards granted to Covered Employees under the Plan shall only be required to comply with the transition relief described in Treasury Regulation § 1.162-27(f).

        7.    Certain Provisions Applicable to Awards.

          (a)    Limit on Transfer of Awards.

              (i)  Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

             (ii)  Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

            (iii)  To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

            (iv)  An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

          (b)    Form and Timing of Payment Under Awards; Deferrals.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

          (c)    Evidencing Stock.    The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

          (d)    Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

          (e)    Additional Agreements.    Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person's termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

        8.    Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

          (a)    Existence of Plans and Awards.    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

          (b)    Additional Issuances.    Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

          (c)    Subdivision or Consolidation of Shares.    The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

              (i)  If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then-outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations.

             (ii)  If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then-outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

          (d)    Recapitalization.    In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an "equity restructuring" within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an "Adjustment Event"), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event ("Equitable Adjustments"). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments in such manner as it deems appropriate with respect to such other event.

          (e)    Change in Control and Other Events.    Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

              (i)  accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

             (ii)  provide for a cash payment with respect to outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

            (iii)  cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

            (iv)  make such adjustments to Awards then-outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

  provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then-outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

        9.    General Provisions.

          (a)    Tax Withholding.    The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax obligations are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

          (b)    Limitation on Rights Conferred Under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person's or Participant's employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

          (c)    Governing Law; Submission to Jurisdiction.    All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent

  Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Delaware.

          (d)    Severability and Reformation.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act), Section 162(m) (with respect to any Section 162(m) Award) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 or Section 162(m) (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3 or Section 162(m)) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided further that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

          (e)    Unfunded Status of Awards; No Trust or Fund Created.    The Plan is intended to constitute an "unfunded" plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

          (f)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not constitute "performance-based compensation" under Section 162(m). Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

          (g)    Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

          (h)    Interpretation.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word "including" following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

          (i)    Facility of Payment.    Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

          (j)    Conditions to Delivery of Stock.    Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder's intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder's death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

          (k)    Section 409A of the Code.    It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a "specified employee" (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant's receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant's death, or (ii) the date that is six months after the Participant's "separation from service," as defined under the Nonqualified Deferred Compensation Rules (such date, the "Section 409A Payment Date"), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

          (l)    Clawback.    The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant's Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

          (m)    Status under ERISA.    The Plan shall not constitute an "employee benefit plan" for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

          (n)    Plan Effective Date and Term.    The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is December 20, 2026. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

        10.    Amendments to the Plan and Awards.    The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee's authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company's stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

[Remainder of Page Intentionally Blank]

Annex D

July 18, 2017

Board of Directors
Select Energy Services, Inc.
1820 N I-35
Gainesville, TX 76240

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Select Energy Services, Inc., a Delaware corporation (the "Parent"), of the exchange ratio provided for in the Corporate Merger (as defined below) of 0.7777 (the "Exchange Ratio"), pursuant to the Agreement and Plan of Merger (the "Agreement"), to be entered into among the Parent, Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("Corporate Merger Sub"), SES Holdings, LLC, a Delaware limited liability company and a subsidiary of the Parent ("Parent Holdco"), Raptor Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Holdco ("LLC Merger Sub"), Rockwater Energy Solutions, Inc., a Delaware corporation (the "Company"), and Rockwater Energy Solutions, LLC, a Delaware limited liability company and a subsidiary of the Company ("Company Holdco").

        The Agreement provides for, among other things, the merger (the "LLC Merger") of LLC Merger Sub with and into Company Holdco, and the merger (the "Corporate Merger" and, together with the LLC Merger, the "Transaction") of Corporate Merger Sub with and into the Company, pursuant to which each share of class A common stock, par value $0.01 per share, class A-1 common stock, par value $0.01 per share, and class B common stock, par value $0.01 per share, of the Company, then outstanding (excluding any shares owned by the Parent, Corporate Merger Sub, any of the Parent's subsidiaries or the Company or held in treasury) shall be converted into the right to receive a number of shares of class A common stock, par value $0.01 per share ("Parent Class A Common Stock"), class A-1 common stock, par value $0.01 per share ("Parent Class A-1 Common Stock"), and class B common stock, par value $0.01 per share, respectively, of the Parent equal to the Exchange Ratio. The Parent Class A-1 Common Stock will be renamed "Parent Class A-2 Common Stock" upon the consummation of the Corporate Merger. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        In connection with our review of the Transaction, and in arriving at our opinion, we have:

  (i)
  reviewed and analyzed the financial terms of a draft of the Agreement dated July 18, 2017;

  (ii)
  reviewed and analyzed certain publicly available financial information and other data relating to the Parent that we deemed relevant, including the Registration Statements on Form S-1 in the form in which they became effective, the quarterly report on Form 10-Q for the quarter ended March 31, 2017 and certain current reports on Form 8-K, in each case as filed with or furnished to the Securities and Exchange Commission by the Parent;

  (iii)
  reviewed and analyzed certain non-public financial information and other data relating to the Company prepared and furnished to us by management of the Company;

Board of Directors
Select Energy Services, Inc.
July 18, 2017

  (iv)
  reviewed and analyzed certain information, including financial forecasts, relating to the business, capital structure, earnings, cash flow, assets, liabilities and prospects of each of the Parent and the Company, on a stand-alone basis, that was publicly available or furnished to us by the Parent, including the analyses and forecasts of certain strategic benefits and other synergies expected by management of the Parent to result from the Transaction (the "Synergies") and projected pro forma combined financial results of the Parent after giving effect to the consummation of the Transaction;

  (v)
  conducted discussions with members of senior management and representatives of the Parent concerning the matters described in clauses (ii) through (iv) above, as well as their respective businesses and prospects before and after giving effect to the Transaction;

  (vi)
  reviewed the current and historical reported prices and trading activity of the Parent Class A Common Stock and similar information for certain other companies deemed by us to be comparable to the Parent;

  (vii)
  compared the financial performance of the Parent and the Company with that of certain other publicly-traded companies that we deemed relevant; and

  (viii)
  reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant.

        In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

        We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Parent that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared by the management of the Parent based on assumptions reflecting the best currently available estimates and judgments of the management of the Parent as to the expected future results of operations and financial condition of the Parent and the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Transaction will have the tax consequences described in the Agreement. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Parent, and on the assumptions of the management of the Parent as to all accounting, legal, tax and financial reporting matters with respect to the Parent, the Company, the Transaction and the Agreement.

        In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each

Board of Directors
Select Energy Services, Inc.
July 18, 2017

party to such agreements, documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder, and (v) the Exchange Ratio will not be adjusted from 0.7777. Further, at the direction of the Parent and with its consent, we have assumed that the Required Sale (as defined in the Agreement) will be consummated, the Company will receive $10 million cash proceeds from such sale and apply such proceeds to reduce outstanding indebtedness, and the Parent will not be subject to any past or future liabilities associated with the Subject Business (as defined in the Agreement). Additionally, we have assumed that all the necessary approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Parent or the Company or the contemplated benefits of the Transaction to the Parent.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Parent or the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Parent or the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Parent, the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of, and our opinion does not reflect the impact of, any pending or potential litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Parent, the Company or any of their affiliates is a party or may be subject currently or in the future, and at the direction of the Parent and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, costs or damages arising out of any such matters or the Transaction. Moreover, we have undertaken no independent analysis of, and our opinion does not reflect the impact of, (i) any actual or potential change of control of the Parent in connection with the Transaction, (ii) the financing to be obtained by the Parent in connection with the Transaction, (iii) any tax receivable agreement or registration rights agreement to which the Parent or the Company may be party, or (iv) any non-cash consideration to be received by the Company in the Required Sale. We have also assumed that neither the Parent nor the Company is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

        No company or transaction used in any analysis for purposes of comparison is identical to the Parent or the Transaction, respectively. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Parent and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies. For purposes of our financial analysis of the Exchange Ratio, with the concurrence of the Parent, we have treated all classes of the Parent's common stock as one class of common equity and all classes of the Company's common stock as one class of common equity.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Parent Class A Common Stock or any other security

Board of Directors
Select Energy Services, Inc.
July 18, 2017

of the Parent or the Company may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        We have been engaged by the Parent to act as its financial advisor in connection with the Transaction and we will receive a fee from the Parent for providing our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Transaction or the conclusions reached in our opinion. The Parent has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses, retainers and deposits in connection with our services. We and our affiliates have in the past provided and are currently providing financial advisory and financing services to the Parent and the Company and certain of their affiliates including, during the past three years, having acted as a co-manager in connection with the Parent's initial public offering of Parent Class A Common Stock and having represented affiliates of the Company in connection with certain acquisitions, dispositions and potential financings, and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Parent and the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Parent, the Company or entities that are affiliated with the Parent or the Company, for which we would expect to receive compensation.

        Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray's Research Department and personnel. As a result, Piper Jaffray's research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Parent and the Transaction and other participants in the Transaction that differ from the views of Piper Jaffray's investment banking personnel.

        This opinion is provided to the Board of Directors of the Parent in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Parent as to how such shareholder should act or vote with respect to the Transaction or any other matter. Except with respect to the use of this opinion in connection with the information statement relating to the Transaction in accordance with our engagement letter with the Parent, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

        This opinion addresses solely the fairness, from a financial point of view, to the Parent of the Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Corporate Merger, the LLC Merger or any other terms of the Transaction. We were not requested to opine as to, and this opinion does not address: (i) the basic business decision to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Parent; (iii) any other terms contemplated by the Agreement; or (iv) the solvency, liquidity or financial viability of the Parent or the Company at the date hereof, upon consummation of the Transaction, or at any future time. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of

Board of Directors
Select Energy Services, Inc.
July 18, 2017

any party to the Transaction, or any class of such persons, relative to the Exchange Ratio provided for in the Corporate Merger or with respect to the fairness of any such compensation. In addition, we express no opinion as to the fairness of (a) the exchange ratio provided for in the LLC Merger, relative to the Exchange Ratio, or (b) the LLC Merger.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio provided for in the Corporate Merger is fair, from a financial point of view, to the Parent as of the date hereof.

Sincerely,

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.